As filed with the Securities and Exchange Commission on February 9, 2009.

Registration No. 333-156298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEAD JOHNSON NUTRITION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	2000	80-0318351
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2400 West Lloyd Expressway

Evansville, Indiana 47721-0001

(812) 429-5000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Mead Johnson Nutrition Company

Attention: William P’Pool, Esq.

2400 West Lloyd Expressway

Evansville, Indiana 47721-0001

(812) 429-5000

(Name and address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Susan Webster, Esq. Ronald Cami, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475 (212) 474-1000 Fax: (212) 474-3700	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017-3911 (212) 450-4000 Fax: (212) 450-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer ☐             Accelerated filer ☐             Non-accelerated filer ☒             Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2009

25,000,000 Shares

MEAD JOHNSON NUTRITION COMPANY

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Mead Johnson Nutrition Company. We are selling shares of our Class A common stock in this offering. We will use the net proceeds of this offering to satisfy certain of our obligations owed to BMS and its affiliates in connection with our corporate separation transactions. See “Use of Proceeds” and “Certain Relationships and Related Party Transactions”.

Prior to this offering, there has been no public market for shares of our Class A common stock. The initial public offering price of our Class A common stock is expected to be between $21.00 and $24.00 per share. We have applied to list our Class A common stock on The New York Stock Exchange under the symbol “MJN”.

We have granted to the underwriters an option to purchase up to an additional 3,750,000 shares of Class A common stock to cover over-allotments at the initial public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus.

Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of the shares of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time at the election of the holder into one share of Class A common stock. The Class B common stock also will automatically convert into shares of Class A common stock in certain circumstances.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds before expenses to us	$	$

The underwriters expect to deliver the shares of Class A common stock to purchasers on or about             , 2009.

Citi		Morgan Stanley
Banc of America Securities LLC	Credit Suisse	J.P. Morgan
Lazard Capital Markets
RBC Capital Markets
UBS Investment Bank

The date of this prospectus is                     , 2009

Mead Johnson Nutrition™

Enfamil
Enfalac
Lactum
Enfagrow
PHENYL-FREE
CAL-C-TOSE
Choco Milk
SUSTAGEN
AA

You should rely only on the information contained in this document or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

Until             , 2009 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and non-U.S. market share is based on information from independent industry organizations, such as Euromonitor International (“Euromonitor”), The Nielsen Company (US), Inc. (“Nielsen”), ERC Group Ltd. (“ERC”) and other third-party sources (including industry publications, surveys and forecasts), and management estimates.

As used in this prospectus, “U.S. market share” means the share of the U.S. infant formula market estimated by us based on retail sales in the retail channels in which the Enfamil® family of brands competes using a combination of data from multiple sources, including Nielsen, our factory shipment data and our internally-developed, proprietary analytical modeling system. U.S. market share is estimated by us based on a geographically-balanced, nationally projectable survey of over 100,000 mothers of infants. This survey assesses the share of servings of infant formula from each manufacturer. In estimating U.S. market share, we include infant formula sold in grocery stores, drug stores, mass merchandisers, club stores and baby super centers. U.S. market share data is not publicly available industry information and is not used by our competitors in analyzing their businesses.

Unless otherwise indicated, management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information. While we believe the market position, market opportunity and market share information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Retail sales for purposes of market position and market share information are based on retail sales in U.S. dollars.

We use “Mead Johnson” and the Mead Johnson logo as our trademarks. Product names and company programs appearing throughout in italics are trademarks of Mead Johnson Nutrition Company, Bristol-Myers Squibb Company or their subsidiaries. This prospectus also may refer to brand names, trademarks, service marks and trade names of other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the risks discussed under “Risk Factors” and the financial statements and notes thereto included elsewhere in this prospectus. Some of the statements in this summary constitute forward-looking statements. See “Forward-Looking Statements”.

Except where the context otherwise requires or where otherwise indicated, (1) all references to “BMS” refer to Bristol-Myers Squibb Company, our parent company, and its consolidated subsidiaries, and (2) all references to “Mead Johnson”, “MJN”, the “company”, “we”, “us” and “our” refer to Mead Johnson Nutrition Company and its subsidiaries. Unless otherwise indicated, the information contained in this prospectus assumes the completion of the corporate separation transactions we expect to consummate with BMS as described in this prospectus under “Certain Relationships and Related Party Transactions” prior to the consummation of this offering and that the underwriters will not exercise their over-allotment option.

Our Company

We are a global leader in pediatric nutrition with approximately $2.6 billion in net sales for the year ended December 31, 2007. We are committed to creating trusted nutritional brands and products which help improve the health and development of infants and children around the world and provide them with the best start in life. Our Enfa family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition, based on retail sales. Our comprehensive product portfolio addresses a broad range of nutritional needs for infants, children and expectant and nursing mothers. We have 100 years of innovation experience, during which we have developed or improved many breakthrough or industry-defining products across each of our product categories. Our singular focus on pediatric nutrition and our implementation of a business model that integrates nutritional science with health care and consumer marketing expertise differentiate us from many of our competitors.

We strive to be the world’s premier pediatric nutrition company. We market our portfolio of more than 70 products to mothers, health care professionals and retailers in more than 50 countries in North America, Europe, Asia and Latin America. Our two reportable segments are North America/Europe and Asia/Latin America, which comprised 52.4% and 47.6%, respectively, of our net sales for the year ended December 31, 2007. Our broad geographic footprint allows us to take advantage of both the largest and most rapidly growing markets.

The two principal product categories in which we operate are infant formula and children’s nutrition.

Infant Formula:

•	We are a global leader in infant formula, based on retail sales.

•	We are a leader in infant formula in the United States, the world’s largest infant formula market, based on U.S. market share.

•	We are a leader in infant formula in Asia, the fastest growing region in the pediatric nutrition industry, based on retail sales.

•

Infant formula products represented 67.2% and 69.4% of our net sales for the nine months ended September 30, 2008 and the year ended December 31, 2007, respectively, and our net sales of infant formula products have grown at a compound annual growth rate (“CAGR”) of 8.5% from 2004 to 2007.

Children’s Nutrition:

•	We are a global leader in children’s nutrition, based on retail sales.

•

We are a leader in China, the Philippines, Thailand, Malaysia and Mexico, five of the six largest children’s nutrition markets, based on retail sales, accounting for approximately 56% of total children’s nutrition sales in 2007.

•

Children’s nutrition products represented 29.5% and 27.0% of our net sales for the nine months ended September 30, 2008 and the year ended December 31, 2007, respectively, and our net sales of children’s nutrition products have grown at a CAGR of 14.2% from 2004 to 2007.

Our business model integrates nutritional science with marketing expertise. During the course of our history, we have made several advances in pediatric nutrition, including the following:

•	In 2008, we launched Nutramigen AA®, an amino acid infant formula for infants with severe protein allergies;

•

In 2005, we developed and launched Enfamil Gentlease LIPIL® in the United States, a unique partially hydrolyzed, reduced-lactose infant formula that is better tolerated by infants with gas and fussiness;

•	In 2004, we added prebiotics to our Enfalac® infant formula in Asia, providing improved digestive health for infants;

•

In 2003, we introduced Nutramigen® with LGG in Europe, the first broadly distributed extensively hydrolyzed infant formula with a probiotic shown to reflect a reduced incidence of atopic dermatitis in infants allergic to protein in cow’s milk; and

•

In 2002, we developed Enfamil LIPIL®, the first infant formula in the United States to include the nutrients docasahexaenoic acid (“DHA”) and arachidonic acid (“ARA”), which are important nutrients in breast milk that have been clinically shown to promote infant brain and eye development.

We believe mothers and health care professionals associate the Mead Johnson name and the Enfa family of brands with quality, science-based pediatric nutrition products. We believe the strength of our brands allows us to create and maintain consumer loyalty across our product portfolio and stages of pediatric development. We market our products on a regional and local basis within a global strategic framework focused on both mothers and health care professionals. In general, a health care professional sales force and a retail sales organization are deployed in each of our regions. The health care professional sales force educates health care professionals about the benefits of our infant formula products with a focus on neonatal intensive care units, physicians and other health care professionals, hospital group purchasing organizations and other integrated buying organizations. The retail sales organization markets products to various retail channels including mass merchandisers, club stores, grocery stores, drug stores and, to a limited extent, convenience stores.

Sourcing, manufacturing and distribution are managed through our fully-integrated global supply chain. We operate in-house production facilities at seven different locations around the world and additionally utilize third-party manufacturers for a portion of our requirements. We generally enter into long-term supply agreements with our suppliers.

Industry Overview

According to Euromonitor, the pediatric nutrition industry is an approximately $19 billion global industry that has grown at a CAGR of approximately 11% from 2002 to 2007. The industry is characterized by well-recognized global brands that generate strong loyalty among consumers and health care professionals. The pediatric nutrition industry is composed of two categories: infant formula and children’s nutrition. Infant formula products are designed to be the sole or primary source of nutrition in the first year of an infant’s life, while children’s nutrition products are nutritional supplements for children over the age of one, which are either milk-based or designed to be added to milk. Children’s nutrition products also are commonly referred to as growing-up milk or toddler milk. According to Euromonitor, infant formula comprised approximately 75% of global pediatric nutrition sales in 2007. The following diagram shows the categorization and size of the global pediatric nutrition industry:

Global Pediatric Nutrition Industry Categorization and Size

Source: Euromonitor. Market data for 2007.

According to Euromonitor, infant formula is an approximately $14 billion category. Category sales have grown at a CAGR of approximately 9% from 2002 to 2007 and are projected to grow at a CAGR of approximately 7% from 2007 to 2012. Infant formula is further categorized into routine and specialty formulas. Routine formula, which comprises the majority of infant formula sold worldwide, is for use by full term, healthy infants and infants with minor intolerances such as mild spit-up, fussiness or gas. Specialty formula is for use by infants with special needs, including prematurity, milk protein intolerance and other allergies.

According to Euromonitor, children’s nutrition is an approximately $5 billion category. Category sales have grown at a CAGR of approximately 18% from 2002 to 2007 and are projected to grow at a CAGR of approximately 14% from 2007 to 2012. This robust growth is being driven by economic development, primarily in emerging markets, and by increased awareness and recognition of the benefits of nutritional supplements for young children.

We believe the growth of the global pediatric nutrition industry has been and will continue to be supported by several favorable trends, including:

•	favorable demographics;

•	increased consumer awareness of the importance of health and wellness;

•	enhanced nutritional insight;

•	innovation; and

•	consumer willingness to pay for premium and enhanced nutrition products.

Our Competitive Strengths

We believe we possess the following competitive strengths that will enable us to expand our position as a global leader in pediatric nutrition:

•

Global Leader in Pediatric Nutrition. We are a global leader in pediatric nutrition with approximately $2.6 billion in net sales for the year ended December 31, 2007. We hold leading positions in both infant formula and children’s nutrition based on retail sales in 2007, according to data reported by Nielsen[1] and ERC. Our global leadership position affords us several distinct competitive advantages, including manufacturing scale, the ability to support a world-class sales and marketing team and the ability to invest in research and development.

•

Powerful Global Brand Equity. The Mead Johnson name has been associated with science-based pediatric nutrition products for 100 years. Our Enfa family of brands, including Enfamil® infant formula, which accounted for 59.5% of our net sales for the year ended December 31, 2007, is the world’s leading brand franchise in pediatric nutrition. Total unaided awareness of Enfamil® exceeded 90% in the United States in 2007. We believe we also own some of the most well-known regional and local brands in the industry, including Alacta®, Cal-C-Tose®, ChocoMilk®, Lactum®, Nutramigen®, Poly-Vi-Sol® and Sustagen®.

•

Global Geographic Presence. We market our portfolio of more than 70 products to mothers, health care professionals and retailers in more than 50 countries in North America, Europe, Asia and Latin America. For the nine months ended September 30, 2008, 61.5% of our net sales were generated in countries outside of the United States. We believe our diversified operations are well-balanced between developed and emerging markets, positioning us to achieve growth in these regions.

•

Leader in New Product Innovation. We invest heavily in research and development to maintain our standing as one of the industry leaders in new product innovation. We have been a leader in innovation since 1911, when we launched Dextri-Maltose®, the first clinically-supported, physician-recommended infant formula. We believe our global research and development capabilities, together with the strength of our brands and our ability to convert advances in nutritional science into marketable products, will continue to allow us to develop new products and improve existing products across each of our product categories.

•

Extensive Product Portfolio. Together with the strength of our brands, our extensive line of pediatric nutrition products generates significant consumer retention and conversion advantages across both functional needs and stages of pediatric development. Our comprehensive infant product portfolio includes routine infant formulas, specialty infant formulas and solutions for infants with highly specialized medical needs. Our children’s nutrition products are tailored according to nutritional needs at each age. We also market a portfolio of products for expectant and nursing mothers that supplement the mothers’ diet.

•

Global Supply Chain Excellence and Continuous Improvements. We manage sourcing, manufacturing and distribution through a fully-integrated, global supply chain to optimize our costs and produce the highest quality products. We operate in-house production facilities at seven different locations around the world and additionally utilize third-party manufacturers for a percentage of our requirements. We outsource distribution to leverage third-party expertise to increase our efficiency and flexibility, contributing to higher operating margins than those of our primary competitors in 2007 and the first half of 2008, based on publicly available information.

[1]	As reported by Nielsen through its ScanTrack & Audit retail data service for the infant and children’s formula category for the years ended December 31, 2005, 2006 and 2007.

•

Focus on Pediatric Nutrition. We believe our singular focus on pediatric nutrition differentiates us from many of our competitors, which are large, multinational packaged foods or pharmaceutical companies, whose pediatric nutrition products generally comprise a relatively minor proportion of their total product offerings and sales. We have 100 years of experience in integrating nutritional science with consumer marketing, allowing us to develop science-based clinically supported products that are precisely tailored to consumers’ needs.

•

Highly Dedicated Employees and Experienced Management Team. Our highly dedicated employees are committed to improving the health and development of infants and children around the world, while helping to build a growing business. Our senior management team has expertise from leading packaged goods, health care and other companies and is skilled in the integration of nutritional science and marketing.

•

Attractive Cash Flow Generation. Our strong operating margins and relatively low capital expenditures and working capital requirements result in attractive cash flow generation, allowing for reinvestment in research and development and additional growth opportunities for our company.

Our Growth Strategies

We are committed to improving the health and development of infants and children around the world. We intend to grow our business profitably through the following strategic initiatives:

•

Continued Leadership in Innovation. Innovation is fundamental to our long-term growth and profitability. From 2003 to 2007, we have increased our investment in research and development by 84% and established world-class professional capabilities in our research and development headquarters and regional labs. We believe our global research and development capabilities, the strength of our brands and our ability to convert advances in nutritional science into marketable product innovations will continue to allow us to successfully develop new products and improve existing products across each of our product categories.

•

Build on Our Leadership Position in Our Core Businesses. We intend to grow our business in our core countries and product categories by building loyal usage of our brands, introducing product innovations with speed and excellence and leveraging our expertise in marketing to consumers and health care professionals. In addition, we will continue to implement best practices and insights using our balance of local, regional and global capabilities to execute the most effective programs in all markets.

•

Expansion into New High-Growth Geographic Markets. Emerging markets in Asia, Eastern Europe and the Middle East are projected to experience rapid growth. We have established replicable business models and developed a deep understanding of business drivers in our core markets that we believe will lead to success in selected new high-growth markets.

•

Entering into Adjacent Product Categories. There is a global trend of mothers seeking increased nutritional reassurance, and mothers and health care professionals alike associate the Mead Johnson name and the Enfa family of brands with highest quality nutrition. We believe there are significant opportunities to extend our strong brand equities into select adjacent product categories through organic development, partnerships and acquisitions.

•

Continuously Improve Upon Our Manufacturing and Global Supply Chain Excellence. We seek to continuously improve the management and operation of our business by increasing efficiency in our operations at all stages of production, from sourcing of raw materials to manufacturing and distribution in local geographies.

Corporate Separation Transactions

Currently, we are a wholly-owned subsidiary of BMS and all of our outstanding shares of common stock are owned by BMS. Following our separation and upon completion of this offering, we will be a stand-alone public company and BMS will own approximately 64% of the outstanding shares of our Class A common stock, or approximately 60% if the underwriters exercise their over-allotment option in full, and 100% of our outstanding Class B common stock, giving it 87.5% of the shares of our outstanding common stock and 98.2% of the combined voting power of our outstanding common stock, or 85.9% and 97.9%, respectively, if the underwriters exercise their over-allotment option in full. In the event that the number of shares of Class A common stock offered hereby is increased from 25,000,000, the total number of shares outstanding after this offering will not change. Instead, the number of shares to be held by BMS upon consummation of this offering will be decreased on a share for share basis. All of the net proceeds from any such additional shares offered will be used to repay obligations owed to BMS that would have otherwise been forgiven. Any shares of Class A common stock issued pursuant to the underwriters’ over-allotment option will increase the total number of shares outstanding after this offering.

BMS has advised us that its current intent is to retain at least 80% of the equity interest in us following this offering for the foreseeable future. However, BMS is not subject to any contractual obligation to maintain its share ownership other than the 180-day lock-up period as described in “Underwriting”.

In connection with the separation, we and BMS will enter into an agreement that provides for the separation of our business from BMS. In addition, we and BMS will enter into a transitional services agreement governing the provision of various services on a transitional basis by BMS to us as well as by us to BMS and several ancillary agreements in connection with the separation. See “Certain Relationships and Related Party Transactions”.

The following are the principal steps in connection with the separation of our business from BMS:

•	BMS formed MJN Restructuring Holdco, Inc. (“MJN Restructuring”) on August 22, 2008.

•	On August 27, 2008, through a series of steps, Mead Johnson & Company, which directly or indirectly holds substantially all of our U.S. assets, became a wholly-owned subsidiary of MJN Restructuring.

•

During the fourth quarter of 2008, new entities were formed as direct and indirect subsidiaries of MJN Restructuring in numerous non-U.S. jurisdictions through which we intend to conduct our business in those jurisdictions in the future.

•	On December 17, 2008, BMS formed our company as an indirect wholly-owned subsidiary. We and MJN Restructuring have the same direct parent company, which is another wholly-owned subsidiary of BMS.

•

On or about January 31, 2009, we expect to complete the transfers of our non-U.S. businesses from BMS to MJN Restructuring through a sale of shares, sale of assets and contributions of stock with some exceptions as described in more detail in “Certain Relationships and Related Party Transactions”. The consideration for these transfers will be in the form of cash, which will be contributed or otherwise provided by BMS, and the issuance by our subsidiaries of foreign intercompany notes (the “foreign intercompany notes”) to BMS subsidiaries related to the purchase of assets and shares in Indonesia, Malaysia, the Netherlands and the Philippines.

•

The terms of each of these foreign intercompany notes will be substantially similar, except that the amount of each note will vary by jurisdiction. The aggregate principal amount of the foreign intercompany notes to be issued is expected to be approximately $597 million and the rate of interest per annum is expected to be equal to LIBOR plus 0.75%. These foreign intercompany notes will be repaid in full on the date this offering is completed with the net proceeds from this offering and, if necessary, proceeds contributed or otherwise distributed to us by BMS. These foreign intercompany notes will not be outstanding immediately following completion of this offering.

•

On or prior to the date of this prospectus, we will merge with MJN Restructuring, with our company remaining the surviving entity. Therefore, we will hold, following this step, all of the businesses acquired by MJN Restructuring.

As described in greater detail below in “Unaudited Pro Forma Condensed Financial Information” and “Certain Relationships and Related Party Transactions”, the legal ownership of the principal assets or shares related to our business in Argentina, Brazil, China, India and Vietnam are not being transferred to us by BMS prior to or concurrently with this offering. In addition, in Mexico, all of our assets will be transferred, but our manufacturing facility and related assets in Mexico will be transferred to us by way of a capital lease. We and BMS are implementing alternative arrangements in these jurisdictions.

Specifically:

•

in Argentina, we expect to complete the business transfers within one year of this offering and we will market our products while BMS will distribute our products in this jurisdiction during the transitional period;

•

in Brazil, we expect to complete the business transfer within 24 to 36 months after this offering and we will market our products while BMS will distribute our products in this jurisdiction during the transitional period;

•	in India and Vietnam, we expect to complete the business transfers within one year of this offering and BMS will distribute our products in these jurisdictions during the transitional period; and

•	in China, we will enter into a services agreement with BMS that will result in the continued operation of our China business for our benefit.

In addition, while we have historically used BMS’s pharmaceutical operations to distribute our products in Europe, following this offering, we intend to distribute our products in Europe through third-party distributors with BMS acting as our initial distributor in most countries.

Historically BMS has provided, and, until our separation from BMS, BMS will continue to provide significant corporate and shared services functions to us. Our historical financial statements in this prospectus reflect an allocation of these costs within marketing, selling and administrative expenses. These allocations include costs related to corporate and shared services functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services. Following our separation from BMS, we expect BMS to continue to provide us many of the services related to these functions on a transitional basis for a fee. The terms of these services and amounts to be paid by us to BMS will be provided in the transitional services agreement described in “Certain Relationships and Related Party Transactions”. In addition to the cost for these services, we may incur other corporate and operational costs which may be greater than historically allocated levels, to replace some of these services or for additional services relating to our public reporting and compliance obligations as a public company.

Risks Affecting Our Business

Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” beginning on page 14 of this prospectus. In particular:

•	Our success depends on sustaining the strength of our brands, particularly our Enfa family of brands.

•	We may experience liabilities or negative effects on our reputation as a result of real or perceived quality issues, including product recalls, injuries or other claims.

•	We are subject to numerous governmental regulations and it can be costly to comply with these regulations. Changes in governmental regulations could harm our business.

•	Commodity price increases will increase our operating costs and may reduce our profitability.

•	Our profitability may suffer as a result of competition in our markets.

•

Economic downturns, such as the current downturn, could cause consumers to shift their purchases from our higher-priced premium products to lower-priced products, including private label or store brands, which could materially adversely affect our business.

•	Our operations face significant foreign currency exchange rate exposure, which could materially negatively impact our operating results.

•

BMS controls the direction of our business, and the concentrated ownership of our common stock and certain governance arrangements will prevent you and other stockholders from influencing significant decisions.

•

The transitional services that BMS will provide to us following the separation may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our transitional services agreement with BMS expires.

These risks, together with the other risks identified under “Risk Factors”, could prevent us from successfully executing our growth and business strategies and result in a material adverse effect on our business, prospects, financial condition, cash flows and results of operations.

Recent Developments

While we have not yet completed preparation of our financial statements for the year ended December 31, 2008, we estimate that our net sales for 2008 were $2,882 million.

BMS has previously disclosed and is expected to continue to disclose financial information about its Nutritionals segment, which consists of our business. BMS disclosure relating to its Nutritionals segment includes net sales, gross profit, gross margin and earnings before minority interest and income taxes. With the exception of net sales, this segment information does not reflect our results as a separate company and should not be relied upon as indicative of our performance. In particular, the BMS Nutritionals segment information does not include allocations of general corporate and shared service expenses, interest expense, intercompany foreign exchange hedges and other adjustments.

Principal Executive Offices

Mead Johnson Nutrition Company, a Delaware corporation, was incorporated on December 17, 2008. Upon completion of the corporate separation transactions described in this prospectus, Mead Johnson Nutrition Company will become a holding company for our pediatric nutrition operations. Our principal executive offices are located at 2400 West Lloyd Expressway, Evansville, Indiana 47721-0001, and our telephone number at this address is (812) 429-5000. Our website is www.meadjohnson.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this prospectus.

About BMS

BMS (NYSE: BMY) is a global biopharmaceutical and related health care products company whose mission is to extend and enhance human life by providing the highest quality pharmaceutical and related health care products. BMS is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of pharmaceuticals and related health care products.

The Offering

Class A common stock offered by us	25,000,000 shares.

28,750,000 shares if the underwriters exercise their over-allotment option in full.

Common stock to be outstanding immediately after this offering:

Class A common stock	68,590,000 shares.

72,340,000 shares if the underwriters exercise their over-allotment option in full.

Class B common stock	131,410,000 shares.

In the event that the number of shares of Class A common stock offered hereby is increased from 25,000,000, the total number of shares outstanding after this offering will not change. Instead, the number of shares to be held by BMS upon consummation of this offering will be decreased on a share for share basis. All of the net proceeds from any such additional shares offered will be used to repay obligations owed to BMS that would have otherwise been forgiven. Any shares of Class A common stock issued pursuant to the underwriters’ over-allotment option will increase the total number of shares outstanding after this offering.

Common stock voting rights:

Class A common stock	One vote per share, representing in aggregate approximately 5% of the combined voting power of our outstanding common stock.

Class B common stock	Ten votes per share, representing in aggregate approximately 95% of the combined voting power of our outstanding common stock.

Use of proceeds

Based on our assumed initial public offering price of $22.50 per share (the midpoint of the price range set forth on the cover page of this prospectus), we estimate that our net proceeds from this offering, after deducting underwriting discounts, commissions and estimated offering expenses, will be approximately $530.1 million, or approximately $610.2 million if the underwriters exercise their over-allotment option in full. We intend to use these net proceeds, together with proceeds contributed or otherwise distributed to us by BMS if necessary, to repay in full the foreign intercompany notes. In the event that the net proceeds from this offering (including any net proceeds from any exercise of the underwriters’ over-allotment option) exceed the aggregate principal amount of the foreign intercompany notes, such excess proceeds will be applied to satisfy other obligations owed to BMS that would have otherwise been forgiven or reduced in full. There can be no assurance whether or not the underwriters will exercise the over-allotment option. If the underwriters exercise their over-allotment option we will receive no benefit from the issuance of any shares of Class A common stock subject to the over-allotment option.

Dividend policy	Following this offering, we intend to pay quarterly cash dividends on our Class A common stock and Class B common stock at an initial rate of $0.20 per share. We intend to pay the first dividend in July 2009, which will include the dividend for the second quarter and an amount on a pro-rated basis for the remainder of the first fiscal quarter ending after the closing of this offering and, thereafter, to pay dividends on a quarterly basis. The declaration and payment of future dividends to holders of our Class A common stock and Class B common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors”, together with all of the other information set forth in this prospectus, before deciding to invest in shares of our Class A common stock.

The New York Stock Exchange listing	We have applied to list our Class A common stock on The New York Stock Exchange under the symbol “MJN”.

Unless we indicate otherwise, the number of shares to be outstanding after this offering:

•

excludes 25,000,000 shares of our Class A common stock reserved for issuance under our equity incentive plan, from which we expect to grant an aggregate of approximately 350,000 restricted stock units to certain of our employees in the form of founder’s awards upon the effectiveness of this offering, subject to the approval of our board of directors; and

•	assumes the underwriters will not exercise their over-allotment option.

Summary Historical And Unaudited Pro Forma Condensed Financial Information

The following tables set forth our summary historical and unaudited pro forma condensed financial information for the periods indicated below. The summary historical statements of earnings data for the years ended December 31, 2005, 2006 and 2007, and the summary historical balance sheet data as of December 31, 2006 and 2007, have been derived from our audited financial statements, which are included elsewhere in this prospectus. The summary historical balance sheet data as of December 31, 2005, have been derived from our audited balance sheet as of December 31, 2005, which is not included in this prospectus. The summary historical financial information as of September 30, 2008 and for the nine months ended September 30, 2007 and 2008 are derived from our unaudited condensed interim financial statements, which are included elsewhere in this prospectus. The summary historical balance sheet data as of September 30, 2007, have been derived from our unaudited condensed balance sheet as of September 30, 2007, which is not included in this prospectus. We have prepared our unaudited condensed interim financial statements on the same basis as our audited financial statements and have included all adjustments, consisting of normal and recurring adjustments, that we consider necessary to present fairly our financial position and results of operations for the unaudited periods. The summary financial information as of and for the nine months ended September 30, 2008, is not necessarily indicative of the results that may be obtained for a full year.

Our financial statements include allocations of costs from certain corporate and shared services functions provided to us by BMS, including general corporate and shared services expenses. These allocations were made either based on specific identification or the proportionate percentage of our revenues and headcount to the respective total BMS revenues and headcount, and have been included in our financial statements.

The financial statements included in this prospectus may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

The summary unaudited pro forma condensed financial information consists of unaudited pro forma condensed statements of earnings for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, and an unaudited pro forma condensed balance sheet as of September 30, 2008. The summary unaudited pro forma condensed financial information has been derived by application of pro forma adjustments to our historical financial statements included elsewhere in this prospectus. The unaudited pro forma condensed statements of earnings give effect to the transactions described below as if they had occurred as of January 1, 2007. The unaudited pro forma condensed balance sheet gives effect to such transactions as if they had occurred as of September 30, 2008.

Our summary unaudited pro forma condensed financial information has been prepared to reflect adjustments to our historical financial information, which adjustments have been grouped into two categories: (1) those attributable to our separation activities from BMS and (2) those attributable to this offering, each as described in more detail elsewhere in this prospectus.

•

The adjustments attributable to our separation activities reflect changes that will take place to enable us to operate separately from BMS, including changes in our operating structure in Europe, Brazil and Mexico, the restructuring of related-party debt and the assumption of certain employee benefit liabilities.

•

The adjustments attributable to this offering reflect the formation of Mead Johnson Nutrition Company and the proposed related-party sales by BMS to us of the subsidiaries or the net assets that are primarily related to our pediatric nutrition business and the planned sale of shares of our Class A common stock.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed financial information is for illustrative and informational purposes only and does not purport to represent what the financial position or results of operations would have been if we had operated as a stand-alone public company during the periods presented or if the transactions described above had actually occurred as of the dates indicated, nor does it project the financial position at any future date or the results of operations or cash flows for any future period. The following table includes one financial measure, EBITDA, which we use in our business and is not calculated or presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), but we believe such measure is useful to help investors understand our results of operations. We explain this measure and reconcile it to its most directly comparable financial measure calculated and presented in accordance with U.S. GAAP in note 1 to the following table.

The information presented below should be read in conjunction with “Use of Proceeds”, “Capitalization”, “Selected Historical Financial and Operating Data”, “Unaudited Pro Forma Condensed Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Certain Relationships and Related Party Transactions” and our audited and unaudited condensed financial statements and related notes, which are included elsewhere in this prospectus.

	Pro Forma		Historical
	Nine Months Ended September 30,	Fiscal Year Ended December 31,	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2008	2007	2008	2007	2007	2006	2005
	(Dollars in millions, except per share data)
Statement of Earnings Data:
Net Sales	$2,140.9	$2,537.4	$2,174.7	$1,907.2	$2,576.4	$2,345.1	$2,201.8
Expenses:
Costs of Products Sold	800.8	936.9	812.0	693.8	948.7	850.4	781.3
Marketing, Selling and Administrative	456.6	565.6	465.0	424.1	575.2	504.3	464.5
Advertising and Product Promotion	271.0	314.4	276.3	235.2	318.5	290.6	284.4
Research and Development	51.1	66.7	51.5	48.5	67.2	62.0	50.8
Interest Expense	77.4	103.1	11.9	—	—	—	—
Other Expenses—net	9.1	3.6	9.1	7.1	3.6	3.0	2.4

Total Expenses	1,666.0	1,990.3	1,625.8	1,408.7	1,913.2	1,710.3	1,583.4
Earnings from Operations Before Minority Interest and Income Taxes	474.9	547.1	548.9	498.5	663.2	634.8	618.4
Provision for Income Taxes	(167.3)	(192.0)	(195.1)	(172.9)	(233.6)	(230.1)	(222.5)
Minority Interest Expense—net of tax	(6.3)	(7.1)	(6.3)	(5.6)	(7.1)	(6.5)	(6.1)

Net Earnings	$301.3	$348.0	$347.5	$320.0	$422.5	$398.2	$389.8

Earnings Per Share:
Basic	$1.51	$1.74	N/A	N/A	N/A	N/A	N/A
Diluted	$1.51	$1.74	N/A	N/A	N/A	N/A	N/A
Weighted-Average Shares Outstanding
Basic	200,000,000	200,000,000	N/A	N/A	N/A	N/A	N/A
Diluted	200,000,000	200,000,000	N/A	N/A	N/A	N/A	N/A
Other Operating Data:
EBITDA[1]	N/A	N/A	$592.6	$529.8	$707.2	$677.9	$666.4
Balance Sheet Data (end of period):
Working Capital (Deficit)[2]	$378.9	N/A	$(1,870.0)	$69.5	$124.8	$94.2	$(27.6)
Total Assets	1,621.6	N/A	1,372.0	1,268.0	1,301.9	1,204.3	1,123.5
Total Liabilities	2,546.2	N/A	2,718.1	691.9	664.1	611.9	658.7
Minority Interest	5.7	N/A	5.7	5.8	7.0	6.6	6.6
Total Equity (Deficit)	(930.3)	N/A	(1,351.8)	570.3	630.8	585.8	458.2

[1]

EBITDA is defined as net earnings before interest, taxes, depreciation and amortization. EBITDA is used by management as a performance measure for benchmarking against our peers and our competitors. We believe that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA is not a recognized term under U.S. GAAP. EBITDA should not be viewed in isolation and does not purport to be an alternative to net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA excludes some, but not all, items that affect net earnings, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following is a reconciliation of net earnings to EBITDA:

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005

	(Dollars in millions)
Net Earnings	$347.5	$320.0	$422.5	$398.2	$389.8
Interest Expense*	11.9	0.1	0.1	0.1	0.3
Income Tax Expense	195.1	172.9	233.6	230.1	222.5
Depreciation and Amortization	38.1	36.8	51.0	49.5	53.8

EBITDA	$592.6	$529.8	$707.2	$677.9	$666.4

*	Interest expense for the years ended December 31, 2007, 2006 and 2005 was included as part of Other Expenses—net.
[2]

Working Capital (Deficit) represents current assets less current liabilities. Working Capital (Deficit) as of September 30, 2008 includes a $2,000 million intercompany note issued as a dividend to E.R. Squibb & Sons, L.L.C., a wholly-owned subsidiary of BMS on August 26, 2008. The outstanding principal is payable on demand; therefore, this note has been classified as a current liability on our balance sheet. This note is being reduced and restructured into three notes as part of the separation transactions. At closing, these restructured notes will be a long-term liability. See “Unaudited Pro Forma Condensed Financial Information” and “Description of Indebtedness”.

RISK FACTORS

An investment in our Class A common stock involves various risks. Before making an investment in our Class A common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus. The risks described below are those which we believe are currently the material risks we face, but are not the only risks facing us and our business prospects. Any of the risk factors described below and elsewhere in this prospectus could materially adversely affect our business, prospects, financial condition, cash flows and results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could materially adversely affect our business, prospects, financial condition, cash flows and results of operations in the future. As a result, the trading price of our Class A common stock could decline and you may lose part or all of your investment.

Risks Related to Our Business

Our success depends on sustaining the strength of our brands, particularly our Enfa family of brands.

The Enfa family of brands accounted for 59.5% of our net sales for the year ended December 31, 2007. The willingness of consumers to purchase our products depends upon our ability to offer attractive brand value propositions. This in turn depends in part on consumers attributing a higher value to our products than to alternatives. If the difference in the value attributed to our products as compared to those of our competitors narrows, or if there is a perception of such a narrowing, consumers may choose not to buy our products. If we fail to promote and maintain the brand equity of our products across each of our markets, then consumer perception of our products’ nutritional quality may be diminished and our business could be materially adversely affected. Our ability to maintain or improve our brand value propositions will impact whether these circumstances will result in decreased market share and profitability.

We may experience liabilities or negative effects on our reputation as a result of real or perceived quality issues, including product recalls, injuries or other claims.

Whether real or perceived, contamination, spoilage or other adulteration, product misbranding or product tampering could require us to recall products. From time to time we have experienced recalls of our products. While such recalls have not been material to our business on a global level in the past, we cannot assure you that such material product recalls will not occur in the future. We may also be subject to liability if our products or operations violate or are alleged to violate applicable laws or regulations or in the event our products cause, or are alleged to cause, injury, illness or death.

Powder milk products are not sterile. A substantial portion of our products must be prepared and maintained according to label instruction to retain their flavor and nutritional value and avoid contamination or deterioration. Depending on the specific type of product, a risk of contamination or deterioration may exist at each stage of the production cycle, including the purchase and delivery of raw food materials, the processing and packaging of food products and upon use and handling by health care professionals, hospital personnel and consumers. In the event that certain of our products are found, or are alleged, to have suffered contamination or deterioration, whether or not such products were under our control, our brand reputation and business could be materially adversely affected.

Whether real or perceived, reports or allegations of inadequate product quality control with respect to other manufacturers of pediatric nutrition products also could adversely impact sales of our products. For example, although the U.S. Food and Drug Administration (the “U.S. FDA”) currently permits the use of bisphenol-A (“BPA”) in food packaging materials, including polycarbonate baby bottles and some of our infant formula packaging, recent public reports and allegations regarding the potential health hazards of BPA, and several lawsuits against baby bottle manufacturers and infant formula manufacturers (including us) related to BPA content, could contribute to a perceived safety risk about our products and adversely impact sales or otherwise disrupt our business. Further, the U.S. FDA or other regulatory authorities could prohibit the use of BPA in the future. In addition, in November 2008 and December 2008, the U.S. FDA released test results that identified extremely low trace levels of melamine and cyanuric acid in infant formula produced by U.S. manufacturers. The U.S. FDA has found no melamine in our products and only a trace amount of cyanuric acid, which the U.S. FDA believes does not raise public health concerns, was found in a sampling of our products. Chinese authorities found significant levels of melamine in Chinese dairy used in certain infant formula products of other manufacturers, which led to the deaths of several infants in September 2008. We do not use dairy or protein-containing raw ingredients from China at any of our manufacturing sites and we have not been adversely impacted by these events in China thus far. Events such as these may create a perception of contamination risk among consumers with respect to all products in our industry.

In addition, we advertise our products and could be the target of claims relating to false or deceptive advertising under U.S. Federal and state laws as well as foreign laws, including consumer protection statutes of some states. A significant product liability or other legal claim or judgment against us or a widespread product recall may negatively impact our profitability. Even if a product liability or consumer fraud claim is unsuccessful or is not merited or fully pursued, the negative publicity surrounding such assertions regarding our products or processes could materially adversely affect our reputation and brand image and therefore our business.

We are subject to numerous governmental regulations and it can be costly to comply with these regulations. Changes in governmental regulations could harm our business.

As a producer of pediatric nutrition products, our activities are subject to extensive regulation by governmental authorities and international organizations, including rules and regulations with respect to the environment, employee health and safety, hygiene, quality control and tax laws. It can be costly to comply with these regulations and to develop compliant product processes. Our activities may also be subject to all kinds of barriers or sanctions imposed by countries or international organizations limiting international trade and increasingly dictating the specific content of our products and, with regard to the protection of consumer health and safety, limiting information and advertising about the health benefits of products that we market. In addition, regulatory changes or decisions that restrict the marketing, promotion and availability of our products, continued access to health care professionals, the ability to include genetically modified organisms in our products, as well as the manufacture and labeling of our products, could materially adversely affect our business. For example, regulations in the Philippines require governmental review of all advertisements for products intended for children under the age of two. In addition, certain activists, along with governmental and quasi-governmental entities, such as the United Nations Childrens’ Fund (“UNICEF”), have advocated against the marketing and sale of pediatric nutrition products. These efforts could result in increased regulatory restrictions on our activities in the future. Our activities could be materially adversely affected by any significant changes in such regulations or their enforcement. Our ability to anticipate and comply with evolving global standards requires significant investment in monitoring the global regulatory environment and we may be unable to comply with changes in regulation restricting our ability to continue to operate our business or manufacture, market or sell our products.

Commodity price increases will increase our operating costs and may reduce our profitability.

Commodity prices impact our business directly through the cost of raw materials used to make our products (such as skim milk powder, lactose and whey protein concentrate), the cost of inputs used to manufacture and ship our products (such as crude oil and energy) and the amount we pay to produce or purchase packaging for our products (such as cans, pouches, cardboard and plastic). Commodities such as these are susceptible to price volatility caused by conditions outside of our control, including fluctuations in commodities markets, currency fluctuations and changes in governmental agricultural programs. In 2007, our dairy costs were significantly higher than in 2006 and we expect our dairy costs in 2008 to be even higher. If, as a result of consumer sensitivity to pricing or otherwise, we are unable to increase our prices to offset the increased cost of commodities, we may experience lower profitability and we may be unable to maintain historical levels of productivity.

Our business is particularly vulnerable to commodity price increases in Asia, the fastest growing region in the pediatric nutrition industry. Commodity price increases in Asia could reduce our sales and limit our ability to pursue our growth strategy in that region. We employ various purchasing and pricing contract techniques in an effort to minimize commodity price volatility. Generally, these techniques include setting fixed terms with suppliers with clauses such as unit pricing that is based on an average commodity price over a corresponding period of time. We do not generally make use of financial instruments to hedge commodity prices, partly because of these contract pricing techniques. If we fail to manage our commodity price exposure adequately, our business may be materially adversely affected.

Our profitability may suffer as a result of competition in our markets.

The pediatric nutrition industry is intensely competitive. Our primary competitors, including Nestlé S.A., Abbott Laboratories, Groupe Danone and Wyeth, all have substantial financial, marketing and other resources. We compete against large global companies, as well as regional and local companies, in each of the regions in which we operate. In most product categories, we compete not only with other widely advertised branded products, but also with private label, store and economy brand products that are generally sold at lower prices. Competition in our product categories is based on the following factors:

•	brand recognition and loyalty;

•	product quality;

•	effectiveness of marketing, promotional activity and the ability to identify and satisfy consumer preferences;

•	product innovation;

•	price; and

•	distribution and availability of products.

From time to time, in order to protect our existing market share or capture increased market share, we may need to improve our brand recognition and product value proposition, and increase our spending on marketing, advertising and new product innovation. The success of marketing, advertising and new product innovation is subject to risks, including uncertainties about trade and consumer acceptance. We may also need to reduce prices for some of our products in order to respond to competitive and customer pressures and to maintain our market share. Competitive and customer pressures may restrict our ability to increase prices, including in response to commodity and other cost increases. Our business will suffer if profit margins decrease, either as a result of a reduction in prices or an increase in costs with an inability to increase prices proportionally.

Economic downturns, such as the current downturn, could cause consumers to shift their purchases from our higher-priced premium products to lower-priced products, including private label or store brands, which could materially adversely affect our business.

The willingness of consumers to purchase premium brand pediatric nutrition products depends in part on local economic conditions. In periods of economic uncertainty, consumers tend to shift their purchases from our higher-priced premium products to lower-priced products, including private label and store brand products. We believe private label and store brand product manufacturers have continued to gain market share in the United States over the past 12 months.

Our operations face significant foreign currency exchange rate exposure, which could materially negatively impact our operating results.

We hold assets, incur liabilities, earn revenue and pay expenses in a variety of currencies other than the U.S. dollar, primarily the Chinese renminbi, the Mexican peso, the Philippine peso, the Hong Kong dollar and the Euro. Because our financial statements are presented in U.S. dollars, we must translate our assets, liabilities, revenue and expenses into U.S. dollars at the then-applicable exchange rates. Consequently, increases in the value of the U.S. dollar versus these other currencies may negatively affect the value of these items in our financial statements, even if their value has not changed in their original currency. While we intend to mitigate some of this risk with hedging and other activities, our business will nevertheless remain subject to substantial foreign exchange risk from foreign currency translation exposures that we will not be able to manage through effective hedging or the use of other financial instrument approaches.

The international nature of our business subjects us to additional business risks that could cause our revenue and profitability to decline.

We operate our business and market our products internationally in more than 50 countries. For the nine months ended September 30, 2008 and year ended December 31, 2007, 61.5% and 56.2%, respectively, of our net sales were generated in countries outside of the United States. The risks associated with our operations outside of the United States include:

•	multiple regulatory requirements that are subject to change and that could restrict our ability to manufacture, market or sell our products;

•	inflation, recession, fluctuations in foreign currency exchange and interest rates and discriminatory fiscal policies;

•	trade protection measures, including increased duties and taxes, and import or export licensing requirements;

•	price controls;

•	government health promotional programs intended to discourage the use of our products;

•	ownership regulations;

•	differing local product preferences and product requirements;

•	difficulty in establishing, staffing and managing operations;

•	differing labor regulations;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	political and economic instability;

•	enforcement of remedies in various jurisdictions;

•	changes in foreign medical reimbursement policies and programs; and

•	diminished protection of intellectual property in some countries.

These and other risks could have a material adverse effect on our business.

Our international operations are subject to political and economic risks of developing countries, and special risks associated with doing business in corrupt environments.

We operate our business and market our products internationally in more than 50 countries, and we are focusing on increasing our sales and in some cases establishing new production facilities in regions, including Asia, Latin America, India and the Middle East, which are less developed, have less stability in legal systems and financial markets, and are generally recognized as potentially more corrupt business environments than the United States, and therefore present greater political, economic and operational risks. We have in place policies, procedures and certain ongoing training of employees with regard to business ethics and many key legal requirements, such as applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), which make it illegal for us to give anything of value to foreign officials in order to obtain or retain any business or other advantages; however, there can be no assurance that our employees will adhere to our code of business ethics or any other of our policies, applicable anti-corruption laws, including the FCPA, or other legal requirements. If we fail to enforce our policies and procedures properly or maintain adequate record-keeping and internal accounting practices to accurately record our transactions, we may be subject to regulatory sanctions. In the event that we believe or have reason to believe that our employees have or may have violated applicable anti-corruption laws, including the FCPA, or other laws or regulations, we are required to investigate or have outside counsel investigate the relevant facts and circumstances, and if violations are found or suspected could face civil and criminal penalties, and significant costs for investigations, litigation, fees, settlements and judgments, which in turn could have a material adverse effect on our business.

Sales of our products are subject to changing consumer preferences, and our success depends upon our ability to predict, identify and interpret changes in consumer preferences and develop and offer new products rapidly enough to meet those changes.

Our success depends on our ability to predict, identify and interpret the tastes, dietary habits and nutritional needs of consumers and to offer products that appeal to those preferences. If we do not succeed in offering products that consumers want to buy, our sales and market share will decrease, resulting in reduced profitability. If we are unable to predict accurately which shifts in consumer preferences will be long lasting, or to introduce new and improved products to satisfy those preferences, our sales will decline. In addition, given the variety of cultures and backgrounds of consumers in our global consumer base, we must offer a sufficient array of products to satisfy the broad spectrum of consumer preferences. As such, we must be successful in developing innovative products across our product categories.

The consolidation of our retail customers may put pressures on our profitability.

Our retail customers, such as mass merchandisers, club stores, grocery stores, drug stores and convenience stores, have consolidated in recent years and consolidation is expected to continue throughout the United States, Europe and other major markets. This consolidation has produced large, sophisticated customers with increased buying power which are more capable of operating with reduced inventories, resisting price increases and demanding lower pricing, increased promotional programs and specifically tailored products. These customers also may use shelf space currently used for our products for their private label or store brand products. Meeting demands from these customers may adversely affect our margins and, if we fail to effectively respond to these demands, our sales could decline, each of which could materially adversely affect our profitability.

We rely on third parties to provide us with materials and services in connection with the manufacturing and distribution of our products.

Unaffiliated third-party suppliers provide us with materials necessary for commercial production of our products, including certain key raw materials (such as dairy, oil and agricultural products) and primary packaging materials (such as cans). In particular, Martek Biosciences Corporation (“Martek”) provides us with most of the supply of DHA and ARA that we use in our products. We may be unable to manufacture our products in a timely manner, or at all, if any of our third-party suppliers, including Martek, should cease or interrupt production or otherwise fail to supply us or if the supply agreements are suspended, terminated or otherwise expire without renewal. If these suppliers are not able to supply us with the quantities of materials we need or if these suppliers are not able to provide services in the required time period, this could have a material adverse effect on our business. We also utilize third parties in several countries throughout the world to distribute our products. If any of our third-party distributors fail to distribute our products in a timely manner, or at all, or if our distribution agreements are suspended, terminated or otherwise expire without renewal, our profitability could be materially adversely affected.

The manufacture of many of our products is a highly exacting and complex process, and if we or one of our suppliers should encounter problems manufacturing products, our business could suffer.

The manufacture of many of our products is a highly exacting and complex process, in part due to strict regulatory requirements. Problems may arise during the manufacturing process for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials, maintenance of our manufacturing environment, natural disasters, various contagious diseases and process safety issues. If problems arise during the production of a batch of product, that batch of product may have to be discarded. This could, among other things, lead to increased costs, lost revenue, damage to customer relations, time and expenses being spent investigating the cause and, depending on the cause, similar losses with respect to other batches or products. If problems are not discovered before the affected product is released to the market, recall and product liability costs as well as reputational damage may also be incurred. To the extent that we or one of our suppliers experience significant manufacturing problems, this could have a material adverse effect on our business.

We may experience difficulties and delays inherent in the manufacturing and selling of our products.

We may experience difficulties and delays inherent in the manufacturing and selling of our products, such as: (1) seizure or recalls of products or forced closings of manufacturing plants; (2) the failure to obtain, the imposition of limitations on the use of, or loss of, patent, trademark or other intellectual property rights; (3) our failure, or the failure of any of our vendors or suppliers, to comply with current Good Manufacturing Practices and other applicable regulations and quality assurance guidelines that could lead to temporary manufacturing shutdowns, product shortages and delays in product manufacturing; (4) construction delays related to the construction of new facilities or the expansion of existing facilities, including those intended to support future demand for our products; (5) other manufacturing or distribution problems, including changes in manufacturing production sites and limits to manufacturing capability due to regulatory requirements, changes in types of products produced or physical limitations that could impact continuous supply; (6) availability of raw materials; and (7) restrictions associated with the transportation of goods in and out of foreign countries.

If we fail to increase our production and manufacturing capacity, we will be unable to continue to grow and our ability to produce new products, expand within our existing markets and enter into new markets will be limited.

Global growth and demand for our products has increased the utilization of our production and manufacturing facilities, including manufacturing capacity provided by third-party manufacturers and packaging capacity with respect to our products. If we are unable to successfully expand our production and manufacturing capacity, we will be unable to continue our growth and expand within our existing markets or enter into additional geographic markets or new product categories. In addition, failure to successfully expand our production and manufacturing capacity will limit our ability to introduce and distribute new products, including our existing pipeline of innovations and product improvements, or otherwise take advantage of opportunities in new and existing markets. Further, increasing our production and manufacturing facilities requires significant investment and build times. Delays in increasing capacity could also limit our ability to continue our growth and materially adversely affect our business.

Disruption of our global supply chain could materially adversely affect our business.

Our ability to manufacture, distribute and sell products is critical to our success. Damage or disruption to raw material supplies or our manufacturing or distribution capabilities due to weather, natural disaster, fire, terrorism, strikes, various contagious diseases or other reasons could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, could materially adversely affect our business.

We may not be successful in winning new contracts in the United States or maintaining current relationships pursuant to the Special Supplemental Nutrition Program for Women, Infants and Children (“WIC”), which could materially adversely affect our business.

The WIC program is a U.S. program created to provide nutritious foods, nutrition education and referrals to health care professionals and other social services to those considered to be at nutritional risk. We are an active participant in the WIC program and participation in the WIC program is an important part of our U.S. business based on the volume of infant formula sold under the program. As of September 30, 2008, we hold the contracts that supply approximately 41% of WIC births. As a result, our business strategy includes bidding for new WIC contracts and maintaining current WIC relationships. Our failure to win bids for new contracts pursuant to the WIC program or our inability to maintain current WIC relationships could have a material adverse effect on our business. In addition, any changes to how the WIC program is administered and any changes to the eligibility requirements and/or overall participation in the WIC program could also have a material adverse effect on our business.

Our business could be harmed by a failure of our information technology, administrative or outsourcing systems.

We rely on our information technology, administrative and outsourcing systems to effectively manage our business data, communications, supply chain, order entry and fulfillment and other business processes. The failure of our information technology, administrative or outsourcing systems to perform as we anticipate could disrupt our business and result in transaction errors, processing inefficiencies and the loss of sales and customers, causing our business to suffer. In addition, our information technology, administrative and outsourcing systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, security breaches and viruses. Any such damage or interruption could have a material adverse effect on our business and prevent us from paying our suppliers or employees, receiving payments from our customers or performing other information technology, administrative or outsourcing services on a timely basis.

We may face difficulties as we expand our operations into countries in which we have no prior operating experience or as we expand our operations into new product categories.

We intend to continue to expand our global footprint in order to enter into new markets. This may involve expanding into countries other than those in which we currently operate. It may involve expanding into less developed countries, which may have less political, social or economic stability and less developed infrastructure and legal systems. We also intend to expand our product portfolio by adding new product categories. As we expand our business into new countries or product categories we may encounter regulatory, personnel, technological and other difficulties that increase our expenses or delay our ability to start up our operations or become profitable in such countries or product categories. This may affect our relationships with customers, suppliers and regulators and could have a material adverse effect on our business.

Resources devoted to research and development may not yield new products that achieve commercial success.

Our ability to develop new pediatric nutrition products depends on, among other factors, our ability to understand the composition and variation of breast milk. Analyzing breast milk requires significant investment in research and development and testing of new ingredients and new production processes. We devote significant resources to investment in research and development in order gain a deep understanding of the composite ingredients of breast milk. The research and development process is expensive, prolonged and entails considerable uncertainty. Development of a new product, from discovery through testing and registration to initial product launch, typically takes between five and seven years. Each of these periods varies considerably from product to product and country to country. Because of the complexities and uncertainties associated with research and development, products that we are currently developing may not complete the development process or obtain the regulatory approvals required for us to market such products successfully. The development of new products may take longer and cost more to develop and may be less successful than we currently anticipate as a result of:

•

products that may appear promising in development but fail to reach market within the expected or optimal time frame, or fail to ever reach market, for any number of reasons, including efficacy and the difficulty or excessive cost to manufacture;

•

failure to enter into or successfully implement optimal alliances where appropriate for the discovery and commercialization of products, or otherwise to maintain a consistent scope and variety of promising late-stage pipeline products; or

•	failure of one or more of our products to achieve or maintain commercial viability.

We cannot assure you that any of our products currently in our development pipeline will be commercially successful.

We could incur substantial costs to comply with environmental, health, and safety laws and regulations and to address violations of or liabilities under these requirements.

Our facilities and operations are subject to various environmental, health, and safety laws and regulations in each of the jurisdictions in which we operate. Among other things, these requirements regulate the emission or discharge of materials into the environment, the use, management, treatment, storage and disposal of solid and hazardous substances and wastes, the control of combustible dust, the reduction of noise emissions and fire and explosion risks, the cleanup of contamination and the prevention of workplace exposures and injuries. Pollution controls and various permits and programs are required for many of our operations. We could incur or be subject to, among other things, substantial costs (including civil or criminal fines or penalties or clean-up costs), third party damage claims, requirements to install additional pollution control or safety control equipment and/or permit revocations in the event of violations by us of environmental, health, and safely requirements applicable to our facilities and operations or our failure to obtain, develop or comply with required environmental permits or programs. In addition, most of our facilities have a history of industrial operations, and contaminants have been detected at some of our facilities. We also have been named as a potentially responsible party with respect to three Superfund or state sites. We can be held responsible, in some cases without regard to knowledge, fault, or ownership at the time of the release, for the costs of investigating or remediating contamination of any real property we or our predecessors ever owned, operated, or used as a waste disposal site. In addition, we can be required to compensate public authorities or private owners for damages to natural resources or other real property, or to restore those properties, in the event of off-site migration of contamination. Changes in, or new interpretations of, existing laws, regulations or enforcement policies, could also cause us to incur additional or unexpected costs to achieve or maintain compliance. The assertion of claims relating to on- or off-site contamination, the discovery of previously unknown environmental liabilities or the imposition of unanticipated investigation or cleanup obligations, could result in potentially significant expenditures to address contamination or resolve claims or liabilities. Such costs and expenditures could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to adequately protect our intellectual property rights.

Given the importance of brand recognition to our business, we have invested considerable effort in seeking trademark protection for our core brands, including the Enfa family of brands. However, we cannot be certain that the steps we have taken will be sufficient to protect our intellectual property rights in our brands adequately or that third parties will not infringe upon or misappropriate any such rights. Our trademark registrations and applications can potentially be challenged and cancelled or narrowed. Moreover, some of the countries in which we operate offer less protection for, and may subject these rights to higher risks, than is the case in Europe or North America. In addition, it is costly to litigate in order to protect any of our intellectual property rights. If we are unable to prevent third parties from infringing or misappropriating these rights in our core products or brands, including our Enfa family of brands, our future financial condition and our ability to develop our business could be materially adversely affected.

Other companies have from time to time taken, and may in the future take, actions that we believe violate our intellectual property rights and we may decide to enforce (and in some cases are currently enforcing) those rights against such actions. Uncertainties inherent in such litigation make the outcome and associated costs difficult to predict. If unsuccessful, the legal actions could result in the invalidation of some of our intellectual property rights, which could materially adversely affect our business.

We rely upon a combination of security measures, confidentiality policies, contractual arrangements and trade secret laws to protect our proprietary formulae and other valuable trade secrets. We also rely upon patent, copyright and trademark laws to further protect our intellectual property rights. We cannot, however, be certain that the steps we take will prevent the development and marketing of similar, competing products and services by third parties. Our existing patents and any future patents that we obtain may not be sufficiently broad to protect us against third parties with similar products or to provide us with a competitive advantage. Moreover, our patents can potentially be challenged and narrowed or invalidated. Trade secrets are difficult to protect, and despite our efforts may become known to competitors or independently discovered. The confidentiality agreements we rely upon with our employees, customers, contractors and others may be breached, and we may not have adequate remedies for such breach. Failure to adequately protect our valuable intellectual property from being infringed or misappropriated could materially adversely affect our business.

We may be required to defend ourselves against intellectual property claims from third parties, which could harm our business.

Regardless of merit, there are third-party patents that may cover our products. Third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If a third party asserts that our products or services are infringing upon its intellectual property, these claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and/or prevent us from selling our products. Even if we were to prevail against such claims, any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Furthermore, as a result of an intellectual property challenge, we may find it necessary to enter into royalty licenses or other costly agreements, and we may not be able to obtain such agreements at all or on terms acceptable to us.

Increases in costs of pension benefits and current and post-retirement medical and other employee health and welfare benefits may reduce our profitability.

With approximately 5,500 employees, our profitability is substantially affected by costs of pension benefits and current and post-retirement medical and other employee health and welfare benefits. These costs can vary substantially as a result of changes in health care costs, volatility in investment returns on pension plan assets and changes in discount rates used to calculate related liabilities. These factors may put upward pressure on the cost of providing pensions and medical benefits. We can provide no assurance that we will succeed in limiting future cost increases, and upward pressure would reduce our profitability.

Labor disputes may cause work stoppages, strikes and disruptions.

The workforce at our manufacturing facility in Delicias, Mexico is unionized and covered by a collective bargaining agreement, which becomes subject to salary and benefits review on March 31, 2009, and to total contract review on March 31, 2010. The manufacturing workforce and non-supervised sales force in Makati, Philippines are unionized and covered by a collective bargaining agreement, which expires on December 31, 2010. In addition, several of our workforces in Europe have works council representation. As a result, any labor disputes, including work stoppages, strikes and disruptions, could have a material adverse impact on our business.

Our success depends on attracting and retaining qualified personnel in a competitive environment.

Our business strategy and future success depends, in part, upon our ability to attract, hire and retain highly-skilled managerial, professional service, sales, development, marketing, accounting, administrative, information technology, science, research and infrastructure-related personnel in a competitive environment, who are critical to our business functions. The market for highly-skilled employees is competitive in the labor markets in which we operate. Our business could be materially adversely affected if we are unable to retain key employees or recruit qualified personnel in a timely fashion, or if we are required to incur unexpected increases in compensation costs to retain key employees or meet our hiring goals. If we are not able to retain and attract the personnel that we require, or we are not able to do so on a cost-effective basis, it could be more difficult for us to sell and develop our products and services and execute our business strategy.

We derive a significant percentage of our revenues from one customer. The loss of this customer could materially adversely affect our financial performance.

Our products are sold principally to the wholesale and retail trade, both nationally and internationally, and revenues from one customer, Wal-Mart Stores, Inc. (“Wal-Mart”), accounted for approximately 14% of our gross sales for the year ended December 31, 2007. If this customer ceases doing business with us or if we encounter any difficulties in our relationship with Wal-Mart, our business could be materially adversely affected.

An adverse change in favorable demographic and economic trends as well as a change in scientific opinion regarding our products in any of our largest markets could materially adversely affect our business and reduce our profitability.

Our growth plan relies on favorable demographic and economic trends in various markets, including: (1) rising incomes in emerging markets, (2) increasing number of working mothers and (3) increasing consumer spending on health care worldwide. If these demographic trends change in an adverse way, our business could be materially adversely affected. In addition, an adverse change in scientific opinion regarding our products, such as the health benefits of DHA and ARA, could materially adversely affect our business.

We have substantial debt, which could materially adversely affect our business and our ability to meet our obligations.

We expect to have substantial debt following our separation. If our separation were to have occurred as of September 30, 2008, our pro forma total indebtedness would have been $1,750 million, excluding our Mexican capital lease obligations. See “Unaudited Pro Forma Condensed Financial Information”, “Description of Indebtedness” and “Certain Relationships and Related Party Transactions—Separation Transactions”.

This amount of debt could have important consequences to us and our investors, including:

•	requiring a substantial portion of our cash flow from operations to make interest and principal payments on this debt;

•	requiring us to repay the full amount of our debt upon a change of control event;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and industry;

•	placing us at a competitive disadvantage to our competitors that may not be as leveraged with debt as we are; and

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

To the extent we become more leveraged, the risks described above could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay at maturity all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

We intend to evaluate acquisitions, joint ventures and other strategic initiatives, any of which could distract our management or otherwise have a negative effect on our revenues, costs and stock price.

Our future success may depend on opportunities to buy or obtain rights to other businesses or technologies that could complement, enhance or expand our current business or products or that might otherwise offer us growth opportunities. In particular, we intend to evaluate potential mergers, acquisitions, joint venture investments, strategic initiatives, alliances, vertical integration opportunities and divestitures. If we attempt to engage in these transactions, we expose ourselves to various inherent risks, including:

•	accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

•	the potential loss of key personnel of an acquired or combined business;

•	our ability to achieve projected economic and operating synergies;

•	difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees;

•	difficulties maintaining uniform standards, controls, procedures and policies;

•	unanticipated changes in business and economic conditions affecting an acquired business;

•	the possibility we could incur impairment charges if an acquired business performs below expectations; and

•	the diversion of our management’s attention from our existing business to integrate the operations and personnel of the acquired or combined business or implement the strategic initiative.

If any of the foregoing risks materializes, our results of operations and the results of the proposed transactions would likely differ from our, and market expectations, and our stock price could, accordingly, decline. In addition, we may not be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of our separation agreement or other agreements with third parties. See “Certain Relationships and Related Party Transactions” for a description of the restrictions arising under the separation agreement.

We depend on cash flows generated by our subsidiaries, and a failure to receive distributions from our subsidiaries may result in our inability to meet our financial obligations, or to pay dividends.

We are a holding company with no material assets other than the equity interests of our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets. Consequently, our cash flow and our ability to meet our obligations and pay dividends to our stockholders depends upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of dividends, tax sharing payments or otherwise. There are a number of other factors that could affect our ability to pay dividends, including the following:

•	lack of availability of cash to pay dividends due to changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	unexpected or increased operating or other expenses or changes in the timing thereof;

•	restrictions under Delaware law or other applicable law on the amount of dividends that we may pay;

•	a decision by our board of directors to modify or revoke its policy to pay dividends; and

•	the other risks described in “Risk Factors”.

Each of our subsidiaries is a distinct legal entity and its ability to make any payments will depend on its earnings, the terms of its indebtedness, tax considerations and legal restrictions. While no restrictions currently exist, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries and our subsidiaries may not be able to, or be permitted to, make distributions to us in the future. In the event that we do not receive distributions from our subsidiaries, we may be unable to meet our financial obligations.

Risks Related to Our Relationship with BMS

We may not realize the potential benefits from our separation from BMS.

We may not realize the benefits that we anticipate from our separation from BMS. These benefits include the following:

•	allowing our management to focus its efforts on our business and strategic priorities;

•	enabling us to allocate our capital more efficiently;

•	providing us with direct access to the debt and equity capital markets;

•	improving our ability to pursue acquisitions through the use of shares of our common stock as consideration;

•	enhancing our market recognition with investors; and

•	increasing our ability to attract and retain employees by providing equity compensation tied to our business.

We may not achieve the anticipated benefits from our separation for a variety of reasons. For example, the process of separating our business from BMS and operating as an independent public company may distract our management from focusing on our business and strategic priorities. In addition, although we will have direct access to the debt and equity capital markets following the separation, we may not be able to issue debt or equity on terms acceptable to us or at all. The availability of shares of our common stock for use as consideration for acquisitions also will not ensure that we will be able to successfully pursue acquisitions or that the acquisitions will be successful. Moreover, even with equity compensation tied to our business we may not be able to attract and retain employees as desired. We also may not fully realize the anticipated benefits from our separation if any of the matters identified as risks in this “Risk Factors” section were to occur. If we do not realize the anticipated benefits from our separation for any reason, our business may be materially adversely affected.

BMS controls the direction of our business, and the concentrated ownership of our common stock and certain governance arrangements will prevent you and other stockholders from influencing significant decisions.

After the completion of this offering, BMS will own approximately 64% of the outstanding shares of our Class A common stock, or approximately 60% if the underwriters exercise their over-allotment option in full, and 100% of our outstanding Class B common stock, giving BMS 87.5% of the shares of our outstanding common stock and 98.2% of the combined voting power of our outstanding common stock, or 85.9% and 97.9%, respectively, if the underwriters exercise their over-allotment option in full. Although BMS has announced its intention to retain at least 80% of the equity interest in us following this offering for the foreseeable future, it is not subject to any contractual obligation to maintain its share ownership other than the 180-day lock-up period as described in “Underwriting”. As long as BMS owns a majority of our voting power, BMS will be able to control any corporate action that requires a stockholder vote irrespective of the vote of, and without prior notice to, any other stockholder. As a result, BMS will have the ability to control significant corporate activities, including:

•	the election of our board of directors and, through our board of directors, decision-making with respect to our business direction and policies, including the appointment and removal of our officers;

•	acquisitions or dispositions of businesses or assets, mergers or other business combinations;

•	our capital structure;

•	payment of dividends; and

•	the number of shares available for issuance under our equity incentive plans for our prospective and existing employees.

This voting control and influence may discourage transactions involving a change of control of our company, including transactions in which you as a holder of our Class A common stock might otherwise receive a premium for your shares. Furthermore, after the expiration of the 180-day lock-up period, BMS generally has the right at any time to spin-off or split-off our common stock that it owns or to sell a controlling interest in us to a third party, in either case without your approval and without providing for a purchase of your shares. See “Shares Eligible for Future Sale”.

Even if the ownership interest of BMS is reduced to less than a majority of our outstanding shares of our common stock, so long as BMS retains a significant portion of our voting power, BMS will have the ability to substantially influence these significant corporate activities.

Our historical and pro forma condensed financial information may not be representative of the results we would have achieved as an stand-alone public company and may not be a reliable indicator of our future results.

The historical and pro forma condensed financial information that we have included in this prospectus may not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the periods presented or those that we will achieve in the future. The costs and expenses reflected in our historical financial information include an allocation for certain corporate functions historically provided by BMS, including executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services, that may be different from the comparable expenses that we would have incurred had we operated as a stand-alone company. We have not adjusted our historical or pro forma condensed financial information to reflect changes that will occur in our cost structure, financing and operations as a result of our transition to becoming a stand-alone public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with Securities and Exchange Commission (the “SEC”) reporting and The New York Stock Exchange (the “NYSE”) requirements. Therefore, our historical and pro forma condensed financial information may not necessarily be indicative of what our financial position, results of operations or cash flows will be in the future.

The transitional services that BMS will provide to us following the separation may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our transitional services agreement with BMS expires.

Historically BMS has provided, and, until our separation from BMS, BMS will continue to provide significant corporate and shared services related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services. Following our separation from BMS, we expect BMS to continue to provide many of these services on a transitional basis for a fee. The terms of these services and amounts to be paid by us to BMS will be provided in the transitional services agreement described in “Certain Relationships and Related Party Transactions”. While these services are being provided to us by BMS, our operational flexibility to modify or implement changes with respect to such services or the amounts we pay for them will be limited. After the expiration of the transitional services agreement, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that we will receive from BMS under the transitional services agreement. Although we intend to replace portions of the services currently provided by BMS, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect. In addition, we have historically received informal support from BMS, which may not be addressed in the transitional services agreement that we will enter into with BMS. The level of this informal support will diminish following the separation as we become a stand-alone company.

In Argentina, Brazil, China, India, Mexico and Vietnam, due to regulatory and other concerns, not all of the assets or shares related to our business in those jurisdictions will be transferred to us prior to or concurrently with this offering. It is currently intended that these transfers will be made, but we cannot offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. See “Unaudited Pro Forma Condensed Financial Information” and “Certain Relationships and Related Party Transactions”.

As a stand-alone public company, we will no longer have access to the resources of BMS, and we may experience increased costs resulting from decreased purchasing power.

Prior to the separation, we have benefited from BMS’s financial strength and numerous significant business relationships and have been able to take advantage of BMS’s size and purchasing power in procuring goods, services and technology. We have drawn on these resources in developing our own contacts and relationships. Following our separation from BMS, we will no longer be able to rely on BMS’s resources and contacts. As a stand-alone public company, we may be unable to obtain goods, services and technology at prices and on terms as favorable as those that we obtained prior to our separation from BMS and, as a result, our profitability could be materially adversely affected.

We may not be able to resolve favorably disputes that arise between BMS and us with respect to our past and ongoing relationships.

Disputes may arise between BMS and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from BMS;

•	employee retention and recruiting;

•	business combinations involving us;

•	sales or dispositions by BMS of all or any portion of its ownership interest in us; and

•	the nature, quality and pricing of services BMS has agreed to provide us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. The agreements that we will enter into with BMS may be amended upon agreement between the parties. While we are controlled by BMS, we may not have the leverage to negotiate amendments to these agreements, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Our ability to operate our business may suffer if we are unable to retain our employees as a result of our separation from BMS.

Our business is dependent on our employees and as a result of our separation from BMS, some of our employees may elect to remain with BMS or may terminate their employment with us. In addition, as of September 30, 2008, approximately 12% of our U.S.-based employees are at retirement age and may retire within the next year. If we are unable to retain a significant number of our employees, our business could be materially adversely affected.

Some of our directors are executive officers of BMS. In addition, some of our directors and executive officers own common stock of BMS, and options or other instruments, the value of which is related to the value of stock of BMS, which could cause conflicts of interests that result in our not acting on opportunities on which we would otherwise act.

Five of our directors have been designated to our board of directors by BMS and are current executive officers of BMS. These directors and a number of our officers own a substantial amount of BMS common stock, and options or other instruments, the value of which is related to the value of common stock of BMS. The direct and indirect interests of our directors and officers in common stock of BMS and the presence of executive officers of BMS on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and BMS that could have different implications for BMS than they do for us. As a result, we may be precluded from pursuing certain opportunities on which we would otherwise act, including growth opportunities.

We will be a “controlled company” within the meaning of the NYSE rules, and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

Upon completion of this offering, BMS will own more than 50% of the total voting power of our common shares and we will be a “controlled company” under the NYSE corporate governance standards. As a controlled company, certain exemptions under the NYSE standards will free us from the obligation to comply with certain NYSE corporate governance requirements, including the requirements:

•	that a majority of our board of directors consists of “independent directors”, as defined under the rules of the NYSE;

•	that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and governance committee and compensation committee.

Accordingly, for so long as we are a “controlled company”, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Risks Related to This Offering

No market currently exists for our Class A common stock. We cannot assure you that an active trading market will develop for our Class A common stock.

Prior to this offering, there has been no public market for shares of our Class A common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the NYSE or otherwise, or how liquid that market might become. If an active market does not develop, you may have difficulty selling any shares of our Class A common stock that you purchase in this initial public offering. The initial public offering price for the shares of our Class A common stock will be determined by negotiations between us and the representatives of the underwriters, and may not be indicative of prices that will prevail in the open market following this offering.

If our stock price fluctuates after this offering, you could lose a significant part of your investment.

The market price of our stock may be influenced by many factors, some of which are beyond our control, including those described above in “—Risks Related to Our Business” and the following:

•	the failure of securities analysts to cover our Class A common stock after this offering or changes in financial estimates by analysts;

•	the inability to meet the financial estimates of analysts who follow our Class A common stock;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	variations in our quarterly operating results and those of our competitors;

•	general economic and stock market conditions;

•	risks related to our business and our industry, including those discussed above;

•	changes in conditions or trends in our industry, markets or customers;

•	terrorist acts;

•	future sales of our Class A common stock or other securities; and

•	investor perceptions of the investment opportunity associated with our Class A common stock relative to other investment alternatives.

As a result of these factors, investors in our Class A common stock may not be able to resell their shares at or above the initial offering price or may not be able to resell them at all. These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low.

Future sales, or the perception of future sales, of our common stock may depress the price of our Class A common stock.

The market price of our Class A common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after this offering, including shares which might be offered for sale by BMS. The perception that these sales might occur could depress the market price. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering, we will have 68,590,000 shares of Class A common stock (72,340,000 shares if the underwriters exercise their over-allotment option in full) and 131,410,000 shares of Class B common stock outstanding. The shares of Class A common stock offered in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of Class A common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. We will grant registration rights to BMS with respect to shares of our Class A common stock and Class B common stock. Any shares registered pursuant to the registration rights agreement described in “Certain Relationships and Related Party Transactions” will be freely tradable in the public market following a 180-day lock-up period as described below.

In connection with this offering, we, our directors and executive officers, BMS and its directors and executive officers have each agreed to enter into a lock-up agreement and thereby be subject to a lock-up period, meaning that they and their permitted transferees will not be permitted to sell any of the shares of our common stock for 180 days after the date of this prospectus, subject to certain extensions without the prior consent of the underwriters. Although we have been advised that there is no present intention to do so, the underwriters may, in their sole discretion and without notice, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements described above. See “Underwriting”.

Also, in the future, we may issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of our common stock.

We will not receive any benefit and accordingly you will suffer increased dilution if the underwriters exercise their over-allotment option.

If the underwriters exercise their over-allotment option, all of the net proceeds will be used to retire obligations owed to BMS that would have otherwise been forgiven or reduced in full. Accordingly, we will receive no benefit from the issuance of any shares of our Class A common stock subject to the over-allotment option.

Our costs will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

We have historically operated our business as a division of a public company. As a stand-alone public company, we will incur additional legal, accounting, compliance and other expenses that we have not incurred historically. After this offering, we will become obligated to file with the SEC annual and quarterly information and other reports that are specified in Section 13 and other sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we will also become subject to other reporting and corporate governance requirements, including certain requirements of the NYSE, and certain provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the regulations promulgated thereunder, which will impose significant compliance obligations upon us.

Sarbanes-Oxley, as well as new rules subsequently implemented by the SEC and the NYSE, have imposed increased regulation and disclosure and required enhanced corporate governance practices of public companies. We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased marketing, selling and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could materially adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NYSE. Any such action could harm our reputation and the confidence of investors and clients in our company and could materially adversely affect our business and cause our share price to fall.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of Sarbanes-Oxley could have a material adverse effect on our business and stock price.

As a public company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of Sarbanes-Oxley, which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm that addresses the effectiveness of internal control over financial reporting. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We also expect the new regulations to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified officers and members of our board of directors, particularly to serve on our audit committee, and make some activities more difficult, time consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy. If either we are unable to conclude that we have effective internal control over financial reporting or our independent auditors are unable to provide us with an unqualified report as required by Section 404, then investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our stock or if our operating results do not meet their expectations, our stock price could decline.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change of control of our company and may result in an entrenchment of management and diminish the value of our Class A common stock.

Several provisions of our amended and restated certificate of incorporation and amended and restated by-laws could make it difficult for our stockholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable. See “Description of Capital Stock”.

These provisions include:

•

a dual-class common stock structure that gives BMS and its affiliates control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	authorizing our board of directors to issue “blank check” preferred shares without stockholder approval;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of stockholders; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These anti-takeover provisions could substantially impede the ability of our Class A common stockholders to benefit from a change of control and, as a result, could materially adversely affect the market price of our Class A common stock and your ability to realize any potential change-in-control premium.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements in addition to historical information. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and “Certain Relationships and Related Party Transactions”, and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate”, “assume”, “believe”, “budget”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “future” and similar terms and phrases to identify forward-looking statements in this prospectus.

The forward-looking statements contained in this prospectus are based on management’s current expectations and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those described in “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions provide incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

USE OF PROCEEDS

Based on our assumed initial public offering price of $22.50 per share (the midpoint of the price range set forth on the cover page of this prospectus), we estimate that the proceeds we will receive from the sale of our Class A common stock in this offering will be approximately $530.1 million, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters’ over-allotment option is exercised in full, we estimate our net proceeds will be approximately $610.2 million.

We intend to use the net proceeds, together with proceeds contributed or otherwise distributed to us by BMS if necessary, from this offering to repay in full the foreign intercompany notes. In the event that the net proceeds from this offering (including any net proceeds from any exercise of the underwriters’ over-allotment option) exceed the aggregate principal amount of the foreign intercompany notes, such excess proceeds will be applied to satisfy other obligations owed to BMS that would have otherwise been forgiven or reduced in full. There can be no assurance whether or not the underwriters will exercise the over-allotment option. If the underwriters exercise their over-allotment option we will receive no benefit from the issuance of any shares of Class A common stock subject to the over-allotment option.

The aggregate principal amount of the foreign intercompany notes to be issued is expected to be approximately $597 million, with the note relating to Indonesia expected to be $32 million, the note relating to Malaysia expected to be $55 million, the note relating to the Netherlands being $280 million and the note relating to the Philippines being $230 million. Except for the amount, the terms of each of these notes will be substantially similar, and the rate of interest per annum is expected to be equal to LIBOR plus 0.75%.

DIVIDEND POLICY

We intend to pay quarterly cash dividends on our Class A common stock and Class B common stock at an initial quarterly rate of $0.20 per share. We intend to pay the first dividend in July 2009, which will include the dividend for the second quarter and an amount on a pro-rated basis for the remainder of the first fiscal quarter ending after the closing of this offering and, thereafter, to pay dividends on a quarterly basis. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors deemed relevant by our board of directors.

We are a holding company with no significant business operations of our own. All of our business operations will be conducted through our subsidiaries. Dividends and loans from, and cash generated by, our subsidiaries will be our principal sources of cash to repay indebtedness, fund operations and pay dividends. Accordingly, our ability to pay dividends to our stockholders will depend on the earnings and distributions of funds from our subsidiaries. See “Risks Related to Our Business—We depend on cash flows generated by our subsidiaries, and a failure to receive distributions from our subsidiaries may result in our inability to meet our financial obligations, or to pay dividends”. Our dividend policy has certain risks and limitations. We may not pay dividends according to our policy or at all, if, among other things, we do not have sufficient cash to pay the intended dividends or if our financial performance does not achieve expected results. To the extent that we do not have sufficient cash to pay dividends, we do not intend to borrow funds to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2008 on an actual basis and as adjusted to give effect to the sale by us of shares of our Class A common stock in this offering at an assumed initial offering price of $22.50 per share (the midpoint of the range set forth on the cover of this prospectus), the corporate separation transactions as described in “Certain Relationships and Related Party Transactions” and the application of the net proceeds thereof as described in “Use of Proceeds”.

You should read this table in conjunction with “Use of Proceeds”, “Selected Historical Financial and Operating Data”, “Unaudited Pro Forma Condensed Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2008
	Historical	Pro Forma
Cash and Cash Equivalents	$—	$250.0

Total Debt	$2,000.0	$1,750.0 (a)

Divisional Equity (Deficit)	$(1,351.8)	$—
Stockholders’ Equity
Class A Common Stock, $0.01 par value; 3,000,000,000 Shares Authorized, 68,590,000 Shares Issued and Outstanding.	—	0.7
Class B Common Stock, $0.01 par value; 1,200,000,000 Shares Authorized, 131,410,000 Shares Issued and Outstanding	—	1.3
Preferred stock, $0.01 par value; 300,000,000 Authorized, No Shares issued and Outstanding	—	—
Additional Paid in Capital	—	(883.5)
Accumulated Other Comprehensive Income (Loss)	—	(48.8)

Total Stockholders’ Equity (Deficit)	—	(930.3)

Total Capitalization	$648.2	$819.7

(a)	Excludes our Mexican capital lease obligations. See “Certain Relationships and Related Party Transactions—Separation Transactions”.

Because BMS will receive all of the net proceeds from this offering (including the net proceeds from any exercise of the underwriters’ over-allotment option), changes in the initial public offering price and whether or not the underwriters’ over-allotment option is exercised will not affect cash, cash equivalents, total debt or total capitalization.

DILUTION

If you invest in our Class A common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book deficit per share of our Class A and Class B common stock after giving effect to the corporate separation transactions and this offering.

Our net tangible book deficit represents the amount of our total tangible assets less total liabilities and minority interest. As of September 30, 2008, after giving effect to the corporate separation transactions, as described in “Unaudited Pro Forma Condensed Financial Information”, our pro forma separation net tangible book deficit was approximately $(1,086.3) million, or approximately $(6.21) per share based on shares of our common stock outstanding prior to this offering. After giving effect to the sale of our shares of Class A common stock at an assumed initial public offering price of $22.50 per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book deficit as of September 30, 2008, which we refer to as our pro forma net tangible book deficit, would have been approximately $(1,086.3) million, or $(5.43) per share of our common stock. This represents an immediate and substantial increase in the net tangible book value of $0.78 per share to BMS, our sole stockholder, and an immediate dilution of $27.93 per share to new investors purchasing shares of our Class A common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$22.50
Pro forma separation net tangible book value per share as of September 30, 2008	$(6.21)
Change per share attributable to new investors	$0.78

Pro forma net tangible book deficit per share after giving effect to this offering		$(5.43)

Dilution per share to new investors		$27.93

The foregoing discussion and table do not give effect to shares of Class A common stock that we will issue if the underwriters exercise their over-allotment option in full.

The following table summarizes, as of September 30, 2008, the number of shares of our common stock we issued and sold, the total consideration we received and the average price per share paid to us by BMS, our sole stockholder prior to this offering, and by new investors purchasing shares of Class A common stock in this offering. The table assumes an initial public offering price of $22.50 per share (the midpoint of the price range set forth on the cover page of this prospectus):

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Number	Percent
Sole stockholder prior to this offering	175,000,000	87.5%	—	0.0%	—
New investors in this offering	25,000,000	12.5%	$562.5	100.0%	$22.50

Total	200,000,000	100.0%	$562.5	100.0%	$2.81

No consideration was paid by BMS to MJN for its shares of common stock and the BMS investment in MJN was at a deficit balance at the time of issuance of the shares of common stock, primarily due to the issuance of the ERS intercompany note by MJN to BMS by way of dividend in August 2008.

A $1.00 increase (decrease) in the assumed initial public offering price of $22.50 per share, which is the midpoint of the price range set forth on the cover of this prospectus, would not impact our pro forma separation net tangible book deficit or our pro forma net tangible book deficit per share after this offering, but would increase (decrease) dilution per share to new investors by $1.00 as BMS will receive all of the net proceeds from this offering as described in “Use of Proceeds”.

If the underwriters exercise their option to purchase additional shares of common stock in full, the pro forma net tangible book deficit per share as of September 30, 2008 would be approximately $(5.33) per share and the dilution per share to new investors would be $27.83 per share. Furthermore, the number of shares of our Class A common stock held by new investors will increase to 28,750,000, or approximately 14% of the total number of shares of our common stock outstanding after this offering and the number of shares held by BMS, our sole stockholder, will remain at 175,000,000 shares, or approximately 86% of the total number of shares of our common stock outstanding after this offering.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following tables set forth our selected historical financial and operating data for the periods indicated below. The selected historical statement of earnings for the year ended December 31, 2004, and the selected balance sheet data as of December 31, 2005, are derived from our audited financial statements, which are not included in this prospectus. The selected historical statements of earnings for each of the three years ended December 31, 2005, December 31, 2006 and December 31, 2007, and the selected balance sheet data as of December 31, 2006 and December 31, 2007, are derived from our audited financial statements, which are included elsewhere in this prospectus.

The selected historical financial data as of September 30, 2008 and for the nine months ended September 30, 2007 and 2008 are derived from our unaudited condensed interim financial statements, which are included elsewhere in this prospectus. The selected balance sheet data as of September 30, 2007, are derived from our unaudited condensed financial statements, which are not included in this prospectus. The selected historical statement of earnings for the year ended December 31, 2003 and the selected balance sheet data as of December 31, 2003 and December 31, 2004, are derived from our unaudited condensed financial statements, which are not included in this prospectus. We have prepared our unaudited condensed financial statements on the same basis as our audited financial statements and have included all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the unaudited periods. The selected historical financial and operating data as of and for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be obtained for a full year.

Our financial statements include allocations of costs from certain corporate and shared services functions provided to us by BMS, including general corporate and shared services expenses. These allocations were made either based on specific identification or the proportionate percentage of our revenues and headcount to the respective BMS revenues and headcount, and have been included in our financial statements.

The financial statements included in this prospectus may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance. The following table includes one financial measure, EBITDA, which we use in our business and is not calculated or presented in accordance with U.S. GAAP, but we believe such measure is useful to help investors understand our results of operations. We explain this measure and reconcile it to its most directly comparable financial measure calculated and presented in accordance with U.S. GAAP in note 1 to the following table.

The following selected historical financial and operating data should be read in conjunction with “Use of Proceeds”, “Capitalization”, “Unaudited Pro Forma Condensed Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Certain Relationships and Related Party Transactions” and our audited and unaudited condensed financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

	(Dollars in millions)
Statement of Earnings Data:
Net Sales	$2,174.7	$1,907.2	$2,576.4	$2,345.1	$2,201.8	$1,997.2	$2,023.4
Expenses:
Costs of Products Sold	812.0	693.8	948.7	850.4	781.3	703.7	749.1
Marketing, Selling and Administrative	465.0	424.1	575.2	504.3	464.5	459.2	452.5
Advertising and Product Promotion	276.3	235.2	318.5	290.6	284.4	264.4	257.4
Research and Development	51.5	48.5	67.2	62.0	50.8	42.6	36.5
Gain on Sale of Adult Nutrition Business	—	—	—	—	—	(325.3)	—
Interest Expense	11.9	—	—	—	—	—	—
Other Expenses—net	9.1	7.1	3.6	3.0	2.4	2.7	(21.9)

Total Expenses	1,625.8	1,408.7	1,913.2	1,710.3	1,583.4	1,147.3	1,473.6
Earnings from Operations Before Minority Interest and Income Taxes	548.9	498.5	663.2	634.8	618.4	849.9	549.8
Provision for Income Taxes	(195.1)	(172.9)	(233.6)	(230.1)	(222.5)	(325.0)	(210.7)
Minority Interest Expense—net of tax	(6.3)	(5.6)	(7.1)	(6.5)	(6.1)	(5.7)	(4.0)

Net Earnings	$347.5	$320.0	$422.5	$398.2	$389.8	$519.2	$335.1

Other Operating Data:
EBITDA[1]	$592.6	$529.8	$707.2	$677.9	$666.4	$901.8	$591.5
Balance Sheet Data (end of period):
Working Capital (Deficit)[2]	$(1,870.0)	$69.5	$124.8	$94.2	$(27.6)	$(46.8)	$(5.8)
Total Assets	1,372.0	1,268.0	1,301.9	1,204.3	1,123.5	1,103.3	1,097.9
Total Liabilities	2,718.1	691.9	664.1	611.9	658.7	652.2	597.1
Minority Interest	5.7	5.8	7.0	6.6	6.6	6.0	4.7
Total Divisional Equity (Deficit)	(1,351.8)	570.3	630.8	585.8	458.2	445.1	496.1

[1]

EBITDA is defined as net earnings before interest, taxes, depreciation and amortization. EBITDA is used by management as a performance measure for benchmarking against our peers and our competitors. We believe that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA is not a recognized term under U.S. GAAP. EBITDA should not be viewed in isolation and does not purport to be an alternative to net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA excludes some, but not all, items that affect net earnings, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following is a reconciliation of net earnings to EBITDA:

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

	(Dollars in millions)
Net Earnings	$347.5	$320.0	$422.5	$398.2	$389.8	$519.2	$335.1
Interest Expense†	11.9	0.1	0.1	0.1	0.3	0.2	0.3
Income Tax Expense	195.1	172.9	233.6	230.1	222.5	325.0	210.7
Depreciation and Amortization	38.1	36.8	51.0	49.5	53.8	57.4	45.4

EBITDA*	$592.6	$529.8	$707.2	$677.9	$666.4	$901.8	$591.5

†	Interest expense for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 was included as part of Other Expenses—net.
*	EBITDA includes and has not been adjusted for the gain on the sale of the Adult Nutritional business of $325.3 million recognized during the year ended December 31, 2004, and EBITDA has not been adjusted for earnings from the Adult Nutritional business for the years ended December 31, 2003 and 2004, respectively.

[2]

Working Capital (Deficit) represents current assets less current liabilities. Working Capital (Deficit) as of September 30, 2008 includes a $2,000 million intercompany note issued as a dividend to E.R. Squibb & Sons, L.L.C., a wholly-owned subsidiary of BMS on August 26, 2008. The outstanding principal is payable on demand; therefore, this note has been classified as a current liability on our balance sheet. This note is being reduced and restructured into three notes as part of the separation transactions. At closing, these restructured notes will be a long-term liability. See “Unaudited Pro Forma Condensed Financial Information” and “Description of Indebtedness”.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Financial Information consists of unaudited pro forma condensed statements of earnings for the year ended December 31, 2007 and for the nine months ended September 30, 2008, and an unaudited pro forma condensed balance sheet as of September 30, 2008. The Unaudited Pro Forma Condensed Financial Information has been derived by application of pro forma adjustments to our historical financial statements included elsewhere in this prospectus.

The unaudited pro forma condensed statements of earnings give effect to the transactions described below as if they had occurred as of January 1, 2007. The unaudited pro forma condensed balance sheet gives effect to such transactions as if they had occurred as of September 30, 2008.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The Unaudited Pro Forma Condensed Financial Information is for illustrative and informational purposes only and does not purport to represent what the financial position or results of operations would have been if we had operated as a stand-alone company during the periods presented or if the transactions described below had actually occurred as of the dates indicated, nor does it project the financial position at any future date or the results of operations or cash flows for any future period.

Our Unaudited Pro Forma Condensed Financial Information has been prepared to reflect adjustments to our historical financial information, which adjustments have been grouped into two categories: (1) those attributable to our separation activities from BMS and (2) those attributable to this offering, each as described in more detail elsewhere in this prospectus.

•

The adjustments attributable to our separation activities reflect changes that will take place to enable us to operate separately from BMS, including changes in our operating structure in Europe, Brazil and Mexico, the restructuring of related-party debt and the assumption of certain employee benefit liabilities. As described in greater detail in “Certain Relationships and Related Party Transactions”, we are making certain changes in the organizational structure of several jurisdictions. Other than the changes in Europe, Brazil and Mexico, these changes do not result in pro forma adjustments to our historical financial information for the reasons described in the notes below.

•

The adjustments attributable to this offering reflect the formation of Mead Johnson Nutrition Company and the proposed related-party sales by BMS to us of the subsidiaries or the net assets that are primarily related to our pediatric nutrition business and the planned sale of shares of our Class A common stock.

Effective with this offering and as part of the separation, we will enter into a transitional services agreement, under which BMS will provide certain services to us that were previously provided when we were wholly-owned by BMS for fees specified in that agreement. The costs of the transitional services agreement in aggregate will be consistent with general and administrative expenses that BMS has historically allocated to us related to information technology, human resources, legal, research & development, insurance, finance, internal audit and other similar services. We will also incur additional costs for financial reporting and compliance, corporate governance, treasury and investor relations activities, which costs include additional compensation to current and future employees and professional fees to external service providers, that are in addition to our historical costs and are not covered by the transitional services agreement. See “Certain Relationships and Related Party Transactions”. We estimate that our annual general and administrative expenses will increase by a range of approximately $30.0 million to $36.0 million in the first year as a stand-alone public company, including service charges by BMS and expenses for services not captured by the transitional services agreement. In addition, general and administrative expenses are expected to increase further in the second and third year as a stand-alone public company due to duplication of costs and stranded costs arising from the termination of the transitional service agreement and the development of stand-alone infrastructure. The duplicative and stranded costs from the transitional service agreement have not been quantified and are expected to be temporary. No pro forma adjustments have been made to our historical financial statements to reflect the additional costs and expenses described in this paragraph.

The unaudited pro forma condensed statements of earnings exclude certain non-recurring separation costs that we expect to incur in connection with this offering, including costs related to legal, accounting and consulting services. We expect these costs to be approximately $32.0 million during the last quarter of the year ending December 31, 2008 and an additional $29.0 million to $35.0 million to be incurred during 2009, which we expect to be more heavily weighted towards the first half of the year. We expect all of these costs to be expensed.

The Unaudited Pro Forma Condensed Financial Information and related notes should be read in conjunction with “Use of Proceeds”, “Capitalization”, “Selected Historical Financial and Operating Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Certain Relationships and Related Party Transactions” and our audited and unaudited condensed financial statements and related notes included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Statement of Earnings

For the year ended December 31, 2007

(Dollars in millions, except per share data)

	Historical	Adjustments for Separation		Pro Forma for the Separation	Adjustments for this Offering and Use of Proceeds	Pro Forma
Net Sales	$2,576.4	$(39.0	)(a)	$2,537.4	$—	$2,537.4

Expenses:
Costs of Products Sold	948.7	(11.8	)(a)	936.9	—	936.9
Marketing, Selling and Administrative	575.2	(9.6	)(a)	565.6	—	565.6
Advertising and Product Promotion	318.5	(4.1	)(a)	314.4	—	314.4
Research and Development	67.2	(0.5	)(a)	66.7	—	66.7
Interest Expense	—	103.1	(a)(b)	103.1	—	103.1
Other Expenses—net	3.6	—		3.6	—	3.6

Total Expenses	1,913.2	77.1		1,990.3	—	1,990.3

Earnings from Operations Before Minority Interest and Income Taxes	663.2	(116.1)		547.1	—	547.1
Provision for Income Taxes	(233.6)	41.6	(d)	(192.0)	—	(192.0)
Minority Interest Expense—net of tax	(7.1)	—		(7.1)	—	(7.1)

Net Earnings	$422.5	$(74.5)		$348.0	$—	$348.0

Earnings Per Share:
Basic	N/A	—		—	—	$1.74	(e)
Diluted	N/A	—		—	—	$1.74	(e)
Weighted-Average Shares Outstanding
Basic	N/A	—		—	—	200,000,000	(e)
Diluted	N/A	—		—	—	200,000,000	(e)

Unaudited Pro Forma Condensed Statement of Earnings

For the nine months ended September 30, 2008

(Dollars in millions, except per share data)

	Historical	Adjustments for Separation		Pro Forma for the Separation	Adjustments for this Offering and Use of Proceeds	Pro Forma
Net Sales	$2,174.7	$(33.8	)(a)	$2,140.9	$—	$2,140.9

Expenses:
Costs of Products Sold	812.0	(11.2	)(a)	800.8	—	800.8
Marketing, Selling and Administrative	465.0	(8.4	)(a)	456.6	—	456.6
Advertising and Product Promotion	276.3	(5.3	)(a)	271.0	—	271.0
Research and Development	51.5	(0.4	)(a)	51.1	—	51.1
Interest Expense	11.9	65.5	(a)(b)	77.4	—	77.4
Other Expenses—net	9.1	—		9.1	—	9.1

Total Expenses	1,625.8	40.2		1,666.0	—	1,666.0

Earnings from Operations Before Minority Interest and Income Taxes	548.9	(74.0)		474.9	—	474.9
Provision for Income Taxes	(195.1)	27.8	(d)	(167.3)	—	(167.3)
Minority Interest Expense—net of tax	(6.3)	—		(6.3)	—	(6.3)

Net Earnings	$347.5	$(46.2)		$301.3	$—	$301.3

Earnings Per Share:
Basic	N/A	—		—	—	$1.51	(e)
Diluted	N/A	—		—	—	$1.51	(e)
Weighted-Average Shares Outstanding
Basic	N/A	—		—	—	200,000,000	(e)
Diluted	N/A	—		—	—	200,000,000	(e)

Unaudited Pro Forma Condensed Balance Sheet

As of September 30, 2008

(Dollars in millions, except per share data)

	Historical	Adjustments for Separation		Pro Forma for the Separation	Adjustments for this Offering and Use of Proceeds		Pro Forma
ASSETS
Current Assets:
Cash	$—	$250.0	(b)	$250.0	$—		$250.0
Receivables—net	273.9	—		273.9	—		273.9
Inventories	366.1	—		366.1	—		366.1
Deferred Income Taxes—net of valuation allowance	68.3	—		68.3	—		68.3
Foreign Income Taxes Receivable	3.7	—		3.7	—		3.7
Prepaid Expenses and Other Assets	35.4	—		35.4	—		35.4

Total Current Assets	747.4	250.0		997.4	—		997.4
Property, Plant and Equipment—net	443.2	—		443.2	—		443.2
Goodwill	117.5	—		117.5	—		117.5
Other Intangible Assets—net	38.5	—		38.5	—		38.5
Deferred Income Taxes—net of valuation allowance	2.2	(0.4	)(d)	1.8	—		1.8
Other Assets	23.2	—		23.2	—		23.2

Total	$1,372.0	$249.6		$1,621.6	$—		$1,621.6

LIABILITIES AND DIVISIONAL EQUITY (DEFICIT)
Current Liabilities:
Related Party Debt	$2,000.0	$(2,000.0	)(b)	$—	$—	(e)	$—
Accounts Payable	191.6	—		191.6	—		191.6
Accrued Expenses	128.1	1.1	(a)	129.2	—		129.2
Accrued Rebates and Returns	269.6	—		269.6	—		269.6
Deferred Income—current	15.1	—		15.1	—		15.1
Deferred Income Taxes—current	0.1	—		0.1	—		0.1
U.S. and Foreign Income Taxes Payable	12.9	—		12.9	—		12.9

Total Current Liabilities	2,617.4	(1,998.9)		618.5	—		618.5
Pension and Other Post-retirement Liabilities	—	50.5	(c)	50.5	—		50.5
Deferred Income—long-term	8.0	—		8.0	—		8.0
Deferred Income Taxes—long-term	74.4	(13.9	)(d)	60.5	—		60.5
Other Liabilities	18.3	40.4	(a)	58.7	—		58.7
Related Party Debt	—	1,750.0	(b)	1,750.0	—		1,750.0

Total Liabilities	2,718.1	(171.9)		2,546.2	—		2,546.2
Minority Interest	5.7	—		5.7	—		5.7
Divisional Equity (Deficit)	(1,351.8)	481.8	(a)(b)(c)(d)	(870.0)	870.0	(e)	—
Class A Common Stock $0.01 Per Share, 3,000,000,000 Authorized; 68,590,000 Shares Issued and Outstanding on a Pro Forma Basis	—	—		—	0.7	(e)	0.7
Class B Common Stock $0.01 Per Share, 1,200,000,000 Authorized; 131,410,000 Issued and Outstanding on a Pro Forma Basis	—	—		—	1.3	(e)	1.3
Preferred Stock $0.01 Per Share, 300,000,000 Authorized; No Shares Issued and Outstanding on a Pro Forma Basis	—	—		—	—		—
Additional Paid in Capital	—	—		—	(883.5	)(e)	(883.5)
Accumulated Other Comprehensive Income (Loss)	—	(60.3	)(c)	(60.3)	11.5	(e)	(48.8)

Total Stockholders’ Equity (Deficit)	(1,351.8)	421.5		(930.3)	—		(930.3)

Total Liabilities and Stockholders’ Equity (Deficit)	$1,372.0	$249.6		$1,621.6	$—		$1,621.6

Notes to Unaudited Pro Forma Condensed Financial Information

(Dollars in millions, except per share data)

Separation Adjustments

(a) Operating Model Changes

Due to statutory, regulatory and operational requirements, we will implement changes to our historical operating arrangements in certain jurisdictions. Pro forma adjustments have been made to reflect the impact of these changes on our results for the year ended December 31, 2007 and the nine months ended September 30, 2008 as if the changes had occurred on January 1, 2007 and to reflect the impact on our financial position as if the changes had occurred on September 30, 2008. These adjustments include the following:

European Distributor Model

We currently use BMS’s pharmaceutical operations to distribute our products in Europe at cost. As a result of our separation from BMS, we intend to distribute our products in Europe through third-party distributors in lieu of incurring costs to build our own distribution network. The use of third-party distributors will have the effect of reducing our “Net Sales” by the amount of the distributors’ margin, offset partially by a reduction in distribution-related expenses that have historically been recorded in our “Marketing, Selling and Administrative” expenses and that will be borne by a third party under the new model. The margin used for purposes of making these pro forma adjustments is the margin that has been agreed upon by us and BMS in the interim distribution arrangements, which was derived from a benchmarking evaluation. As we transition to this third-party distributor model, BMS will serve as our interim distributor and will be paid a third-party distributor margin, rather than having us incur expenses at cost as was the historical practice. The following adjustments are reflected in our pro forma results to reflect the reduction in “Net Sales”, “Marketing, Selling and Administrative” expenses and the associated earnings impact:

Europe	Year Ended December 31, 2007	Nine Months Ended September 30, 2008
Net Sales	$(7.8)	$(6.9)
Marketing, Selling and Administrative	(3.0)	(2.8)
Earnings from Operations Before Minority Interest and Income Taxes:	(4.8)	(4.1)

Brazil Adjustments

We expect that our ability to operate as a stand-alone entity in Brazil will be delayed for a period of time due to certain statutory and regulatory requirements for permits and applications. Until we are able to operate as a stand-alone entity in Brazil, BMS will distribute and record sales for our products and our role will be limited to marketing activities. The following adjustments are reflected in our pro forma results to remove the Brazil operating results:

Brazil	Year Ended December 31, 2007	Nine Months Ended September 30, 2008
Net Sales	$(31.2)	$(26.9)
Costs of Products Sold	(13.7)	(13.6)
Marketing, Selling and Administrative	(8.2)	(7.6)
Advertising and Product Promotion	(4.1)	(5.3)
Research and Development	(0.5)	(0.4)
Earnings from Operations Before Minority Interest and Income Taxes	(4.7)	0.0

Mexico Operations

In Mexico, our activities are commingled with BMS’ pharmaceutical activities. As part of our separation activities, we will establish a new legal entity for our operations in Mexico. BMS will continue to own our manufacturing facility in Mexico, and we will enter into a 20-year capital lease with BMS for that facility and related property and equipment having a net book value of $35.5 prior to or concurrently with this offering. The adjustment reflects the recognition of the present value of the minimum lease payments in “Other Liabilities” of $40.4 and “Accrued Expenses” of $1.1, for the portion of the liability due within one year, with a corresponding decrease in “Divisional Equity”. Additionally, the adjustment reflects an increase in “Interest Expense” of $2.5 and $1.9 for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively. Annual lease payments are in the amount of $3.6. No adjustment is necessary to record the plant, property and equipment and related depreciation as our historical financial statements reflect these items.

We are required to pay profit sharing benefits to our employees in Mexico. Had the amount of such benefits paid to our employees been calculated on a stand-alone basis, the benefits paid to employees supporting our operations would have increased by $3.5 and $4.4 for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.

The following adjustments are reflected in our pro forma results to reflect the interest expense on the Mexico capital lease and the increase in profit sharing benefits in Mexico:

	Year Ended December 31, 2007	Nine Months Ended September 30, 2008
Mexico Capital Lease
Interest Expense	$2.5	$1.9

Mexico Profit Sharing
Costs of Products Sold	$1.9	$2.4
Marketing, Selling and Administrative	$1.6	$2.0

Earnings from Operations Before Minority
Interest and Income Taxes	$(6.0)	$(6.3)

In several of our other jurisdictions, including Argentina and China, the transfer of assets from BMS to us will not occur prior to or concurrently with this offering for regulatory and other reasons. No pro forma adjustment has been made to our historical financial information in those jurisdictions. In Argentina, no pro forma adjustments are made because we believe that such adjustments are immaterial to our financial results. In China, no pro forma adjustments are made because we believe that MJN China’s assets, liabilities and financial results will continue to be fully consolidated with our assets, liabilities and financial results in the future. See “Certain Relationships and Related Party Transactions”.

(b) Debt Restructuring and Cash Requirements

On August 26, 2008, we issued a $2,000 intercompany note (the “ERS intercompany note”) to E.R. Squibb & Sons, L.L.C., a wholly-owned subsidiary of BMS (“ERS”). At September 30, 2008, the ERS intercompany note is reflected in current liabilities on our balance sheet. This note has been reclassified to non-current liabilities on our pro forma balance sheet as it will be restructured into three senior unsecured notes (“senior unsecured notes”) prior to or concurrently with this offering. Details of the senior unsecured notes are shown below.

Principal Amount	Maturity	Amortization
$744.2	2014	No amortization in 2009 and annual amortization of $75 payable in cash in quarterly installments in 2010 – 2014
500	2016	No amortization
500	2019	No amortization

The following adjustments for our separation impacted “Related Party Debt” and “Cash” with the corresponding offset to “Divisional Equity (Deficit)”.

Our pro forma balance sheet debt reflects a reduction in the ERS intercompany note as a result of a planned forgiveness or reduction of $255.8.

On January 31, 2009, Mead Johnson Venezuela S.C.A., our wholly owned indirect subsidiary will issue a note (the “Venezuela Note”) in the local currency equivalent of $5.8 aggregate principal amount payable to Bristol-Myers Squibb de Venezuela S.C.A., a wholly-owned subsidiary of BMS. This note will (i) mature in 2014, (ii) require no amortization payments, (iii) be prepayable at our option and (iv) bear interest at a fixed rate of approximately 24% per annum.

Cash of $250 has been added to the pro forma balance sheet representing an amount agreed upon between us and BMS needed to fund the operating requirements of our business as of September 30, 2008. Historically, cash balances were recorded at the BMS level.

In addition, interest expense on our pro forma statements of earnings has been adjusted to reflect interest expense as if the senior unsecured notes had been in place at the beginning of the periods presented. These adjustments increased interest expense by $100.6 and $63.6 for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively, using a weighted-average interest rate of approximately 5.75% on the aggregate borrowings. A 1/8% change in the interest rate on our pro forma indebtedness would change pro forma interest expense by approximately $2.2 for the year ended December 31, 2007 and $1.6 for the nine months ended September 30, 2008.

(c) Pension Liabilities

The historical financial statements reflect the pension, postretirement and other retirement benefit plans on a multi-employer basis in accordance with SFAS No. 87, Employers’ Accounting for Pensions, as amended by SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. As a result, the related expenses were included in our historical statement of earnings, but the unfunded portion of employee benefit liabilities was not recorded in the historical balance sheet as of September 30, 2008. The adjustment reflects the assumption of the unfunded portion of the active employee benefit liabilities for pension, postretirement and other retirement benefit plans in the United States from BMS. As a result of the funded status of the plan as of September 30, 2008, a liability of $50.5 has been recorded to “Pension and Other Post-retirement Liabilities”. Additionally, we have recorded a $60.3 charge to “Accumulated Other Comprehensive Income” for unrecognized components of our historical pension and postretirement cost and a $9.8 credit to “Divisional Equity” to reflect the aggregate effect of this transaction with BMS. The actual funded status will be measured as of the date of this offering and may vary significantly due to recent declines in the global markets. This may also have a negative impact on our future net periodic pension cost.

(d) Resulting Tax Effects

Represents a net reduction to our net deferred tax assets of $0.4 and a reduction to our net deferred tax liability of $13.9 primarily associated with the expected assumption of certain pension liabilities from BMS upon separation (described in (c) above), assuming a statutory tax rate of 38%, and the deferred tax impacts of the capital lease liability at the Delicias, Mexico facility (described in note (a) above), assuming a local tax rate of 28%.

Adjustments to income tax expense on the unaudited pro forma condensed statements of earnings are calculated at a U.S. federal statutory rate of 35% (combined with a state-level statutory tax rate of 3% for adjustments specific to the United States).

Offering Adjustments

(e) Reflects the impact of the issuance of foreign intercompany notes on January 31, 2009 and the related repayment of these foreign intercompany notes in full as described under “Use of Proceeds”, the conversion of BMS’s net investment in us from “Divisional Equity (Deficit)” to “Additional Paid in Capital” as a result of this offering and the sale of shares of Class A common stock in this offering at the initial public offering price of $22.50 per share (the midpoint of the price range set forth on the cover page of this prospectus).

The following adjustments are reflected in our pro forma results to reflect the impact of the above transactions on “Divisional Equity (Deficit)”, “Additional Paid in Capital” and “Accumulated Other Comprehensive Income”:

	As of September 30, 2008
	Issuance of Foreign Intercompany Notes	Proceeds from Equity Offering / Use of Proceeds	Capital Contribution / Repayment of Foreign Intercompany Notes	Conversion of Divisional Equity (Deficit) to Additional Paid in Capital	Adjustments for this Offering and Use of Proceeds
Related Party Borrowings	596.8	(530.1)	(66.7)	—	—
Divisional Equity	(596.8)	—	66.7	1,400.1	870.0
Class A Common Stock	—	0.3	—	0.4	0.7
Class B Common Stock	—	—	—	1.3	1.3
Additional Paid in Capital	—	529.8	—	(1,413.3)	(883.5)
Accumulated Other Comprehensive Income	—	—	—	11.5	11.5

As described in “Use of Proceeds”, proceeds contributed to or otherwise distributed by BMS may be used, to the extent necessary, to repay any remaining balance of the foreign intercompany notes after application of the net proceeds from this offering. Any contributions by BMS for the repayment would increase BMS’s net investment in us through an increase in “Divisional Equity (Deficit)”.

Pro Forma Earnings per Share

The number of shares used to compute pro forma basic and diluted earnings per share is 200,000,000, which is the number of shares outstanding upon this offering of our Class A common stock and of our Class B common stock convertible into our Class A common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with those statements. You should read the following discussion in conjunction with our audited and unaudited financial statements, the notes to our audited financial statements, our unaudited pro forma condensed financial statements and the notes to our unaudited pro forma condensed financial statements included elsewhere in this prospectus. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those in “Risk Factors” and included in other portions of this prospectus.

Overview of Our Business

We are a global leader in pediatric nutrition with approximately $2.6 billion in net sales for the year ended December 31, 2007. We are committed to creating trusted nutritional brands and products which help improve the health and development of infants and children around the world and provide them with the best start in life. Our Enfa family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition, based on retail sales. Our comprehensive product portfolio addresses a broad range of nutritional needs for infants, children and expectant and nursing mothers. We have 100 years of innovation experience during which we have developed or improved many breakthrough or industry-defining products across each of our product categories. Our singular focus on pediatric nutrition and our implementation of a business model that integrates nutritional science with health care and consumer marketing expertise differentiate us from many of our competitors. We operate in four geographic regions: North America, Europe, Asia and Latin America. Due to similarities in the economics, products offered, production process, customer base and regulatory environment, these operating regions have been aggregated into two reportable segments: North America/Europe and Asia/Latin America.

Factors Affecting Our Results of Operations

Our operating results are primarily affected by the following factors:

Industry Growth

According to Euromonitor, the global pediatric nutrition industry is projected to grow at a CAGR of approximately 9% from 2007 to 2012. We believe several trends have supported and will continue to support this growth, including the following:

•	favorable demographics;

•	increased consumer awareness of the importance of health and wellness;

•	enhanced nutritional insight;

•	innovation; and

•	consumer willingness to pay for premium and enhanced nutrition products.

Perceptions of Product Quality and Safety

We believe pediatric nutrition producers with a reputation for quality and safety should be able to command higher average selling prices and thereby generate higher gross margins than competitors who do not possess the same reputation. A decrease in the quality and safety of any particular product, whether real or perceived, could trigger wider negative perception of the decrease in the quality and safety of all producers, thereby affecting the industry generally. We believe our past growth has benefited from our brand recognition and from real and perceived safety and quality of our pediatric nutrition products. However, if a future market crisis involving any of our products should occur, especially if management fails to respond to such crisis in a timely and effective manner, our brand recognition and reputation could be severely damaged, which could adversely affect our results of operations. See “Risk Factors—Risks Related to Our Business—We may experience liabilities or negative effects on our reputation as a result of real or perceived quality issues, including product recalls, injuries or other claims”. For example, melamine was found in Chinese dairy used in certain infant formula products of other manufacturers, which led to the deaths of several infants in September 2008. We do not use dairy or protein-containing raw ingredients from China at any of our manufacturing sites and we have not been adversely impacted by these events in China thus far. Events such as these, however, may create a perception of contamination risk among consumers with respect to all products in our industry.

Competition and Brand Recognition

The pediatric nutrition industry is intensely competitive. Our principal competitors, including Néstle S.A., Abbott Laboratories, Groupe Danone and Wyeth, all have substantial financial, marketing and other resources. In addition, we face significant competition from domestic producers and private label, store and economy brand manufacturers. In recent years, there has been growing demand, particularly in Asia, for premium pediatric nutrition products due to increasing consumer awareness of brand image and nutritional value of the products offered by leading producers.

Our success depends on sustaining the strength of our brands, particularly our Enfa family of brands. If we fail to promote and maintain the brand equity of our products, particularly our Enfa family of brands, across each of our markets, then consumer perception of its superior nutritional benefits may be diminished. If the difference in the value attributed to our products as compared to those of our competitors narrows, consumers may choose not to buy our products. In periods of economic uncertainty, these trends may be more pronounced. See “Risk Factors—Risks Related to Our Business—Our success depends on sustaining the strength of our brands, particularly our Enfa family of brands”.

Raw Material Supply and Prices

The per unit costs of producing our pediatric nutrition products are subject to the supply and price volatility of dairy and other raw materials, which are affected by global factors. For example, dairy prices are affected by factors such as geographic location, the impact of weather on dairy production, fluctuation in product availability, competition and inflation. Dairy costs are the largest component of our costs of products sold. In 2007, our dairy costs were significantly higher than in 2006.

Increases in the price of dairy would negatively impact our gross margins if we are not able to offset such increases through increases in our selling price, change in product mix or cost reduction/productivity enhancement efforts. The prices of these materials may continue to rise due to a general increase in commodities prices, especially for agricultural products. This would in turn affect the unit costs of products sold for our pediatric nutrition products.

Foreign Exchange Movements

We market our portfolio of products in more than 50 countries in North America, Europe, Asia and Latin America. Due to the international aspect of our business, our net sales and expenses are influenced by foreign exchange movements. This impact is reflected across our results of operations discussed below.

Corporate Separation Transactions

We have been developing and producing pediatric nutrition products as a division of BMS since we were acquired by BMS in 1967, and our assets, liabilities and operating results have been included in the financial statements of BMS since that time. As part of our separation from BMS, BMS expects to sell or contribute to us the subsidiaries, assets and liabilities that are primarily related to our pediatric nutrition business. See “Certain Relationships and Related Party Transactions”.

Our audited and unaudited consolidated financial statements included elsewhere in this prospectus, which are discussed below, reflect the historical position, results of operations and cash flows of the business that will be transferred to us from BMS pursuant to the separation. The financial information included in this prospectus, however, does not reflect what our financial position, results of operations and cash flows will be in the future or what our financial position, results of operations and cash flows would have been in the past had we been a public, stand-alone company during the periods presented.

Outlook

We expect our results of operations for the fourth quarter of 2008 and during 2009 to be adversely affected compared to the corresponding periods in the prior year primarily as a result of:

•

non-recurring separation costs that we expect to incur in connection with this offering, including costs related to legal, accounting and consulting services. We expect these costs to be approximately $32.0 million during the fourth quarter of 2008 and an additional $29.0 million to $35.0 million to be incurred during 2009, which we expect to be more heavily weighted towards the first half of the year;

•	stand alone public company expenses of $30.0 million to $36.0 million annually;

•	interest expense related to BMS intercompany debt; and

•	the foreign currency impact of the recent strengthening of the U.S. dollar.

In addition, even after adjusting for the foregoing factors, our operating results for the first quarter of 2009 may compare unfavorably with the first quarter of 2008, primarily as a result of favorable commodity prices and lower advertising, promotion and sale force expenses in the first quarter of 2008.

Operating results for 2009 may also be adversely impacted by the general economic conditions affecting consumers and retail and wholesale customers.

Components of Our Net Sales and Expenses

Net Sales

Our net sales are primarily derived from powdered milk formulated for infants and children sold to retailers and distributors. Net sales are driven by a combination of factors that include, but are not limited to: (1) the overall number of infants and children in the geographic markets in which we operate, (2) the innovation and competitiveness of our product offering, (3) consumer willingness to pay for our products, (4) governmental regulations and economic dynamics in our markets and (5) increased consumer awareness of the importance of health and wellness and enhanced nutritional insight. Our net sales include various adjustments including, among others, gross-to-net sales adjustments for WIC rebates, cash discounts and sales returns.

Our financial results include net sales of rebated WIC products which represented approximately 9% of total U.S. net sales for the year ended December 31, 2007, after subtracting the rebates we paid to the WIC agencies. The WIC program is a U.S. Department of Agriculture (“USDA”) program created to provide nutritious foods, nutrition education and referrals to health care professionals and other social services to those considered to be at nutritional risk, including low-income pregnant, postpartum and breastfeeding women and infants and children up to age five. It is estimated that approximately 51% of all infants born in the United States during the twelve-month period ending August 31, 2008 benefited from the WIC program during this period. Participation in the WIC program is an important part of our U.S. business based on the volume of infant formula sold under the program. Sales to WIC participants are primarily transacted through the retail network at full retail price. Rebates to the state WIC agencies are payable based on the number of retail purchases by WIC participants, vouchers issued and the terms of the WIC contracts.

Expenses

Our expenses are made up of the following components:

•

Costs of products sold consist primarily of costs of materials that we use in the manufacture of our products. Historically, the cost of materials has represented a majority of our total costs of products sold. Our materials costs are influenced by inflation and fluctuations in global commodity prices, principally dairy, agricultural oils and tin. Dairy costs increased 2.3 points as a percentage of costs of products sold from 27.3% for the nine months ended September 30, 2007 to 29.6% for the nine months ended September 30, 2008. In addition, dairy costs increased 5.0 points as a percentage of costs of products sold from 22.8% for the year ended December 31, 2006 to 27.8% for the year ended December 31, 2007.

•

Marketing, selling and administrative expenses consist primarily of employee compensation and benefits, occupancy, third-party selling, marketing and market research services. These expenses also include distribution expenses, which are primarily comprised of warehousing and freight costs and allocations of corporate and shared service costs. Marketing, selling and administrative expenses are driven by business strategy and inflation.

•

Advertising and product promotion expenses consist primarily of expenses related to media, samples, medical education and direct-to-consumer programs. Advertising and product promotion expenses are driven by marketing strategy and inflation.

•

Research and development expenses consist primarily of employee compensation and benefits, clinical studies and product development costs. Research and development expenses are driven by business strategy and the level of innovation and support for currently marketed products.

•

Other (income) expenses consist primarily of the impact of foreign exchange transaction gains and losses, income or loss from a third-party manufacturing contract that is non-core to our pediatric nutrition business and gains and losses from the disposal of property, plant and equipment.

•	Minority interest expenses consist almost entirely of an 11% minority interest in our joint venture in China with Guangzhou Dairy Products Factory and GETDZ Commerce and Development Corp.

BMS currently provides us with significant corporate and shared services functions. Our historical financial statements in this prospectus reflect an allocation of these costs within marketing, selling and administrative expenses. These allocations include costs related to corporate and shared services functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services. Following our separation from BMS, we expect BMS to continue to provide many of the services related to these functions on a transitional basis for a fee. These services will be provided under the transitional services agreement described in “Certain Relationships and Related Party Transactions”. In addition to the cost of these services, we may incur other corporate and operational costs which may be greater than historically allocated levels. For example, as a public company, we will incur costs relating to our public reporting and compliance obligations. Also, we will incur certain non-recurring expenses in connection with our separation from BMS.

Results of Operations

The following table sets forth, for the periods indicated, selected items from our financial statements:

	Nine Months Ended September 30,			Year Ended December 31,
	2008	2007	% Change	2007	2006	2005	% Change
							2007 vs. 2006	2006 vs. 2005
(Dollars in millions)
Net Sales	$2,174.7	$1,907.2	14.0%	$2,576.4	$2,345.1	$2,201.8	9.9%	6.5%
Expenses	1,625.8	1,408.7	15.4%	1,913.2	1,710.3	1,583.4	11.9%	8.0%
Earnings from Operations Before Minority Interest and Income Taxes	548.9	498.5	10.1%	663.2	634.8	618.4	4.5%	2.7%
Provision for Income Taxes	(195.1)	(172.9)	12.8%	(233.6)	(230.1)	(222.5)	1.5%	3.4%
Effective Tax Rate	35.6%	34.7%	—	35.2%	36.2%	36.0%	—	—
Minority Interest Expense—net of tax	(6.3)	(5.6)	12.5%	(7.1)	(6.5)	(6.1)	9.2%	6.6%

Net Earnings	$347.5	$320.0	8.6%	$422.5	$398.2	$389.8	6.1%	2.2%

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Below is a summary of comparative results of operations and a more detailed discussion of results for the nine months ended September 30, 2008 and 2007:

	Nine Months Ended September 30,
	2008	2007	% Change	% of Net Sales
				2008	2007
(Dollars in millions)
Net Sales	$2,174.7	$1,907.2	14.0%	—	—
Expenses	1,625.8	1,408.7	15.4%	74.8%	73.9%
Earnings from Operations Before Minority Interest and Income Taxes	548.9	498.5	10.1%	25.2%	26.1%
Provision for Income Taxes	(195.1)	(172.9)	12.8%	9.0%	9.1%
Effective Tax Rate	35.6%	34.7%	—	—	—
Minority Interest Expense—net of tax	(6.3)	(5.6)	12.5%	0.3%	0.3%

Net Earnings	$347.5	$320.0	8.6%	16.0%	16.8%

Net Sales

Net sales for the nine months ended September 30, 2008 increased $267.5 million, or 14.0%, including a positive 4.2% foreign currency exchange impact, to $2,174.7 million compared to the nine months ended September 30, 2007. Net sales increased in all regions and in all product categories, driven by pricing increases in response to increased dairy costs, the impact of increased advertising and promotion, regional expansion within key Asian markets and product innovation. Innovations launched in the period include the addition of prebiotics and an increase in the level of DHA in several of our products in Asia. Additionally, we launched Nutramigen AA®, an amino-acid based infant formula for infants with severe food allergies.

We operate in two reportable segments: North America/Europe and Asia/Latin America. Our net sales based on those segments are shown in the table below:

	Nine Months Ended September 30,
	2008	2007	% Change	% Change Due to Foreign Exchange
(Dollars in millions)
North America/Europe	$1,036.0	$1,012.5	2.3%	1.9%
Asia/Latin America	1,138.7	894.7	27.3%	6.7%

Net Sales	$2,174.7	$1,907.2	14.0%	4.2%

Our North America/Europe segment represented 47.6% of net sales and our Asia/Latin America segment represented 52.4% of net sales for the nine months ended September 30, 2008. For the nine months ended September 30, 2008, North America/Europe sales increased $23.5 million, or 2.3%, including a positive 1.9% foreign currency exchange impact, to $1,036.0 million compared to the nine months ended September 30, 2007. This increase was due primarily to pricing increases offset by U.S. volume losses attributable to growth in private label brands and WIC contract transitions. Asia/Latin America sales increased $244.0 million, or 27.3%, including a positive 6.7% foreign currency exchange impact, to $1,138.7 million, during the same period. Growth in Asia/Latin America was broad-based across all major markets driven by pricing increases, strong volume growth in China and Hong Kong, including the effect of higher advertising and promotion supporting product launches, the addition of prebiotics and the increase in DHA in some children’s nutrition products in Asia.

We have three product categories: (1) infant formula, (2) children’s nutrition and (3) other. Our net sales based on those product categories are shown in the table below:

	Nine Months Ended September 30,
	2008	2007	% Change	% Change Due to Foreign Exchange
(Dollars in millions)
Infant Formula	$1,462.2	$1,328.9	10.0%	3.0%
Children’s Nutrition	640.7	510.4	25.5%	7.1%
Other	71.8	67.9	5.7%	5.1%

Net Sales	$2,174.7	$1,907.2	14.0%	4.2%

Net sales for the period increased in each of our product categories. For the nine months ended September 30, 2008, infant formula sales increased $133.3 million, or 10.0%, including a positive 3.0% foreign currency exchange impact, to $1,462.2 million compared to the nine months ended September 30, 2007. Infant formula growth reflected the mix between the lower growth in our North America/Europe segment, and the higher growth in our Asia/Latin America segment. Children’s nutrition products, sold primarily in the Asia/Latin America segment, increased $130.3 million, or 25.5%, including a positive 7.1% foreign currency exchange impact, to $640.7 million during the same period in line with the broad-based growth across our key Asia and Latin America markets.

We recognize revenue net of various sales adjustments to arrive at net sales reported on the statements of earnings. These adjustments are referred to as gross-to-net sales adjustments. The components of our gross sales to net sales by each significant category of gross-to-net sales adjustments were as follows:

	Nine Months Ended September 30,
	2008	2007	% Change
(Dollars in millions)
Gross Sales	$2,997.8	$2,787.8	7.5%
Gross-to-Net Sales Adjustments
WIC Rebates	(601.7)	(670.0)	(10.2)%
Sales Discounts	(63.9)	(45.4)	40.7%
Returns	(48.7)	(49.2)	(1.0)%
Cash Discounts	(35.4)	(38.7)	(8.5)%
Prime Vendor Charge-Backs	(32.1)	(34.8)	(7.8)%
Other Adjustments	(41.3)	(42.5)	(2.8)%

Total Gross-to-Net Sales Adjustments	(823.1)	(880.6)	(6.5)%

Total Net Sales	$2,174.7	$1,907.2	14.0%

For the nine months ended September 30, 2008, our gross sales increased $210.0 million, or 7.5%, to $2,997.8 million compared to the nine months ended September 30, 2007. Gross-to-net sales adjustments during the same period declined $57.5 million, or 6.5%, to $823.1 million. The decline was generated by changes in WIC rebates in North America due to the loss of the Western States Contracting Alliance, Texas, Minnesota and Iowa WIC contracts to other infant formula manufacturers during the fourth quarter of 2007, partially offset by the addition of California and Louisiana WIC contracts during the second half of 2007, as well as Illinois and Colorado WIC contracts during the nine months ended September 30, 2008. Sales discounts increased $18.5 million during the same period primarily in key Asia markets due to revenue growth and a change in retail sales mix resulting in increased gross sales to key customers with higher discounts.

Expenses

	Nine Months Ended September 30,
	2008	2007	% Change	% of Net Sales
				2008	2007
(Dollars in millions)
Expenses:
Costs of Products Sold	$812.0	$693.8	17.0%	37.3%	36.4%
Marketing, Selling and Administrative	465.0	424.1	9.6%	21.4%	22.2%
Advertising and Product Promotion	276.3	235.2	17.5%	12.7%	12.3%
Research and Development	51.5	48.5	6.2%	2.4%	2.5%
Interest Expense	11.9	—	N/A	0.5%	N/A
Other Expenses—net	9.1	7.1	28.2%	0.4%	0.4%

Total Expenses	$1,625.8	$1,408.7	15.4%	74.8%	73.9%

Costs of Products Sold

For the nine months ended September 30, 2008, costs of products sold increased $118.2 million, or 17.0%, to $812.0 million compared to the nine months ended September 30, 2007. This increase was driven primarily by global dairy price increases. In 2007, the market volatility in dairy prices was mitigated through the contractual pricing agreements we entered into during 2006 and prior periods. However, many of these contracts expired at the end of 2007, resulting in an increase in our costs of products sold in 2008. Additionally, the costs of products sold increase was driven by sales volume growth and an unfavorable foreign exchange impact due to the weakening of the U.S. dollar versus foreign currencies. Furthermore, the cost increase as a percentage of sales was also driven by product mix changes as lower margin children’s nutrition products experienced more rapid volume gains than higher margin infant formulas.

Marketing, Selling and Administrative Expenses

For the nine months ended September 30, 2008, marketing, selling and administrative expenses increased $40.9 million, or 9.6%, to $465.0 million compared to the nine months ended September 30, 2007. This increase was driven by an unfavorable foreign exchange impact due to weakening of the U.S. dollar versus foreign currencies. This increase was also driven by increases in marketing efforts in Asia, including sales force expansion in China, global salary and benefits increases due to inflation and higher corporate allocation costs. Partially offsetting these increases was the one-time impact of a $17.6 million bad debt write-off in the first half of 2007 related to a distributor’s insolvency.

Advertising and Product Promotion Expenses

For the nine months ended September 30, 2008, advertising and product promotion expenses increased $41.1 million, or 17.5%, to $276.3 million compared to the nine months ended September 30, 2007. This increase was driven in large part by a strategic decision to increase various demand-generating activities in key Asian markets, investment in promotional programs in China, Brazil, the Philippines and Thailand, and by an unfavorable foreign exchange impact due to weakening of the U.S. dollar versus foreign currencies.

Research and Development Expenses

For the nine months ended September 30, 2008, research and development expenses increased $3.0 million, or 6.2%, to $51.5 million compared to the nine months ended September 30, 2007. This increase was driven mainly by increased investment in clinical and discovery trials, salary and benefits inflation and an unfavorable foreign exchange impact due to weakening of the U.S. dollar versus foreign currencies.

Interest Expense

For the nine months ended September 30, 2008, we incurred interest expense of $11.9 million from the $2,000 million ERS intercompany note. See “Unaudited Pro Forma Condensed Financial Information” and “Description of Indebtedness” for a description of the ERS intercompany note as a part of this offering.

Earnings from Operations Before Minority Interest and Income Taxes

Our earnings from operations before minority interest and income taxes consists of earnings from our two reportable segments, North America/Europe and Asia/Latin America, reduced by Corporate and Other costs. Corporate and Other costs consist of unallocated general and administrative activities and associated expenses, including in part, executive, legal, finance, information technology, human resources, research and development, global marketing and global supply chain costs.

	Nine Months Ended September 30,
	2008	2007	% Change
(Dollars in millions)
Total Earnings from Operations Before Minority Interest and Income Taxes	$548.9	$498.5	10.1%
North America/Europe	357.6	360.8	(0.9)%
Asia/Latin America	359.4	265.2	35.5%
Corporate and Other	(168.1)	(127.5)	31.8%

For the nine months ended September 30, 2008, North America/Europe earnings from operations before minority interest and income taxes was relatively flat and decreased $3.2 million, or 0.9%, to $357.6 million compared to the nine months ended September 30, 2007. During the same period, Asia/Latin America earnings from operations before minority interest and income taxes increased $94.2 million, or 35.5%, to $359.4 million. This increase was primarily driven by growth in sales and the one-time impact of a $17.6 million bad debt write-off in the first half of 2007 related to a distributor’s insolvency. During the same period, Corporate and Other costs increased $40.6 million, or 31.8%, to $168.1 million. This was principally due to a $13.2 million increase in cost of information management services provided by BMS, an $11.9 million interest expense charge due to the $2,000 million ERS intercompany note and $14.0 million in expenses related to this offering.

Income Taxes

For the nine months ended September 30, 2008, our provision for income taxes increased $22.2 million, or 12.8%, to $195.1 million compared to the nine months ended September 30, 2007, primarily due to earnings mix, the benefit of certain basis differences recorded in the nine months ended September 30, 2007 and the loss of benefit of our research and development credit, which expired on December 31, 2007.

Net Earnings

For the foregoing reasons, for the nine months ended September 30, 2008, net earnings increased $27.5 million, or 8.6%, to $347.5 million compared to the nine months ended September 30, 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Below is a summary of comparative results of operations and a more detailed discussion of results for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
				% of Net Sales
	2007	2006	% Change	2007	2006
(Dollars in millions)
Net Sales	$2,576.4	$2,345.1	9.9%	—	—
Expenses	1,913.2	1,710.3	11.9%	74.3%	72.9%
Earnings from Operations Before Minority Interest and Income Taxes	663.2	634.8	4.5%	25.7%	27.1%
Provision for Income Taxes	(233.6)	(230.1)	1.5%	9.1	9.8%
Effective Tax Rate	35.2%	36.2%
Minority Interest Expense—net of tax	(7.1)	(6.5)	9.2%	0.3%	0.3%

Net Earnings	$422.5	$398.2	6.1%	16.4%	17.0%

Net Sales

For the year ended December 31, 2007, global net sales increased $231.3 million, or 9.9%, including a positive 3.3% foreign currency exchange impact, to $2,576.4 million compared to the year ended December 31, 2006. The business grew in all regions and all product categories, with strong broad-based growth across our key Asia markets.

Net sales based on our segments are shown in the table below:

	Year Ended December 31,
	2007	2006	% Change	% Change Due to Foreign Exchange
(Dollars in millions)
North America/Europe	$1,351.2	$1,290.5	4.7%	1.3%
Asia/Latin America	1,225.2	1,054.6	16.2%	5.7%

Net Sales	$2,576.4	$2,345.1	9.9%	3.3%

Our North America/Europe segment represented 52.4% of net sales and our Asia/Latin America segment represented 47.6% of net sales for the year ended December 31, 2007. North America/Europe net sales increased $60.7 million, or 4.7%, including a positive 1.3% foreign currency exchange impact, to $1,351.2 million in 2007 compared to 2006. Volume growth also came from increased sales in the United States with strong market share performance built upon a continued marketing focus on the mental development benefits provided by our products, partially offset by the loss of regulatory exclusivity for Cafcit, a pediatric pharmaceutical product, in the fourth quarter of 2006. The Cafcit trademark was divested during the fourth quarter of 2007, and we no longer market pharmaceutical products, consistent with our strategic focus on pediatric nutrition. During the same period, Asia/Latin America sales increased $170.6 million, or 16.2%, including a positive 5.7% foreign currency exchange impact, to $1,225.2 million. Growth was broad-based with the top Asia markets all showing double digit increases in net sales.

Net sales based on our product categories are shown in the table below:

	Year Ended December 31,
	2007	2006	% Change	% Change Due to Foreign Exchange
(Dollars in millions)
Infant Formula	$1,788.1	$1,634.8	9.4%	2.4%
Children’s Nutrition	696.5	603.8	15.4%	5.6%
Other	91.8	106.5	(13.8)%	3.7%

Net Sales	$2,576.4	$2,345.1	9.9%	3.3%

Net sales for the period increased in the infant formula and children’s nutrition product categories. For the year ended December 31, 2007, the infant formula business increased $153.3 million, or 9.4%, including a positive 2.4% foreign currency impact, to $1,788.1 million compared to the year ended December 31, 2006. We maintained a strong position in infant formula products sold in the United States, with 5.0% growth in net sales. This was partially offset by a $17 million decline in net sales of Cafcit, due to the loss of regulatory exclusivity in the fourth quarter of 2006 and its divestiture in the fourth quarter of 2007. Children’s nutrition products, which are almost entirely sold in the Asia/Latin America segment, increased $92.7 million, or 15.4%, including a positive 5.6% foreign currency exchange impact, to $696.5 million during the same period, primarily due to broad-based growth across our key Asia markets.

The reconciliation of our gross sales to net sales by each significant category of gross-to-net sales adjustments were as follows:

	Year Ended December 31,
	2007	2006	% Change
(Dollars in millions)
Gross Sales	$3,717.2	$3,480.1	6.8%
Gross-to-Net Sales Adjustments
WIC Rebates	(847.8)	(871.9)	(2.8)%
Sales Discounts	(66.3)	(55.0)	20.5%
Returns	(67.6)	(65.2)	3.7%
Cash Discounts	(48.0)	(47.9)	0.2%
Prime Vendor Charge-Backs	(47.5)	(46.7)	1.7%
Other Adjustments	(63.6)	(48.3)	31.7%

Total Gross-to-Net Sales Adjustments	(1,140.8)	(1,135.0)	0.5%

Total Net Sales	$2,576.4	$2,345.1	9.9%

For the year ended December 31, 2007, our gross sales increased $237.1 million, or 6.8%, to $3,717.2 million compared to the year ended December 31, 2006. Gross-to-net sales adjustments during the same period increased $5.8 million, or 0.5%, to $1,140.8 million. This decline was largely the result of changes in WIC rebates in North America due to the loss of Georgia and the New England and Tribal Organization WIC contracts to other infant formula manufacturers in the fourth quarter of 2006, as well as the Western States Contracting Alliance, Texas, Minnesota and Iowa WIC contracts during the fourth quarter of 2007. These declines were partially offset by the addition of the Michigan WIC contract during the fourth quarter of 2006, as well as California and Louisiana WIC contracts during the second half of 2007. In addition, sales discounts increased $6.5 million during the same period in key Asian markets due to a change in retail sales mix resulting in increased gross sales to key customers with higher discounts, and a $5.1 million increase from a distributor model change.

Expenses

	Year Ended December 31,
				% of Net Sales
	2007	2006	% Change	2007	2006
(Dollars in millions)
Expenses:
Costs of Products Sold	$948.7	$850.4	11.6%	36.8%	36.3%
Marketing, Selling and Administrative	575.2	504.3	14.1%	22.3%	21.5%
Advertising and Product Promotion	318.5	290.6	9.6%	12.4%	12.4%
Research and Development	67.2	62.0	8.4%	2.6%	2.6%
Other Expenses—net	3.6	3.0	20.0%	0.1%	0.1%

Total Expenses	$1,913.2	$1,710.3	11.9%	74.3%	72.9%

Costs of Products Sold

For the year ended December 31, 2007, costs of products sold increased $98.3 million, or 11.6%, to $948.7 million compared to the year ended December 31, 2006. The costs of products sold increase was driven by sales volume growth, dairy price increases and an unfavorable foreign exchange impact due to the weakening of the U.S. dollar versus foreign currencies. Furthermore, the cost increase as a percentage of sales was driven by product mix changes as lower margin children’s nutrition products experienced more rapid volume gains than higher margin routine infant formulas.

Marketing, Selling and Administrative Expenses

For the year ended December 31, 2007, marketing, selling and administrative expenses increased $70.9 million, or 14.1%, to $575.2 million compared to the year ended December 31, 2006. This increase was driven by a $17.6 million bad debt write-off related to a distributor insolvency, increased corporate allocations from BMS including information management and corporate insurance, unfavorable foreign exchange due to the weakening of the U.S. dollar versus foreign currencies and global salary and benefits inflationary increases.

Advertising and Product Promotion Expenses

For the year ended December 31, 2007, advertising and product promotion expenses increased $27.9 million, or 9.6%, to $318.5 million compared to the year ended December 31, 2006. This percentage increase was driven by strategic decisions regarding investment to support sales growth.

Research and Development Expenses

For the year ended December 31, 2007, research and development expenses increased $5.2 million, or 8.4%, to $67.2 million compared to the year ended December 31, 2006. The rate of increase reflected the full year staffing impact of the regional development centers in Asia and Latin America.

Earnings from Operations Before Minority Interest and Income Taxes

	Year Ended December 31,
	2007	2006	% Change
(Dollars in millions)
Total Earnings from Operations Before Minority Interest and Income Taxes	$663.2	$634.8	4.5%
North America/Europe	477.6	460.3	3.8%
Asia/Latin America	363.9	335.9	8.3%
Corporate and Other	(178.3)	(161.4)	10.5%

For the year ended December 31, 2007, North America/Europe earnings from operations before minority interest and income taxes increased $17.3 million, or 3.8%, to $477.6 million compared to the year ended December 31, 2006. The increase in earnings from operations before minority interest and income taxes for North America/Europe was primarily driven by a 4.7% increase in net sales during the same period. For the same period, Asia/Latin America earnings from operations before minority interest and income taxes increased $28.0 million, or 8.3%, to $363.9 million compared to the year ended December 31, 2006. The increase in earnings from operations before minority interest and income taxes for Asia/Latin America was primarily driven by a 16.2% increase in net sales during the same period. The increase in earnings from operations before minority interest and income taxes was partially offset by a bad debt expense of $17.6 million related to a distributor’s insolvency. For the same period, Corporate and Other costs increased $16.9 million, or 10.5%, to $178.3 million compared to the year ended December 31, 2006. This was due to an increase in corporate insurance and information management expenses allocated from BMS.

Income Taxes

The effective tax rate for the year ended December 31, 2007 decreased from 36.2% to 35.2%, compared to the year ended December 31, 2006. This reduction in the effective tax rate was driven primarily by the benefit of certain basis differences. For the year ended December 31, 2007, our provision for income taxes increased $3.5 million, or 1.5%, to $233.6 million compared to the year ended December 31, 2006, due to higher pre-tax earnings.

Net Earnings

For the foregoing reasons, for the year ended December 31, 2007, net earnings increased $24.3 million, or 6.1%, to $422.5 million compared to the year ended December 31, 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Below is a summary of comparative results of operations and a more detailed discussion of results for the years ended December 31, 2006 and 2005:

	Year Ended December 31,
				% of Net Sales
	2006	2005	% Change	2006	2005
(Dollars in millions)
Net Sales	$2,345.1	$2,201.8	6.5%	—	—
Expenses	1,710.3	1,583.4	8.0%	72.9%	71.9%
Earnings from Operations Before Minority Interest and Income Taxes	634.8	618.4	2.7%	27.1%	28.1%
Provision for Income Taxes	(230.1)	(222.5)	3.4%	9.8%	10.1%
Effective Tax Rate	36.2%	36.0%
Minority Interest Expense—net of tax	(6.5)	(6.1)	6.6%	0.3%	0.3%

Net Earnings	$398.2	$389.8	2.2%	17.0%	17.7%

Net Sales

For the year ended December 31, 2006, global net sales increased $143.3 million, or 6.5%, including a positive 1.4% foreign currency exchange impact, to $2,345.1 million compared to the year ended December 31, 2005.

Net sales based on our segments are shown in the table below:

	Year Ended December 31,
	2006	2005	% Change	% Change Due to Foreign Exchange
(Dollars in millions)
North America/Europe	$1,290.5	$1,247.7	3.4%	0.5%
Asia/Latin America	1,054.6	954.1	10.5%	2.6%

Net Sales	$2,345.1	$2,201.8	6.5%	1.4%

Our North America/Europe segment represented 55.0% of net sales and our Asia/Latin America segment represented 45.0% of net sales for the year ended December 31, 2006. North America/Europe sales increased $42.8 million, or 3.4%, including a positive 0.5% foreign currency exchange impact, to $1,290.5 million in 2006 compared to 2005. Our net sales increased 2.5% in the United States where we expanded our market leadership position, but net sales were negatively impacted by reductions in retail customer inventory. During the same period, Asia/Latin America sales increased $100.5 million, or 10.5%, including a positive 2.6% foreign currency exchange impact, to $1,054.6 million. This increase in net sales was primarily due to strong growth in Mexico and China, our largest markets outside of the United States, as well as strong growth in other Asia and Latin America markets.

Net sales based on our product categories are shown in the table below:

	Year Ended December 31,
	2006	2005	% Change	% Change Due to Foreign Exchange
(Dollars in millions)
Infant Formula	$1,634.8	$1,576.5	3.7%	0.9%
Children’s Nutrition	603.8	528.9	14.2%	3.0%
Other	106.5	96.4	10.5%	2.1%

Net Sales	$2,345.1	$2,201.8	6.5%	1.4%

Net sales for the period increased in each of our product categories. For the year ended December 31, 2006, infant formula increased $58.3 million, or 3.7%, including a positive 0.9% foreign currency exchange impact, to $1,634.8 million compared to the year ended December 31, 2005, driven by a continued marketing focus on the mental development benefits provided by our products. For the same period, growth was led by the children’s nutrition business, which increased $74.9 million, or 14.2%, including a positive 3.0% foreign currency exchange impact, to $603.8 million, due to broad-based growth in our key Asia markets.

The reconciliation of our gross sales to net sales by each significant category of gross-to-net sales adjustments were as follows:

	Year Ended December 31,
	2006	2005	% Change
(Dollars in millions)
Gross Sales	$3,480.1	$3,293.4	5.7%
Gross-to-Net Sales Adjustments
WIC Rebates	(871.9)	(843.0)	3.4%
Sales Discounts	(55.0)	(38.2)	44.0%
Returns	(65.2)	(72.1)	(9.6)%
Cash Discounts	(47.9)	(47.3)	1.3%
Prime Vendor Charge-Backs	(46.7)	(46.4)	0.6%
Other Adjustments	(48.3)	(44.6)	8.3%

Total Gross-to-Net Sales Adjustments	(1,135.0)	(1,091.6)	4.0%

Total Net Sales	$2,345.1	$2,201.8	6.5%

For the year ended December 31, 2006, our gross sales increased $186.7 million, or 5.7%, to $3,480.1 million compared to the year ended December 31, 2005. Gross-to-net sales adjustments during the same period increased $43.4 million, or 4.0%, to $1,135.0 million, generally in line with the growth in sales. WIC rebates grew at a rate slightly lower than U.S. sales growth. Contract changes in the period included the loss of Georgia and the New England and Tribal Organization WIC contracts during October 2006 to other infant formula manufacturers, partially offset by the addition of the Michigan WIC contract in November 2006. Returns declined due to improvements in our actual and expected return rate, relating to our products in North America. Sales discounts increased $16.8 million during the same period due to a change in retail sales mix resulting in increased gross sales to key customers with higher discounts.

Expenses

	Year Ended December 31,
				% of Net Sales
	2006	2005	% Change	2006	2005
(Dollars in millions)
Expenses:
Costs of Products Sold	$850.4	$781.3	8.8%	36.3%	35.5%
Marketing, Selling and Administrative	504.3	464.5	8.6%	21.5%	21.1%
Advertising and Product Promotion	290.6	284.4	2.2%	12.4%	12.9%
Research and Development	62.0	50.8	22.0%	2.6%	2.3%
Other Expenses—net	3.0	2.4	25.0%	0.1%	0.1%

Total Expenses	$1,710.3	$1,583.4	8.0%	72.9%	71.9%

Costs of Products Sold

For the year ended December 31, 2006, costs of products sold increased $69.1 million, or 8.8%, to $850.4 million compared to the year ended December 31, 2005. This increase was driven by sales volume growth, a $15.6 million impairment charge due to the loss of Cafcit regulatory exclusivity and higher inventory write-offs mainly due to the Company’s more stringent product quality standards. Furthermore, the cost increase as a percentage of sales was driven by higher growth in lower margin children’s nutrition products in our Asia/Latin America segment and specialty products in our North America/Europe segment, compared to a lower rate of growth in the higher margin routine infant formula products.

Marketing, Selling and Administrative Expenses

For the year ended December 31, 2006, marketing, selling and administrative expenses increased $39.8 million, or 8.6%, to $504.3 million compared to the year ended December 31, 2005. The increase was principally due to an increase in the health care professional sales force supporting infant formula products in the United States, the full recognition of customer service costs that were previously shared with a discontinued BMS business and corporate allocation increases related to stock-based compensation.

Advertising and Product Promotion Expenses

For the year ended December 31, 2006, advertising and product promotion expenses increased $6.2 million, or 2.2%, to $290.6 million compared to the year ended December 31, 2005. This increase was driven by sales growth. However, as a percentage of sales, advertising and product promotion expenditure decreased from 12.9% in 2005 to 12.4% in 2006. This decrease was due to promotion expense cut-backs to compensate for the increased research and development, selling and customer service costs in the same period.

Research and Development Expenses

For the year ended December 31, 2006, research and development expenses increased $11.2 million, or 22.0%, to $62.0 million compared to the year ended December 31, 2005. This increase was due to additional investments in clinical studies and product development in the support of new product innovation and incremental headcount to expand our regional development centers in Asia and Latin America.

Earnings from Operations Before Minority Interest and Income Taxes

	Year Ended December 31,
	2006	2005	% Change
(Dollars in millions)
Total Earnings from Operations Before Minority Interest and Income Taxes	$634.8	$618.4	2.7%
North America/Europe	460.3	466.8	(1.4)%
Asia/Latin America	335.9	294.4	14.1%
Corporate and Other	(161.4)	(142.8)	13.0%

For the year ended December 31, 2006, North America/Europe earnings from operations before minority interest and income taxes decreased $6.5 million, or 1.4%, to $460.3 million compared to the year ended December 31, 2005. The decrease in earnings from operations before minority interest and income taxes for North America/Europe was primarily due to increases in marketing, selling and administrative expenses caused by both the increase in health care professional force supporting infant formula sales in the United States and the divestiture of the BMS Over-the-Counter business. For the same period, Asia/Latin America earnings from operations before minority interest and income taxes increased $41.5 million, or 14.1%, to $335.9 million. The increase in earnings from operations before minority interest and income taxes for Asia/Latin America was in line with the increase in net sales during the year ended December 31, 2007. For the same period, Corporate and Other expenses increased $18.6 million, or 13.0%, to $161.4 million. This increase was primarily due to the corporate allocation increase from BMS related to stock-based compensation. The increase was also driven by our global business services function encompassing research and development and administrative functions.

Income Taxes

For the year ended December 31, 2006, our provision for income taxes increased $7.6 million, or 3.4%, to $230.1 million compared to the year ended December 31, 2005. This increase was consistent with our higher pre-tax earnings as the effective tax rate was relatively unchanged at 36.2%.

Net Earnings

For the foregoing reasons, for the year ended December 31, 2006, net earnings increased $8.4 million, or 2.2%, to $398.2 million compared to the year ended December 31, 2005.

Financial Position, Liquidity and Capital Resources

Overview

Historically, our primary source of liquidity is cash from operations. Cash flows from operating activities represent the inflow of cash from our customers and the outflow of our cash for inventory purchases, operating expenses and taxes. Cash flows used in investing activities primarily represent capital expenditure for equipment, buildings and computer software. Cash flows used in financing activities represent the transfers to BMS. All of our financing activities reflect the nature of our relationship with BMS and consist entirely of net transfers of cash to BMS.

As an operating division, we have not reported cash or cash equivalents on our balance sheet for the periods presented. Historically, BMS has managed the treasury relationships for receiving and disbursing cash to cover all cash flow activity from operations and investing activities. In the future, we believe that cash from operations will continue to be sufficient to support our working capital needs. However, we can provide no assurance that cash flow from operations will be sufficient to meet future needs.

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005
(Dollars in millions)
Cash flow provided by/(used in):
Operating Activities	$376.4	$391.2	$472.1	$351.8	$434.4
Investing Activities	(49.4)	(47.7)	(74.2)	(63.0)	(54.7)
Financing Activities	(327.0)	(343.5)	(397.9)	(288.8)	(379.7)

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Net cash provided by operating activities decreased $14.8 million to $376.4 million for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. This decrease resulted primarily from a build in inventory to support future sales growth that was partially offset by net earnings growth of $27.5 million. Net cash used in investing activities increased $1.7 million to $49.4 million for the same period, driven by a slight increase in capital expenditures.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net cash provided by operating activities increased $120.3 million to $472.1 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. This increase was driven by a $24.3 million increase in net earnings and an increase of $68.8 million from changes in accounts payable and accrued expenses primarily due to increased value of dairy and other commodity purchases. Net cash used in investing activities increased $11.2 million to $74.2 million for the same period, primarily related to increases in capacity and quality investment at our production facilities and an increase in capitalized software to support formulation management and web based sales capabilities.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net cash provided by operating activities decreased $82.6 million to $351.8 million for the year ended December 31, 2006 compared to the year ended December 31, 2005. This decrease was attributable to increased inventory of $45.9 million for recovery from supplier disruptions in 2005 and a new product launch in Latin America, as well as a year-over-year increase of $66.4 million in accrued rebates and returns due to the timing of WIC payments in the United States at year end 2006, partially offset by $8.4 million in increased net earnings. Net cash used in investing activities increased $8.3 million to $63.0 million for the same period, primarily related to an increase in software spending for formulation management capabilities and increases in capacity and quality investment at our production facilities.

Net Debt

On August 26, 2008, we declared and issued a dividend in the form of a note in an amount of $2,000 million bearing interest at an annual interest rate of 6.1% to ERS. Prior to or concurrently with this offering, we will restructure this note into three senior unsecured notes of $744.2 million, $500 million and $500 million, respectively. In addition, we and BMS have agreed that our opening cash balance at the date of this offering will be $250 million to meet our operating requirements. The resulting debt on our balance sheet at the time of this offering will be $1,750 million, including the Venezuela Note and excluding our Mexican capital lease obligations. See “Certain Relationships and Related Party Transactions—Separation Transactions”. We believe that cash flows from operations will be sufficient to service our debt. For a more detailed description of our debt see “Description of Indebtedness”.

Capital Expenditures

We expect our capital expenditures for the year ending December 31, 2008 to grow in line with historical growth rates and the year ending December 31, 2009 to grow above historical growth rates to support manufacturing and research and development capabilities, capitalized software and other capital needs.

Contractual Obligations and Commitments

As of December 31, 2007, our significant contractual obligations and other commitments were as follows:

	Payments due by December 31,
	2008	2009	2010	2011	Thereafter	Total
(Dollars in millions)
Operating Lease Obligations	$8.1	$5.9	$2.4	$0.8	$8.9	$26.1
Capital Lease Obligations	0.2	0.2	0.2	0.2	0.8	1.6
Purchase Obligations	16.0	13.7	12.8	5.7	5.6	53.8

Total	$24.3	$19.8	$15.4	$6.7	$15.3	$81.5

Our operating lease obligations are generally related to vehicle leases, real estate leases for offices or manufacturing sites and leases for expatriate housing. Capital lease obligations relate to assets utilized for interplant transportation of materials and finished goods. Purchase obligations are generally for unconditional commitments related to the purchase of materials used in manufacturing and for promotional services. The table above does not include $14.3 million in long-term tax positions due to the uncertainty related to the timing of the reversal of those positions.

For 2008, we have entered into two additional significant obligations. On October 15, 2008, we entered into a long-term supply agreement effective January 1, 2009. Estimated payments over the life of the ten-year agreement are $31.8 million. On August 26, 2008, we declared and issued a dividend in the form of a note in an amount of $2,000 million bearing interest at an annual interest rate of 6.1% to ERS. This note will be restructured into three separate notes prior to or concurrently with this offering. See “Unaudited Pro Forma Condensed Financial Information” and “Description of Indebtedness”. We expect the amount due for principal and interest payments in respect of these notes and the Venezuela Note to be approximately $161 million, $169 million and $2,065 million in 2010, 2011 and thereafter, respectively.

Following our separation from BMS, we expect BMS to continue to provide many of the services related to corporate and shared services functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services on a transitional basis for a fee. We expect BMS to continue to provide us many of these services under the transitional services agreement described in “Certain Relationships and Related Party Transactions”.

Off-Balance Sheet Arrangements

We do not currently use off-balance sheet derivative financial instruments to hedge or partially hedge interest rate exposure nor do we maintain any other off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions or other financial or investment purposes.

Quantitative and Qualitative Disclosures About Market Risk

Inflation

The impact of inflation has affected, and will continue to affect, our operations significantly. Our materials costs are influenced by inflation and fluctuations in global commodity prices, principally dairy, agricultural oils and tin. In addition, costs for construction, taxes, repairs, maintenance, insurance and media are all subject to inflationary pressures.

Foreign Exchange Risk

We are exposed to market risk due to changes in currency exchange rates. Our primary net foreign currency translation exposures are the Chinese renminbi, the Mexican peso, the Philippine peso, the Hong Kong dollar and the Euro. Historically, we have used derivative financial instruments indirectly through participation in the centralized hedging functions of BMS, which are designed primarily to minimize exposure to foreign currency risk. We do not hold or issue derivative financial instruments for speculative purposes.

We use foreign currency contracts to hedge anticipated transactions on certain foreign currencies and designate these derivative instruments as foreign currency cash flow hedges when appropriate. If the derivative is designated as a cash flow hedge, the change in the fair value of the derivative is initially recorded in other comprehensive income and then recognized in our statement of earnings when the corresponding hedged item impacts our earnings. The foreign currency derivatives resulted in losses of $2.6 million, $5.1 million and $5.4 million in the years ended December 31, 2007, 2006 and 2005, respectively, and $4.3 million and $1.6 million in the nine months ended September 30, 2008 and 2007, respectively. The impact of hedge ineffectiveness on our earnings was not significant.

After the completion of this offering, we plan to enter into hedging and other foreign exchange management arrangements to reduce the risk of foreign currency exchange rate fluctuations to the extent that cost-effective derivative financial instruments or other non-derivative financial instrument approaches are available. Derivative financial instruments will not be used for speculative purposes. The intent of gains and losses on hedging transactions is to offset the respective gains and losses on the underlying exposures being hedged. While we intend to mitigate some of this risk with hedging and other activities, our business will nevertheless remain subject to substantial foreign exchange risk from foreign currency translation exposures that we will not be able to manage through effective hedging or the use of other financial instrument approaches.

Commodity Risk

We purchase certain products in the normal course of business, including dairy, tin and edible oils, the prices of which are affected by global commodity prices. Therefore, we are exposed to some price volatility related to market conditions outside of our control.

We employ various purchasing and pricing contract techniques in an effort to minimize volatility. Generally these techniques include setting fixed prices with suppliers, such as unit pricing that is based on an average of commodity prices over the corresponding period of time. We do not generally make use of financial instruments to hedge commodity prices, partly because of these contract pricing techniques.

Critical Accounting Policies

In presenting our financial statements in conformity with U.S. GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures.

Some of the estimates and assumptions that we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions. Actual results may differ significantly from these estimates. Future results may differ from our estimates under different assumptions or conditions.

We believe that the critical accounting policies listed below involve our more significant judgments, assumptions and estimates and, therefore, could have the greatest potential impact on our financial statements.

For further information on our critical and other significant accounting policies, see the notes to our financial statements included elsewhere in this prospectus.

Basis of Presentation

Our financial statements have been derived from the consolidated financial statements and accounting records of BMS, principally from statements and records representing the Mead Johnson Nutrition business. The statements of earnings also include expense allocations for certain corporate functions historically provided to us by BMS, including general corporate expenses related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax and other services. These allocations are based on either specific identification or the proportionate percentage of our revenues and headcount to the respective total BMS revenues and headcount. These allocations are reflected in marketing, selling and administrative expenses in these statements of earnings and totaled $81.8 million and $73.8 million for the nine months ended September 30, 2008 and 2007, respectively and $101.7 million, $83.3 million and $75.6 million for the years ended December 31, 2007, 2006 and 2005, respectively. We and BMS consider these allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense we would have incurred as a stand-alone company. Actual costs that may have been incurred if we had been a stand-alone public company in 2007, 2006 and 2005 would depend on a number of factors, including our chosen organizational structure, what functions were outsourced or performed by our employees and strategic decisions made in areas such as information technology systems and infrastructure.

BMS has not allocated a portion of its external debt interest cost to us as none of the debt at the BMS level is being allocated to us. Debt is not being allocated as none of the debt recorded by BMS is directly related to our business, which is self-funding. BMS debt is used solely for BMS corporate purposes.

Revenue Recognition

We recognize revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, when substantially all the risks and rewards of ownership have transferred to the customer. Revenue is recognized on the date of receipt by the purchaser. Revenues are reduced at the time of recognition to reflect expected returns that are estimated based on historical experience and business trends. Additionally, provisions are made at the time of revenue recognition for discounts, WIC rebates and estimated sales allowances based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue. We offer sales incentives to customers and consumers through various programs consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recognized as incurred and recorded as a reduction of revenue.

WIC rebate accruals were $214.4 million at September 30, 2008 and $197.6 million and $230.3 million at December 31, 2007 and 2006, respectively, which are included in accrued rebates and returns. We participate on a competitive bidding basis in nutrition programs sponsored by states, tribal governments, the Commonwealth of Puerto Rico, and U.S. territories for WIC. Under these programs, we reimburse these entities for the difference between wholesaler list price and the contract price on eligible products. We account for WIC rebates by establishing an accrual in an amount equal to our estimate of WIC rebate claims attributable to a sale. We determine our estimate of the WIC rebate accrual primarily based on historical experience regarding WIC rebates and current contract prices under the WIC programs. We consider levels of inventory in the distribution channel, new WIC contracts, terminated WIC contracts, changes in existing WIC contracts and WIC participation, and adjust the accrual periodically throughout the year to reflect actual expense. Rebates under the WIC program reduced revenues by $601.7 million and $670.0 million for the nine months ended September 30, 2008 and 2007, respectively and $847.8 million, $871.9 million and $843.0 million in the years ended December 31, 2007, 2006 and 2005, respectively.

Sales return accruals were $29.4 million at September 30, 2008 and $30.7 million and $29.9 million at December 31, 2007 and 2006, respectively. We account for sales returns in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 48, Revenue Recognition When Right of Return Exists, by establishing an accrual in an amount equal to our estimate of sales recorded for which the related products are expected to be returned. We determine our estimate of the sales return accrual primarily based on historical experience regarding sales returns, but also consider other factors that could impact sales returns. Returns reduced sales by $48.7 million and $49.2 million for the nine months ended September 30, 2008 and 2007, respectively and $67.6 million, $65.2 million and $72.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Income Taxes

During the periods presented, we did not file separate tax returns, as we were included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction. The income tax provision included in these financial statements was calculated based on a separate return-methodology, as if our operations were separate taxpayers in the respective jurisdictions.

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment, including the long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

With the exception of Mead Johnson-dedicated entities, we do not maintain taxes payable to or from BMS and are deemed to settle the annual current tax balances immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in divisional equity.

We adopted the Financial Accounting Standards Board (“FASB”) Interpretation Number (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 on January 1, 2007. As a result of the adoption of this accounting pronouncement, we derecognized $4.8 million of previously recognized tax benefits, which was accounted for as a decrease to the opening balance of divisional equity.

We intend to enter into a tax matters agreement prior to or concurrently with the completion of this offering. See “Certain Relationships and Related Party Transactions”.

Impairment of Long-Lived Assets

We periodically evaluate whether current facts or circumstances indicate that the carrying value of our depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. An estimate of the asset’s fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. We report an asset to be disposed of at the lower of its carrying value or its estimated net realizable value. Asset impairment or accelerated depreciation resulting from an assessment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, is recorded as costs of products sold.

Goodwill and Other Intangible Assets

Goodwill is tested for impairment using a two-step process on an annual basis or when current facts or circumstances indicate that a potential impairment may exist. The first step is to identify a potential impairment, and the second step measures the amount of the impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value. We complete our annual goodwill impairment assessment during the first quarter and monitor for any potential impairment in the remaining quarters, neither of which indicated an impairment of goodwill in 2008, 2007, 2006 or 2005.

Other intangible assets, consisting of a trademark and computer software, are amortized on a straight-line basis over their useful lives, ranging from three to ten years. All other intangible assets are evaluated for impairment as described in “—Impairment of Long-Lived Assets” above.

Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, product and/or environmental, health, and safety liabilities, and tax matters. In accordance with SFAS No. 5, Accounting for Contingencies, we record accruals for such loss contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. We, in accordance with SFAS No. 5, do not recognize gain contingencies until realized. For a discussion of contingencies, see the notes to our financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

For a description of a complete list of recent accounting pronouncements, see the notes to our financial statements included elsewhere in this prospectus.

Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements, for financial assets and liabilities and any other assets and liabilities carried at fair value. This pronouncement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. On November 14, 2007, the FASB agreed to a one-year deferral for the implementation of SFAS No. 157 for other non-financial assets and liabilities. Our adoption of SFAS No. 157 did not have a material effect on our financial statements for financial assets and liabilities and any other assets and liabilities carried at fair value. We are currently in the process of evaluating this pronouncement for other non-financial assets or liabilities.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. We are currently evaluating the impact of adopting this pronouncement.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, as an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. This statement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment. This statement also requires entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008. We are currently in the process of evaluating the impact of adopting this pronouncement.

BUSINESS

Our Company

We are a global leader in pediatric nutrition with approximately $2.6 billion in net sales for the year ended December 31, 2007. We are committed to creating trusted nutritional brands and products which help improve the health and development of infants and children around the world and provide them with the best start in life. Our Enfa family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition, based on retail sales. Our comprehensive product portfolio addresses a broad range of nutritional needs for infants, children and expectant and nursing mothers. We have 100 years of innovation experience during which we have developed or improved many breakthrough or industry-defining products across each of our product categories. Our singular focus on pediatric nutrition and our implementation of a business model that integrates nutritional science with health care and consumer marketing expertise differentiate us from many of our competitors.

We strive to be the world’s premier pediatric nutrition company. We market our portfolio of more than 70 products to mothers, health care professionals and retailers in more than 50 countries in North America, Europe, Asia and Latin America. Our two reportable segments are North America/Europe and Asia/Latin America, which comprised 52.4% and 47.6%, respectively, of our net sales for the year ended December 31, 2007. Our broad geographic footprint allows us to take advantage of both the largest and most rapidly growing markets.

We believe mothers and health care professionals associate the Mead Johnson name and the Enfa family of brands with quality, science-based pediatric nutrition products. We believe the strength of our brands allows us to create and maintain consumer loyalty across our product portfolio and stages of pediatric development.

The two principal product categories in which we operate are infant formula and children’s nutrition.

Infant Formula:

•	We are a global leader in infant formula, based on retail sales.

•	We are a leader in infant formula in the United States, the world’s largest infant formula market, based on U.S. market share.

•	We are a leader in infant formula in Asia, the fastest growing region in the pediatric nutrition industry, based on retail sales.

•

Infant formula products represented 67.2% and 69.4% of our net sales for the nine months ended September 30, 2008 and the year ended December 31, 2007, respectively, and our net sales of infant formula products have grown at a CAGR of 8.5% from 2004 to 2007.

Children’s Nutrition:

•	We are a global leader in children’s nutrition, based on retail sales.

•

We are a leader in China, the Philippines, Thailand, Malaysia and Mexico, five of the six largest children’s nutrition markets, based on retail sales, accounting for approximately 56% of total children’s nutrition sales in 2007.

•

Children’s nutrition products represented 29.5% and 27.0% of our net sales for the nine months ended September 30, 2008 and the year ended December 31, 2007, respectively, and our net sales of children’s nutrition products have grown at a CAGR of 14.2% from 2004 to 2007.

Our business model integrates nutritional science with marketing expertise. During the course of our history, we have made several advances in pediatric nutrition, including the following:

•	In 2008, we launched Nutramigen AA®, an amino acid infant formula for infants with severe protein allergies;

•

In 2005, we developed and launched Enfamil Gentlease LIPIL® in the United States, a unique partially hydrolyzed, reduced-lactose infant formula that is better tolerated by infants with gas and fussiness;

•	In 2004, we added prebiotics to our Enfalac® infant formula in Asia, providing improved digestive health for infants;

•

In 2003, we introduced Nutramigen® with LGG in Europe, the first broadly distributed extensively hydrolyzed infant formula with a probiotic shown to reflect a reduced incidence of atopic dermatitis in infants allergic to protein in cow’s milk;

•

In 2002, we developed Enfamil LIPIL®, the first infant formula in the United States to include the nutrients DHA and ARA, which are important nutrients in breast milk that have been clinically shown to promote infant brain and eye development;

•	In 1996, we launched the Lactum® brand of vitamin-fortified milk powder, with the compelling consumer insight that mothers want their children to be 100% nourished;

•

In the 1980s, we developed Sustagen® from a product used to provide nutrition to patients in hospitals to a consumer brand of fortified milk powder focused on nutritional reassurance. During the 1990s, we launched multiple Sustagen® line extensions specifically for children;

•	In 1965, we developed ProSobee®, the first soy-based infant formula in the United States;

•	In 1958, we developed Lofenalac®, the first commercially available infant feeding product for the management of infants with phenylketonuria;

•	In 1942, we developed Nutramigen®, the first protein hydrolysate infant formula in the United States; and

•	In 1911, we launched Dextri-Maltose®, the first clinically-supported, physician-recommended infant formula.

Our History

Mead Johnson was founded in 1905 and we introduced Dextri-Maltose®, our first infant formula product, in 1911. Over the next several decades, we built upon our leadership in science-based nutrition, introducing many innovative infant feeding products while expanding into vitamins, pharmaceutical products and nutrition. During the course of our history, we have expanded our operations into geographies outside of the United States, including Europe, Asia and Latin America. Throughout our history, our deeply-held commitment to support breastfeeding and our commitment to improve the health and development of infants and children around the world have been hallmarks of our organization. In 1967, we became a wholly-owned subsidiary of BMS. Following our separation from BMS, we will be a global company focused on the manufacture and marketing of branded pediatric nutrition products. As a stand-alone public company, we believe we will be better positioned to compete in the pediatric nutrition industry and invest in and grow our business.

Industry Overview

According to Euromonitor, the pediatric nutrition industry is an approximately $19 billion global industry that has grown at a CAGR of approximately 11% from 2002 to 2007. The industry is characterized by well- recognized global brands that generate strong loyalty among consumers and health care professionals. The pediatric nutrition industry is composed of two categories: infant formula and children’s nutrition. Infant formula products are designed to be the sole or primary source of nutrition in the first year of an infant’s life, while children’s nutrition products are nutritional supplements for children over the age of one, which are either milk-based or designed to be added to milk. Children’s nutrition products also are commonly referred to as growing-up milk or toddler milk. According to Euromonitor, infant formula comprised approximately 75% of global pediatric nutrition sales in 2007. The following diagram shows the categorization and size of the global pediatric nutrition industry:

Global Pediatric Nutrition Industry Categorization and Size

Source: Euromonitor. Market data for 2007.

Infant Formula

According to Euromonitor, infant formula is an approximately $14 billion category. Category sales have grown at a CAGR of approximately 9% from 2002 to 2007 and are projected to grow at a CAGR of approximately 7% from 2007 to 2012. Infant formula is further categorized into routine and specialty formulas. Routine formula, which comprises the majority of infant formula sold worldwide, is for use by full term, healthy infants and infants with minor intolerances such as mild spit-up, fussiness or gas. Specialty formula is for use by infants with special needs, including prematurity, milk protein intolerance and other allergies. The growth and attractiveness of the infant formula category for existing companies with strong brands are likely to be sustained by increasing global wealth, which will make premium routine and specialty infant formula more affordable for a wider range of households.

Children’s Nutrition

According to Euromonitor, children’s nutrition is an approximately $5 billion category. Category sales have grown at a CAGR of approximately 18% from 2002 to 2007 and are projected to grow at a CAGR of approximately 14% from 2007 to 2012. This robust growth is being driven by economic development, primarily in emerging markets, and by increased awareness and recognition of the benefits of nutritional supplements for young children. Children’s nutrition products are widely accepted in Asia and Latin America and have become increasingly recognized by mothers and health care professionals in Europe and North America. In North America, where children’s nutrition sales have traditionally been only a minor component of net sales, children’s nutrition sales are projected to grow steadily, due in part to increased awareness of the benefits of sound nutrition in growing children.

Industry Growth Trends

According to Euromonitor, the global pediatric nutrition industry is projected to grow at a CAGR of approximately 9% from 2007 to 2012. We believe several favorable trends have and will continue to support this growth, including the following:

•	favorable demographics;

•	increased consumer awareness of the importance of health and wellness;

•	enhanced nutritional insight;

•	innovation; and

•	consumer willingness to pay for premium and enhanced nutrition products.

Favorable Demographics

We believe favorable demographics, particularly in emerging markets, will continue to drive growth in pediatric nutrition. Among these favorable demographics is the increase of household incomes in various emerging markets. For example, between 2000 and 2007, the projected percentage of households with annual incomes above $5,000 has increased from 2% to 19% in China and from 5% to 19% in India. As a result, an increasing number of households are able to afford and purchase pediatric nutrition products. In addition, the number of working women has been increasing worldwide. For example, the number of women in East Asia who were salaried workers increased from 31% in 1996 to 40% in 2006. We believe that as the number of working women increases, the use of pediatric nutrition products among such women who are also mothers increases as well. We have also observed increasing consumer spending on health care worldwide. For example, consumer expenditures on health care increased between 2000 and 2007 at a CAGR of 13% in China and 14% in India. We believe this increase in consumer spending on health care products has resulted in increased awareness and purchase of pediatric nutrition products.

Increased Consumer Awareness of the Importance of Health and Wellness

According to Euromonitor, multiple factors have contributed and are expected to continue to contribute to increased consumer awareness of the benefits of nutrition. Among these factors are greater media coverage of science and health issues and government campaigns to promote healthy eating and lifestyles. For instance, in the United States, both the 2005 Dietary Guidelines and the Food Pyramid have become a new point of reference for manufacturers for developing new or reformulating existing healthier products for consumers.

Enhanced Nutritional Insight

There is increasing scientific, governmental and academic focus on the impact of early nutrition on lifelong health, which is reflected in a rise in the number of studies on the importance of nutrition for infants and children as they develop. The Codex Alimentarius Commission, a global body formed by the United Nations Food and Agriculture Organization (the “CODEX”), provides for the optional addition and the World Health Organization (the “WHO”) recommends the addition of DHA and ARA to infant formulas. Similarly, the American Dietetic Association recommends that all infants who are not breastfed consume a formula containing DHA and ARA. This focus on nutrition has resulted in more mothers paying increased attention to ingredients used in infant and children’s products. For example, The Gallup Organization, Inc. reports 63% of mothers of children under the age of four in the United States have reported using a DHA or ARA formula in 2007. Studies have shown that DHA and ARA are essential nutrients found in breast milk that promote brain and eye development.

Innovation

Significant focus on nutritional science has resulted in increased research and innovation in pediatric nutrition. There has been a growing trend to incorporate new ingredients such as prebiotics, probiotics, DHA and ARA and protein fractions, and we believe such ingredients will continue to drive innovation in an effort to create products that are better suited for children’s needs and bring pediatric nutrition products closer to breast milk in terms of composition and efficacy.

Consumer Willingness to Pay for Premium and Enhanced Nutrition Products

There has been a global trend for consumers to adopt products with greater nutritional enhancement. Prices for nutritionally fortified foods command a significant premium, and consistent with this trend, in emerging markets such as Thailand and China, there has been strong growth for premium-priced pediatric nutrition products. We believe there is intense pressure for children to succeed globally that will result in more parents seeking the advantages that premium pediatric nutrition products provide to their children.

Our Competitive Strengths

We believe we possess the following competitive strengths that will enable us to expand our position as a global leader in pediatric nutrition:

Global Leader in Pediatric Nutrition

We are a global leader in pediatric nutrition with approximately $2.6 billion in net sales for the year ended December 31, 2007. We hold leading positions in both infant formula and children’s nutrition based on retail sales in 2007, according to data reported by Nielsen2 and ERC. We are a leader in infant formula in the United States, the world’s largest infant formula market, based on U.S. market share, and in Asia, the fastest growing region in the pediatric nutrition industry, based on retail sales. In addition, in children’s nutrition, we are a leader in China, the Philippines, Thailand, Malaysia and Mexico, five of the six largest children’s nutrition markets, based on retail sales, accounting for approximately 56% of total children’s nutrition sales in 2007. Our global leadership position affords us several distinct competitive advantages, including manufacturing scale, the ability to support a world-class sales and marketing team and the ability to invest in research and development.

Powerful Global Brand Equity

The Mead Johnson name has been associated with science-based pediatric nutrition products for 100 years. Our Enfa family of brands, including Enfamil® infant formula, which accounted for 59.5% of our net sales for the year ended December 31, 2007, is the world’s leading brand franchise in pediatric nutrition, based on retail sales. Total unaided awareness of Enfamil® exceeded 90% in the United States in 2007. We believe we also own some of the most well-known regional and local brands in the industry, including Alacta®, Cal-C-Tose®, ChocoMilk®, Lactum®, Nutramigen®, Poly-Vi-Sol® and Sustagen®. See the tables under “—Our Products” for a description of our brands.

Parents and health care professionals alike trust us to provide high-quality nutritional products for the health and development of infants and children. We have built our brand equity through decades of significant innovation, stringent quality standards and clinical support of our brands’ benefits. Our brand equity has allowed us to create and maintain brand loyalty across our extensive product portfolio throughout the various stages of pediatric development, garner premium prices and introduce new products. In addition, our brand equity is instrumental in obtaining recommendations from health care professionals and securing hospital contracts.

Global Geographic Presence

We market our portfolio of more than 70 products to mothers, health care professionals and retailers in more than 50 countries in North America, Europe, Asia and Latin America. For the nine months ended September 30, 2008, 61.5% of our net sales were generated in countries outside of the United States. In addition, we operate research and development centers in Mexico, Thailand and the United States, allowing us to address regional consumer preferences rapidly and efficiently.

[2]	As reported by Nielsen through its ScanTrack & Audit retail data service for the infant and children’s formula category for the years ended December 31, 2005, 2006 and 2007.

We also operate in-house production facilities at seven different locations around the world. We believe our diversified operations are well-balanced between developed and emerging markets, positioning us to achieve growth in these regions.

Leader in New Product Innovation

We invest heavily in research and development to maintain our standing as one of the industry leaders in new product innovation. We have been a leader in innovation since 1911, when we launched Dextri-Maltose®, the first clinically-supported, physician-recommended infant formula. We believe our global research and development capabilities, together with the strength of our brands and our ability to convert advances in nutritional science into marketable products, will continue to allow us to develop new products and improve existing products across each of our product categories. In 2002, we made a breakthrough innovation in the pediatric nutrition industry by developing Enfamil LIPIL®, the first infant formula in the United States to include the nutrients DHA and ARA, which are important nutrients in breast milk that have been clinically shown to promote infant brain and eye development. We have made several other recent advances in pediatric nutrition, including the following:

•	In 2008, we launched Nutramigen AA®, an amino acid infant formula for infants with severe protein allergies;

•

In 2005, we developed and launched Enfamil Gentlease LIPIL® in the United States, a unique partially hydrolyzed, reduced-lactose infant formula that is better tolerated by infants with gas and fussiness;

•	In 2004, we added prebiotics to our Enfalac® infant formula in Asia, providing improved digestive health for infants; and

•

In 2003, we introduced Nutramigen® with LGG in Europe, the first broadly distributed extensively hydrolyzed product with a probiotic shown to reflect a reduced incidence of atopic dermatitis in infants allergic to protein in cow’s milk.

Over the past twenty years, we also have launched important innovations built upon marketing insights. In 1996, we launched the Lactum® brand of vitamin-fortified milk powder, with the compelling consumer insight that mothers want their children to be 100% nourished. In the 1980s, we developed Sustagen® from a product used to provide nutrition to patients in hospitals to a consumer brand of fortified milk powder focused on nutritional reassurance. During the 1990s, we launched multiple Sustagen® line extensions specifically for children. These product launches built on a century of innovations in the United States that include the launch of the first soy-based formula in 1929, the first lactose-free formula in 1936 and the first extensively hydrolyzed formula in 1942.

Extensive Product Portfolio

Together with the strength of our brands, our extensive line of pediatric nutrition products generates significant consumer retention and conversion advantages across both functional needs and stages of pediatric development. Our comprehensive infant product portfolio includes routine infant formulas, specialty infant formulas and solutions for infants with highly specialized medical needs. We provide specialty formulas to address severe protein sensitivity, multiple food allergies and fat malabsorption. We also provide specialty formulas for premature and low birth weight infants.

Our children’s nutrition products are tailored according to nutritional needs at each age. For example, our Enfagrow®, Enfakid® and EnfaSchool® brands span Stages 3, 4 and 5, suitable for children between the ages of one and beyond five. We also market a portfolio of products for expectant and nursing mothers that supplement the mothers’ diet. We believe maintaining an extensive product portfolio positions us well to retain our consumers across products and stages of pediatric development and meet children’s nutritional needs and the needs of their expectant mothers as they change over time.

Global Supply Chain Excellence and Continuous Improvements

We manage sourcing, manufacturing and distribution through a fully-integrated, global supply chain to optimize our costs and produce the highest quality products. We operate in-house production facilities at seven different locations around the world and additionally utilize third-party manufacturers for a percentage of our requirements. Procurement is managed on a global basis to ensure supply and cost efficiency. Sourcing of semi-finished products is managed on a global basis while finishing and packaging of our products are managed on a regional and sub-regional basis. We outsource distribution to leverage third-party expertise to increase our efficiency and flexibility, contributing to higher operating margins than those of our primary competitors in 2007 and the first half of 2008, based on publicly available information. In addition, since 2004, we have consistently achieved annual cost savings in excess of 3% of our costs of products sold. We also have cultivated a pipeline of efficiency projects spanning the next several years in order to further support our continuous improvement program.

Focus on Pediatric Nutrition

We believe our singular focus on pediatric nutrition differentiates us from many of our competitors, which are large, multinational packaged foods or pharmaceutical companies, whose pediatric nutrition products generally comprise a relatively minor proportion of their total product offerings and sales. We have 100 years of experience in integrating nutritional science with consumer marketing, allowing us to develop science-based clinically supported products that are precisely tailored to consumers’ needs. With our knowledge of the factors that drive product choice at each age of a child’s life, we have developed a top-rated sales force, as well as direct marketing and proprietary market research programs that allow us to understand and efficiently target each product and stage of pediatric development.

Highly Dedicated Employees and Experienced Management Team

Our highly dedicated employees are committed to improving the health and development of infants and children around the world, while helping to build a growing business. Our senior management team has expertise from leading packaged goods, health care and other companies and is skilled in the integration of nutritional science and marketing.

Attractive Cash Flow Generation

Our strong operating margins and relatively low capital expenditures and working capital requirements result in attractive cash flow generation, allowing for reinvestment in research and development and additional growth opportunities for our company. In fiscal 2007, 2006 and 2005, we generated $393.7 million, $282.9 million and $378.0 million, respectively, of free cash flow, defined as operating cash flow less capital expenditures. We expect this strong cash flow to create stockholder value by enabling us to invest in the growth of our business.

Our Growth Strategies

We are committed to improving the health and development of infants and children around the world. We intend to grow our business profitably through the following strategic initiatives:

Continued Leadership in Innovation

Innovation is fundamental to our long-term growth and profitability. From 2003 to 2007, we have increased our investment in research and development by 84% and established world-class professional capabilities in our research and development headquarters and regional labs. Our research and development teams drive the integration of nutritional science with marketing across all phases of the product development process. We believe we have a strong innovation pipeline that is focused on improving the health and development of infants and children, with a particular focus on brain development, allergy and tolerance issues, immunity, healthy growth and improved product experience. Investments in leading systems and processes will be used to reduce cycle times for projects in our pipeline and we are planning to achieve a systematic flow of innovations. We believe our global research and development capabilities, the strength of our brands and our ability to convert advances in nutritional science into marketable product innovations will continue to allow us to successfully develop new products and improve existing products across each of our product categories.

Build on Our Leadership Position in Our Core Businesses

We intend to grow our business in our core countries and product categories by building loyal usage of our brands, introducing product innovations with speed and excellence and leveraging our expertise in marketing to consumers and health care professionals. In addition, we will continue to implement best practices and insights using our balance of local, regional and global capabilities to execute the most effective programs in all markets. We differentially invest behind the critical drivers of our business. We have a successful business model based on acquiring new consumers and retaining them. This expertise and deployment of resources will enable us to focus on the business drivers known to drive consumer acquisition and retention. We also intend to invest in order to attract, retain and train talented employees who are committed to improving the health of the world’s infants and children and who have world class capabilities in key business disciplines including marketing, sales, product development, supply chain and finance.

Expansion into New High-Growth Geographic Markets

Emerging markets in Asia, Eastern Europe and the Middle East are projected to experience rapid growth. We have established replicable business models and developed a deep understanding of business drivers in our core markets that we believe will lead to success in selected new high-growth markets. We believe our global supply chain infrastructure, along with the strength of our business model and demand-creation capabilities, strategically positions us for further expansion into certain high-growth regions in which we currently have a more limited presence.

Entering into Adjacent Product Categories

There is a global trend of mothers seeking increased nutritional reassurance, and mothers and health care professionals alike associate the Mead Johnson name and the Enfa family of brands with the highest quality nutrition. We believe there are significant opportunities to extend our strong brand equities into select adjacent product categories through organic development, partnerships and acquisitions. We have had success in using the Enfa brand equity to generate and maintain loyalty across product stages and expand into proximate product categories. For example, during the 1990s, we expanded our Enfalac® infant formula brand into children’s nutrition and pre- and post-natal product categories by developing products such as Enfakid® and EnfaMama®. We also have had success acquiring brands in adjacent product categories, and developing them into successful products. In Mexico, we acquired the ChocoMilk® and Cal-C-Tose® brands and developed them into category leaders through strong marketing and systematic product innovations.

Continuously Improve Upon Our Manufacturing and Global Supply Chain Excellence

We seek to continuously improve the management and operation of our business by increasing efficiency in our operations at all stages of production, from sourcing of raw materials to manufacturing and distribution in local geographies. We plan to continue to achieve incremental cost savings through broad-based organizational involvement and to maintain higher operating margins than those of our primary competitors in 2007 and the first half of 2008, based on publicly available information.

Our Brands

The Mead Johnson name has been associated with science-based nutritional products for 100 years. In addition to the Mead Johnson name, our products are marketed around the world under brands that we have developed through our global sales and marketing efforts.

Enfa Family of Brands

The Enfa family of brands includes several of the world’s leading infant formula and children’s nutrition brands. We have positioned the Enfa family of brands as providing unique, clinically supported health and developmental benefits. The Enfa family of brands features products that include DHA and ARA, two nutrients in breast milk that clinical studies have shown to promote infant brain and eye development.

Building upon the strength of the Enfa family of brands equity, we have extended the Enfa family of brands into the fast-growing children’s nutrition category. Through the Enfa family of brands, we believe we have enhanced consumer retention by creating links between age groups and leveraging brand loyalty. Additionally, the use of the Enfa prefix in our prenatal nutrition products (such as EnfaMama A+®) reinforces the scientific basis, quality and innovation that these products hold in common with our core pediatric nutrition line.

We consistently promote the brand through our global sales and marketing operations. Our studies show mothers and health care professionals often associate the Enfa family of brands with science, superior nutrition, quality and good value. Mothers often describe the Enfa family of brands as science-based, sophisticated, trustworthy, reliable and comforting. Additionally, health care professionals frequently comment on our professional and innovative approach to nutrition science.

Complementary Brands

In addition to the Enfa family of brands, we market several other powerful brands on a local, regional or global basis. These brands complement the Enfa family of brands portfolio and are designed to meet the nutritional needs of broad consumer populations (such as ChocoMilk® and Cal-C-Tose®) or the specific nutritional needs of infants under the supervision of health care professionals (such as Nutramigen®).

Stages of Development

Generally, there are five stages of pediatric development and we produce different products for each of these stages. The stages of development are illustrated below:

In the United States, our business is focused on the infant formula category (Stages 1 and 2), and we do not participate in the children’s nutrition category. However, outside of the United States, we market both infant formula products (Stages 1 and 2) and children’s nutrition products designed for the changing nutritional needs of growing toddlers and children (Stages 3, 4 and 5). This allows us to take advantage of brand loyalty developed in Stages 1 and 2 to retain consumers as their children grow older.

Our Products

Our pediatric nutrition products are grouped by category of feeding: (1) infant formula products, (2) children’s nutrition products and (3) other products. Infant formula, children’s nutrition and other product sales comprised approximately 67.2%, 29.5% and 3.3% of our net sales for the nine months ended September 30, 2008, respectively.

    Infant Formula

    General

Our infant formula products include formulas for routine feeding and mild intolerance as well as specialty formula products, including formulas for severe intolerance, formulas for premature and low birth weight infants and medical nutrition products. The table below illustrates our key infant formula brands and products:

ROUTINE INFANT FORMULA	ROUTINE FORMULA FOR COMMON FEEDING PROBLEMS	SPECIALTY FORMULAS
Stage 1 • Enfamil LIPIL® • Enfalac A+® • Enfamil Premium® Stage 2 • Enfamil NEXT STEP LIPIL® • Enfapro A+® • Enfapro Premium®

Many available in stages 1 and 2

•        Enfamil Gentlease®: for gas/fussiness

•        Enfamil ProSobee®: soy formula

•        Enfamil LactoFree®: for lactose intolerance

•        Enfamil A.R.®: for anti-regurgitation

•        Enfamil® HA: for infants with milk protein allergy

Many available in stages 1 and 2

•        Nutramigen LIPIL®: for severe protein sensitivity

•        Nutramigen AA®: for multiple food allergies

•        Pregestimil®: for fat malabsorption

•        Enfamil Premature®: for premature infants

    Routine Infant Formula

We design routine infant formula as a breast milk substitute for healthy, full-term infants without special nutritional needs both for use as the infant’s sole source of nutrition and as a supplement to breastfeeding. We endeavor to bring routine infant formula closer to breast milk. We also provide products within our routine formula line for healthy full-term infants who experience common feeding problems with symptoms such as mild spit-up, fussiness or gas.

Each product is referred to as a “formula”, as it is formulated for the specific nutritional needs of an infant of a given age. Generally, routine infant formula has the following four main components: (1) protein from cow’s milk that is processed to have a profile similar to human milk, (2) a blend of vegetable fats to replace bovine milk fat in order to better resemble the composition of human milk, (3) a carbohydrate, generally lactose from cow’s milk and (4) a vitamin and mineral “micronutrient” pre-mix that is blended into the product to meet the specific needs of the infant at a given age. Patterned after breast milk, which changes composition to meet the infant’s changing nutritional needs, we produce two stages of infant formula. Stage 1 formula is consumed by newborn infants up to six months of age, and Stage 2 formula is generally consumed by infants aged from six to twelve months. Our most prominent product form around the world is milk-based powder, but we also produce several infant formulas in ready-to-use and concentrated liquid form for sale in the United States and Canada.

We market the same product under different names in different regions, based on regional marketing strategies and regional brand recognition. For example, our premium Stage 1 infant formula containing DHA and ARA is sold under the brands Enfamil LIPIL® in the United States, Enfamil Premium® in Latin America and

Enfamil A+®/Enfalac A+® in Asia and Europe. We market all of our routine infant formulas for mild intolerance such as Gentlease and Prosobee® under the Enfa family of brands name. In parts of Asia, Latin America and Europe, we use the name Enfapro for our Stage 2 products.

For the nine months ended September 30, 2008, routine infant formula products comprised 85.7% of our infant formula net sales.

    Specialty Formulas

Our specialty formulas include: (1) formulas for severe intolerance, (2) formulas for premature and low birth weight infants and (3) medical nutrition products. For the nine months ended September 30, 2008, specialty infant formula products comprised 14.3% of our infant formula net sales.

Formulas for Severe Intolerance

We design formulas for severe intolerance to be used upon the specific recommendation and under the supervision of a doctor. We specially formulate these products for use by infants displaying symptoms of certain conditions or diagnosed with special medical needs.

Nutramigen® infant formula was the first infant formula to include protein hydrolysate in the United States. This ingredient is easier for infants with severe intolerance to digest because its protein is extensively hydrolyzed (or broken down into peptides, a process that would otherwise be performed in the infant’s stomach). We designed Nutramigen® infant formula for use by infants with severe milk protein allergies. Nutramigen® with LGG infant formula is a variant of Nutramigen® we market in Europe. LGG is a probiotic ingredient that has been associated with reduced incidence of infant atopic dermatitis, a non-contagious skin disease characterized by chronic inflammation of the skin, resulting from an allergy to cow’s milk. Nutramigen AA® infant formula is an amino acid formula we formulated with fully broken-down proteins which can be consumed without the need for digestion of the protein. We have designed this product for infants who experience a severe allergy to cow’s milk or multiple other food allergies. Pregestimil® infant formula is a variation of the Nutramigen® formulation designed mainly for fat malabsorption. It contains medium chain triglycerides oil instead of fat.

Formulas for Premature and Low Birth Weight Infants

We also design products for premature and low birth weight infants to meet these infants’ unique needs under the supervision of a doctor, most often in the hospital. Typically, such infants need extra assistance obtaining the requisite nutrition. They require a higher density of nutrients and calories because they cannot take in enough volume of breast milk or routine infant formula. We designed Enfamil® Human Milk Fortifier product as a supplement to a mother’s breast milk that improves nutritional density. EnfaCare® infant formula, another of our products, is a hypercaloric formula available at retail for premature babies when they are able to go home. In addition, Enfamil Premature® is an infant formula used primarily in the hospital.

Medical Nutrition

We also produce medical foods, or foods for special medical purposes, for nutritional management of individuals with rare, inborn errors of metabolism such as maple syrup urine disease (Mead Johnson BCAD®) and phenylketonuria (Mead Johnson Phenyl-Free®). Category 1 products are intended for infants and young children from zero to three years of age and Category 2 products are suitable for children and adults. We produce approximately 20 formulas targeted at specific disorders for use under the direct and continuous supervision of a physician. We market these medical nutrition products under the Mead Johnson brand name.

    Children’s Nutrition Products

Children’s nutrition products are designed to provide children with enhanced nutrition. Our children’s nutrition business is present primarily in Asia, Latin America and Europe. We do not sell children’s nutrition products in the United States. We separate our children’s nutrition products into two categories: (1) Enfa branded children’s nutrition products and (2) other children’s nutrition products. The table below illustrates our key children’s nutrition products:

ENFA BRANDED CHILDREN’S NUTRITION PRODUCTS	OTHER CHILDREN’S NUTRITION PRODUCTS
Stage 3 • Enfagrow A+® • Enfagrow Premium® Stage 4 • Enfakid A+® Stage 5 • EnfaSchool A+®

Many available in stages 3, 4 and 5

•        Sustagen KID® : nutritious powdered milk for picky eaters

•        Lactum®: nutritious powdered milk for picky eaters

•        ChocoMilk®: nutritious milk modifier

•        Cal-C-Tose® : nutritious milk modifier

    Enfa Branded Children’s Nutrition Products

Outside of the United States, we market children’s nutrition products under the Enfa family of brands name. We design these products to meet the changing nutrition needs of children at different stages of development. We offer products at Stages 3, 4 and 5 that are designed for children’s nutritional needs at one to three years of age, three to five years of age and beyond five years of age, respectively. These products are not breast milk substitutes and are not designed for use as the sole source of nutrition but instead are designed to be a part of a child’s appropriate diet. Our use of the Enfa prefix allows for a consistent equity across Stages 3 and 4, with products such as Enfagrow® offered at Stage 3 and Enfakid® offered at Stage 4. For the nine months ended September 30, 2008, Enfa branded children’s nutrition products comprised 16.3% of our net sales.

    Other Products

We also produce a range of other products, including pre-natal and post-natal nutritional supplements for expectant and nursing mothers, including Expecta LIPIL®, EnfaMama A+® and Enfamil Poly-Vi-Sol®. Our products for expectant or nursing women contain vitamin supplements that provide the developing fetus or breastfed infant with an increased supply of DHA for brain, visual and nervous system development. These products also supplement the mother’s diet by providing either DHA or ARA with increased proteins, as well as 24 vitamins and minerals. Our pediatric vitamin products, such as Enfamil Poly-Vi-Sol®, provide a range of benefits for infants, including multivitamins and iron supplements. For the nine months ended September 30, 2008, these products comprised 3.3% of our net sales.

The Special Supplemental Nutrition Program for Women, Infants and Children (“WIC”)

The WIC program is a USDA program created to provide nutritious foods, nutrition education and referrals to health care professionals and other social services to those considered to be at nutritional risk, including low-income pregnant, postpartum and breastfeeding women and infants and children up to age five. It is estimated that approximately 51% of all infants born in the United States during the twelve-month period ending August 31, 2008 benefited from the WIC program during this period.

Participation in the WIC program is an important part of our U.S. business based on the volume of infant formula sold under the program. Our financial results reflect net WIC sales, after taking into account the rebates we paid to the WIC agencies. Net sales of rebated WIC products represented approximately 9% of our U.S. net sales in 2007, after taking into account the rebates we paid to the WIC agencies.

WIC Eligibility and Participation

The WIC program is available in all 50 U.S. states, 34 Indian Tribal Organizations, American Samoa, District of Columbia, Guam, Commonwealth Islands of the Northern Marianas, Puerto Rico and the U.S. Virgin Islands. To be eligible to participate in WIC, one must: (1) be a pregnant or postpartum woman or a child less than five years of age, (2) be at “nutrition risk”, as determined by a health care professional and (3) meet certain income requirements. The income guidelines generally make eligible those families who are at or below 185% of U.S. poverty guidelines, although adjunct eligibility for Medicaid participants includes persons above that level in some states.

Process

Most state WIC programs provide vouchers that participants use at authorized food stores to obtain the products covered by the program, including infant formula. Each state WIC agency is responsible for authorizing stores to accept WIC vouchers. Nearly 49,000 stores currently are authorized to accept WIC vouchers.

State WIC agencies enter into contracts with manufacturers, pursuant to which the state agency provides mothers with vouchers for a single manufacturer’s brand of infant formula and, in return, the manufacturer gives the state agency a rebate for each can of infant formula purchased by WIC participants. The manufacturer’s brand of infant formula provided by WIC varies from state to state depending on which manufacturer received the particular state’s exclusive rebate contract.

Retailers purchase infant formula directly from the manufacturer, paying the manufacturer’s published wholesale price. Mothers redeem the vouchers received from the WIC agency for infant formula at authorized retailers. The retailer is then reimbursed the full retail price by the WIC agency for redeemed vouchers. On a monthly basis, each state WIC agency invoices the contracted manufacturer for an amount equal to the number of cans of infant formula redeemed by the agency and paid to retailers during the month multiplied by the agreed rebate per can.

Contracts

The bid solicitation process is determined by each state’s procurement laws, but the process is relatively standardized across the WIC program. Some states form groups and hold their bid processes jointly while other states solicit bids individually. Some states split bids between separate contracts for milk- and soy-based formulas. During the bid process, each manufacturer submits a sealed bid. The manufacturer with the lowest net price, calculated as the manufacturer’s published wholesale price less the manufacturer’s rebate bid, is awarded the contract. There is no scope for consideration of other factors. WIC contracts are generally three years in duration and some contracts provide for extensions. Specific contract provisions can vary significantly from state to state.

Our WIC Participation

Manufacturers which choose to compete for WIC contracts must have a widely distributed infant formula brand in order to meet the requirements of the contract bidding process. As of September 30, 2008, we hold the contracts that supply approximately 41% of WIC births, with Abbott Laboratories and Nestlé S.A. holding approximately 39% and 20%, respectively. A large number of WIC contracts matured in 2006 and 2007, which resulted in significant turnover in contract holdings, but a less significant change in the overall percentage of WIC births covered by each respective WIC contract holder.

As of September 30, 2008, we hold the exclusive WIC contract for the following states and territories:

State	Date of Expiration[1]
New York[2]	June 30, 2009
Arkansas	September 30, 2009
Indiana	September 30, 2009
Mississippi	September 30, 2009
Missouri	September 30, 2009
Nebraska	September 30, 2009
New Mexico	September 30, 2009
North Carolina	September 30, 2009
South Dakota	September 30, 2009
Colorado	December 31, 2009
California	July 31, 2010
Louisiana	September 30, 2010
Illinois	January 31, 2011
Michigan	November 1, 2011
Puerto Rico	September 30, 2012

[1]	Excludes potential contract extensions and early termination.
[2]	The New York WIC contract is split into milk and soy products. We hold the exclusive WIC contract for milk products only.

Sales and Marketing

We conduct regional marketing in North America, Europe, Asia and Latin America within a global strategic framework focused on both mothers and health care professionals in compliance with our policy with respect to the International Code of Marketing of Breast-milk Substitutes (the “International Code”). See “—Regulatory—Global Policy and Guidance—WHO”. We employ approximately 1,350 individuals worldwide as part of our health care professional sales force and approximately 550 individuals worldwide as part of our retail sales force. Our marketing activities vary from region to region depending on our market position, consumer trends and the regulatory environment. Our marketing teams seek to anticipate market and consumer trends, and attempt to capture deep consumer insight to determine strategy for brand positioning and communication, product innovation and demand-generation programs. The marketing teams work with advertising agencies to create strong marketing campaigns for health care professionals, retail sales organizations and consumers.

    Health Care Professionals

Our health care professional sales force educates health care professionals about the benefits of our infant formula products in each of the countries where we market our infant formula products. Primary marketing efforts for infant formula products are directed toward securing the recommendation of the Enfa family of brands products by physicians or other health care professionals. We focus on neonatal intensive care units, physicians and other health care professionals, hospital group purchasing organizations and other integrated buying organizations. We believe we have an industry-leading health care professional sales force.

Our health care professional sales force receives continuous training about our products and on customer service skills. We support health care professionals by organizing continuing medical education programs, symposia and other educational interfaces with health care professionals.

    Retail Sales Organization

Our retail sales force markets our products to each of the retail channels where our products are purchased by consumers, including mass merchandisers, club stores, grocery stores, drug stores and, to a limited extent, convenience stores. The size, role and purpose of our retail sales organization varies significantly from country to country depending on our market position, the consolidation of the retail trade, consumer trends and the regulatory environment. In North America, Latin America and Asia, we focus on all retail channels, while in Europe, we focus only on pharmacies, with a specialized product line. In most countries, we have entered into logistics partnerships with distributors and wholesalers.

Consumers

As their children grow older, mothers play an increasing role in brand selection. We participate in a variety of marketing activities intended for mothers of older children, including print and television advertising, direct mail, online/internet and promotional programs. Our marketing is evidence-based and emphasizes our superior nutritional science. Our direct marketing efforts focus upon the targeted direct-mail and coupon distribution programs designed to reach consumers at key decision points starting from the pre-natal period. Direct mail includes educational materials as well as discount coupons.

In the United States our Enfamil Family Beginnings® program provides new or prospective mothers with many resources to help them with their newborns, including free samples, instant redeemable checks and nutritional and developmental information post-birth. The program also includes post-natal magazines used to better inform mothers on nutritional and developmental topics and an e-mail initiative that periodically provides pertinent updates to program participants. The marketing materials at each of these stages are designed to develop interest in our products with respect to mothers’ current and future needs in order to create brand loyalty. The program is focused primarily on non-WIC mothers.

Global Supply Chain

We manage sourcing, manufacturing and distribution through our fully-integrated global supply chain. We operate in-house production facilities at seven different locations around the world and additionally utilize third-party manufacturers for a portion of our requirements. We use our in-house production facilities for the manufacture of products distributed throughout Europe and Latin America. We utilize a third-party manufacturer in addition to in-house facilities for products distributed throughout North America. Our in-house production facilities and third-party manufacturers provide certain material for finishing products in China, the Philippines and Thailand for distribution throughout Asia. In addition, our liquid manufacturing facility at Evansville, Indiana, manufactures and packages liquid products that are distributed worldwide and also manufactures adult nutritional products for a third party. We believe our global manufacturing facilities and third-party supply chain will continue to meet our worldwide demand.

Locations

Our in-house powder manufacturing facilities are located in the United States, Mexico, the Netherlands, China, the Philippines and Thailand.

The following table illustrates our global manufacturing locations and approximate square footage of the facilities:

Location	Square Feet
Chonburi, Thailand	125,000
Delicias, Chihuahua, Mexico	173,000
Evansville, Indiana, United States	280,000
Guangzhou, China	100,000
Makati, Philippines	96,000
Nijmegen, Netherlands	102,000
Zeeland, Michigan, United States	512,000

As the production process advances, regional or sub-regional teams support the global team, overseeing manufacturing activities such as the finishing of our products. Our four regional quality departments perform regional and manufacturing site quality control and assurance. These departments focus on regulatory requirements, food safety, continuous quality improvement, third-party compliance and ingredient supplier manufacturing operations.

    Suppliers

We generally enter into long-term supplier agreements. We have over 30 suppliers, through which we source approximately 80% of our materials. Through these suppliers, we obtain key raw materials (such as dairy, agricultural oil and agricultural products) and primary packaging materials (such as cans). Our suppliers also provide us with minor raw materials and secondary packaging materials (such as cardboard and shipping cases).

We procure key raw materials and primary packaging materials on a global basis. Certain raw materials, while managed and contracted on a global basis, are subject to regional and local variations in price under the terms of the supply agreement. For example, milk prices vary at the local level around the world partly due to government pricing regulation.

We expect that dairy products, consisting primarily of milk powders, non-fat dry milk, lactose and whey protein concentrates, will account for approximately 50% of our global expenditures for materials in 2008. In addition, dairy costs have increased due to the general rise of commodity prices over the last few years. We believe that we will be able to secure our supply of these materials for 2009 at competitive market prices.

    Distribution

We manage our distribution networks locally with regional oversight. We generally enter into distribution agreements with third-party logistics providers and distributors and maintain a small staff at the local or regional level to track performance and implement initiatives.

Customers

Our products are sold principally to wholesale and retail customers, both nationally and internationally. One of our customers, Wal-Mart Stores, Inc., accounted for approximately 14%, 14% and 15% of our gross sales for the years ended December 31, 2007, 2006 and 2005, respectively.

Competition

We compete in two primary categories, infant formula and children’s nutrition. The competitive landscape in each category is similar around the world, as the majority of the large global players are active in these categories. Our main global competitors for sales of infant formula and children’s nutrition products are Nestlé S.A., Abbott Laboratories, Groupe Danone and Wyeth. Wyeth does not compete with us in the United States.

Many other companies, including manufacturers of private label, store and economy brand products, manufacture and sell one or more products that are similar to those marketed by us. We believe sources of competitive advantage include product quality and efficacy, brand identity, image and associated value, broad distribution capabilities, consumer satisfaction and price. Significant expenditures for advertising, promotion and marketing are generally required to achieve acceptance of products among consumers and health care professionals.

We believe our long-term competitive position depends upon our success in developing innovative, cost-effective products, maintaining and increasing the strength of our brands and effectively promoting our products through advertising, sales and marketing.

Infant Formula

We believe competition for sales of infant formula products is based on the strength of brands, the ability to develop innovative quality products, distribution reach, quality standards and reputation with health care professionals. Our principal global competitors have a strong presence in North America, Europe, Asia and Latin America. We also compete against significant local competitors in Asia and Europe. There also are several significant regional and local competitors around the world.

Children’s Nutrition

We believe competition for sales of children’s nutrition products is based on sound nutritional science, product experience, brand loyalty, innovation and effective sales and marketing, particularly retail sales promotion with mothers. We compete with our principal global competitors for sales of children’s nutrition products and also with local and regional competitors.

Research and Development

We have been a leading provider of science-based pediatric nutrition for 100 years. For decades, we have been dedicated to bringing infant formula closer to breast milk. We believe we have made several important scientific advances in protein, carbohydrates, fat and fatty acids as well as vitamins and minerals that have enhanced the healthy development of infants around the world.

Over the past five years, we have nearly doubled our research and development expenditures and the number of individuals within our research and development department. We have three main research and development facilities. Our research and development organization consists of approximately 300 people many of whom have extensive industry experience and advanced educational backgrounds.

With respect to infant formula, we organize our research and development on a global scale because these science-based products address nutritional needs that are broadly common around the world. With respect to children’s nutritional products, we organize our research and development on a more regional basis to incorporate geographic-specific consumer behaviors and preferences.

We are in the process of implementing a global formulation management system to support our innovative portfolio management and product development process. We expect this system will provide significant benefits throughout the product development and manufacturing process. In addition, we are making a significant investment in a pilot plant that will allow us to accelerate product development.

We also have strong external development relationships that complement our internal research and development capabilities. We manage our research and development activities in collaboration with leading scientists and institutes around the world and we have an active portfolio of projects involving commercial technology suppliers. We believe this approach allows us to be at the forefront of scientific and technological developments relevant for pediatric nutrition. Research and development expense was $67.2 million in 2007, $62.0 million in 2006 and $50.8 million in 2005.

Intellectual Property

Patents

We own or license approximately 22 active U.S. and 120 non-U.S. patents and have 43 U.S. and 311 non-U.S. patent applications pending as of September 30, 2008.

Trademarks

We file and maintain our trademarks in those countries in which we have, or desire to have, a business presence. We hold an extensive portfolio of trademarks across our key geographies. We maintain more than 5,000 trademark registrations and applications in more than 140 countries worldwide.

Regulatory

We are subject to the laws and regulations in each country in which we market our products. We have proven processes, systems and resources in place to manage the current regulatory requirements and to participate proactively in the shaping of future regional, country and global policy, guidance and regulations.

United States Food and Drug Administration

The main regulatory body in the United States is the U.S. FDA. The U.S. FDA’s Center for Food Safety and Applied Nutrition is responsible for the regulation of infant formula. The Office of Nutritional Products, Labeling, and Dietary Supplements (the “ONPLDS”) has program responsibility for infant formula while the Office of Food Additive Safety (the “OFAS”) has program responsibility for food ingredients and packaging. The ONPLDS evaluates whether the infant formula manufacturer has met the requirements under the Federal Food, Drug and Cosmetic Act (the “FFDCA”) and consults with the OFAS regarding the safety of ingredients in infant formula and of packaging materials for infant formula.

All manufacturers of pediatric nutrition products must begin with safe food ingredients, which are either generally recognized as safe or approved as food additives. The specific requirements for infant formula are governed by the Infant Formula Act of 1980, as amended (the “Formula Act”). The purpose of the Formula Act is to ensure the safety and nutrition of infant formulas, including minimum, and in some cases, maximum levels of specified nutrients.

Once an infant formula product is formulated, the manufacturer must provide regulatory agencies assurance of the nutritional quality of that particular formulation before marketing the infant formula. The U.S. FDA has established requirements for certain labeling, nutrient content, manufacturers quality control procedures (to assure the nutrient content of infant formulas), as well as company records and reports. A manufacturer must notify the U.S. FDA 90 days before the first processing of any infant formula that differs fundamentally in processing or in composition from any previous formulation produced by the manufacturer. The U.S. FDA currently is finalizing incremental good manufacturing practices, quality control procedures, quality factors, notification requirements, and reports and records, for the production of infant formulas.

In addition, as part of its responsibility to implement the provisions of the FFDCA, the U.S. FDA continuously monitors infant formula products. The FFDCA requires infant formula manufacturers to test product composition during production and shelf-life, to keep records on production, testing and distribution of each batch of infant formula and to use good manufacturing practices and quality control procedures. In addition, the FFDCA requires infant formula manufacturers to maintain records of all complaints, some of which are reviewed to reveal the possible existence of a hazard to health. The U.S. FDA conducts yearly inspections of all facilities that manufacture infant formula. The U.S. FDA also inspects new facilities during early production runs. As part of the inspection, the U.S. FDA collects and analyzes samples of infant formula.

Outside of the United States

Country-specific regulatory laws have provisions that include requirements for certain labeling, nutrient content and manufacturers quality control procedures (to assure the nutrient content of infant formulas), as well as company records and reports. With the exception of the European Union, most other countries’ regulatory agencies have not promulgated specific requirements for the testing of new and reformulated infant formulas. Other countries will generally refer to the U.S. FDA, European Union or the WHO in establishing standards and regulations for infant formulas.

Global Policy and Guidance

WHO

The WHO is the directing and coordinating authority for health within the United Nations system. It is responsible for providing leadership on global health matters, shaping the health research agenda, setting norms and standards, articulating evidence-based policy options, providing technical support to countries and monitoring and assessing health trends.

Many Member States of the WHO adopted the International Code 25 years ago with the aim to protect, promote and support appropriate infant and young child feeding practices. Countries have taken variable action to enact legislation based on the guidance of the International Code. In 1983, we believe we were the first U.S. infant formula manufacturer to adopt the International Code in developing countries and develop a specific set of marketing guidelines. While the International Code is not international law, it is our policy to comply with all applicable regulations and International Code guidance in developing countries. In developed countries such as the United States and Canada, we comply with those countries’ laws and regulations.

CODEX

The CODEX is the publication of internationally recognized standards, codes of practice, guidelines and other recommendations relating to infant formula and food production. These texts are developed and maintained by the CODEX Commission, a body that was established in 1963 by the WHO. In 2007, new comprehensive and more restrictive infant formula standards were published by CODEX. It is usual practice for countries in Central America, Latin America, Africa and Asia to incorporate CODEX standards directly into national law. We maintain material compliance with all country law and with new CODEX standards where national regulatory requirements have not yet been enacted.

Environmental, Health, and Safety

Our facilities and operations are subject to various environmental, health, and safety laws and regulations in each of the jurisdictions in which we operate. Among other things, these requirements regulate the emission or discharge of materials into the environment, the use, management, treatment, storage and disposal of solid and hazardous substances and wastes, the control of combustible dust, the reduction of noise emissions and fire and explosion risks, the cleanup of contamination and the prevention of workplace exposures and injuries. Pollution controls and various permits and programs are required for many of our operations. Each of our global manufacturing facilities undergoes periodic internal audits relating to environmental, health, and safety requirements and we incur operating and capital costs to improve our facilities or maintain compliance with applicable requirements on an ongoing basis. If we violate or become subject to liabilities under environmental, health, and safety laws and regulations, including requirements under the permits and programs required for our operations, we could incur, among other things, substantial costs (including civil or criminal fines or penalties or clean-up costs), third-party claims for property damage or personal injury, or requirements to install additional pollution control or safety equipment.

From time to time, we may be responsible under various state, Federal and foreign laws, including the U.S. Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), for certain costs of investigating and/or remediating contamination at our current or former sites and/or at waste disposal or reprocessing facilities operated by third parties. Liability under CERCLA and analogous state or foreign laws may be imposed without regard to knowledge, fault or ownership at the time of the disposal or release. Most of our facilities have a history of industrial operations, and contaminants have been detected at some of our facilities. We also have been named as a “potentially responsible party”, or are involved in investigation and remediation, at three third-party disposal sites. As of September 30, 2008, management believes that those future site costs which were probable and reasonably estimable, as well as any related accruals, are not material to us.

We are also occasionally a party to environmental proceedings and other matters. For example, the U.S. Environmental Protection Agency (“EPA”) investigates industrial and commercial facilities throughout the

United States that use refrigeration equipment containing ozone-depleting substances (“ODS”) and is responsible for enforcing compliance with regulations governing the prevention, service and repair of leaks (“ODS requirements”). In 2004, the EPA sent Mead Johnson a request for information regarding compliance with ODS requirements at our facility in Evansville, Indiana. We responded to the request in June 2004, and, as a result, identified potential violations at the Evansville facility. In addition, BMS performed a voluntary corporate-wide audit at all of its facilities, including the Mead Johnson facilities, in the United States that use ODS-containing refrigeration equipment. The audit report that BMS submitted to the EPA in November 2004 identified potential violations of ODS requirements at several facilities, including two potential administrative violations of ODS requirements at our Zeeland, Michigan facility. In July 2008, BMS (acting on behalf of BMS and Mead Johnson) and EPA entered into a proposed consent decree, which requires BMS to retire or retrofit by July 2009 certain industrial refrigeration equipment at five facilities, including Evansville, Indiana. Under the proposed consent decree, BMS is also required to pay $127,000 in civil penalties, a de minimis portion of which is attributable to Mead Johnson and will be paid by BMS. Mead Johnson believes that it does not have any material obligations remaining under the proposed consent decree. It is possible that we may have additional obligations, or additional costs may be imposed on us, if the proposed consent decree does not become final or is otherwise modified before being finalized by the court.

We are not aware of any pending litigation or significant financial obligations or liabilities arising from current or former operations or properties that are likely to have a material adverse impact on our business, financial position or results of operations. Liabilities or obligations, which could require us to make significant expenditures, could arise in the future, however, as the result of, among other things, changes in, or new interpretations of, existing laws, regulations or enforcement policies, claims relating to on- or off-site contamination or the imposition of unanticipated investigation or cleanup obligations.

Insurance

Our business involves an inherent risk of product liability and any claims of this type could have an adverse impact on us. We will take what we believe are appropriate precautions, primarily self-insurance combined with product liability insurance coverage, to provide adequate coverage for possible product liability claims. Though our insurance coverage and cash flows have been adequate to provide for liability claims in the past, product liability claims could exceed our insurance coverage limits and cash flows, and insurance may not be available on commercially reasonable terms or at all. We evaluate our insurance requirements on an ongoing basis to ensure we maintain adequate levels of coverage.

Properties

Our corporate headquarters are located in Evansville, Indiana, where we own office, operations and laboratory buildings comprising approximately 700,000 square feet. We also own or operate seven manufacturing facilities located in the following cities: Chonburi, Thailand; Delicias, Chihuahuo, Mexico; Evansville, Indiana; Guangzhou, China; Makati, Philippines; Nijmegen, Netherlands; and Zeeland, Michigan. For additional information related to our manufacturing facilities around the world, including square footage, see “—Global Supply Chain”. We lease the vast majority of our other properties worldwide.

Employees

As of December 31, 2008, we employed approximately 5,500 people worldwide. Our manufacturing workforces at Zeeland, Michigan; Evansville, Indiana; Guangzhou, China and Chonburi, Thailand are not unionized. The manufacturing workforce at Delicias, Mexico is unionized and covered by a collective bargaining agreement. The manufacturing workforce and the non-supervised sales force at Makati, Philippines are unionized and covered by a collective bargaining agreement. Many of our European workforce locations have works council representation. We believe our employee relations are satisfactory.

Legal Proceedings

In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims, including, but not limited to, product liability claims, contractual disputes, premises claims and employment and environmental, health, and safety matters. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, prospects, financial condition, cash flows and results of operations.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our current executive officers and directors as of January 1, 2009. Unless otherwise indicated, the business address of all of our executive officers and directors is 2400 West Lloyd Expressway, Evansville, Indiana 47721-0001.

Name	Age	Position(s)
Stephen W. Golsby	54	President, Chief Executive Officer and Director

Peter G. Leemputte	51	Senior Vice President and Chief Financial Officer

Charles M. Urbain	54	President, Asia and Europe

Peter Kasper Jakobsen	46	President, Americas

Christiaan Augustijns	54	Senior Vice President and Chief Marketing Officer

Dirk Hondmann	43	Senior Vice President, Global Research and Development

James J. Jobe	49	Senior Vice President, Global Supply Chain

William P’Pool	43	Senior Vice President, General Counsel and Secretary

Lynn H. Clark	51	Senior Vice President, Human Resources

Stanley D. Burhans	43	Vice President and Controller

James M. Cornelius	65	Chairman of the Board of Directors

Lamberto Andreotti	58	Vice Chairman of the Board of Directors

Howard B. Bernick	56	Director*

John E. Celentano	48	Director

Jean-Marc Huet	39	Director

Sandra Leung	48	Director

Peter G. Ratcliffe	60	Director*

Robert S. Singer	56	Director*

*	Appointment to the board of directors effective as of the date of this prospectus.

Backgrounds of Current Executive Officers and Directors of Mead Johnson Nutrition Company

Set forth below is information concerning our current executive officers and directors identified above. Our executive officers were appointed in January 2009 to serve in their current roles. Each executive officer is appointed for such term as may be prescribed by the board of directors and until a successor has been chosen and qualified or until such officer’s death, resignation or removal. All of our current directors were elected in January 2009, and will serve a one-year term or until their successors have been elected.

Stephen W. Golsby. Mr. Golsby, our President, Chief Executive Officer and one of our directors, has been continuously employed by Mead Johnson since October 1997 in various capacities. Before assuming his current role, Mr. Golsby had served as President of Mead Johnson since January 2004. He served as President, International of Mead Johnson from 2001 until 2003. Mr. Golsby serves on the Advisory Board of the University of Evansville Business School.

Peter G. Leemputte. Mr. Leemputte, our Senior Vice President and Chief Financial Officer since September 2008, served as Senior Vice President and Chief Financial Officer of Brunswick Corporation, a manufacturer of recreation and leisure-time products, from August 2003 to September 2008. Mr. Leemputte is a director of Beazer Homes USA, Inc. and serves on the Advisory Board of the Washington University (St. Louis) School of Engineering.

Charles M. Urbain. Mr. Urbain, our President, Asia and Europe, has served as Senior Vice President, North America, Latin America and Europe of Mead Johnson since June 2008 and has been continuously employed by Mead Johnson since January 1996 in various capacities. Mr. Urbain served as Senior Vice President, North America and Europe from June 2007 to June 2008. From January 2004 to June 2007, Mr. Urbain served as Senior Vice President, International of Mead Johnson and from January 2001 to January 2004, he served as Senior Vice President, Latin America, Canada and Europe of Mead Johnson.

Peter Kasper Jakobsen. Mr. Jakobsen, our President, Americas, has served as Senior Vice President, Asia Pacific of Mead Johnson since October 2006 and has been continuously employed by Mead Johnson since March 1998 in various capacities. From February 2004 to October 2006, Mr. Jakobsen served as Vice President, South Asia of Mead Johnson and from June 2001 to June 2004 he served as General Manager, Philippines of Mead Johnson.

Christiaan Augustijns. Mr. Augustijns, our Senior Vice President and Chief Marketing Officer since September 2008, worked for the Coca-Cola Company, a global leader in the beverage industry, for 11 years before assuming his current position. At Coca-Cola, Mr. Augustijns served as Director of Coca-Cola Europe from January 2008 to August 2008 and from September 2003 to January 2008 he served as Executive Vice President of Coca-Cola Japan.

Lynn H. Clark. Ms. Clark, our Senior Vice President, Human Resources, had been continuously employed by BMS since March 2001 in various capacities. Ms. Clark served as Vice President, Human Resources, Health Care Group of BMS from September 2005 to September 2008. From June 2004 to September 2005, Ms. Clark served as Vice President, Human Resources, Americas of BMS and from September 2002 to June 2004, she served as Vice President, Human Resources, ConvaTec, a division of BMS.

Dirk Hondmann. Mr. Hondmann, our Senior Vice President, Global Research and Development, a position he has held with Mead Johnson since joining Mead Johnson in October 2005. From October 2002 to October 2005, Mr. Hondmann served as Vice President, Research and Development of Slimfast, an affiliate of the Unilever Group, an international manufacturer of food, home care, and personal care products. Mr. Hondmann serves as a member of the Board of Trustees of Evansville Day School.

James J. Jobe. Mr. Jobe, our Senior Vice President, Global Supply Chain, a position he has held with Mead Johnson since November 2005, has been continuously employed by Mead Johnson since 1988. From May 2003 to November 2005, Mr. Jobe served as Senior Director, North America Supply Chain of Mead Johnson.

William P’Pool. Mr. P’Pool, our Senior Vice President, General Counsel and Secretary, had been continuously employed by BMS since June 2004. Before assuming his current position, Mr. P’Pool served as Vice President and Senior Counsel for Mead Johnson from May 2005 to December 2008 and from June 2004 to May 2005, he served as Counsel for Mead Johnson. From May 2001 to June 2004, Mr. P’Pool served as Senior Counsel and Director, Legal Services of Yum! Brands, Inc., a large operator and franchiser of restaurant companies.

Stanley D. Burhans. Mr. Burhans, our Vice President and Controller, has been continuously employed by Mead Johnson or BMS since 1992 in various capacities. Before assuming his current position, Mr. Burhans served as Vice President, Finance of Mead Johnson since February 2006. From July 2005 to February 2006, Mr. Burhans served as Senior Director, International Finance of Mead Johnson and from June 2003 to July 2005, he served as Senior Director, U.S. Finance of Mead Johnson.

James M. Cornelius. Mr. Cornelius, our Chairman of the board of directors, is currently the Chairman of the board of directors and Chief Executive Officer of BMS and he has served in such a role since February 2008. Mr. Cornelius served as the Chief Executive Officer, including serving as Interim Chief Executive Officer, of BMS since September 2006 when he ended his retirement. Mr. Cornelius served as the Interim Chief Executive

Officer and Chairman of the board of directors for Guidant Corporation from November 2005 to April 2006 when it was acquired by Boston Scientific Corporation, at which point Mr. Cornelius retired. He served as Guidant’s Non-Executive Chairman of the board of directors from August 2000 until November 2005. Mr. Cornelius is a director and chairman of the audit committee of The DIRECTV Group and he is also a director and chairman of the compensation committee and member of the audit committee of Given Imaging Ltd.

Lamberto Andreotti. Mr. Andreotti, our Vice Chairman of the board of directors, is currently Executive Vice President and Chief Operating Officer of BMS and he has served in such a role since March 2008. From September 2005 to March 2008, Mr. Andreotti served as Executive Vice President, Worldwide Pharmaceuticals of BMS and from November 2002 to September 2005, Mr. Andreotti served as Senior Vice President and President International, Worldwide Medicines Group of BMS.

Howard B. Bernick. Mr. Bernick has agreed to join our board of directors effective as of the date of this prospectus. Mr. Bernick is currently the President of Bernick Holdings Inc., a private investment company, and has served in such a role since November 2006. From January 1994 to November 2006, Mr. Bernick served as President and Chief Executive Officer of Alberto-Culver Company, a branded consumer products and beauty supply distribution company.

John E. Celentano. Mr. Celentano, one of our directors, is currently Senior Vice President, Strategy and Productivity Transformation, of BMS. From December 2005 to March 2008, Mr. Celentano served as President, Health Care Group of BMS and from January 2002 to December 2005, Mr. Celentano served as President, Latin America and Canada, Worldwide Medicines Group, a division of BMS.

Jean-Marc Huet. Mr. Huet, one of our directors, is currently Senior Vice President and Chief Financial Officer of BMS and he has served in such a role since March 2008. Mr. Huet served as Chief Financial Officer of Royal Numico N.V., a specialist baby food and clinical nutrition company from March 2003 to November 2007, when Royal Numico was acquired by the food manufacturer, Group Danone. Following this acquisition until taking on his current role, Mr. Huet took the time to select his next opportunity. Prior to joining Royal Numico N.V., he was an Executive Director of Investment Banking Services at Goldman Sachs International, a full-service global investment banking and securities firm.

Sandra Leung. Ms. Leung, one of our directors, is currently Senior Vice President and General Counsel of BMS and she has served in such a role since February 2007. From September 2006 to February 2007, Ms. Leung served as Vice President, Corporate Secretary and Acting General Counsel of BMS and from June 2002 to September 2006, she served as Vice President and Corporate Secretary of BMS.

Peter G. Ratcliffe. Mr. Ratcliffe has agreed to join our board of directors effective as of the date of this prospectus. From April 2003 until his retirement in June 2007, Mr. Ratcliffe served as Chief Executive Officer of the P&O Princess International division of Carnival Corporation and PLC, a global cruise company. From January 2000 to April 2003, he served as Chief Executive Officer of Carnival PLC, a global cruise company. Mr. Ratcliffe is a director of Carnival Corporation and PLC and a director of Carnival PLC. He is also a director of BBA Aviation PLC.

Robert S. Singer. Mr. Singer has agreed to join our board of directors effective as of the date of this prospectus. Mr. Singer currently serves as Chief Executive Officer of Barilla Holding S.p.A, a major Italian food company, and he has served in such a role since January 2006. From May 2004 to September 2005, Mr. Singer served as President and Chief Operating Officer of Abercrombie & Fitch Co., an American clothing retailer. Between October 2005 and December 2005, he took the time to select his next opportunity. Prior to joining Abercrombie, Mr. Singer served as Chief Financial Officer of Gucci Group NV, a leading luxury goods company, from September 1995 to April 2004. Mr. Singer is a director and the chairman of the compensation committee of Benetton S.p.A.

Involvement in Certain Legal Proceedings

As described under “—Executive Officers and Directors”, Mr. Leemputte, our Senior Vice President and Chief Financial Officer, currently serves as a director of Beazer Homes and as the chairman of its audit committee. Beazer Homes was the subject of an SEC investigation to determine whether it had violated any federal securities laws. Beazer Homes settled the investigation on September 24, 2008, with no charges brought against it. Beazer Homes is also the subject of pending investigations by the U.S. Department of Justice and other state and federal agencies. Mr. Leemputte is a named defendant in a pending derivative shareholder lawsuit, which also names Beazer Homes as a nominal defendant and alleges that the defendants violated state and federal laws, including violations of the Exchange Act, breached their fiduciary duties to Beazer Homes’ shareholders and committed abuse of control, waste of corporate assets and unjust enrichment, also arising from the same alleged actions that led to the SEC investigation.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. Currently five of our directors are either employed by Mead Johnson or its parent company, BMS, and therefore, they are not considered independent under the NYSE rules. Immediately following the completion of this offering, we expect that at least one member of our board of directors will be independent, as permitted by the applicable rules of the NYSE. Within one year following the completion of this offering, the board of directors will include three independent directors under the applicable rules of the NYSE. The directors will have discretion to increase or decrease the size of the board of directors.

We intend to avail ourselves of the “controlled company” exception under the corporate governance rules of the NYSE. Accordingly, we will not have a majority of “independent directors” on our board of directors nor will we have a compensation committee and a nominating and corporate governance committee composed entirely of “independent directors” as defined under the rules of the NYSE. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of Sarbanes-Oxley and the NYSE, which require that our audit committee be composed of at least three members, a majority of whom will be independent within 90 days from the date of this prospectus and each of whom will be independent within one year from the date of this prospectus.

Committees of the Board of Directors

Our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The members of each committee will be appointed by the board of directors and serve until their successor is elected and qualified, unless they are earlier removed or resign.

Audit Committee

Upon the consummation of this offering, we will have an audit committee that consists of at least three directors who are not otherwise affiliated with either us or BMS. The committee will have responsibility for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policies;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•

reviewing the performance of the independent accountants and making recommendations to the board of directors regarding the appointment or termination of the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

Howard B. Bernick, Peter G. Ratcliffe and Robert S. Singer will serve on the audit committee upon the consummation of this offering, with Robert S. Singer serving as the chair of the audit committee. The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Compensation Committee

Upon the consummation of this offering, we will have a compensation committee that will have responsibility for, among other things:

•	reviewing our compensation practices and policies, including equity benefit plans and incentive compensation;

•	reviewing key employee compensation policies;

•	monitoring performance and compensation of our employee-directors, officers and other key employees; and

•	preparing recommendations and periodic reports to the board of directors concerning these matters.

Lamberto Andreotti, Howard B. Bernick, John E. Celentano and Jean-Marc Huet will serve on the compensation committee upon completion of this offering, with Howard B. Bernick serving as the chair of the compensation committee.

Nominating and Corporate Governance Committee

Upon the consummation of this offering, we will have a nominating and corporate governance committee that will have responsibility for, among other things:

•	making recommendations as to the size, composition, structure, operations, performance and effectiveness of the board of directors;

•	establishing criteria and qualifications for membership on the board of directors and its committees;

•	assessing and recommending to the board of directors strong and capable candidates qualified to serve on the board of directors and its committees;

•	developing and recommending to the board of directors a set of corporate governance principles; and

•	considering and recommending to the board of directors other actions relating to corporate governance.

Lamberto Andreotti, John E. Celentano, Sandra Leung, Peter G. Ratcliffe and Robert S. Singer will serve on the nominating and corporate governance committee upon the consummation of this offering, with Peter G. Ratcliffe serving as the chair of the nominating and corporate governance committee.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Code of Ethics

In connection with this offering, our board of directors will adopt a code of ethics that establishes the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors. The code of ethics will address, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics, employee misconduct, conflicts of interest or other violations. Our code of ethics will be publicly available on our website at www.meadjohnson.com. Any waiver of our code of ethics with respect to our chief executive officer, chief financial officer, controller or persons performing similar functions may only be authorized by our audit committee and will be disclosed as required by applicable law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive officers whose compensation is discussed in this Compensation Discussion and Analysis (“CD&A”), and who we refer to as our Named Executive Officers for purposes of this prospectus, are:

•	Stephen W. Golsby—our President and Chief Executive Officer, who served as President of Mead Johnson during 2008.

•	Peter G. Leemputte—our Senior Vice President and Chief Financial Officer.

•	Charles M. Urbain—our President, Asia and Europe, who served as Senior Vice President, North America, Latin America and Europe during 2008.

•	Peter Kasper Jakobsen—our President, Americas, who served as Senior Vice President, Asia Pacific during 2008.

•	Dirk H. Hondmann—our Senior Vice President, Global Research and Development.

Prior to this offering, we have been wholly owned by BMS, and so BMS has been primarily responsible for determining our historical compensation strategy. The Compensation and Management Development Committee (the “BMS Compensation Committee”) of BMS’s board of directors (the “BMS Board”) approved the 2008 compensation arrangements for Mr. Golsby and the new compensation arrangements for Mr. Leemputte when he was hired in September 2008, while the BMS Salary and Bonus Committee (the “BMS S&B Committee”) and the BMS executives involved with the BMS Compensation Planning Process, described below, approved the 2008 compensation arrangements for Messrs. Jakobsen, Urbain and Hondmann. As it relates to our Named Executive Officers, the BMS S&B Committee is comprised of BMS’s Chief Executive Officer, its Senior Vice President of Human Resources and its Executive Vice President and Chief Operating Officer of Worldwide Pharmaceuticals. Since the information presented in the compensation tables of this prospectus relates to our 2008 fiscal year, this CD&A describes the compensation programs and decisions of BMS, the BMS Compensation Committee, the BMS S&B Committee and the results of the BMS Compensation Planning Process that are material to understanding the information shown in the tables. Unless otherwise indicated below, the compensation philosophy, strategy and decisions that were applicable to us and our Named Executive Officers for 2008 were substantially consistent with the compensation philosophy, strategy and decisions that were generally applicable to BMS for 2008.

In connection with this offering, our board of directors (the “MJN Board”) will form its own compensation committee (the “MJN Compensation Committee”), which will determine our executive compensation strategy within parameters established by BMS and the BMS Compensation Committee.

Introduction

This CD&A aims to explain how BMS’s compensation program is designed and how it operates with respect to our Named Executive Officers. This CD&A first describes BMS’s executive compensation philosophy and how BMS designed its compensation program as it relates to our Named Executive Officers, with a discussion focusing on the main components of its compensation program. We then detail the process for, and analyze the determinations made prior to the date of this prospectus with respect to, the 2008 compensation of our Named Executive Officers. Subsequently, we discuss individual arrangements with our Named Executive Officers and other benefits that are provided to them. We then describe several of BMS’s key corporate governance policies covering executive compensation. Finally, we discuss how we anticipate our compensation program will be structured following this offering.

Impact of New Strategy on 2008 Compensation Program

In connection with BMS’s strategy to transform into a next-generation biopharmaceutical company, BMS implemented several changes to its 2008 compensation program, including:

•	The use of a cash flow measure for determining annual incentives;

•

A special one-time performance share award for all BMS executives (including each of our Named Executive Officers, other than Mr. Leemputte), which is tied to three-year productivity transformation goals; and

•	The elimination of the following corporate perquisites for BMS employees: personal air travel, company car, financial counseling, tax preparation and tickets to sporting and cultural events.

Executive Compensation Philosophy

BMS’s executive compensation philosophy is based on two core elements: (1) to pay for performance and (2) to provide a competitive compensation package. Each of these elements is described below.

Pay for Performance

BMS structures its compensation program to align the interests of its senior executives with the interests of BMS’s stockholders. BMS believes that an employee’s compensation should be tied directly to helping BMS achieve its mission and deliver value to its stockholders. Therefore, a significant part of each executive’s pay depends on his or her individual performance measured against financial and operational objectives as well as meeting key behavioral standards. BMS also believes that a significant amount of compensation should be at risk. A substantial portion of an executive’s compensation, therefore, is in the form of equity awards that tie the executive’s compensation directly to creating stockholder value and achieving financial and operational results.

Competitive Pay

BMS believes that a competitive compensation program is an important tool to help attract and retain talented employees capable of leading its business in the highly complex and competitive business environment in which BMS operates. BMS aims to pay its executives at approximately the median level of pay of BMS’s peer group when targeted levels of performance are achieved. By providing compensation that is competitive with BMS’s peer companies, BMS reduces the risk that its executives can be recruited away.

BMS’s compensation program is also designed with the following principles in mind:

•	To pay employees equitably relative to one another based on the work they do, the capabilities and experience they possess and the performance they demonstrate;

•	To promote a non-discriminatory work environment that enables BMS to leverage the diversity of thought that comes with a diverse workforce;

•	To motivate executives to deliver high performance; and

•

To continue to focus on good corporate governance practices by implementing compensation best practices and corporate policies, several of which are described in greater detail under “—Corporate Governance Policies Covering Executive Compensation”.

Compensation Program Design

This section will explain how BMS has determined the design of the 2008 executive compensation program as it relates to our Named Executive Officers.

Role of the BMS Compensation Committee

The BMS Compensation Committee is generally responsible for determining the executive compensation strategy and philosophy for the entire BMS organization. Furthermore, the BMS Compensation Committee reviews and approves individual compensation packages for the most senior executives of BMS. As the head of a major division within BMS, BMS considers Mr. Golsby one of the most senior BMS executives, and therefore, the BMS Compensation Committee was responsible for approving his individual compensation for 2008. In addition, the BMS Compensation Committee reviewed and approved the initial compensation arrangements for Mr. Leemputte, as well as his sign-on equity awards, because of the acceleration provisions contained in the vesting schedule relating to those awards, as described under “—Special Compensation Arrangements with Mr. Leemputte”. In the case of compensation for individuals below the most senior level, the BMS Compensation Committee has delegated certain authority to members of BMS management to make determinations in accordance with guidelines established by the BMS Compensation Committee. In some cases, compensation below the most senior level is determined by the BMS S&B Committee. In other cases, such compensation is determined by a process described below, which we refer to for purposes of this CD&A as the “BMS Compensation Planning Process”.

Interaction between BMS Executive Officers and the BMS Compensation Committee

BMS management plays a significant role in BMS’s executive compensation program. BMS’s Chief Executive Officer and Chief Financial Officer are involved in setting the business goals that are used as the performance goals for the annual and long-term incentive programs, subject to BMS Compensation Committee approval. In this respect, BMS’s Senior Vice President of Human Resources works closely with the BMS Compensation Committee, its compensation consultant and BMS senior management to (i) ensure that the BMS Compensation Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for BMS Compensation Committee consideration and (iii) communicate those decisions to BMS senior management for implementation.

Role of the BMS S&B Committee and the BMS Compensation Planning Process

The primary role of the BMS S&B Committee is to make determinations regarding compensation for executives below the most senior level in the event of hiring, promotion or transfer to another division within BMS. The BMS S&B Committee is generally not responsible for the regular compensation planning process for these executives. Instead, regular compensation planning (including regular annual base salary merit increases and annual equity award grants) for executives below the most senior level (as well as for BMS’s non-executive employees) occurs through the BMS Compensation Planning Process. The BMS Compensation Planning Process is a process pursuant to which managers review the compensation of their direct reports and make recommendations regarding changes to their compensation, such as annual base salary merit increases. Members of the BMS management team at successively higher grade levels then review those recommendations until the Chief Executive Officer of BMS ultimately conducts his own review. In most cases, BMS’s Chief Executive Officer reviews compensation recommendations on an aggregate basis, but he also reviews the individual compensation of a select group of executives. To the extent it has been decided prior to the date of this prospectus, the 2008 compensation for each of our Named Executive Officers (except for Mr. Leemputte, who was a new hire in 2008) was determined through the BMS Compensation Planning Process in a manner that is typical of the process that BMS uses to determine compensation for other executives of similar levels. However, as noted above, Mr. Leemputte’s initial compensation arrangements were reviewed and approved by the BMS Compensation Committee.

Role of the BMS Compensation Consultants

The BMS Compensation Committee has retained Mercer Incorporated (“Mercer”) as its compensation consultant since October of 2002. Mercer reports directly to the BMS Compensation Committee and the BMS Compensation Committee directly oversees the fees paid for services provided to the BMS Compensation

Committee. The BMS Compensation Committee instructs Mercer to give advice to the BMS Compensation Committee independent of management and to provide such advice for the benefit of BMS and its stockholders. Mercer assisted the BMS Compensation Committee by providing the following services in 2008:

•	Participated in the design and development of BMS’s executive compensation program;

•	Provided competitive benchmarking and market data analysis;

•	Provided recommendations for the compensation of the most senior executives of BMS, including Mr. Golsby;

•	Provided an annual review of BMS’s change-in-control benefits, including analyzing these benefits against BMS’s peer companies and best practices;

•	Reviewed and advised on all materials provided to the BMS Compensation Committee for discussion and approval; and

•	Attended all of the BMS Compensation Committee’s regular meetings in 2008.

BMS management has also engaged Frederic W. Cook & Co. to assist in designing our anticipated compensation program, as described in more detail below under “—Our Anticipated Compensation Program Following This Offering”. In addition, because Mr. Leemputte was hired with the expectation that he would serve as our Chief Financial Officer following this offering, Frederic W. Cook & Co. provided input regarding the initial compensation arrangements for Mr. Leemputte at the time of hire.

BMS Peer Group Analysis

BMS’s executive compensation program seeks to provide total compensation, when targeted levels of performance are achieved, at the median of the pay levels provided by a designated peer group of U.S. companies. Specifically, BMS targets the competitive pay median on two levels: (1) total cash compensation (base salary plus annual target bonus) and (2) total direct compensation (total cash compensation plus the value of long-term incentives). BMS uses competitive median pay levels to maintain its compensation program guidelines on an annual basis (i.e., its salary structure, the leveling of its positions, its annual target bonus levels and its long-term incentive award guidelines). BMS also uses competitive pay levels to help in determining individual pay decisions (i.e., base salary levels, the size of salary adjustments and the size of long-term incentive awards). Paying at the competitive median when targeted levels of performance are achieved allows BMS to attract and retain the talent it needs to run its business while also enabling it to maintain a competitive cost base with respect to compensation expense.

Peer Group

For 2008, BMS’s peer group consisted of the following companies:

Abbott Laboratories	Merck & Co., Inc.
Amgen Inc.	Pfizer Inc.
Eli Lilly and Company	Schering-Plough Corporation
Johnson & Johnson	Wyeth

BMS believes this peer group is appropriate given the unique nature of the pharmaceutical/biotechnology industry. We note that the companies in BMS’s peer group vary in size, but BMS does not believe that company size should be a primary factor in determining BMS’s peer group. Instead, BMS believes emphasis should be placed on whether a company competes directly with BMS for unique pharmaceutical/biotechnology talent. The companies in BMS’s peer group represent BMS’s primary competitors for executive talent and operate in a similarly-complex regulatory and research-driven environment. BMS monitors the composition of its peer group regularly and will make changes when appropriate. BMS believes it is critical to pay at a competitive level relative to this peer group in order to attract and retain the talent BMS needs; therefore, BMS targets compensation for its executives, including our Named Executive Officers, at the median of its peer group.

In the past, BMS’s management has conducted an annual review of the compensation for Messrs. Golsby, Urbain, Jakobsen and Hondmann using compensation data and analysis provided by the BMS Global Compensation department. Following this offering, the compensation arrangements for our Named Executive Officers will be determined by the MJN Compensation Committee in consultation with its own compensation consultant, as described under “—MJN Compensation Committee”.

Determining the Individual Compensation of Our Named Executive Officers for 2008

BMS’s executive compensation program, as it related to our Named Executive Officers, is designed to provide value to the executive based on the extent to which (i) individual performance, (ii) BMS performance versus annual budgeted financial targets, (iii) longer-term financial performance and (iv) total return to BMS stockholders (stock price appreciation plus dividends) meet, exceed or fall short of expectations. BMS believes this approach, with its emphasis on long-term compensation, serves to focus the efforts of its executives on the attainment of sustained long-term growth and profitability for the benefit of BMS and its long-term stockholders. All elements of executive compensation are reviewed both separately and in the aggregate to ensure that the amount and type of compensation is within appropriate competitive parameters and the program design encourages the creation of long-term stockholder value.

When determining individual award levels for base salary merit increases, annual incentive awards, stock option awards and restricted stock unit awards, the BMS executives involved with the BMS Compensation Planning Process give equal weight to performance measured against financial and operational objectives that are linked to BMS’s business strategy and total stockholder return (“Results”) and an executive’s demonstration of the values and behaviors defined in the BMS Pledge and Core BMS Behaviors (“Behaviors”). The Pledge can be found in the About Us section of the BMS website (www.bms.com).

BMS Performance Management System

2008 Core BMS Behaviors Leads Strategically Drives Performance Innovates Embraces Teamwork Communicates Directly Develops and Energizes People

The BMS Performance Management System involves an annual review and assessment of all executives, including our Named Executive Officers, to measure individual performance over the course of the previous year against preset financial and operational performance goals. The system assists in ensuring that each executive’s compensation is tied to the financial and operational performance of BMS, to BMS’s stockholder return and to the executive’s demonstration of the Core BMS Behaviors and the values embodied in the BMS Pledge.

The annual review and assessment under the BMS Performance Management System is generally conducted in the first quarter of the year following the relevant performance year. The annual review and assessment process under the BMS Performance Management System took place in the first quarter of 2008 in order to determine 2008 base salary merit increases and 2008 stock option and restricted stock unit awards for our Named Executive Officers (other than Mr. Leemputte), as described under “—Base Salaries”, “—Stock Option Awards” and “—Restricted Stock Unit Awards”. Payout levels pursuant to the 2008 annual incentive awards have not yet been determined. The process for assessing the performance of each of our Named Executive Officers under the BMS Performance Management System for 2007 (except Mr. Leemputte, who was hired in September 2008) and the anticipated process for determining compensation for 2008 (including that for Mr. Leemputte) are described below:

•

Stephen W. Golsby: For 2007, BMS’s then President, Health Care Group, who was Mr. Golsby’s first-level manager, conducted the assessment of Mr. Golsby under the BMS Performance Management System and made recommendations concerning his compensation to BMS’s Chief Executive Officer. BMS’s Chief Executive Officer reviewed these recommendations and then made recommendations to the BMS Compensation Committee regarding Mr. Golsby’s compensation. Due to Mr. Golsby’s role as the head of a major division within BMS, the BMS Compensation Committee approved Mr. Golsby’s compensation for 2007. The process for 2008 is anticipated to be similar to the process for 2007, except that BMS’s Executive Vice President and Chief Operating Officer of Worldwide Pharmaceuticals, who was Mr. Golsby’s first-level manager for 2008, will conduct the initial assessment and make recommendations to BMS’s Chief Executive Officer.

•

Peter G. Leemputte: It is anticipated that Mr. Golsby, who is Mr. Leemputte’s first-level manager, will conduct the 2008 assessment of Mr. Leemputte under the BMS Performance Management System and will make recommendations concerning his compensation to BMS’s Executive Vice President and Chief Operating Officer for Worldwide Pharmaceuticals. It is anticipated that BMS’s Chief Executive Officer will also review and approve these recommendations on an individual basis.

•

Charles M. Urbain: For 2007, individual decisions with respect to the assessments under the BMS Performance Management System and the compensation of Mr. Urbain were made by the BMS S&B Committee and through the BMS Compensation Planning Process. Pursuant to the BMS Compensation Planning Process, Mr. Golsby, who was Mr. Urbain’s first-level manager, reviewed the 2007 compensation of Mr. Urbain, and BMS’s then President, Health Care Group approved it. In addition, due to his job level during 2007, BMS’s Chief Executive Officer reviewed and approved Mr. Urbain’s compensation on an individual basis. The process for 2008 is anticipated to be similar to the process for 2007.

•

Peter Kasper Jakobsen: The process for 2007 with respect to Mr. Jakobsen was substantially similar to the process for Mr. Urbain, except that BMS’s Chief Executive Officer did not review Mr. Jakobsen’s compensation on an individual basis. The process for 2008 is anticipated to be similar to the process for 2007, except that, due to Mr. Jakobsen’s 2008 job level, it is anticipated that BMS’s Chief Executive Officer will review and approve Mr. Jakobsen’s compensation on an individual basis.

•

Dirk H. Hondmann: The process for 2007 with respect to Mr. Hondmann was substantially similar to the 2007 process for Mr. Jakobsen. The process for 2008 with respect to Mr. Hondmann is anticipated to be similar to the process for 2007 that applied to him.

Since the annual review and assessment under the BMS Performance Management System will not be completed until later in the first quarter of 2009, the key performance results against their objectives for each of our Named Executive Officers will not be available until then.

Principal Components of the 2008 Compensation Program for our Named Executive Officers

The main components of the 2008 executive compensation program for our Named Executive Officers were:

•	Base Salary

•	Annual Incentive Award

•	Long-Term Incentives

•	Long-Term Performance Awards

•	Stock Options

•	Restricted Stock Units

The following chart shows the 2008 target compensation mix, on an aggregate basis, for the main components of the compensation of our Named Executive Officers, based on targeted compensation for each of our Named Executive Officers:

This target mix supports the core elements of BMS’s executive compensation philosophy by emphasizing long-term incentives while providing competitive short-term components. The 2008 mix reflects the mix of compensation components for the respective divisional levels of our Named Executive Officers within BMS. In the paragraphs that follow, we explain how each of these components is set and describe certain changes BMS made to these components in 2008. BMS implemented the changes noted to provide for the continued alignment of BMS’s compensation program with the core elements of its compensation philosophy. In addition, the following paragraphs describe the specific pay decisions that were made in 2008 with respect to the Named Executive Officers.

Base Salaries

Base salaries are a tool used both to keep BMS competitive and help BMS retain talent. The base salaries of BMS executives are set based primarily upon the pay levels of comparable positions within BMS’s peer group and the unique qualifications and experience of the individual executives. Merit increases for these executives are determined based upon both the performance of an individual and the size of BMS’s merit increase budget in a given year. The BMS Compensation Committee reviews results of surveys that forecast what other companies’ salary increase budgets will be. The BMS Compensation Committee typically sets the annual salary increase budgets based upon the median of such forecasts. Salary adjustments are also typically granted when executives assume significant increases in responsibility.

Messrs. Golsby and Urbain received merit increases in April 2008 and Messrs. Jakobsen and Hondmann received merit increases in July 2008 based on their individual performance of Results and Behaviors, as described under “—Determining the Individual Compensation of Our Named Executive Officers for 2008”, and their relative market position. These increases ranged from 4% to 5% and were within the guidelines established for all employees based upon competitive benchmarking. Mr. Leemputte was not eligible for a merit increase during 2008 because he was hired in September 2008.

Annual Incentive Awards

Annual incentive awards under BMS’s Performance Incentive Plan are designed to reward the executives for achieving short-term financial and operational goals and to reward their individual performance, consistent with the BMS pay for performance philosophy. An executive’s annual incentive award opportunity is a percentage of his/her base salary as determined by the individual’s job level.

For 2008, the adjusted annual incentive target award for each of our Named Executive Officers under BMS’s Performance Incentive Plan will be determined based 50% on BMS’s performance measured against pre-established net operating cash flow goals (a measure expressed as an absolute dollar amount that is being used for the first time in 2008 and includes net income, working capital, capital expenditures, capitalized software, depreciation and amortization, taxes and other miscellaneous components) and 50% on BMS’s performance measured against target non-U.S. GAAP diluted earnings per share (a measure that was used in 2007). For 2008, BMS eliminated division-specific financial goals used for prior years (i.e., divisional pre-tax earnings and sales goals) and replaced them with BMS cash flow goals in order to create more seamless teamwork across BMS. This change serves to align all bonus participants worldwide with the interests of BMS stockholders as well as drive cross-divisional cooperation to maximize corporate-level financial performance. The 2008 net operating cash flow goal was $3.333 billion and the target non-U.S. GAAP diluted earnings per share was $1.54. Both of these targets reflect adjustments made in June 2008 in accordance with the terms of BMS’s Performance Incentive Plan to reflect discontinued operations. BMS’s actual performance against the non-U.S. GAAP diluted earnings per share goal was $1.74, or 113.0% of target. BMS’s actual performance against the net operating cash flow target will not be determined until later in the first quarter of 2009.

BMS’s performance measured against these goals will be used to determine each participant’s adjusted target annual incentive award opportunity for 2008. The actual amount of each participant’s bonus will be based 100% on individual performance relating to Results and Behaviors, as described under “—Determining the Individual Compensation of Our Named Executive Officers for 2008”, and will be paid at a level ranging from zero to 150% of each participant’s adjusted target bonus. In past years, at least half of each participant’s bonus was tied to the achievement of corporate or divisional objectives. Tying 100% of bonus earnings to individual performance gives BMS more leverage to raise the level of personal accountability within the organization. Since the annual review and assessment under the BMS Performance Management System will not be completed until later in the first quarter of 2009, the individual performance results for each of our Named Executive Officers and the amount of each Named Executive Officer’s 2008 bonus will not be available until then.

Long-Term Incentive Awards

Long-term incentives are designed to tie executive interests to the interests of BMS stockholders. The ultimate value of long-term awards is driven by stock price, which provides a direct link to the creation of stockholder value. In addition, the BMS long-term incentive program is designed to reward individual performance. During 2008, BMS offered three long-term award vehicles, each of which serves a different purpose.

•	Long-Term Performance Awards to reward the achievement of internal financial goals;

•	Stock Option Awards to reward the creation of incremental stockholder value; and

•	Restricted Stock Unit Awards to help BMS retain key talent.

The following graph shows the 2008 target mix of the long-term incentives for each of our Named Executive Officers:

BMS typically makes annual grants of long-term performance awards, stock option awards and restricted stock unit awards on the first Tuesday in March to coincide with meetings of the BMS Compensation Committee and the full BMS Board. BMS believes that consistent timing of equity award grants is a good corporate governance practice that reduces the risk in selecting a grant date with a preferential stock price. Mr. Leemputte received grants of stock option and restricted stock unit awards on October 1, 2008, which was the first business day of the month following his date of hire, consistent with BMS’s practice of granting equity-based awards to new hires.

Following the offering, all of the long-term incentive awards granted by BMS and held by our Named Executive Officers will remain outstanding, and BMS will continue to treat each of our Named Executives Officers as an employee of BMS for purposes of these awards.

As the chart below details, approximately 66.7% of the target long-term incentives mix for our Named Executive Officers for 2008 will only be paid on the achievement of performance criteria, including the performance of BMS common stock:

The following is an explanation of the three categories of the BMS long-term incentive awards that relate to our Named Executive Officers:

Long-Term Performance Awards

This type of award, which is denominated in the form of a target number of performance shares, is based on three-year performance cycles. The target number of performance shares in an executive’s award is tied to his or her grade level. The higher an executive’s grade level, the larger the target award because executives in successively higher grade levels have correspondingly greater levels of responsibility. The following paragraphs describe each grant of long-term performance awards held by our Named Executive Officers that was outstanding during 2008.

2006-2008 Award: BMS granted a long-term performance award in 2006 which covered the three-year performance period 2006-2008. BMS granted each of Messrs. Golsby, Urbain and Hondmann a 2006-2008 award. Mr. Jakobsen was not eligible to receive this award. Mr. Leemputte did not receive a 2006-2008 award because he was not employed by BMS at the time of grant. Each award was based 50% on cumulative non-U.S. GAAP diluted earnings per share and 50% on cumulative net sales over the performance period and was subject to a total stockholder return multiplier. During this period the non-U.S. GAAP diluted earnings per share target was $3.92 and the cumulative net sales target was $59.049 billion. BMS believes that these targeted levels of performance were challenging but achievable and reflected anticipated business conditions and changes to BMS’s drug portfolio over the performance period. Minimum performance of 92% of target on either the earnings per share or sales portion of the award was necessary for a threshold payout of 45% for that portion of the award. Maximum performance of 110% of target would have resulted in a payout of 220% for that portion of the award. Additionally, the final payout could have been adjusted by up to plus or minus 15% based on total stockholder return versus BMS’s peer group.

Below are the achievement levels for the 2006-2008 performance cycle as they relate to Messrs. Golsby, Urbain and Hondmann:

	Target	Actual	Achievement
Earnings Per Share	$3.92	$4.31	109.9%
Net Sales	$59.049 billion	$58.488 billion	99.0%

Based on 2006-2008 performance results, which include a 110% multiplier based on BMS’s total stockholder return during this period, it is anticipated that the payout percentage pursuant to the 2006-2008 award will be 173.0%. However, the actual payout level remains subject to certification by the BMS Compensation Committee, which is permitted to exercise negative discretion to reduce the level of payments. This certification will not take place until February 19, 2009.

2007-2009 Award: In 2007, the long-term performance award design for the 2007-2009 performance period (and for subsequent periods, as deemed appropriate by the BMS Compensation Committee) was modified such that the BMS Compensation Committee will approve annual earnings per share and sales targets at the beginning of each of the three years of the cycle, with final payout made at the end of the three-year performance period. Under the prior program design, three-year cumulative earnings per share and sales targets were set at the beginning of the three-year performance period. The change made for the 2007-2009 performance period provides for a better link between performance and payout because it eliminates the need to project performance beyond one year. This closer line of sight will help to avoid situations where unforeseen events lead to performance targets that are either overstated or understated and do not appropriately support BMS’s pay for performance philosophy. BMS also eliminated a feature used in previous years in which payouts were adjusted based upon its three-year total stockholder return versus that of its competitors because, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), BMS is not permitted to combine a three-year total stockholder return measure with financial goals that are set annually. Given that long-term performance awards are denominated and paid in shares, however, a strong link to stockholder return remains.

BMS granted each of our Named Executive Officers a 2007-2009 award, other than Mr. Leemputte, who was not employed by BMS at the time of grant. This award is based 50% on non-U.S. GAAP diluted earnings per share and 50% on net sales. In March 2007, the BMS Compensation Committee approved 2007 earnings per share and sales targets under the 2007-2009 award. The 2007 non-U.S. GAAP diluted earnings per share target was $1.25 and the 2007 net sales target was $19.262 billion. In January 2008, the BMS Compensation Committee approved the 2008 earnings per share and sales targets under the 2007-2009 award. The 2008 non-U.S. GAAP diluted earnings per share target was $1.54 and the 2008 net sales target was $19.627 billion. Both of these targets reflect adjustments made in June 2008 in accordance with the terms of BMS’s equity incentive plan to reflect discontinued operations. The final one-third of the award will be tied to 2009 annual targets, which will be determined during the first quarter of 2009. Upon completion of the three-year cycle, award earnings on each one-third of the award will be tallied and a payout will be made. An achievement of 92% on a given performance measure will yield a payout of 45% of target for that portion of the award. Achievement below 92% will yield no payout. Achievement levels of 110% or higher will yield a maximum payout of 220% for that portion of the award.

Below are the achievement levels for the first and second years of the 2007-2009 performance cycle as they relate to our Named Executive Officers:

2007	Target	Actual	Achievement	Payout
Earnings Per Share	$1.25	$1.48	118.4%	220.0%
Net Sales	$19.262 billion	$19.977 billion	103.7%	127.1%
Combined				173.6%

2008	Target	Actual	Achievement
Earnings Per Share	$1.54	$1.74	113.0%
Net Sales	$19.627 billion	$20.597 billion	104.9%

The first-year payout under the 2007-2009 award was 173.6%, a payout factor which applies to one-third of the target award only. The payout on this portion of the award is fixed, but will not be paid until the completion of the three-year cycle. Based on 2008 performance, it is anticipated that the second-year payout percentage under the 2007-2009 award will be 182.1%. However, the actual payout level remains subject to certification by the BMS Compensation Committee, which is permitted to exercise negative discretion to reduce the level of payments. This certification will not take place until February 19, 2009. Following such certification, the payout of this portion of the award will be fixed, but will not be paid until the completion of the three-year cycle. In addition, the payout factor based on 2008 performance will only apply to one-third of the target award.

2008-2010 Award: In 2008, the long-term performance award design for the 2008-2010 performance period was similar to the long-term performance award design for the 2007-2009 performance period described above, except that the award payout schedule differs from the 2007-2009 performance period awards. BMS granted each of our Named Executive Officers a 2008-2010 award (based on a fixed number of shares, rather than a dollar amount), other than Mr. Leemputte, who was not employed by BMS at the time of grant. Each such award is based 50% on non-U.S. GAAP diluted earnings per share and 50% on net sales. The 2008 non-U.S. GAAP diluted earnings per share target was $1.54 and the 2008 net sales target was $19.627 billion. Both of these targets reflect an adjustment made in June 2008 in accordance with the terms of BMS’s equity incentive plan to reflect discontinued operations due to BMS’s divestiture of a business unit. Under the awards granted for the 2008-2010 performance period, an achievement of 80% on a given performance measure will yield a payout of 40% of target for that portion of the award, achievement below 80% will yield no payout and achievement levels of 115% or higher will yield a maximum payout of 165% for that portion of the award.

Below are the achievement levels for first year of the 2008-2010 performance cycle as they relate to our Named Executive Officers:

2008	Target	Actual	Achievement
Earnings Per Share	$1.54	$1.74	113.0%
Net Sales	$19.627 billion	$20.597 billion	104.9%

Based on 2008 performance, it is anticipated that the first-year payout under the 2008-2010 award will be 132.9%. However, the actual payout remains subject to certification by the BMS Compensation Committee, which is permitted to exercise negative discretion to reduce the level of payments. This certification will not take place until February 19, 2009. Following such certification, the payout of this portion of the award will be fixed, but will not be paid until the completion of the three-year cycle. In addition, the payout factor based on 2008 performance will only apply to one-third of the target award.

Special 2008-2010 Award: To drive continued cost reductions and productivity improvements over the next three years, BMS granted a special, one-time long-term performance award to all BMS executives worldwide including each of our Named Executive Officers, other than Mr. Leemputte, in 2008. The payout of this award is tied to the extent that net operating cash flow and pretax profit margin goals, which will be approved annually by the BMS Compensation Committee, are achieved over the 2008-2010 performance period. The 2008 net operating cash flow target was $3.333 billion and the 2008 pretax profit margin target was 18.8%. Both of these targets reflect adjustments made in June 2008 in accordance with the terms of BMS’s equity incentive plan to reflect discontinued operations. BMS’s actual performance against the pretax profit margin goal was 20.7%, or 110.3% of target. BMS’s actual performance against the net operating cash flow target will not be determined until later in the first quarter of 2009. Approximately 100 of the top executives of BMS including each of our Named Executive Officers, other than Mr. Leemputte, are normally eligible for long-term performance awards on an annual basis. For this group, the special award was granted by BMS in addition to a regular 2008-2010 long-term performance award and was granted in the same amount as the regular award (based on a fixed number of shares, rather than a dollar amount). In addition, approximately 400 other executives of BMS who are not normally eligible for long-term performance awards received, on a one-time basis, the special 2008-2010 award. These awards have the same payout schedule as the regular 2008-2010 long-term performance awards described above.

Mr. Leemputte was hired in September 2008 and has not received a grant of long-term performance awards.

Stock Option Awards

BMS grants stock options to executives as an incentive to create long-term stockholder value. The size of the annual award an executive receives is tied to a combination of grade level and individual performance. Within each grade level, for 2008, BMS established a fixed-value guideline award (based on a fixed dollar amount). In prior years, BMS used a fixed-share guideline (based on a fixed number of shares). BMS shifted to fixed-value awards to deliver a targeted amount of value to employees at the grant date regardless of changes in stock price and option valuation assumptions over time. On an individual level, the executive may receive more than or less than the award guideline, or potentially no award at all, based upon the executive’s performance versus pre-established performance standards (a process which is described under “—BMS Performance Management System”). Each stock option’s exercise price per share is equal to the fair market value per share of BMS common stock on the date of grant. These options vest 25% per year over four years following the date of grant, except that Mr. Leemputte’s initial stock option award contains special accelerated vesting provisions, which are described under “—Special Compensation Arrangements with Mr. Leemputte”.

Restricted Stock Unit Awards

BMS grants service-based restricted stock unit awards to assist BMS in retaining key talent. The size of the annual award an executive receives is determined in the same manner as that described above for stock option awards. Annual grants of restricted stock units vest 25% per year over four years following the date of grant, except that Mr. Leemputte’s initial restricted stock unit award contains special accelerated vesting provisions, which are described under “—Special Compensation Arrangements with Mr. Leemputte”.

To further enhance the link between executive pay and BMS’s performance against its business strategy, BMS determined the size of the stock option awards and restricted stock unit awards for 2008 for each of our Named Executive Officers, other than Mr. Leemputte, in large part based on the assessment of the executive’s measured performance against objectives that drive the BMS business strategy and demonstration of behaviors consistent with the BMS Pledge and the Core BMS Behaviors under the BMS Performance Management System. BMS guidelines, which are established based on competitive benchmarking, provide that employees can receive between 0% and 150% of their targeted award based on individual performance.

In March 2008, our Named Executive Officers, other than Mr. Leemputte, received stock option grants and restricted stock unit awards ranging from 105% to 115% of the established guidelines.

Individual Compensation Arrangements

BMS has entered into retention agreements with Messrs. Golsby, Urbain, Jakobsen and Hondmann. In addition, Mr. Leemputte’s and Mr. Hondmann’s offer letters provide for certain compensation and benefits. These individual arrangements are described in this section.

Retention Agreements

BMS has entered into retention agreements with certain executives, including each of our Named Executive Officers, other than Mr. Leemputte. These agreements enable management to evaluate and support a range of potential transactions (such as a sale, spin off, divestiture or other disposition of Mead Johnson) that might be beneficial to stockholders of BMS. Additionally, the agreements provide for continuity of management in the event of such a transaction. The agreements provide for a special performance bonus equal to up to each applicable Named Executive Officer’s target annual BMS bonus as of the closing of the transaction (except that for Mr. Golsby, the special performance bonus will range from an amount equal to one times his target annual BMS bonus up to $1.6 million, as determined by the BMS Compensation Committee in its discretion) in the event such a transaction is consummated, as well as a pro rata bonus at the executive’s target level under BMS’s annual bonus plan in the event the executive’s employment is transferred along with Mead Johnson’s business.

The retention agreements also provide for enhanced severance benefits in the event the executive’s employment is transferred along with Mead Johnson’s business and the executive is terminated for reasons other than cause within 12 months following consummation of the transaction. If such a termination of employment had occurred during 2008 prior to the effectiveness of the amendments to the retention agreements described below, the executive would have been entitled to receive the greater of 18 months (for Mr. Golsby) or one year (for Messrs. Urbain, Jakobsen and Hondmann) of base pay or the severance benefits under the applicable BMS severance plan.

The retention agreements became effective in November 2007 and initially covered transactions that occur through April 20, 2009. The BMS Compensation Committee reviews the benefits provided under the agreements to ensure they meet its needs. Based on recommendations from Frederic W. Cook & Co., as described under “—Our Anticipated Compensation Program Following this Offering”, for 2008, the BMS Compensation Committee decided to amend the retention agreements to (i) include initial public offerings of more than 10% of Mead Johnson as a covered transaction (which is expected to occur in connection with the offering), (ii) extend the period during which a covered transaction can occur to December 31, 2009, (iii) increase the severance protection period to 18 months following consummation of the transaction and (iv) increase the severance benefits to the greater of two years (for Mr. Golsby) or 18 months (for Messrs. Urbain, Jakobsen and Hondmann) of base pay or the severance benefits under the applicable BMS severance plan. Also, the amendment provided that the change in control agreements with Messrs. Golsby and Urbain, described below, will continue to apply with respect to a change in control of BMS following the offering and that Messrs. Jakobsen and Hondmann would continue to be entitled to participate in BMS’s Change in Control Separation Benefits Plan. The BMS Compensation Committee will continue to conduct reviews on an annual basis to ensure the agreements conform to applicable BMS policies and competitive practices. The value of these benefits for our Named Executive Officers, other than Mr. Leemputte, determined as if employment terminated on December 31, 2008, is provided in the Post-Termination Benefits section.

Special Compensation Arrangements with Mr. Leemputte

In connection with hiring Mr. Leemputte to become our Chief Financial Officer, BMS provided him with an offer letter that entitles him to certain compensation and benefits. This included a $300,000 cash sign-on bonus, $200,000 in sign-on stock option awards and $800,000 in sign-on restricted stock unit awards. The BMS Compensation Committee determined these amounts to be appropriate to compensate Mr. Leemputte for the equity-based awards he forfeited when he left his prior employer and to provide him with an incentive to join Mead Johnson. These stock option and restricted stock unit awards were granted on October 1, 2008 in connection with commencing employment. These stock option and restricted stock unit awards vest 25% per year over four years and provide for immediate vesting upon the earliest of (i) the date that this offering is abandoned or terminated, (ii) December 31, 2009 if this offering has not occurred prior to that date or (iii) an involuntary termination of Mr. Leemputte’s employment for reasons other than cause. Upon the consummation of this offering, Mr. Leemputte will also be eligible to participate in the Mead Johnson bonus plan (with a target bonus of 85% of base salary) and to receive a 2009 annual performance share award (targeted at $700,000), a 2009 annual stock option award (targeted at $700,000) and a founder’s award of restricted stock units (targeted at $700,000) under the new Mead Johnson stock award and incentive plan.

In accordance with his offer letter, if Mr. Leemputte is terminated without cause or terminates his employment for good reason, he is entitled to the greater of 18 months base salary or the severance he would have been entitled to under the Bristol-Myers Squibb Company Severance Plan. Further, if BMS divests Mead Johnson and Mr. Leemputte is involuntarily terminated without cause within 18 months thereafter, BMS will pay Mr. Leemputte the same severance amount described above. If Mr. Leemputte is terminated more than 18 months following the divestiture by BMS, severance benefits (if any) will be paid by the successor company.

Other Elements of 2008 Compensation

In addition to the components set forth above, BMS senior executives, including each of our Named Executive Officers, were entitled to participate in the following programs in 2008:

•	Post-Employment Benefits

•	Qualified and Non-Qualified Retirement Plans

•	Qualified and Non-Qualified Savings Plans

•	Non-Qualified Annual Incentive Deferral Plan

•	Severance Plan

•	Change-in-Control Arrangements

•	Limited Perquisites

•	General Employee Benefits

Post-Employment Benefits

BMS offers certain plans which provide compensation and benefits to employees, including our Named Executive Officers, if their employment is terminated. These plans are periodically reviewed by the BMS Compensation Committee to ensure that they are consistent with competitive practice. The plans offered are common within BMS’s peer group and enhance its ability to attract and retain key talent.

Qualified and Non-Qualified Retirement Plans: During 2008, each of our Named Executive Officers, other than Mr. Jakobsen, participated in BMS’s defined benefit plans for U.S. employees, which provide income for employees following retirement. The Retirement Income Plan is a tax-qualified plan, as defined under Internal Revenue Service (the “IRS”) regulations, and the Benefit Equalization Plan–Retirement Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. All U.S. employees who are not participants in a pension plan through a collective bargaining agreement are eligible for the qualified plan if they work at least 1,000 hours per year, and employees who participate in the Performance Incentive Plan or whose pay or benefits exceeds the IRS qualified plan limits are eligible for the non-qualified plan. Mr. Jakobsen was a U.S. expatriate, prior to January 1, 2009, and during his expatriate assignment, he participated in BMS’s Key International Pension Plan. This plan provides defined benefit retirement benefits to employees of BMS categorized as U.S. expatriates. The Summary Compensation Table reflects the increase in 2008 in the actuarial value of these benefits. Current accrued benefits for each of our Named Executive Officers are provided in the Pension Benefits Table. Mr. Jakobsen became eligible to participate in the U.S. retirement plans on January 1, 2009 as part of BMS’s inpatriate package.

Qualified and Non-Qualified Savings Plans: During 2008, each of our Named Executive Officers, other than Messrs. Jakobsen and Leemputte, participated in BMS’s savings plans for U.S. employees, which allow employees to defer a portion of their base salary and to receive matching contributions from BMS to supplement their income in retirement. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan–Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive matching contributions from BMS in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. All U.S. employees of BMS are eligible to participate in the qualified plan, and employees who participate in the qualified plan who participate in the Performance Incentive Plan or whose pay or benefits exceeds the IRS qualified plan limits are eligible for the non-qualified plan. The Summary Compensation Table reflects BMS contributions to these plans during 2008. The Non-Qualified Deferred Compensation Table provides more detail on the Benefits Equalization Plan–Savings Plan. Mr. Jakobsen became eligible to participate in the savings plans on January 1, 2009 as part of BMS’s inpatriate package.

Non-Qualified Annual Incentive Deferral Plan: BMS maintains a non-qualified deferred compensation program which is available to all executives of BMS, including our Named Executive Officers. The program provides a benefit to eligible employees by allowing them to defer taxes on earned compensation. This is a common program within BMS’s competitive peer group. Under the program, executives are permitted to defer up to 100% of their annual cash incentive awards into a choice of two funds: (1) a BMS common stock unit fund and (2) a U.S. Treasury Bill fund. We do not pay above-market interest rates on these investments. Upon retirement or termination, the employee is eligible to receive the deferred amounts based on a previously-selected payout schedule. The BMS Compensation Committee may approve accelerated distributions in the event of an unforeseeable emergency. In 2008, our Named Executive Officers did not defer their annual incentive award payments. The Non-Qualified Deferred Compensation Table provides more detail on this program for these executives who participated in the plan in previous years.

Severance Plan: The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives to help BMS attract and retain key talent necessary to run BMS. This plan covers 15 BMS executives, including Mr. Golsby. Severance benefits for Messrs. Leemputte, Urbain, Jakobsen and Hondmann is covered by the broad-based Bristol-Myers Squibb Company Severance Plan and calculated based on years of service. Mr. Leemputte’s offer letter also contains special severance benefits, as described under “—Special Compensation Arrangements with Mr. Leemputte”. The retention agreements with Messrs. Golsby, Urbain, Jakobsen and Hondmann also contain special severance benefits, as described under “—Retention Agreements”. The value of the severance benefits for our Named Executive Officers, determined as if employment terminated on December 31, 2008, is shown in the Post-Termination Benefits section.

Change-in-Control Arrangements: BMS has entered into change-in-control agreements with certain executives including, as of December 31, 2008, Messrs. Golsby, Leemputte and Urbain. These agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders even though the result would be a change in control of BMS. Additionally, the agreements provide for continuity of management in the event of a change in control. BMS’s agreements require a “double-trigger” before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of the employee within three years after a change in control.

Consistent with competitive practice, if payments made to a covered officer are subject to the excise tax applicable to excess parachute payments pursuant to the Code, BMS will gross up the compensation to fully offset the excise tax. However, if the payment does not exceed the excise tax threshold by more than 10%, BMS will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up will be made. Based on a review conducted by Mercer, BMS believes that this is a best practice relating to change-in-control arrangements.

The change-in-control agreements become effective on January 1 of each year and remain in effect through December 31 of that year. These agreements are automatically extended, beginning on each January 1, unless either BMS or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement will continue in effect for a period of not less than 36 months beyond the month in which the change in control occurred. The change-in-control agreements that were in effect for 2008 with Messrs. Golsby, Leemputte and Urbain expired on December 31, 2008 and, effective January 1, 2009, they were replaced by change-in-control agreements with substantially similar terms that have been updated to address the requirements of Section 409A of the Code (“Section 409A”).

The BMS Compensation Committee reviews the benefits provided under the agreements on an annual basis to ensure they meet BMS’s needs and, with Mercer’s assistance, ensure that the benefits are within competitive parameters. The BMS Compensation Committee will continue to conduct such reviews on an annual basis to ensure the agreements conform to applicable BMS policies and competitive practices.

As of December 31, 2008, Messrs. Jakobsen and Hondmann were covered by the broad-based Bristol-Myers Squibb Company Change-in-Control Separation Benefits Plan. This plan provides enhanced severance benefits in the event of a “double-trigger” termination of employment for reasons other than cause or due to a good reason resignation within three years following a change in control. On January 1, 2009, Mr. Jakobsen became eligible to receive a change-in-control agreement similar to the agreements with Messrs. Leemputte and Urbain and ceased participation in the Bristol-Myers Squibb Company Change-in-Control Separation Benefits Plan.

The value of these benefits for each of our Named Executive Officers, determined as if employment terminated on December 31, 2008, is provided in the Post-Termination Benefits section below. Following the offering, the change-in-control arrangements with our Named Executive Officers will remain in effect for so long as BMS continues to hold a majority ownership position in Mead Johnson.

Limited Perquisites

During 2008, each of our Named Executive Officers was entitled to receive an annual physical examination, subject to a dollar limit. In addition, Mr. Golsby received two annual home leave trips to Thailand and related tax gross-ups, as well as furniture storage in Thailand. Mr. Golsby will no longer be entitled to such perquisites following this offering. As a U.S. expatriate during 2008, Mr. Jakobsen was entitled to receive certain personal benefits pursuant to BMS’s expatriate policy, including housing, subject to a dollar limit, a car for foreign locations, where appropriate, and tax preparation services.

Effective January 1, 2008, BMS eliminated the following perquisites provided to its senior executives, including Messrs. Golsby and Urbain: a company car, financial counseling and tax preparation for the 2008 calendar year and later. On January 1, 2008, Messrs. Golsby and Urbain received base salary increases averaging 3% to partially offset the elimination of these perquisites.

As of January 1, 2009, Mr. Urbain will become a U.S. expatriate and will participate in BMS’s expatriate program. As of January 1, 2009, Mr. Jakobsen will no longer be a U.S. expatriate. Instead, Mr. Jakobsen will become a U.S. local employee, but he will be entitled to continue to receive certain transitional benefits pursuant to BMS’s expatriate package.

General Employee Benefits

BMS maintains medical and dental insurance, accidental death insurance and disability insurance for all of its employees. Our Named Executive Officers are eligible to participate in these programs. In addition, they are covered by BMS’s vacation, leave of absence and similar policies.

Tax Implications of Executive Compensation Program

During 2008, none of the compensation paid to our Named Executive Officers was subject to the limitations on the deductibility of compensation in excess of $1 million under Section 162(m) of the Code. This is because our Named Executive Officers were not among the executives of BMS that are subject to Section 162(m).

Corporate Governance Policies Covering Executive Compensation

Share Ownership and Retention Guidelines

In order to preserve the link between the interests of BMS senior executives and those of stockholders, BMS executives are expected to use the shares acquired upon the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish and maintain a significant level of direct ownership in BMS. This same expectation applies to shares acquired upon the vesting of restricted stock units. BMS continues to maintain longstanding share ownership expectations for BMS’s senior executives. BMS’s guidelines require that each of Messrs. Golsby, Leemputte and Urbain hold BMS shares with a value of three times his base salary. Messrs. Golsby, Leemputte and Urbain may sell up to 50% of their shares until the share ownership guideline is met, after which they are permitted to sell any additional shares they receive. Messrs. Golsby, Leemputte and Urbain were in compliance with BMS’s share ownership and retention guidelines during 2008.

During 2008, Messrs. Jakobsen and Hondmann were not subject to share ownership and retention guidelines with respect to BMS shares. However, effective January 1, 2009, Mr. Jakobsen became subject to these guidelines.

The BMS share ownership guidelines will remain applicable to each of our Named Executive Officers, other than Mr. Hondmann, for a period of six months following the offering, after which they will not be required to retain their BMS shares. Immediately following the offering, each of our Named Executive Officers will become subject to Mead Johnson’s share ownership and retention guidelines, as described under “—Corporate Governance Polices Covering Executive Compensation”.

Recoupment of Compensation

BMS maintains clawback provisions relating to stock options, restricted stock units and long-term performance awards. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to BMS’s interests, forfeit any outstanding awards as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of BMS and its stockholders.

In 2005, the BMS Board adopted a policy wherein the BMS Board will seek reimbursement of annual incentives paid to an executive if such executive engages in misconduct that caused or partially caused a restatement of financial results. In such an event, BMS will seek to claw back the executive’s entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on BMS’s website at www.bms.com.

Equity Grant Policy

The BMS Compensation Committee approved a policy covering equity grants to all employees.

Approval of Awards

•	Awards granted to the Chief Executive Officer of BMS must be approved by the full BMS Board.

•	The BMS Compensation Committee must approve awards to all other employees, including our Named Executive Officers.

Grant Effective Date

Annual Awards

•	For regularly-scheduled annual awards, the grant effective date is the date in March on which the BMS Compensation Committee and full BMS Board meet.

All Other Awards

•

For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

•

For awards granted to new hires, the grant effective date is the first business day of the month following the employee’s hire date, except that if the employee’s hire date falls on the first business day of a given month, the grant effective date is the employee’s hire date.

In no case whatsoever will the grant effective date precede the approval date of a given award.

Grant Price

•	The grant price of any and all awards is the fair market value (“FMV”) of BMS’s common stock as of the grant effective date.

•

The FMV is defined under the stockholder-approved stock incentive plan pursuant to which the award is granted. Under the plan currently in effect, the 2007 Stock Award and Incentive Plan, FMV equals the closing price on the date of grant.

Policy Against Repricing Stock Options

BMS has always maintained a consistent policy against repricing of stock options. BMS believes this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives’ interests with the interests of stockholders. The BMS Board has adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on BMS’s website at www.bms.com.

Policy Regarding Stockholder Approval of Severance

The BMS Board has approved a policy requiring stockholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus annual incentive. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on BMS’s website at www.bms.com.

Our Anticipated Compensation Program Following This Offering

The following section describes the anticipated compensation program that we intend to implement following this offering. BMS has engaged Frederic W. Cook & Co. to assist in designing our anticipated compensation program. Following the offering, the MJN Compensation Committee will identify its own compensation consultant for purposes of advising on its compensation planning decisions.

MJN Compensation Committee

Following this offering, the MJN Compensation Committee, which will be appointed by the MJN Board, will determine the design of our executive compensation program within parameters prescribed by the BMS Compensation Committee. The MJN Compensation Committee will annually review and evaluate our executive compensation program to ensure that the program is aligned with our compensation philosophy.

Peer Group Analysis

Frederic W. Cook & Co. has identified the following peer group of companies that BMS is using for competitive benchmarking of the compensation program for Mead Johnson. Our peer group consists of the following companies:

Alberto-Culver Company	Herbalife Ltd.
Allergan, Inc.	The Hershey Company
Campbell Soup Company	H.J. Heinz Company
Church & Dwight Co., Inc.	The J.M. Smucker Company
The Clorox Company	Kellogg Company
Del Monte Foods Company	McCormick & Company, Incorporated
Energizer Holdings, Inc.	Tupperware Brands Corporation
The Estée Lauder Companies Inc.

We believe this peer group is appropriate given the unique nature of the consumer packaged goods industry. We note that the companies in our peer group were chosen for a variety of reasons, including because they are comparable in size to us in terms of sales volume and our anticipated market capitalization.

Board Approval of Certain Compensation Arrangements

On December 5, 2008, the MJN Board met to review and approve certain compensation plans and arrangements for Mead Johnson employees that will generally become effective following this offering. The plans include the 2009 Stock Award and Incentive Plan, as described under “—Description of Mead Johnson’s 2009 Stock Award and Incentive Plan”, and the 2009 Senior Executive Performance Incentive Plan. The MJN Board also approved guidelines for granting founder’s awards based on an employee’s grade level as described below in “—Anticipated Mead Johnson Program Distinctions from the BMS Program”. In addition, the MJN Board approved the general plan design for the retirement, savings and health and welfare benefit plans that will be generally applicable to employees of Mead Johnson effective following this offering, except that the defined benefit pension plan is expected to become effective in February 2009 irrespective of this offering. However, the MJN Board did not review or approve any individual post-offering compensation packages for any of our employees, including our Named Executive Officers.

Individual Post-Offering Compensation Arrangements

The BMS Compensation Committee approved, with input from Frederic W. Cook & Co., a compensation package for Mr. Golsby that will apply following this offering. The compensation package includes an annual base salary of $900,000, a target annual incentive award opportunity equal to 115% of his base salary and annual long-term incentive awards with a target value of $3 million. Mr. Golsby’s total direct compensation (total cash compensation plus the value of long-term incentives) is targeted at between the 25th percentile and the median of our peer group of companies, as described above under “—Peer Group Analysis”, which was recommended by Frederic W. Cook & Co. as an appropriately competitive level given that Mr. Golsby will be a new Chief Executive Officer. The BMS Compensation Committee determined that Mr. Golsby’s long-term incentive awards will be comprised of an equal value of performance shares, which are expected to be similar to those described under “—Long-Term Performance Awards” above, and stock options, on the terms described below under “—Anticipated Mead Johnson Program Distinctions from the BMS Program”. In addition, the BMS Compensation Committee approved a grant to Mr. Golsby of a founder’s award of restricted stock units with a value targeted at $1.5 million on the effective date of this offering, on the terms described below under “—Anticipated Mead Johnson Program Distinctions from the BMS Program”. Mr. Golsby’s post-offering compensation arrangement is conditioned on the completion of this offering.

For a description of Mr. Leemputte’s compensation arrangement following this offering, as set forth in his offer letter, see “—Special Compensation Arrangements with Mr. Leemputte” above.

Anticipated Mead Johnson Program Distinctions from the BMS Program

While we are still in the process of determining specific details of our compensation program that will take effect following this offering, except as noted below, we currently expect that our compensation program will generally be similar to BMS’s compensation program. We anticipate that our compensation program will differ from BMS’s compensation program in the following respects:

•

Individual Award Levels: Rather than having two separate ratings for Behaviors and Results to determine individual award levels, as described under “—Determining the Individual Compensation of our Named Executive Officers for 2008”, there will be a single rating that will integrate both factors.

•

Stock Option Awards: We will grant annual stock option awards with respect to our common stock to our Named Executive Officers and other senior executives under our new equity incentive plan as an incentive to create long-term stockholder value. We expect that these awards will include performance-based exercise thresholds. To satisfy the exercise threshold, our common stock will need to close at a price at least 15% above the option exercise price for at least seven consecutive trading days. Although the options will vest according to a normal vesting schedule (25% per year over four years), an executive will not be able to exercise the options unless and until the exercise threshold is satisfied. Therefore, the executive will not realize any value related to these options until the stock price appreciates at least 15%. This threshold strengthens the link between the value realized by the executive and the creation of value for the stockholders.

•

Restricted Stock Unit Awards: We do not intend to grant service-based restricted stock unit awards on an annual basis because we desire to have all long-term incentive compensation programs be performance-based. However, we intend to grant an aggregate of approximately 350,000 restricted stock units as “founder’s awards” to approximately 140 of our employees, including each of our Named Executive Officers, and, when needed, to hire or retain employees. These founder’s awards will vest in equal installments on each of the third, fourth and fifth anniversaries of the date of grant. The value of these founder’s awards will be tied to each employee’s grade level.

•

Change-in-Control Arrangements: We do not intend to adopt a change in control severance plan or enter into any individual change-in-control arrangements with respect to a change in control of Mead Johnson, but as long as BMS continues to hold a majority ownership position in Mead Johnson, BMS will continue to offer coverage under the Bristol-Myers Squibb Company Change-in-Control Separation Benefits Plan to employees of Mead Johnson and the individual change-in-control arrangements between BMS and our Named Executive Officers, as applicable, will remain in effect.

•	Assignment Arrangements: Mr. Urbain has entered into a letter agreement regarding his employment assignment to Thailand that will entitle him to participate in BMS’s expatriate program, and

Mr. Jakobsen has entered into a letter agreement regarding his employment assignment to the United States that will entitle him to participate in BMS’s inpatriate program.

Corporate Governance Policies Covering Executive Compensation

The BMS share ownership guidelines will remain applicable to each of our Named Executive Officers, other than Mr. Hondmann, for a period of six months following the offering, after which they will not be required to retain their BMS shares. We have adopted similar share ownership guidelines with respect to Mead Johnson shares. Our guidelines will require that Mr. Golsby hold Mead Johnson shares with a value of five times his base salary and that all remaining senior executives hold Mead Johnson shares with a value of three times their base salary, before they can sell any net shares following the exercise of options or the vesting of restricted stock units. Once these share ownership guidelines are attained, the executive must retain 75% of all net shares acquired following any subsequent option exercises or vesting of restricted stock units for a period of one year. We intend to adopt an equity grant policy, a policy against repricing stock options and a policy regarding stockholder approval of severance that will be substantially similar to those policies of BMS.

Summary Compensation Table

The following tables and notes present the compensation during fiscal year 2008 provided to Stephen W. Golsby, President and Chief Executive Officer of Mead Johnson, Peter G. Leemputte, Senior Vice President and Chief Financial Officer of Mead Johnson, Charles M. Urbain, President, Asia and Europe of Mead Johnson, Peter Kasper Jakobsen, President, Americas of Mead Johnson and Dirk H. Hondmann, Senior Vice President Global Research and Development of Mead Johnson.

Summary Compensation Table

2008 Fiscal Year

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus ($)		Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total(8) ($)
Stephen W. Golsby President and Chief Executive Officer, Mead Johnson	2008	$561,871	$		$434,507	$568,674	$	$	$81,928	$1,646,980

Peter G. Leemputte Senior Vice President and Chief Financial Officer, Mead Johnson	2008	$148,077		$300,000	$50,342	$11,981	$	$	$0	$510,400

Charles M. Urbain President, Asia and Europe, Mead Johnson	2008	$381,866	$		$187,321	$186,084	$	$	$17,327	$772,598

Peter Kasper Jakobsen President, Americas, Mead Johnson	2008	$291,256	$		$80,798	$57,703	$	$	$310,018	$739,775

Dirk H. Hondmann Senior Vice President, Global Research and Development, Mead Johnson	2008	$308,460	$		$163,427	$69,813	$	$	$13,881	$555,581

(1)	Reflects position as of January 1, 2009. Messrs. Golsby, Urbain and Jakobsen served in different positions during 2008 as described above in the CD&A.

(2)	Reflects actual salary earned. Mr. Leemputte’s salary was paid from September 22, 2008, the date he assumed the position of Senior Vice President and Chief Financial Officer, through year-end.

(3)

Represents expense recognized by BMS in 2008 under FAS 123R (without regard to estimated forfeitures) for restricted stock and restricted stock units, but not long-term performance awards. The expenses for long-term performance awards have not been included because actual payout levels pursuant to the long-term performance awards remain subject to certification by the BMS Compensation Committee, which is permitted to exercise negative discretion to reduce the level of payouts. This certification will not take place until February 19, 2009. Accordingly, the expense of each of these awards cannot be finally determined until that time. For a description of how actual long-term performance incentive awards will be determined for our Named Executive Officers, see “—Long-Term Performance Awards” above. Restricted stock granted prior to 2007 is valued based on the average of the high and low prices on the grant date. Restricted stock units granted in 2007 and thereafter are valued based on the closing price on the grant date. BMS pays dividends on unvested restricted stock and restricted stock units. The value of the right to receive dividends is included in the valuation of the restricted stock and restricted stock units. Long-term performance awards granted prior to 2007 are valued based on the average of the high and low prices on the grant date. The 2006-2008 award is valued using a Monte Carlo model, which results in a fair value of 88% of the average of the high and low prices on the grant date. The 2007-2009 and 2008-2010 awards will be valued based on the closing price on the grant date. The value of the awards will be amortized over the performance period of the award and adjusted for projected performance.

(4)

Represents expense recognized by BMS in 2008 under FAS 123R (without regard to estimated forfeitures) for stock options. Below are the assumptions used to value the awards included in the 2008 expense, which reflects the unamortized portion of the then outstanding stock option awards.

Expense Year	Grant Date	Expected Term (years)	Volatility (%)	Risk-Free Rate (%)	Dividend Yield (%)	Black- Scholes Ratio	Award Recipient
2008	3/2/04	7	30.0%	3.5%	4.4%	0.2117	Mr. Golsby, Mr. Urbain, Mr. Jakobsen
2008	3/1/05	7	29.4%	4.4%	4.6%	0.2166	Mr. Golsby, Mr. Urbain, Mr. Jakobsen
2008	10/3/05	7	28.3%	4.4%	4.8%	0.2038	Mr. Hondmann
2008	3/7/06	6	26.3%	4.6%	4.8%	0.1874	Mr. Golsby, Mr. Urbain, Mr. Jakobsen, Mr. Hondmann
2008	12/1/06	6	28.1%	4.7%	4.7%	0.2815	Mr. Golsby
2008	3/6/07	6	29.0%	4.7%	4.5%	0.2177	Mr. Golsby, Mr. Urbain, Mr. Jakobsen, Mr. Hondmann
2008	3/4/08	7	31.0%	3.2%	4.3%	0.2167	Mr. Golsby, Mr. Urbain, Mr. Jakobsen, Mr. Hondmann
2008	10/1/08	7	31.5%	3.2%	5.1%	0.1960	Mr. Leemputte

(5)

The amounts to be shown in this column will represent the annual cash incentive award for 2008 earned under the Performance Incentive Plan. The actual annual incentive awards for 2008 have not yet been determined, because they are based on the reviews and assessments of our Named Executive Officers under the BMS Performance Management System that have not yet been completed. Actual annual incentive awards for 2008 will be determined in February or March 2009, after the annual Performance Management System cycle has been completed. For a description of how actual annual incentive awards for 2008 will be determined for our Named Executive Officers, see “—Annual Incentive Awards” above. The payment will be made on March 13, 2009.

(6)

The amounts to be shown in this column will reflect an increase in estimated value of accrued benefits during the year. The value of accrued pension benefits for our Named Executive Officers for 2008 has not yet been determined, because the BMS pension plans calculate accrued benefits based on “Final Average Compensation,” which includes annual incentive pay. As described in footnote 5 above, actual annual incentive pay for 2008 will not be determined until February or March 2009. Accordingly, the accrued pension benefits for our Named Executive Officers cannot be determined until that time. For a description of the formula used to calculate accrued pension benefits under the BMS Retirement Income Plan, Key International Pension Plan and United Kingdom Bristol-Myers Squibb Company Pension Plan, see “—Pension Benefits in 2008 Fiscal Year” below. BMS does not pay above-market interest rates on deferred compensation. For Mr. Urbain, it will reflect the change in the United Kingdom Bristol-Myers Pension Plan benefits based on a conversion from British pounds to U.S. dollars as of the year-end exchange ratio.

(7)	Includes value of perquisites and BMS contributions to the qualified and Benefits Equalization Plan savings plans. Details of the components in this column are provided in a separate table below.

(8)

The amounts shown in this column reflect the total compensation for 2008, less the actual long-term performance award expenses, annual incentive awards and change in value of accrued pension benefits for 2008, which have not yet been determined as described in footnotes 3, 5 and 6, above.

All Other Compensation Detail

2008 Fiscal Year

Name	Year	Car(1) ($)	Tax Preparation(2) ($)	Total Perquisites and Other ($)		BMS Contributions to Savings Plans ($)	Total All Other Compensation ($)
Stephen W. Golsby	2008	$0	$2,000	$56,643	(3)(4)	$25,284	$81,928
Peter G. Leemputte	2008	$0	$0	$0		$0	$0
Charles M. Urbain	2008	$0	$0	$143	(3)	$17,184	$17,327
Peter Kasper Jakobsen	2008	$26,855	$0	$310,018	(5)	$0	$310,018
Dirk H. Hondmann	2008	$0	$0	$0		$13,881	$13,881

(1)	Reflects the value of a company car and a driver for personal travel.

(2)	Reflects bills paid for tax preparation services.

(3)	Includes the cost of physical exams reimbursed by BMS and/or laboratory tests performed by BMS medical staff. These benefits were available to all executives of BMS.

(4)	Includes the cost of two home leave trips to Thailand ($30,345) and related tax gross-ups ($19,907) as well as the cost of furniture storage in Thailand ($4,363).

(5)

Includes the following benefits related to Mr. Jakobsen’s U.S. expatriate status: allowance for the cost of living differential between the United States and Thailand ($4,986); hardship allowance ($29,126); housing allowance ($69,273); education allowance for children’s schooling ($2,872); Thai taxes paid on Mr. Jakobsen’s behalf ($175,608); visa and work permit fees ($404); and club dues ($894).

Grants of Plan-Based Awards

2008 Fiscal Year

Name	Grant Date(1)	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: # of Shares of Stock or Units(6)	All Other Option Awards: # of Securities Underlying Options(7)	Exercise or Base Price of Option Awards ($/Share)(8)	Grant Date Fair Value of Stock and Option Awards(9) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshhold (#)	Target (#)	Maximum (#)
Stephen W. Golsby			$134,882	$337,206	$872,521
	3/25/08	1/22/08				731	3,250	7,150	(3)				$154,440
	3/19/08	1/22/08				650	3,250	5,363	(4)				$115,079
	3/19/08	1/22/08				650	3,250	5,363	(5)				$115,079
	3/4/08									12,154			$269,090
	3/4/08										55,463	$22.14	$266,095

Peter G. Leemputte			$33,000	$82,499	$213,466
	10/1/08	9/2/08								38,480			$799,999
	10/1/08	9/2/08									46,722	$20.79	$190,394

Charles M. Urbain			$61,116	$152,790	$395,344
	3/25/08	1/22/08				368	1,637	3,601	(3)				$77,790
	3/19/08	1/22/08				327	1,636	2,699	(4)				$57,929
	3/19/08	1/22/08				327	1,636	2,699	(5)				$57,929
	3/4/08									5,588			$123,718
	3/4/08										25,509	$22.14	$122,384

Peter Kasper Jakobsen			$40,782	$101,955	$263,809
	3/25/08	1/22/08				256	1,137	2,501	(3)				$54,030
	3/19/08	1/22/08				227	1,136	1,874	(4)				$40,225
	3/19/08	1/22/08				227	1,136	1,874	(5)				$40,225
	3/4/08									3,881			$85,925
	3/4/08										17,681	$22.14	$84,828

Dirk H. Hondmann			$43,195	$107,988	$279,419
	3/25/08	1/22/08				256	1,137	2,501	(3)				$54,030
	3/19/08	1/22/08				227	1,136	1,874	(4)				$40,225
	3/19/08	1/22/08				227	1,136	1,874	(5)				$40,225
	3/4/08									4,250			$94,095
	3/4/08										19,365	$22.14	$92,907

(1)

The grant date for annual stock option and restricted stock unit awards is the date the BMS Compensation Committee approved the awards. The grant date for off-cycle stock option and restricted stock unit awards is the first business day of the month following approval of the awards. The grant date for the long-term performance awards is the date the awards were communicated to award recipients; the approval date is the date the BMS Compensation Committee approved the awards.

(2)

Target payouts under the Performance Incentive Plan are based on a targeted percentage of base salary earned during the year. The BMS Compensation Committee reviews financial and individual objectives in determining the actual bonus as reported in the Summary Compensation Table. “Maximum” represents the maximum level of performance for which payouts are authorized under BMS’s 2008 annual incentive program. “Threshold” represents the minimum level of performance for which payouts are authorized under BMS’s 2008 annual incentive program. Maximum and threshold percentages were the same for all participants in the Performance Incentive Plan.

(3)

Reflects the second tranche of the 2007-2009 long-term performance award program. Performance targets under the 2007-2009 long-term performance award program are set on an annual basis over a three-year period at the beginning of each performance year and are based one-half on sales and one-half on earnings per share. At the end of each year, performance is assessed versus the target sales and earnings per share to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 45% of target; performance below threshold on either measure but not both measures will result in a payout of 22.5% of target, which is the threshold amount shown above; maximum performance will result in a payout of 220% of target; performance above the maximum level will result in the maximum payout.

(4)

Reflects the first tranche of the 2008-2010 regular long-term performance award program. Performance targets under the 2008-2010 regular long-term performance award program are set on an annual basis over a three-year period at the beginning of each performance year and are based one-half on sales and one-half on earnings per share. At the end of each year, performance is assessed versus the target sales and earnings per share to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 40% of target; performance below threshold on either measure but not both measures will result in a payout of 20% of target, which is the threshold amount shown above; maximum performance will result in a payout of 165% of target; performance above the maximum level will result in the maximum payout.

(5)

Reflects the first tranche of the 2008-2010 special long-term performance award program. Performance targets under the 2008-2010 special long-term performance award program are set on an annual basis over a three-year period at the beginning of each performance year and are based one-half on operating cash flow and one-half on pre-tax profit margin. At the end of each year, performance is assessed versus the target pre-tax profit margin and operating cash flow to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 40% of target; performance below threshold on either measure but not both measures will result in a payout of 20% of target, which is the threshold amount shown above; maximum performance will result in a payout of 165% of target; performance above the maximum level will result in the maximum payout.

(6)

Restricted stock unit awards vest in equal installments over 4 years. For Mr. Leemputte, notwithstanding the normal vesting schedule, this restricted stock unit award will vest fully upon the earliest of (i) the date this offering is abandoned or terminated, (ii) December 31, 2009 if this offering has not occurred prior to that date or (iii) an involuntary termination of Mr. Leemputte’s employment for reasons other than cause.

(7)

Stock option awards vest in equal installments over 4 years. For Mr. Leemputte, notwithstanding the normal vesting schedule, this restricted stock unit award will vest fully upon the earliest of (i) the date this offering is abandoned or terminated, (ii) December 31, 2009 if this offering has not occurred prior to that date or (iii) an involuntary termination of Mr. Leemputte’s employment for reasons other than cause.

(8)	The exercise price equals the closing price of our common stock on the date of grant.

(9)

Fair value of awards under the long-term performance award program is based on the maximum number of shares earnable and the grant-date closing price of $21.46 on 3/19/2008 for the first tranche of the 2008-2010 awards and $21.60 on 3/25/2008 for the second tranche of the 2007-2009 award. Fair value of stock options is based on the number of underlying shares, the exercise price, and Black-Scholes ratios of 0.2167 for the 3/4/2008 grant and 0.1960 for the 10/1/2008 grant. Fair value of restricted stock units is based on the number of units and the grant-date closing price of $22.14 on 3/4/2008 and $20.79 on 10/1/2008. Specific valuation assumptions relating to stock options are provided in footnote 4 to the Summary Compensation Table.

Outstanding Equity Awards At Fiscal Year-End

2008 Fiscal Year

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(3) ($)
Name	Exercisable	Unexercisable(1)
Stephen W. Golsby	25,660	0	(4)	$62.95	1/3/09	6,667	(7)	$155,008
	2,524	0	(6)	$61.09	1/2/10	2,256	(7)	$52,452
	26,817	0	(4)	$42.64	3/6/10	4,741	(7)	$110,228
	14,789	14,789	(4)(14)	$59.78	3/5/11	4,428	(8)	$102,951
	32,000	0	(4)	$48.08	3/4/12	10,000	(9)	$232,500
	36,500	0	(4)	$23.14	3/3/13	8,410	(8)	$195,533
	40,600	0	(4)	$28.11	3/1/14	12,154	(8)	$282,581
	32,000	10,667	(4)	$25.45	2/28/15	5,642	(10)	$131,177
	18,572	18,573	(4)	$22.73	3/6/16	(11)
	0	100,000	(5)(15)	$24.74	11/30/16	(12)
	11,215	33,647	(4)	$27.01	3/5/17	(13)
	0	55,463	(4)	$22.14	3/3/18
Total	240,667	233,139

Peter G. Leemputte	0	46,722	(4)(16)	$20.79	9/30/18	38,480	(8)(16)	$894,660

Charles M. Urbain	26,817	0	(4)	$62.95	1/3/09	1,289	(7)	$29,969
	2,524	0	(6)	$61.09	1/2/10	2,256	(7)	$52,452
	19,718	0	(4)	$42.64	3/6/10	1,950	(8)	$45,338
	9,859	9,859	(4)(14)	$59.78	3/5/11	3,867	(8)	$89,908
	27,000	0	(4)	$48.08	3/4/12	5,588	(8)	$129,921
	6,719	0	(4)	$23.14	3/3/13	2,840	(10)	$66,030
	23,200	0	(4)	$28.11	3/1/14	(11)
	15,225	5,075	(4)	$25.45	2/28/15	(12)
	4,025	8,050	(4)	$22.73	3/6/16	(13)
	5,158	15,475	(4)	$27.01	3/5/17
	0	25,509	(4)	$22.14	3/3/18
Total	140,245	63,968

Peter Kasper Jakobsen	4,732	0	(4)	$61.72	3/1/09	434	(7)	$10,091
	9,465	0	(4)	$68.76	11/30/09	1,070	(7)	$24,878
	1,262	0	(6)	$61.09	1/2/10	1,265	(8)	$29,411
	11,831	0	(4)	$42.64	3/6/10	2,814	(8)	$65,426
	4,732	4,733	(4)(14)	$59.78	3/5/11	3,881	(8)	$90,233
	11,000	0	(4)	$48.08	3/4/12	1,972	(10)	$45,849
	15,955	0	(4)	$23.14	3/3/13	(11)
	11,700	0	(4)	$28.11	3/1/14	(12)
	10,828	3,610	(4)	$25.45	2/28/15	(13)
	5,280	5,280	(4)	$22.73	3/6/16
	3,745	11,237	(4)	$27.01	3/5/17
	0	17,681	(4)	$22.14	3/3/18
Total	90,530	42,541

Dirk H. Hondmann	15,000	7,500	(4)	$24.02	10/2/15	6,667	(7)	$155,008
	2,800	5,600	(4)	$22.73	3/6/16	1,350	(8)	$31,388
	3,575	10,726	(4)	$27.01	3/5/17	2,686	(8)	$62,450
	0	19,365	(4)	$22.14	3/3/18	4,250	(8)	$98,813
						1,972	(10)	$45,849
Total	21,375	43,191

(1)

Represents unexercisable (unvested) stock options as of 12/31/2008. A portion of the annual stock option grant in 2001 was subject to an exercise threshold described in footnote 14, below. These options appear in this column even if service- based vesting conditions have been met. These stock option awards become exercisable in the ninth year of the award even if the threshold is not met.

(2)	Represents unvested restricted stock/restricted stock units as of 12/31/2008.

(3)	Values based on closing stock price on 12/31/2008 of $23.25.

(4)

These stock option awards granted on 1/4/1999, 3/2/1999, 12/1/1999, 3/7/2000, 3/6/2001, 3/5/2002, 3/4/2003, 3/2/2004, 3/1/2005, 10/3/2005, 3/7/2006, 3/6/2007, 3/4/2008 and 10/1/2008 vest in equal annual installments of 25% over 4 years following the date of grant.

(5)	This stock option award granted to Mr. Golsby on 12/1/2006 vests in three equal installments at the end of years 3, 4 and 5 following the date of grant.

(6)	This award was granted in lieu of a portion of the annual incentive for 2000. The award vested 100% one year from the date of grant.

(7)	Restricted stock granted on 2/2/2004, 3/2/2004, 3/1/2005 and 10/3/2005 vests in three equal installments at the end of years 3, 4 and 5 following the grant date.

(8)	Restricted stock granted on 3/7/2006 and restricted stock units granted on 3/6/2007, 3/4/2008 and 10/1/2008 vest 25% per year over four years following the grant dates.

(9)	This restricted stock unit award granted to Mr. Golsby becomes fully vested at the end of year 5 following the grant date.

(10)	Reflects the first tranche of the 2007-2009 plan at actual performance.

(11)

The amounts to be shown in these cells will reflect the second tranche of the 2007-2009 plan at actual performance. The number and market value of shares that have not yet vested under these long-term incentive awards have not been finally determined, because actual payout levels pursuant to these awards remain subject to certification by the BMS Compensation Committee, which is permitted to exercise negative discretion to reduce the level of payouts. This certification will not take place until February 19, 2009. Accordingly, the number and market value of shares that have not yet vested under these awards cannot be finally determined until that time. For a description of how actual long-term performance incentive awards will be determined for our Named Executive Officers, see “—Long-Term Performance Awards” above.

(12)

The amounts to be shown in these cells will reflect the first tranche of the 2008-2010 regular plan at actual performance. The number and market value of shares that have not yet vested under these awards have not been determined for the same reasons described in footnote 11 above.

(13)

The amounts to be shown in these cells will reflect the first tranche of the 2008-2010 special plan at actual performance. The number and market value of shares that have not yet vested under these awards have not been determined, because the vesting is based on BMS’s actual performance against the net operating cash flow target that will not be determined until later in the first quarter of 2009. Furthermore, actual payout levels pursuant to these awards remain subject to certification by the BMS Compensation Committee, which is permitted to exercise negative discretion to reduce the level of payouts. This certification will not take place until February 19, 2009. Accordingly, the number and market value of shares that have not yet vested under these awards cannot be finally determined until that time. For a description of how actual long-term performance incentive awards will be determined for our Named Executive Officers, see “—Long-Term Performance Awards” above.

(14)

50% of award is subject to a 30% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for at least 15 consecutive trading days. As of December 31, 2008, the relevant price appreciation threshold had not been met.

(15)

100% of award is subject to a 15% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for at least seven consecutive trading days. As of December 31, 2008, the relevant price appreciation threshold had been met.

(16)

These stock option and restricted stock unit awards granted on 10/1/2008 provide for immediate vesting upon the earliest of (i) the date this offering is abandoned or terminated, (ii) December 31, 2009 if this offering has not occurred prior to that date or (iii) an involuntary termination of Mr. Leemputte’s employment for reasons other than cause.

Option Exercises and Stock Vesting

2008 Fiscal Year

	Options(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Stephen W. Golsby	0	$0	18,977	$432,846	(2)
					$(3)

Peter G. Leemputte	0	$0	0	$0	(2)
					$(3)

Charles M. Urbain	0	$0	11,680	$246,820	(2)
					$(3)

Peter Kasper Jakobsen	0	$0	3,871	$84,927	(2)
					$(3)

Dirk H. Hondmann	0	$0	10,903	$224,746	(2)
					$(3)

(1)	Reflects shares acquired on stock option exercises. None of the executives exercised option awards in 2008.

(2)	Reflects restricted shares that vested during 2008. Value realized is based on closing price on vesting date.

(3)

The amounts to be shown in these cells will reflect 2006-2008 long-term performance award payout based on closing stock price on 12/31/2008 of $23.25. The award vested as of 12/31/2008. The value of shares that vested under the 2006-2008 long-term performance awards has not been finally determined, because actual payout levels pursuant to the long-term performance awards remain subject to certification by the BMS Compensation Committee, which is permitted to exercise negative discretion to reduce the level of payouts. This certification will not take place until February 19, 2009. Accordingly, the value of shares that have vested under these awards cannot be finally determined until that time. For a description of how actual 2006-2008 long-term performance incentive awards will be determined for our Named Executive Officers, see “—Long-Term Performance Awards” above.

Pension Benefits in 2008 Fiscal Year

Retirement Plan

The Retirement Income Plan is a defined benefit pension plan that provides income for employees after retirement. The Retirement Income Plan is a tax-qualified plan, as defined under Section 401(a) of the Code. The benefit is calculated based on the employee’s final average compensation and years of service. All U.S. employees who are not participants in a pension plan through a collective bargaining agreement are eligible for the Retirement Income Plan if they work at least 1,000 hours per year. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan. The key plan provisions of the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan are as follows:

•	The retirement benefit equals:

•	2% x Final Average Compensation x Years of Service, up to 40, minus

•	1/70th of the Primary Social Security Benefit x Years of Service, up to 40.

•

Final Average Compensation equals the average of the five consecutive years out of the last ten in which the employee’s compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Code.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

•	Employees are 100% vested after attaining five years of service.

•	The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

The Benefit Equalization Plan—Retirement Plan is a non-qualified deferred compensation plan that provides income for employees after retirement in excess of the benefits payable under the qualified Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Code. The provisions are the same as those above for the Retirement Income Plan, except for the following:

•	Compensation is not subject to the limits under Section 401(a)(17) of the Code.

•	Compensation includes the higher of bonus earned or paid during the year.

•	The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan.

Key International Pension Plan

The Key International Pension Plan is a non-qualified plan. International employees categorized as U.S. expatriates paid from U.S. expatriate payroll who work at least 1,000 hours per year, nominated for participation by management and approved by the Key International Pension Plan administrator are eligible to participate in the Key International Pension Plan. The plan provides income for these employees after retirement.

The benefit is calculated based on the employee’s final average compensation and years of service. The key plan provisions are as follows:

•	The retirement benefit equals:

•	1.75% x Final Average Compensation x Years of Service, up to 40, minus,

•	1/70th of the Primary Social Security Benefit x Years of Service, up to 40, only when applicable.

•

Final Average Compensation equals the average compensation in the five consecutive years out of the last ten in which the employee’s compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

•	Employees are 100% vested after attaining five years of service.

•	The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

United Kingdom Bristol-Myers Squibb Company Pension Plan

The United Kingdom Bristol-Myers Pension Plan was a voluntary pension plan that covered BMS employees in the United Kingdom. Since January 1, 1992, the plan has been replaced by the United Kingdom Bristol-Myers Squibb Company Pension Plan with accrued prior plan benefits preserved. The plan was approved by the United Kingdom Inland Revenue Service. The plan was not contracted out from the United Kingdom government pension program, meaning that the benefits were additional to the government pension entitlements. Full-time employees were eligible to participate in the plan. The plan provides income for members after retirement as follows:

•

2% x Pensionable Salary up to the National Insurance Upper Earnings Limit x years and months of plan membership plus 1.67% of Pensionable Salary above the National Insurance Upper Earnings Limit x Years and months of plan membership, minus The State Pension Deduction.

•

Average Pensionable Salary equals the average salary in the highest three consecutive years of the last ten years before the employee retires or leaves the company. Pensionable Salary is the base annual salary in effect on April 1.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55. Employees who were members of the plan prior to June 1989 are eligible to retire at age 50.

•

Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 3.6% for each year that the retirement age is between ages 55 and 60 and 6% for each year that the retirement age is between ages 55 and 50.

•	The pension is payable as a monthly life annuity with an option for partial payment in a cash lump sum. 50% of the pension benefit would continue to the spouse upon death of the retiree.

•	Contributions to the plan were 1% of Pensionable Salary up to the National Insurance Upper Earnings Limit plus 6% of Pensionable Salary above the National Insurance Upper Earnings Limit.

•	Employees were eligible to make Additional Voluntary Contributions to the plan. The contributions are held in a separate account for the employee and are paid at retirement.

Present Value of Accumulated Pension Benefits

2008 Fiscal Year

Name	Plan Name	# of Years of Credited Service (#)	Present Value of Accumulated Benefits(1) ($)
Stephen W. Golsby(2)	Retirement Income Plan		$
	Benefits Equalization Plan		$
	Key International Pension Plan		$

Peter G. Leemputte	Retirement Income Plan		$
	Benefits Equalization Plan		$

Charles M. Urbain(3)	Retirement Income Plan		$
	Benefits Equalization Plan		$
	United Kingdom Pension Plan		$

Peter Kasper Jakobsen(4)	Key International Pension Plan		$

Dirk H. Hondmann	Retirement Income Plan		$
	Benefits Equalization Plan		$

(1)

The amounts to be shown in this column will reflect the present value of the accumulated pension benefits as of December 31, 2008. The value of accumulated pension benefits has not yet been determined, because the BMS pension plans calculate accrued benefits based on “Final Average Compensation,” which includes annual incentive pay. As described in footnote 5 to the Summary Compensation Table above, actual annual incentive pay for 2008 will not be determined until February or March 2009. Accordingly, the accumulated pension benefits for our Named Executive Officers cannot be determined until that time. For a description of the formula used to calculate accrued pension benefits under the BMS Retirement Income Plan, Key International Pension Plan and United Kingdom Bristol-Myers Squibb Company Pension Plan, see “—Pension Benefits in 2008 Fiscal Year” above. The present value of accumulated benefits will be calculated based on the following assumptions which were used in BMS’s December 31, 2008 disclosure for the Retirement Income Plan, the Benefits Equalization Plan and Key International Pension Plan:

•	65% lump sum utilization for the Retirement Income Plan/Key International Pension Plan and 100% lump sum utilization for the Benefits Equalization Plan.

•	the RP 2000 mortality table projected to 2016 for annuities.

•	the 2009 lump sum mortality table under Section 417(e)(3) of the Code (combined annuitant and nonannuitant RP 2000 mortality table with projections blended 50% male/50% female) for lump sums.

These assumptions are the same as those disclosed in conformity with U.S. GAAP. The actual benefit received will vary based on a number of factors including final pay, years of service and interest rates at the time of retirement. No pension payments were made to any Named Executive Officer under these plans in 2008.

(2)	Mr. Golsby was a U.S. expatriate from October 1997 until January 2004, and, therefore, was eligible to participate in the Key International Pension Plan.

(3)

Mr. Urbain was a participant in the United Kingdom Bristol-Myers Pension Plan from February 1987 to July 1989, before he relocated to the United States. The value was converted from British pound to U.S. dollar as of the year-end exchange ratio.

(4)	As a U.S. expatriate, Mr. Jakobsen is not eligible to participate in the Retirement Income and Benefit Equalization Plans. Instead, he is eligible to participate in the Key International Pension Plan.

Non-Qualified Deferred Compensation Plan

The Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive BMS matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Code. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Savings Plan. The key provisions of the Benefit Equalization Plan—Savings Plan are as follows:

•

Contributions to the Benefit Equalization Plan—Savings Plan begin once the employee’s total base salary paid for the year exceeds the limit under Section 401(a)(17) of the Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Code.

•	Employees may defer up to 20% of their base salary.

•	BMS matching contribution equals 75% of the employee’s contribution, up to 6% of base salary.

•	The plan is not funded. Benefits are paid from the general assets of BMS.

•	Employees may allocate their contributions among 13 different investment options.

•

The employee’s full balance under the Benefit Equalization Plan—Savings Plan is paid following termination of employment, or, if an election is made at least 12 months prior to termination, the payments may be deferred until a later date, no sooner than five years following the termination date.

Non-Qualified Deferred Compensation

2008 Fiscal Year

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(5) ($)
Stephen W. Golsby(1)	$33,187	$14,934	$7,588	$0	$230,979
Peter G. Leemputte(3)	$0	$0	$0	$0	$0
Charles M. Urbain(1)	$15,187	$6,834	$(20,273)	$0	$148,303
Peter Kasper Jakobsen(4)	$0	$0	$0	$0	$0
Dirk H. Hondmann(1)	$4,708	$3,531	$(3,739)	$0	$18,242

(1)

Reflects non-qualified savings and investment program. Executive contributions are included in the Salary column and registrant contributions are included in the All Other Compensation column of the Summary Compensation Table.

(2)	BMS does not pay above-market interest rates on non-qualified deferred compensation.

(3)	Mr. Leemputte did not participate in the non-qualified savings and investment program.

(4)	As a U.S. expatriate, Mr. Jakobsen was not eligible to participate in the non-qualified savings and investment program in 2008.

(5)	Portions of the amounts shown in this column have been included in 2008 compensation reflected in the Salary and All Other Compensation columns of the Summary Compensation Table, as follows:

	2008
Name	Salary ($)	All Other Compensation ($)	Total ($)
Stephen W. Golsby	$33,187	$14,934	$48,121
Peter G. Leemputte	$0	$0	$0
Charles M. Urbain	$15,187	$6,834	$22,021
Peter Kasper Jakobsen	$0	$0	$0
Dirk H. Hondmann	$4,708	$3,531	$8,238

Other portions of the aggregate balances in this column reflect amounts from 2007 and earlier years.

Post-Termination Benefits

The following table illustrates the potential payments and benefits under BMS’s plans and programs to our Named Executive Officers upon a termination of employment assuming an effective termination date of December 31, 2008. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)

2008 Fiscal Year

Name	Cash Severance (1)($)	Special Bonus (2)($)	Non- Equity Annual Incentive (3)($)	In the Money Value of Options (4)($)	Restricted Stock Awards (5)($)	Long-Term Performance Plan (6)($)	Retirement (7)($)		Savings Plan Balances (8)($)	Health, Perquisites and Other Benefits (9)($)	Retiree Medical (10)($)	Total (11)($)	Gross-Up on Excise Taxes (14)($)
Involuntary Termination Not for Cause
Stephen W. Golsby	$851,696	$0	$	$9,658	$414,734	$		$0	$0	$302,161	$0	$1,578,248		$0
Peter G. Leemputte	$825,000	$0	$	$0	$0	$		$0	$0	$22,090	$0	$847,090		$0
Charles M. Urbain(12)	$415,350	$0	$	$0	$0	$		$0	$0	$21,432	$0	$436,782		$0
Peter Kasper Jakobsen	$179,921	$0	$	$2,746	$48,569	$		$0	$0	$38,038	$0	$269,274		$0
Dirk H. Hondmann	$316,063	$0	$	$2,912	$48,569	$		$0	$0	$19,733	$0	$387,277		$0

Involuntary Termination Not for Cause Following This Offering
Stephen W. Golsby	$1,135,594	$1,600,000	$	$9,658	$414,734	$		$0	$0	$22,161	$0	$3,182,146		$0
Peter G. Leemputte	$825,000	$0	$	$0	$0	$		$0	$0	$22,090	$0	$847,090		$0
Charles M. Urbain(12)	$578,523	$154,273	$	$0	$0	$		$0	$0	$21,432	$0	$754,228		$0
Peter Kasper Jakobsen	$445,518	$103,954	$	$2,746	$48,569	$		$0	$0	$46,740	$0	$647,527		$0
Dirk H. Hondmann	$474,095	$110,622	$	$2,912	$48,569	$		$0	$0	$21,154	$0	$657,352		$0

Qualifying Termination Within 3 Years Following a Change in Control
Stephen W. Golsby	$2,716,341	$0	$	$71,222	$1,131,252	$	$		$0	$347,180	$55,238	$4,321,232	$
Peter G. Leemputte	$797,500	$0	$	$114,936	$894,660	$	$		$0	$20,669	$62,022	$1,889,788	$
Charles M. Urbain(13)	$539,955	$0	$	$28,315	$257,959	$	$		$0	$20,012	$5,277	$851,517	$
Peter Kasper Jakobsen	$297,012	$0	$	$22,372	$220,038	$	$		$0	$38,038	$0	$577,460		$0
Dirk H. Hondmann	$316,063	$0	$	$24,407	$347,657	$	$		$11,703	$19,733	$0	$719,564		$0

(1)

Involuntary termination represents severance equal to 1.5 times base salary for Messrs. Golsby and Leemputte, 56 weeks of base salary for Mr. Urbain, 31.5 weeks of base salary for Mr. Jakobsen, and 1 year of base salary for Mr. Hondmann. Involuntary termination following this offering represents severance equal to 2 times base salary for Mr. Golsby and 1.5 times base salary for all other Named Executive Officers. Change in control represents severance equal to 2.99 times base salary plus target bonus for Mr. Golsby, 1 times base salary plus target bonus for Messrs. Urbain and Leemputte and 1 times base salary for Messrs. Jakobsen and Hondmann.

(2)

Reflects special performance bonus with respect to this offering. For Mr. Golsby, it may range from an amount equal to Mr. Golsby’s regular target bonus in effect as of 12/31/2008 to a maximum amount equal to $1,600,000. For Messrs. Urbain, Jakobsen and Hondmann, it represents an amount equal to their target bonus in effect as of 12/31/2008.

(3)

The amounts to be shown in this column will reflect actual annual incentive awards for 2008. The actual annual incentive awards for 2008 have not yet been determined, because they are based on the reviews and assessments of our Named Executive Officers under the BMS Performance Management System that have not yet been completed. Actual annual incentive awards for 2008 will be determined in February or March 2009, after the annual Performance Management System cycle has been completed. For a description of how actual annual incentive awards for 2008 will be determined for our Named Executive Officers, see “—Annual Incentive Awards” above.

(4)

Intrinsic values as of 12/31/2008 based on the closing stock price of $23.25 on 12/31/2008. For involuntary termination scenarios, represents unvested awards held at least one year. For change in control, represents all unvested awards.

(5)

Values as of 12/31/2008 based on the closing stock price of $23.25 on 12/31/2008. For involuntary termination scenarios, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested shares.

(6)

The amounts to be shown in this column will reflect values as of 12/31/2008 based on the closing stock price of $23.25 on 12/31/2008. For involuntary termination scenarios, the amounts will represent actual payouts of the first tranche of the regular and special 2008-2010 awards. For change in control, the amounts will represent actual payouts of the first and second tranches of the 2007-2009 award and actual payouts of the first tranche of the regular and special 2008-2010 awards. Actual payout levels pursuant to the long-term performance awards remain subject to certification by the BMS Compensation Committee, which is permitted to exercise negative discretion to reduce the level of payouts. This certification will not take place until February 19, 2009. Accordingly, the payouts under these awards cannot be finally determined until that time. For a description of how actual long-term performance incentive awards will be determined for our Named Executive Officers, see “—Long-Term Performance Awards” above.

(7)

The amounts to be shown in the change in control rows in this column will include special early retirement subsidy and additional years of credited service and age for Messrs. Golsby, Leemputte and Urbain. The actual amounts of these retirement benefits have not yet been determined, because the BMS pension plans calculate accrued benefits based on “Final Average Compensation,” which includes annual incentive pay. As described in footnote 3 above, actual annual incentive pay for 2008 will not be determined until February or March 2009. Accordingly, the accumulated pension benefits for our Named Executive Officers cannot be determined until that time. For a description of the formula used to calculate accrued pension benefits under the BMS Retirement Income Plan, Key International Pension Plan and United Kingdom Bristol-Myers Squibb Company Pension Plan, see “—Pension Benefits in 2008 Fiscal Year” above.

(8)	Reflects vesting of unvested portion of employer matching contributions upon change in control as of 12/31/2008.

(9)

For involuntary termination scenarios, reflects health care continuation through the severance period. For change in control, represents continuation of health and life insurance benefits for three years for Mr. Golsby, one year for Messrs. Leemputte and Urbain and through the severance period for Messrs. Jakobsen and Hondmann. With respect to Mr. Golsby, involuntary termination not for cause and change-in- control scenarios also reflect certain relocation benefits, including (i) coverage for expenses relating to the sale of his home and the related tax gross-up (determined assuming the house was brought into BMS inventory), (ii) reimbursement for up to 10% of the purchase price of his home if its selling price is less than its purchase price, based upon three independent appraisals, and the related tax gross-up (assumed to be the maximum amount reimbursable of $80,000), (iii) reimbursement for the cost of return economy class airfare to Thailand for him and his family and (iv) reimbursement for reasonable costs associated with the shipment of his household goods. With respect to Mr. Jakobsen, involuntary termination and change-in-control scenarios also reflect certain relocation benefits, including economy class airfare for Mr. Jakobsen’s return trip and those of his accompanying dependents and reasonable costs for shipment of household goods back to New Zealand, if Mr. Jakobsen returns to New Zealand within 6 months following involuntary termination.

(10)	Change-in-control values reflect cost to BMS for providing retiree medical benefits. They include additional years of credited service and age for Messrs. Golsby, Leemputte and Urbain.

(11)

The amounts shown in this column reflect the total potential payments and benefits upon termination of employment assuming an effective termination date of December 31, 2008, less the actual annual incentive awards, long-term performance awards and retirement benefits for 2008, which have not yet been determined, as described in footnotes 3, 6 and 7 above.

(12)

Mr. Urbain is retirement-eligible under our stock plans and therefore is entitled to a pro-rata portion of restricted stock held for one year from the grant date, accelerated vesting of options held for one year from the grant date and a pro-rata long-term performance award payment based on months worked at the actual payout level for awards held for one year from the grant date.

(13)	Mr. Urbain is retirement-eligible under our stock plans and therefore change-in-control value reflects:

•	Options—The value of the 2008 stock option award which will not have been held for one year from the grant date.

•	Restricted Stock—The difference between a pro-rata portion of restricted stock held for one year from the grant date and all unvested restricted stock including shares held less than one year.

(14)

The amounts to be shown in the change-in-control rows in this column will reflect the gross-up under the change-in-control agreements for Messrs. Golsby, Leemputte and Urbain. The reimbursement amount for the excise tax on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes and the excise tax. The actual amounts of these gross ups have not yet been determined, because the gross up calculations include the value of annual incentive pay and amounts payable pursuant to long-term performance awards. As described in footnotes 3 and 6 above, actual annual incentive pay for 2008 will not be determined until February or March 2009, and the long-term performance awards will not be certified until February 19, 2009. Accordingly, the gross up amounts for our Named Executive Officers cannot be determined until that time. For a description of how gross ups will be determined for our Named Executive Officers, see “—Change-in-Control” below. The amounts will include Federal income tax of 35%, excise tax of 20% and relevant state taxes. The amounts will not reflect employment taxes or amounts attributable to the loss of itemized deductions.

The following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

BMS does not offer any payments or benefits to salaried employees, including our Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination and those payments and benefits payable upon a constructive termination or resignation for good reason, which are described below.

Retirement and Death

The following benefits are generally available to all salaried employees including our Named Executive Officers:

Annual Incentive: Employees are eligible for a pro-rata award based on the number of months worked in the performance period. In the case of a retirement on or after September 15th of the plan year, employees are eligible for the full award.

Stock Options: Employees are eligible for accelerated vesting of stock options held at least one year from the grant date and have the full term to exercise. For retirement, exercise thresholds as described in the CD&A and Outstanding Equity Awards Table, where applicable, remain in effect. Upon death, exercise thresholds lapse.

Restricted Stock/Restricted Stock Units: Employees are eligible for a pro-rata portion of restricted stock/restricted stock unit awards held at least one year from the grant date.

Long-Term Performance Awards: Employees are eligible for a pro-rata portion of long-term performance awards held at least one year from the grant date.

Defined Benefit Pension Plans/Key International Pension Plan: Employees are eligible for benefits accrued under the Retirement Income Plan, Key International Pension Plan, United Kingdom Pension Plan and the Benefit Equalization Plan—Retirement Plan.

Savings Plans: Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical and Life Insurance: Employees with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

The following benefits are generally available to all salaried employees including our Named Executive Officers:

Annual Incentive: Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, the employee is eligible for a pro-rata award based on the number of months worked in the performance period. In the case of a retirement on or after September 15th of the plan year, employees are eligible for the full award.

Stock Options: Upon signing a general release, an employee is eligible for accelerated vesting of stock options held at least one year from the grant date and has three months to exercise. If an employee is eligible to retire or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. Exercise thresholds as described in the Outstanding Equity Awards Table, where applicable, remain in effect.

Restricted Stock/Restricted Stock Units: Upon signing a general release, employees are eligible for a pro-rata portion of restricted stock/restricted stock unit awards held at least one year from the grant date.

Long-Term Performance Awards: Awards granted in 2007 and earlier are forfeited; however, if the employee is eligible to retire or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will be eligible for a pro-rata portion of any awards held at least one year from the grant date. For awards granted in 2008 or later, the employee will be eligible for a pro-rata portion of any awards held at least one year from the grant date.

Defined Benefit Pension Plans/Key International Pension Plan: Employees are eligible for benefits accrued under the Retirement Income Plan, Key International Pension Plan, United Kingdom Pension Plan and the Benefit Equalization Plan—Retirement Plan. Except under the United Kingdom Pension Plan, if the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable immediately following termination of employment with the enhanced adjustment factors that are applicable to employees eligible for early retirement.

Savings Plans: Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical Insurance: If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage without BMS subsidy until age 55, and is eligible for the post-retirement medical benefits starting at age 55.

Cash Severance: Our Named Executive Officers are eligible to receive severance payments and benefits if their employment is terminated for any of the following reasons:

•	Involuntary termination not for “cause”;

•	The executive’s monthly base salary is materially reduced;

•	The executive’s grade level is reduced (or in the case of Mr. Golsby, his grade level is materially reduced, which results in a material diminution of his authority, duties or responsibilities); or

•

The location of the executive’s job or office is changed, so that it will be based at a location which is more than 50 miles farther (determined in accordance with BMS’s relocation policy) from his primary residence than his work location immediately prior to the proposed change in his job or office.

A terminated executive who signs a general release will be eligible for the following:

•

Severance payments in the amount of 1.5 times base salary for Messrs. Golsby and Leemputte, 56 weeks of base salary for Mr. Urbain, 31.5 weeks of base salary for Mr. Jakobsen and 1 year of base salary for Mr. Hondmann;

•	Continuation of medical, dental and life insurance benefits; and

•	Outplacement services.

Involuntary Termination Not for Cause Under Mead Johnson Disposition

As described in the CD&A, BMS has entered into retention agreements with certain Mead Johnson executives including Messrs. Golsby, Urbain, Jakobsen and Hondmann. If BMS proceeds with the sale, spin off, divestiture or other disposition of Mead Johnson, such as this offering, Messrs. Golsby, Urbain, Jakobsen and Hondmann will be offered the following enhanced incentives in addition to the benefits available under a regular involuntary termination:

•

Special performance bonus. For Messrs. Urbain, Jakobsen and Hondmann, this represents an amount equal to their regular target bonus in effect as of December 31, 2008. For Mr. Golsby, the payment may range from an amount equal to Mr. Golsby’s regular target bonus in effect as of December 31, 2008 up to a maximum amount equal to $1,600,000. The bonuses will be paid to our Named Executive Officers upon consummation of the transaction, without regard to whether their employment terminates at such time.

•	Payout of annual bonus on a pro-rata basis at target.

•

Severance payments, which represent 2 times base salary for Mr. Golsby and 1.5 times base salary for the other Named Executive Officers (in lieu of the severance described under “—Involuntary Termination Not for Cause”).

Change-in-Control

As disclosed in the CD&A, BMS has entered into change-in-control agreements with certain senior executives, including Messrs. Golsby, Leemputte and Urbain. The current agreements will expire on December 31, 2009, and may be extended with revisions, as appropriate, beginning on January 1, 2010 in one-year increments unless either BMS or the executive gives prior notice of termination of the agreement or a change in control or potential change in control shall have occurred during the term of the agreement.

To trigger benefits, there must be both a change in control or potential change in control of BMS and either (i) a subsequent involuntary termination without cause by the employer or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision, and

BMS has until the date of termination to correct such circumstances. This protection extends for three years following a change in control.

“Change in Control” means the occurrence of any one of the following events after the effective date of the agreement:

(i)	Any Person (as defined in Section 13(d)(3) of the Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of BMS;

(ii)	The consummation of a merger or consolidation of BMS with any other corporation other than (A) a merger or consolidation which would result in the voting securities of BMS outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of BMS or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of BMS in which no Person acquires more than fifty percent (50%) of the combined voting power of BMS’s then outstanding securities;

(iii)	The date the stockholders of BMS approve a plan of complete liquidation of BMS or an agreement for the sale or disposition by BMS of all or substantially all BMS’s assets; or

(iv)	The date there shall have been a change in the composition of the BMS Board within a two-year period such that a majority of the BMS Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by BMS’s stockholders or, if earlier, initial appointment to the BMS Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

A “Potential Change in Control” will be deemed to occur if, during the term of the agreement:

(i)	BMS enters into a written agreement, the consummation of which would result in a Change in Control;

(ii)	BMS or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii)	Any person who is or becomes a beneficial owner of securities of BMS representing 10% (or in some cases, 15%) or more of the combined voting power of BMS’s outstanding securities thereafter increases such person’s beneficial ownership of such securities by 5% or more; or

(iv)	The BMS Board adopts a resolution to the effect that a Potential Change in Control has occurred.

A terminated executive who signs an agreement not to compete with BMS for a period of one year will receive the following benefits:

•

A cash payment equal to 2.99 years of base salary plus target bonus for Mr. Golsby and one year of base salary plus target bonus for Messrs. Leemputte and Urbain. (If the amount of time between the termination date and normal retirement is less than 2.99 years for Mr. Golsby and less than one year for Messrs. Leemputte and Urbain, the payment multiple is equal to such lesser amount of time.)

•	Payout of outstanding awards under the long-term performance award program on a pro-rata basis at target including any award held less than one year.

•	Payout of annual bonus on a pro-rata basis at target.

•	Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

•	Vesting of restricted stock/restricted stock units, including shares/units held less than one year.

•	A payment to account for an additional three years (for Mr. Golsby) or one year (for Messrs. Leemputte and Urbain) of service and age for pension purposes.

•	Application of the early retirement subsidy under the Retirement Income Plan for executives who are terminated prior to age 55 as if the executive were 55 with at least ten years of service.

•	Eligibility for retiree medical benefits based on three years of additional age and service for Mr. Golsby and one additional year for Messrs. Leemputte and Urbain.

•	Continuation of benefits for three years for Mr. Golsby and for one year for Messrs. Leemputte and Urbain.

•	Vesting of unvested employer matching contributions in BMS’s Savings and Investment Program.

•

Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Code.

•	Reasonable outplacement services.

•	Payment of any legal fees incurred to enforce the agreement.

Also as disclosed in the CD&A, Messrs. Jakobsen and Hondmann are participants in the Bristol-Myers Squibb Company Change-in-Control Separation Benefits Plan. To trigger benefits under this plan, there must be both a change in control of BMS and either (i) a subsequent involuntary termination without cause by the employer or (ii) a good reason termination. A good reason termination would include reductions in base salary, annual bonus, benefits and perquisites as well as relocation beyond 50 miles. The executive has 60 days to assert a claim for payments under this provision. This protection extends for three years following a change in control.

“Change in Control” is defined similarly to the definition contained in the change in control agreements described above.

Messrs. Jakobsen and Hondmann will receive the following benefits upon termination if they execute a valid release of claims:

•	Either:

•	a cash payment equal to 12 months of base salary; or

•

the greatest of cash severance payable under (i) the applicable severance plan of the acquirer, (ii) the applicable BMS severance plan that was in effect on September 12, 2006 or (iii) the applicable BMS severance plan that was in effect on the date of the change in control.

•	Payout of annual bonus on a pro-rata basis at target.

•	Continuation of life, medical and dental benefits on a subsidized basis to the extent provided under BMS’s applicable severance plan.

•	Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

•	Vesting of restricted stock/restricted stock units, including shares/units held less than one year.

•	Payout of outstanding awards under the long-term performance award program on a pro-rata basis at the greater of target or projection including any award held less than one year.

•	Vesting of unvested accrued benefits under the Key International Pension Plan.

Description of MJN’s Adopted 2009 Stock Award and Incentive Plan

The following is a brief description of the material features of the 2009 Stock Award and Incentive Plan (the “2009 Plan”), which was adopted by the MJN Board in December 2008. This description is qualified in its entirety by reference to the full text of the 2009 Plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General. The purpose of the 2009 Plan is to (i) aid MJN in attracting, retaining, motivating and rewarding employees, non-employee directors and other service providers of MJN or our subsidiaries or affiliates, (ii) provide for equitable and competitive compensation opportunities, (iii) recognize individual contributions and reward achievement of our goals and (iv) promote the creation of long-term value for our stockholders by closely aligning the interests of participants with those of our stockholders. The 2009 Plan is effective as of December 5, 2008, subject to the approval of the 2009 Plan by our stockholders. Unless earlier terminated, the authority of the MJN Compensation Committee to make grants under the 2009 Plan will terminate ten years after the latest stockholder approval of the 2009 Plan (except that, for awards intended to qualify as “performance-based compensation”, such authority will terminate five years after the latest stockholder approval of the business criteria relating to such awards) and the 2009 Plan will terminate when no shares remain available for grants and we have no further obligation with respect to any outstanding award.

Awards under the 2009 Plan. The 2009 Plan provides for the grant of options to purchase MJN common stock intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, stock units, stock granted as a bonus or in lieu of another award, dividend equivalents, other stock-based awards and performance awards.

Eligibility. Executive officers and other employees of MJN or one of our subsidiaries or affiliates, and non-employee directors and others who provide substantial services to us, are eligible to be granted awards under the 2009 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the award until he or she has commenced employment or the providing of services. Employees of BMS will not be eligible to be granted awards under the 2009 Plan.

Shares Available under the 2009 Plan. Under the 2009 Plan, 25 million shares of MJN will be reserved for delivery to participants. The total number of shares with respect to which ISOs may be granted may not exceed 25 million. Shares used for awards assumed in an acquisition or combination will not count against the shares reserved under the 2009 Plan. The shares reserved may be used for any type of award under the 2009 Plan.

Shares will be counted against those reserved to the extent such shares have been delivered and are no longer subject to a substantial risk of forfeiture. Therefore, to the extent that an award under the 2009 Plan is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number underlying such award, or otherwise terminated without delivery of shares to the applicable participant, the shares retained by or returned to MJN will not reduce the number of shares available under the 2009 Plan. Furthermore, shares that are withheld from an award or separately surrendered by a participant in payment of the exercise price or taxes relating to such award will not reduce the number of shares available under the 2009 Plan. Awards may be outstanding relating to a greater number of shares than the aggregate number of shares remaining available under the 2009 Plan, so long as the MJN Compensation Committee determines that awards will not result in delivery and vesting of shares in excess of the number then available under the 2009 Plan. Shares delivered under the 2009 Plan will consist of authorized and unissued shares or treasury shares.

Per-Person Award Limitations. The 2009 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based compensation” not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, no participant may be granted in any year an amount of awards under the 2009 Plan relating to more than his or her “Annual Limit”. In the case of share-denominated awards, the Annual Limit equals 2.5 million shares plus the amount of the participant’s unused Annual Limit relating to share-denominated awards as of the close of the previous year, subject to the adjustment provisions of the 2009 Plan. In the case of cash-denominated awards, the Annual Limit equals $6 million plus the amount of the participant’s unused Annual Limit relating to cash-denominated awards as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-denominated awards, and vice versa. These limits apply only to awards under the 2009 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2009 Plan.

Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-denominated Annual Limit, as well as to the exercise price, grant price or purchase price relating to any award, are authorized in the event of a large, special and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, merger, consolidation, spin-off, business combination or other similar corporate transaction or event affecting our common stock. We are also obligated to adjust outstanding awards upon the occurrence of these types of events to prevent dilution or enlargement of the rights of participants with respect to their awards. Furthermore, the MJN Compensation Committee may adjust performance conditions and other terms of awards in response to these kinds of events, changes in applicable laws, regulations, or accounting principles or the performance of comparable organizations, economic or business conditions, personal performance of a participant, or any other circumstances deemed relevant, except that adjustments to awards intended to qualify as “performance-based compensation” generally must conform to requirements imposed by Section 162(m) of the Code. The 2009 Plan provides that adjustments will be implemented in a way that complies with applicable requirements under Section 409A so that options and SARs do not, due to any adjustment, become Section 409A Awards (as defined below), and otherwise so that no adverse consequences under Section 409A result to participants.

Administration. The 2009 Plan will be administered by the MJN Compensation Committee. Subject to the terms and conditions of the 2009 Plan, the MJN Compensation Committee is authorized to select participants; determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award; specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof; set other terms and conditions of such awards; waive or amend any terms, conditions, restrictions or limitations on an award; prescribe forms of award agreements; establish and interpret performance goals and business criteria in connection with performance awards and evaluate the level of performance; interpret and specify rules and regulations relating to the 2009 Plan and correct defects, supply omissions or reconcile inconsistencies; and make all other determinations which may be necessary or advisable for the administration of the 2009 Plan. Nothing in the 2009 Plan precludes the MJN Compensation Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2009 Plan. Any of the MJN Board, the MJN Compensation Committee, or another committee of the MJN Board may perform the functions of the MJN Compensation Committee for purposes of granting awards under the 2009 Plan to non-employee directors, as the MJN Board may at any time direct. The 2009 Plan authorizes the MJN Compensation Committee to delegate authority to MJN’s officers or managers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the MJN Compensation Committee. The 2009 Plan provides that members of the MJN Compensation Committee will not be personally liable, and will be fully indemnified, for any action or determination taken or made in good faith with respect to the 2009 Plan.

Stock Options and SARs. The MJN Compensation Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to a participant, and non-qualified stock options. ISOs may only be granted to employees of MJN or certain of our subsidiaries or affiliates. ISOs may not be granted to an employee who owns stock constituting more than 10% of the total combined voting power of all the classes of our stock or the stock of one of our subsidiaries or affiliates. SARs may also be granted, entitling a participant to receive the excess of the fair market value of a share of MJN on the date of exercise over the SAR’s designated “base price”. The exercise price of an option and the base price of a SAR will be determined by the MJN Compensation Committee, but may not be less than the fair market value (i.e., generally the closing price) of a share of MJN on the grant date. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options or SARs (and, in some cases, gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the MJN Compensation Committee. Options may be exercised by payment of the exercise price in cash or its equivalent, or, at the discretion of the MJN Compensation Committee, using shares having a fair market value equal to the exercise price. These exercise methods may include withholding of option shares to pay the exercise price, tendering previously acquired MJN shares and delivering notice to MJN and instructions to a broker to deliver to MJN proceeds from the sale of shares to be acquired upon exercise. SARs may be exercisable for shares or for cash, as determined by the MJN Compensation Committee.

Restricted Stock and Stock Units. The MJN Compensation Committee is authorized to grant restricted stock and stock units. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of a separation from service in specified circumstances. Aside from the risk of forfeiture and non-transferability, an award of restricted stock may entitle the participant to the rights of a stockholder of MJN, including the right to vote the shares and to receive dividends, which dividends could be either forfeitable or non-forfeitable. Any of these rights may be limited by the MJN Compensation Committee.

Stock units give a participant the right to receive MJN shares or other awards at the end of a specified period. Participants will not be stockholders with respect to any of our shares underlying stock units, nor will participants (or their beneficiaries) have any right to or interest in any specific assets of MJN or one of our subsidiaries or affiliates until such shares are actually distributed to the participants. The MJN Compensation Committee will establish any vesting requirements for restricted stock units. Generally, upon a separation from service during the applicable holding period or restriction period, stock units that are at that time subject to such forfeiture conditions (“restricted stock units”) will be forfeited. Prior to settlement, stock units carry no voting or dividend rights or other rights associated with stock ownership, but the MJN Compensation Committee may choose to authorize payment of dividend equivalents, which may be forfeitable or non-forfeitable, in connection with these awards. The MJN Compensation Committee may provide in an award agreement that a participant may defer payment of stock unit awards, subject to the provisions of the 2009 Plan.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2009 Plan authorizes the MJN Compensation Committee to grant awards that may be denominated or payable in, or otherwise related to, our common stock or factors that may influence the value of our common stock. The MJN Compensation Committee will determine the terms and conditions of such awards. In addition, the MJN Compensation Committee is authorized to grant shares of our stock as a bonus, free of restrictions, or to grant such shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the MJN Compensation Committee may specify. The MJN Compensation Committee may provide in an award agreement that a participant may defer payment of awards, subject to the provisions of the 2009 Plan.

Performance-Based Awards. The MJN Compensation Committee may grant performance awards, which may be awards of a specified cash amount or may be share-denominated awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the MJN Compensation Committee. Performance awards may be denominated as a cash amount, number of shares of stock or specified number of other awards (or a combination) that may be earned upon achievement or satisfaction of performance goals. Performance awards that are not intended to quality for the “performance-based compensation” exemption under Section 162(m) of the Code may be based on such performance periods, performance goals, business criteria and vesting or payout formulas as the MJN Compensation Committee may establish for such purposes. The MJN Compensation Committee may use such business criteria as it may deem appropriate in establishing any performance goals, and may exercise its discretion to reduce or increase the amounts payable under any performance award subject to performance goals, except as limited with respect to performance awards intended to qualify as “performance-based compensation” under 162(m) of the Code.

If so determined by the MJN Compensation Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the MJN Compensation Committee in establishing performance goals applicable to performance awards may include any one or combination of the following measures, on a consolidated basis, and/or for any of our specified subsidiaries or affiliates or other business units: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of our shares or any other publicly traded securities of MJN; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-created models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margins; year-end cash; debt reductions and control of interest expense; stockholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures, market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost controls and targets (including cost of capital), customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, and supervision of litigation and information technology, implementation of business process controls and recruiting and retaining personnel. The MJN Compensation Committee retains discretion to set the level of performance for a given business criterion that will result in the earning of a specified amount under a performance award. Performance goals also may be based solely by reference to MJN’s performance or the performance of a subsidiary, division, business segment or business unit of MJN, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. In measuring the level of performance achieved in respect of such criteria, the MJN Compensation Committee may exclude certain unusual or extraordinary charges or items, including those relating to (a) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges, (b) an event either not directly related to the operations of MJN or not within the reasonable control of MJN’s management or (c) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The MJN Compensation Committee may require or permit participants to defer the settlement of all or part of an award, including shares issued upon exercise of an option or SAR, subject to compliance with Section 409A, in accordance with such terms and conditions as the MJN Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2009 Plan allows vested but deferred awards to be paid out to participants in the event of an unforeseeable emergency. The MJN Compensation Committee is authorized to place cash, shares, other awards or other property in trusts or make other arrangements to provide for payment of our obligations under the 2009 Plan. The MJN Compensation Committee may condition awards on the payment of taxes, and may provide for mandatory withholding of a portion of the shares or other property to be distributed in order to satisfy tax withholding obligations. Awards granted under the 2009 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the MJN Compensation Committee may permit transfers of awards (other than ISOs, Section 409A Awards and certain SARs) on a case-by-case basis, but such transfers will be allowed only for estate-planning purposes and may not involve transfers to other third parties for value.

The 2009 Plan authorizes the MJN Compensation Committee to provide for forfeiture of awards and award gains in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of the our business, including during specified periods following separation from service with MJN. Awards under the 2009 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Awards may be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other award granted under the 2009 Plan or another plan of MJN, our subsidiaries or affiliates, or any business entity to be acquired by any of them, or any other right of a participant to receive payment from MJN, our subsidiaries or affiliates. In granting a new award, the MJN Compensation Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by MJN’s stockholders.

Dividend Equivalents. The MJN Compensation Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares. These amounts may be in the form of cash or rights to receive additional awards or additional shares equal in value to the cash amount. Awards of dividend equivalents may be granted on a stand-alone basis or in conjunction with another award, and the MJN Compensation Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Typically, rights to dividend equivalents are granted in connection with restricted stock units, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the restricted stock units while they are outstanding.

Compliance with Section 409A. To the extent that the terms of any award held by a participant who is subject to United States Federal income tax requires or permits installment or deferred payment of such award resulting in a “deferral of compensation” within the meaning of Section 409A (a “Section 409A Award”), the award will be subject to additional terms and conditions as provided under the 2009 Plan. These additional terms and conditions of the 2009 Plan are designed to make Section 409A Awards comply with Section 409A and avoid its adverse tax consequences. Generally the 2009 Plan requires that deferral elections and subsequent distributions of deferred compensation must comply with Section 409A.

Vesting, Forfeitures and Related Award Terms. The MJN Compensation Committee will determine, among other things, the vesting schedule of awards, the circumstances resulting in forfeiture of awards, the post- termination exercise periods of options and SARs, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

Change in Control. The 2009 Plan provides that, in the event of a BMS Change in Control (as described below), followed within three years (or two years for Section 409A Awards) by a Qualifying Termination (as defined in the 2009 Plan) of a participant’s employment, outstanding awards will immediately vest and become fully exercisable, any restrictions and forfeiture conditions of such awards will lapse and, with respect to goals relating to awards that remain subject to performance conditions, a pro rata portion of the awards will be deemed to have been met at the specified target level. The MJN Compensation Committee can provide for different treatment of an award upon a BMS Change in Control by so specifying at the grant date. A BMS Change in Control will mean the occurrence of any one of the following events while BMS owns a majority interest in MJN: (i) a direct or indirect acquisition by any individual, entity or group of beneficial ownership of 30% or more of the then outstanding common shares of BMS; (ii) consummation of certain mergers or consolidations of BMS with any other corporation following which the voting securities of BMS outstanding represent less than 51% of the combined voting power of the voting securities of BMS or the surviving entity; (iii) BMS stockholders approve a plan of complete liquidation of BMS or an agreement for the sale or disposition by BMS of all or substantially all BMS’s assets; or (iv) within a two year period, a change in the composition of a majority of the board of directors of BMS, as constituted on the first day of such period, that was not supported by two-thirds of the incumbent directors.

Amendment and Termination of the 2009 Plan. The MJN Board may amend, suspend or terminate the 2009 Plan or the MJN Compensation Committee’s authority to grant awards under the 2009 Plan without the consent of stockholders or participants, except that any amendment to the 2009 Plan must be submitted to MJN’s stockholders if approval is required by law or the rules of the NYSE, or if an amendment would materially increase the number of shares reserved for issuance and delivery under the 2009 Plan, change the types of awards available under the 2009 Plan, expand the class of persons eligible to receive awards under the 2009 Plan, extend the term of the 2009 Plan or decrease the exercise price at which options may be granted. Unless earlier terminated, the authority of the MJN Compensation Committee to make grants under the 2009 Plan will terminate ten years after the latest stockholder approval of the 2009 Plan (except that, for awards intended to qualify as “performance-based compensation”, such authority will terminate five years after the latest stockholder approval of the business criteria relating to such awards) and the 2009 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.

Director Compensation

When we were formed in December 2008, our initial board of directors was comprised of James M. Cornelius, Lamberto Andreotti, Stephen W. Golsby, Jean-Marc Huet, John E. Celentano and Sandra Leung, all of whom were full-time employees of either BMS or Mead Johnson. None of these initial directors received any additional compensation for service as a director of Mead Johnson.

Following this offering, we intend to provide competitive compensation to our non-employee directors that will enable us to attract and retain high quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our stock to further align their interests with those of our shareholders. Our directors who are full-time employees of Mead Johnson or BMS will receive no additional compensation for service as a director of Mead Johnson.

In January 2009, our board of directors reviewed market data and other analysis prepared by Frederic W. Cook & Co. and determined that it was appropriate to target non-employee director compensation between the 25th percentile and the median of compensation for our peer group of companies, which are listed above under “—Our Anticipated Compensation Program Following This Offering—Peer Group Analysis”. Based on that review, our board of directors adopted an initial non-employee director compensation program which will include the following:

•	An annual cash retainer of $55,000, payable to each non-employee director.

•	Annual cash retainers of $20,000, $15,000 and $10,000, payable to the chairs of our audit committee, compensation committee and nominating and corporate governance committee, respectively.

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Annual cash retainers of $10,000, $7,500 and $5,000, payable to each non-employee director who is a member of our audit committee, compensation committee and nominating and corporate governance committee, respectively (in each case, other than the chair of the relevant committee).

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An annual grant of MJN equity-based awards having a grant date fair market value of $80,000, to be granted to each non-employee director. It is anticipated that on the date of this offering, each non- employee director will receive, in lieu of an annual grant for 2009, a founder’s award of MJN restricted stock units having a grant date fair market value of $80,000. The terms of the founder’s awards are expected to provide that the restricted stock units will fully vest on the first anniversary of the grant date. It is anticipated that in future years, equity grants to our non-employee directors will be made on the date of the annual meeting of our stockholders. Grants will be made pursuant to the 2009 Plan, as described above under “—Description of MJN’s Adopted 2009 Stock Award and Incentive Plan”.

We expect that our non-employee directors will be subject to ownership guidelines regarding shares of our common stock. Our non-employee directors will not receive any fees for attendance at board of directors or committee meetings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with BMS

Before this offering, all of our outstanding shares of common stock were owned by BMS. After completion of this offering, BMS will own approximately 64% of the outstanding shares of our Class A common stock, or approximately 60% if the underwriters exercise their over-allotment option in full, and 100% of our outstanding Class B common stock, giving it 87.5% of the shares of our outstanding common stock and 98.2% of the combined voting power of our outstanding common stock, or 85.9% and 97.9%, respectively, if the underwriters exercise their over-allotment option in full. BMS is not subject to any contractual obligation to retain its controlling interest in us, except that BMS has agreed, subject to exceptions described in “Underwriting”, not to sell or otherwise dispose of any of our shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. In the event that the number of shares of Class A common stock offered hereby is increased from 25,000,000, the total number of shares outstanding after this offering will not change. Instead, the number of shares to be held by BMS upon consummation of this offering will be decreased on a share for share basis. All of the net proceeds from any such additional shares offered will be used to repay obligations owed to BMS that would have otherwise been forgiven. Any shares of Class A common stock issued pursuant to the underwriters’ over-allotment option will increase the total number of shares outstanding after this offering.

BMS has advised us that its current intent is to continue to retain at least 80% of the equity interest in us following this offering for the foreseeable future. However, BMS is not subject to any contractual obligation to maintain its share ownership other than the 180-day lock-up period as described in “Underwriting”.

In connection with this offering, we will enter into agreements with BMS to clarify our relationship with BMS while it is our controlling stockholder. As our controlling stockholder after this offering, BMS will continue to exercise significant influence over our business policies and affairs, including the composition of our board of directors and any action requiring the approval of our stockholders. See “Risk Factors—Risks Related to Our Relationship with BMS”.

Separation Steps

The following are the principal steps in connection with the separation of our business from BMS:

•	BMS formed MJN Restructuring on August 22, 2008.

•	On August 27, 2008, through a series of steps, Mead Johnson & Company, which directly or indirectly holds substantially all of our U.S. assets, became a wholly-owned subsidiary of MJN Restructuring.

•

During the fourth quarter of 2008, new entities were formed as direct and indirect subsidiaries of MJN Restructuring in numerous non-U.S. jurisdictions through which we intend to conduct our business in those jurisdictions in the future.

•	On December 17, 2008, BMS formed our company as an indirect wholly-owned subsidiary. We and MJN Restructuring have the same direct parent company, which is another wholly-owned subsidiary of BMS.

•

On or about January 31, 2009, we expect to complete the transfers of our non-U.S. businesses from BMS to MJN Restructuring through a sale of shares, sale of assets and contributions of stock with some exceptions as described below. The consideration for these transfers will be in the form of cash, which will be contributed or otherwise provided by BMS, and the issuance by our subsidiaries of foreign intercompany notes to BMS subsidiaries related to the purchase of assets or shares in Indonesia, Malaysia, the Netherlands and the Philippines.

•

The terms of these foreign intercompany notes will be substantially similar, except that the amount of each note will vary by jurisdiction. The aggregate principal amount of the foreign intercompany notes to be issued is expected to be approximately $597 million and the rate of interest per annum is expected to be equal to LIBOR plus 0.75%. These foreign intercompany notes will be repaid in full on the date this offering is completed with the net proceeds from this offering and, if necessary, proceeds contributed or otherwise distributed to us by BMS. These foreign intercompany notes will not be outstanding immediately following completion of this offering.

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On or prior to the date of this prospectus, we will merge with MJN Restructuring, with our company remaining the surviving entity. Therefore, we will hold, following this step, all of the businesses acquired by MJN Restructuring.

Separation Transactions

As described in more detail below, the principal assets or shares related to our business in Argentina, Brazil, China, India and Vietnam are not being transferred to us by BMS prior to or concurrently with this offering. In addition, in Mexico, all of our assets are being transferred, but our manufacturing facility in Mexico and related assets will be transferred to us by way of a capital lease. We and BMS are implementing alternative transactions in these jurisdictions. In addition, while we have historically used BMS’s pharmaceutical operations to distribute our products in Europe, following this offering, we intend to distribute our products in Europe through third-party distributors with BMS acting as our initial distributor in most countries. In Malaysia, in addition to operating our business, we will also operate the BMS pharmaceutical business during a transitional period.

China

Our business in China is currently managed and operated by Mead Johnson Nutritionals (China) Ltd. (“MJN China”), 89% of which is currently held indirectly by BMS and 11% of which is held by two Chinese companies not affiliated with BMS or MJN.

No shares of MJN China will be transferred as part of the separation transactions. As a result, MJN China will remain an indirect majority-owned subsidiary of BMS and will not be a subsidiary of MJN at the time that this offering is completed. Instead, BMS and MJN will enter into a services agreement (the “MJN China Services Agreement”) pursuant to which BMS will agree to cause MJN China to operate in a manner that is consistent with the instructions and directions of MJN. In return, MJN will provide all necessary support and access to assets and resources, including intellectual property, for BMS to cause MJN China to operate in a manner consistent with MJN’s instructions and directions. This support will include supply chain management, management oversight and general stewardship of MJN China’s business.

The MJN China Services Agreement has been designed so that MJN will be entitled to the benefit and risk of MJN China’s operations and business. To the extent MJN China has positive cash balances and is able to distribute such amounts to its foreign parent under applicable law, BMS will be obligated to make a payment to us equal to this amount. To the extent MJN decides to have cash contributed to MJN China, we will be obligated to make a payment to BMS equal to this amount.

BMS will have the right (the “Put Right”), exercisable at any time, to require MJN to purchase all of the shares of MJN China indirectly held by BMS in exchange for the MJN China Consideration (as defined below). MJN will also have the right (the “Call Right”) to require BMS to cause all of the shares of MJN China indirectly held by BMS to be sold to MJN in exchange for the MJN China Consideration, which right will be exercisable at any time after the earliest of: (1) BMS and its subsidiaries ceasing to own or control 50% or more of the voting interests of MJN, including as a result of an acquisition of 50% or more of the voting interests of BMS by any one entity, (2) the occurrence of a BMS insolvency event and (3) 10 years after the effective date of the MJN China Services Agreement. “MJN China Consideration” is defined in substance as the termination of the MJN China Services Agreement and the related obligations to make the payments described above, the result of which is that no net cash payments will be made between BMS and MJN.

BMS will agree not to transfer to a non-BMS entity any shares of MJN China it owns directly or indirectly prior to the exercise of the Put Right or the Call Right. The MJN China Services Agreement will terminate upon the earlier of: (1) BMS and MJN mutually agreeing to terminate the agreement, and (2) upon completion of the transfer of the MJN China shares following the exercise of the Put Right or the Call Right.

We believe that MJN China’s assets, liabilities and financial results will continue to be fully consolidated with MJN’s assets, liabilities and financial results as a result of the terms of the MJN China Services Agreement even for periods prior to any exercise of the Put Right or the Call Right and as a result, no pro forma adjustments have been made in “Unaudited Pro Forma Condensed Financial Information”.

Brazil and Argentina

Our principal assets in Argentina and Brazil will not be transferred to us prior to or concurrently with this offering due to regulatory limitations. During this transitional period, we will market our products while BMS will distribute them in Brazil and Argentina. We expect to generate revenues during this transitional period through a marketing and servicing fee paid to us by BMS. After obtaining the necessary regulatory permits, our principal assets in Brazil, subject to a working capital adjustment, and Argentina will be transferred to us, and we intend to operate our business directly through our subsidiaries in Brazil and Argentina, without using a distributor. We expect the transitional period to be 24 to 36 months in Brazil and 7 to 9 months in Argentina. As the impact of the transitional period in Argentina is expected to be immaterial, no pro forma adjustments have been included in “Unaudited Pro Forma Condensed Financial Information”.

India and Vietnam

Our business in India and Vietnam is currently managed and operated by BMS entities operating in those countries. Due to the lead times for obtaining required governmental approvals, no assets comprising our business in India will be transferred as part of the separation transactions and the share transfer of the entity operating our business in Vietnam will be delayed. As a result, for a transitional period of approximately 9-12 months in the case of India and 1-2 months in the case of Vietnam, BMS will continue to distribute our products in those jurisdictions. Consistent with historical practice, we will continue to sell our products to BMS, which will continue to be paid a distributor margin on sales of our products.

Mexico

We intend to operate our business in Mexico through a newly-formed operating subsidiary. Prior to this offering and in connection with our separation, BMS will sell inventories, accounts receivable and various other assets including third party contracts to our Mexican operating subsidiary, subject to a working capital adjustment. All of the employees needed to operate our business in Mexico will also be transferred to our Mexican operating subsidiary. In addition, a subsidiary of BMS will lease to our Mexican operating subsidiary all of the property, plant and equipment assets at our manufacturing facility in Delicias, Mexico under a 20-year lease that will be treated as a capital lease for U.S. GAAP purposes. We have consolidated all of these leased assets on our balance sheet historically, and we will continue to consolidate such assets on our balance sheet following this offering. We intend to acquire all of the leased assets at some future date; however, no contractual arrangement is currently in place to effect such a transfer. Therefore, we cannot offer any assurance that such a transfer will take place.

Europe

We currently use BMS’s pharmaceutical operations to distribute our products in Europe at cost. As a result of our separation from BMS, we intend to operate our business in Europe following this offering pursuant to a third-party distributor model in lieu of incurring costs to build our own distribution network. We expect to generate sales by selling products to our third-party distributors. The use of third-party distributors will reduce our net sales by the amount of the distributors’ margin, partially offset by a reduction in our historical distribution-related expenses, which will be borne by the third-party distributor. BMS will initially act as our distributor in most of our local European markets and will be paid a third-party distributor margin rather than having us incur expenses at cost as was the historical practice. Over time we intend to replace BMS with independent third parties who will continue to act as our distributors.

Malaysia

We intend to operate our business in Malaysia following this offering through our existing Malaysia subsidiary. In addition, we intend to operate the BMS pharmaceutical business for a transitional period of approximately 11-13 months following this offering. As a result, for a period of time following this offering, our financial results will include our sale of BMS pharma products in Malaysia, but we believe that those results will be immaterial to our financial statements as a whole.

Separation Agreement

We and BMS will enter into a separation agreement, which will govern the transfer of assets and assumption of liabilities and will set forth the agreements between BMS and us regarding the principal corporate transactions required to effect our separation from BMS, this offering, and other agreements governing the relationship between BMS and us.

The Separation. To effect the separation, BMS will, or will cause its subsidiaries, to, transfer or agree to transfer, the assets of the contributed business to us as described in this prospectus. We will assume, or will agree to assume, and will agree to perform and fulfill the liabilities of the contributed business in accordance with their respective terms. Except as expressly set forth in the separation agreement or in any other ancillary agreement, neither we nor BMS will make any representation or warranty as to:

•	the assets, businesses or liabilities transferred or assumed as part of our separation from BMS;

•	any consents or approvals required in connection with the transfers;

•	the value or freedom from any liens of any assets transferred;

•	the absence of any defenses or freedom from counterclaim with respect to any claim of any party; or

•	the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

Except as expressly set forth in any ancillary agreement, all assets will be transferred on an “as is”, “where is” basis, and the respective transferees will agree to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any lien and that any necessary consents or approvals are not obtained or that requirements of laws or judgments are not complied with.

To the extent the net proceeds from this offering are insufficient to repay in full the foreign intercompany notes, BMS has agreed to make a cash contribution or otherwise distribute cash to us in an amount equal to the shortfall prior to or concurrently with this offering. We and BMS have agreed that our opening cash balance at the date of this offering will be $250 million. BMS has also agreed to cause ERS to forgive a portion of the ERS intercompany note in an amount equal to $250 million.

Releases and Indemnification. The separation agreement will provide for a full and complete release and discharge of all liabilities between BMS and us, and our respective subsidiaries, except as expressly set forth in the separation agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or from any acts, events or conditions existing or alleged to exist on or before the completion of this offering (other than tax liabilities, which will be addressed by the tax matters agreement described under “—Tax Matters Agreement”).

We will also agree to indemnify, hold harmless and defend BMS, each of its affiliates and each of their respective directors, officers, members, managers and employees, from and against all liabilities relating to, arising out of or resulting from:

•

our failure or the failure of any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities associated with the contributed business, or any contracts associated with the contributed business, in accordance with their respective terms;

•	the contributed business, liabilities or contracts;

•	any material breach by us or any of our affiliates of the separation agreement or any of the ancillary agreements (that does not contain its own indemnification provisions); and

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or prospectus relating to this offering or necessary to make the statements in the registration statement or the prospectus relating to this offering not misleading, with respect to all information contained in or incorporated by reference in such registration statement or prospectus or any other document we filed with the SEC or otherwise used in connection with this offering, except for any statement or omission made in reliance on and in conformity with written information supplied to us by BMS for use in this offering.

BMS agrees to indemnify, hold harmless and defend us, each of our affiliates and each of our respective directors, officers, members, managers and employees from and against all liabilities relating to, arising out of or resulting from:

•

the failure of BMS or any affiliate of BMS or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of BMS or its affiliates other than liabilities associated with the contributed business;

•	the BMS business or any liability of BMS or its affiliates other than liabilities associated with our separation from BMS; and

•	any material breach by BMS or any of its affiliates of the separation agreement or any of the ancillary agreements (that does not contain its own indemnification provisions).

The separation agreement also specifies procedures with respect to claims subject to indemnification and related matters. A form of the separation agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Transitional Services Agreement

We and BMS will enter into a transitional services agreement whereby BMS will agree to provide us with various corporate support services (the “BMS Services”), including:

•	accounting;

•	credit and collection;

•	cash application;

•	information technology;

•	tax;

•	treasury;

•	human resources;

•	compliance;

•	environmental, health and safety;

•	legal;

•	procurement;

•	audit;

•	research & development;

•	insurance;

•	customs clearance;

•	supply chain management;

•	facilities services; and

•	other general support services.

BMS also may provide us with additional services that we and BMS may identify from time to time in the future. We will provide BMS with certain services under the transitional services agreement (the “MJN Services”) including accounting, credit and collection, order entry, information technology, tax, human resources, customs clearance, supply chain management, facilities administration and other general support services. Both we and BMS may engage third parties to provide services covered by the transitional services agreement. The transitional services agreement will become operative on the effective date of the registration statement of which this prospectus forms a part and the BMS Services and the MJN Services will continue for a specified initial term, which will vary with the types of services to be provided, unless earlier terminated or extended according to the terms of the transitional services agreement.

The transitional services agreement provides that the performance of a service according to the agreement, whether by us or BMS, will not subject the provider of such service to any liability whatsoever except as directly caused by the gross negligence or willful misconduct of the service provider. Liability for gross negligence or willful misconduct is limited to the lesser of the price paid for the particular service or the cost of the service’s recipient performing the service itself or hiring a third party to perform the service. Under the transitional services agreement, the service provider of each service is indemnified by the recipient against all third-party claims relating to provision of services or the recipient’s material breach of a third-party agreement, except where the claim is directly caused by the service provider’s gross negligence or willful misconduct. BMS is the service provider and we are the recipient of the majority of the services to be provided under the transitional services agreement.

We will pay BMS mutually agreed-upon fees for the BMS Services and BMS will pay us mutually agreed-upon fees for the MJN Services. The cost of the transitional services agreement in aggregate will be consistent with general and administrative expenses that BMS has historically allocated or incurred with respect to the BMS Services and the MJN Services.

The terms of the transitional services agreement, including the fees charged for the BMS Services and the MJN Services, are substantially similar to those that would be agreed to by parties bargaining at arm’s length for similar services. We believe the payments we will make to BMS and BMS will make to us are reasonable. However, these payments are not necessarily indicative of, and it is not practical for us to estimate, the level of expenses we might incur in procuring these BMS Services from alternative sources. See “Risk Factors—Risks Related to our Relationship with BMS—The transitional services that BMS will provide to us following the separation may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our agreement with BMS expires”.

A form of the transitional services agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Tax Matters Agreement

We and certain of our eligible corporate subsidiaries are included in the affiliated group of corporations that file a consolidated return for U.S. federal income tax purposes, of which BMS is the common parent corporation, and in certain cases, we or one or more of our subsidiaries may (at BMS’s discretion) be included in a combined, consolidated or unitary group with BMS or one or more of its subsidiaries for certain state, local and foreign tax purposes. We will enter into a tax matters agreement prior to or concurrently with the completion of this offering to allocate the responsibility of BMS and its subsidiaries, on the one hand, and us and our subsidiaries, on the other hand, for the payment of taxes resulting from filing (i) tax returns on a combined, consolidated or unitary basis and (ii) single entity tax returns for entities that have both Mead Johnson and non-Mead Johnson operations. In this prospectus, we refer to this agreement as the tax matters agreement.

Pursuant to this tax matters agreement, BMS will prepare returns for us for all periods during which we or any of our subsidiaries are included in a combined, consolidated or unitary group with BMS or any of its subsidiaries for Federal, state, local or foreign tax purposes, as if we were filing ourselves as a consolidated, combined or unitary group. BMS will also prepare returns for us for all periods during which a single entity tax return is filed for an entity that has both Mead Johnson and non-Mead Johnson operations. We will make payments to BMS and BMS will make payments to us with respect to such returns, as if such returns were actually required to be filed under the laws of the applicable taxing jurisdiction and BMS were the relevant taxing authority of such jurisdiction. If and when we and our subsidiaries cease to be included in BMS’s consolidated tax returns, BMS will compensate us for tax attributes for which we were not previously compensated and that BMS used, and we will reimburse BMS for tax attributes for which we were previously compensated but that BMS never used.

A form of the tax matters agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration Rights Agreement

Prior to the consummation of this offering, we will enter into a registration rights agreement with BMS pursuant to which we will grant BMS and its affiliates certain registration rights with respect to our Class A common stock owned by them.

Demand Registration Rights. The registration rights agreement provides that we can be required to effect registrations of Class A common stock upon the request of BMS. After consummation of this offering, BMS will have the right to require us to effect up to three additional registrations. Pursuant to the lock-up arrangements, BMS and its affiliates have agreed not to exercise those rights during the lock-up period without the prior written consent of the representatives, on behalf of the underwriters.

We are required to pay the registration expenses in connection with each demand registration. We may decline to honor any of these demand registrations if the size of the offering does not reach a defined threshold or if we have effected a registration within the preceding six months. If we furnish to the stockholder requesting a demand registration a board resolution stating that in the good faith judgment of the board it would be significantly disadvantageous to us for a registration statement to be filed or maintained effective, we are entitled to withdraw (or decline to file) such registration statement for a period not to exceed 180 days. In addition, we are not required to file a registration statement under the registration rights agreement prior to the date that is six months after consummation of this offering (or, if exercised, the consummation of the over-allotment option relating to this offering).

Piggyback Registration Rights. In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration (1) on Form S-8 or Form S-4, (2) relating to equity securities in connection with employee benefit plans, (3) in connection with an acquisition by us of another entity or (4) pursuant to a demand registration, we will give each stockholder party to the registration rights agreement the right to participate in such registration. Expenses relating to these registrations are required to be paid by us. If a majority of the joint-lead bookrunning underwriters in a piggyback registration advise us that the number of securities offered to the public needs to be reduced, first priority for inclusion in the piggyback registration will be given to us and then to BMS and pro rata to the other piggybacking holders.

Holdback Agreements. If any registration of Class A common stock is in connection with an underwritten public offering, each holder of unregistered Class A common stock party to the registration rights agreement will agree not to effect any public sale or distribution of any Class A common stock during the seven days prior to and during the 90-day period beginning on, the effective date of such registration statement and will also agree to enter into a customary lock-up with the underwriters of such offering (not to exceed six months from the date of consummation of such offering). We will enter into a similar agreement, except that we will be permitted to effect a sale or distribution of Class A common stock in connection with a merger or consolidation, in connection with certain acquisitions and in connection with employee stock ownership or other similar benefit plans.

A form of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Employee Matters Agreement

We will enter into an employee matters agreement with BMS prior to or concurrently with this offering. The employee matters agreement will govern BMS’s, our and the parties’ respective subsidiaries’ and affiliates’ rights, responsibilities and obligations after this offering with respect to:

•	employees and former employees (and their respective dependents and beneficiaries) who are or were associated with BMS, us or the parties’ respective subsidiaries or affiliates;

•	the allocation of assets and liabilities as it relates to certain employee benefit, pension, welfare, compensation, employment, severance and termination-related matters; and

•	other human resources, employment and employee benefits matters.

We will establish independent employee benefit plans for our employees and their dependents and beneficiaries in those countries where we do not already maintain independent employee benefits for our employees.

With certain exceptions, the employee matters agreement does not preclude us from discontinuing or changing our employee benefit plans and programs at any time after the separation.

Employment. To the extent our employees who are providing services to our business do not transfer to our entities by operation of law, we will offer employment, in general, as of the separation date to those employees listed in a confidential letter between the parties. Our employees who are providing services to our business and are on long-term disability on the separation date will remain employees of BMS to the extent permissible under applicable law, collective bargaining agreement, trade union agreement or work council agreement. We will assume liability for severance pay where the employee declines the offer or claims constructive dismissal or separation pay is otherwise legally required.

Credited Service. Except as specified in the employee matters agreement, we have agreed to cause our employee benefit plans to credit service with BMS prior to the separation date for all purposes, except for the purpose of benefit accrual under our defined benefit plans outside of the United States and Puerto Rico, subject to applicable law.

Defined Benefit, Supplemental Retirement and Indemnity Plans. The employee matters agreement provides for the transfer from the U.S. BMS qualified defined benefit pension plan to a U.S. Mead Johnson qualified defined benefit pension plan, with assets and liabilities allocable to the participants transferring to us based on assumptions set forth in the employee matters agreement. Outside of the United States, BMS will transfer to our defined benefit plans pension assets and liabilities allocable to the employees transferring to us in certain countries as described in the employee matters agreement. We will also assume liabilities allocable to employees transferring to us under certain pension, supplemental retirement and termination indemnity plans.

Defined Contribution Plans. The employee matters agreement provides for the transfer from the U.S. BMS qualified defined contribution plan to a U.S. Mead Johnson qualified defined contribution plan, with assets and liabilities allocable to the participants transferring to us. Outside of the United States, BMS will transfer to our defined contribution plans assets allocable to the employees transferring to us in certain countries as described in the employee matters agreement. We will also assume supplemental benefit plan liabilities allocable to employees transferring to us as set forth in the employee matters agreement.

Health and Welfare Plans. We will establish or continue (or assume the obligation of contributing to) health and welfare plans or arrangements in every country where we have employees. We have agreed to provide post-retirement life insurance to U.S. employees transferring to us who are eligible to retire with this benefit on or prior to the separation date under the terms of the BMS life insurance plan and to U.S. employees transferring to us on the separation date who become eligible for post-retirement life insurance under the terms of our plan on or after the separation date. In addition, we have agreed to provide post-retirement health insurance benefits to U.S. employees and their eligible dependents transferring to us who are eligible to retire with this benefit on or prior to the separation date under the terms of the BMS health insurance plan and to U.S. employees and their eligible dependents transferring to us on the separation date who become eligible for post-retirement health insurance under the terms of our plan on or after the separation date. We have also agreed to provide certain post-retirement health benefits to our employees and their eligible dependents in certain other countries as described in the employee matters agreement.

A form of the employee matters agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Before this offering, all of the outstanding shares of our common stock were owned beneficially and of record by BMS. The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, immediately following the completion of this offering, for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each executive officer named in the Summary Compensation Table under “Executive Compensation”;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase our common stock which are not exercisable within the next 60 days. This table does not reflect any shares of Class A common stock that our directors and executive officers may purchase in this offering, including through the directed share program described in “Underwriting”.

The address of each director and executive officer shown in the table below is c/o Mead Johnson Nutrition Company, 2400 West Lloyd Expressway, Evansville, Indiana 47721-0001.

Name and Address of Beneficial Owner	Beneficial Ownership of our Class A Common Stock	Percentage of Class	Beneficial Ownership of our Class B Common Stock	Percentage of Class
BMS(1)	43,590,000	64%	131,410,000	100%
All directors and executive officers as a group (18 persons)	*	*	—	—

*	Represents less than 1%.
(1)	Assumes the underwriters do not exercise their over-allotment option.

DESCRIPTION OF INDEBTEDNESS

On August 26, 2008, Mead Johnson & Company (“MJC”), our wholly-owned subsidiary, issued a $2,000 million ERS intercompany note. Prior to or concurrently with this offering, this note will be amended and restated into three separate notes described below that will remain outstanding following this offering.

MJC will issue a:

•	$744.2 million aggregate principal amount note due 2014 (the “2014 Note”);

•	$500 million aggregate principal amount note due 2016 (the “2016 Note”); and

•	$500 million aggregate principal amount note due 2019 (the “2019 Note” and, together with the 2014 Note and the 2016 Note, the “Notes”).

The 2014 Note will mature on the fifth anniversary of its issuance. It will bear interest at a rate of LIBOR plus 3.0% per annum, payable in cash in quarterly installments. The 2014 Note will be subject to the following amortization schedule:

•	No amortization in 2009;

•	Annual amortization of $75 million payable in cash in quarterly installments in 2010-2014; and

•	The remaining principal amount payable in cash on the maturity date.

The 2016 Note will mature on the seventh anniversary of its issuance. We expect the 2016 Note will bear interest at a fixed rate of approximately 6.43% per annum, payable in cash in semi-annual installments. The 2016 Note will not be subject to amortization.

The 2019 Note will mature on the tenth anniversary of its issuance. We expect the 2019 Note will bear interest at a fixed rate of approximately 6.91% per annum, payable in cash in semi-annual installments. The 2019 Note will not be subject to amortization.

The Notes will be senior unsecured obligations of MJC and will rank equally in right of payment with each other and with all existing and future senior unsecured indebtedness of MJC. The Notes will effectively rank junior to any secured indebtedness of MJC. In addition, the Notes will be structurally subordinated to all liabilities of the subsidiaries of MJC, including trade payables.

The obligations of MJC under the Notes will be guaranteed on a joint and several basis by us.

The Notes may be prepaid at any time, in whole or in part, without premium or penalty. Each Note will be mandatorily prepayable in cash upon a Change of Control (as defined below), in an amount equal to 100% of the then outstanding principal amount plus accrued and unpaid interest.

“Change of Control” means (1) the sale of all or substantially all of our properties or assets taken as a whole; (2) the occurrence of any transactions or events (including any merger, spin-off, split-off or primary or secondary sale of stock), the result of which is that BMS and its affiliates do not beneficially own, directly or indirectly, more than 50% of our voting stock, measured by voting power rather than number of shares; (3) the first day on which our directors as of the date of the issuance of the Note and directors, who were nominated or elected with the consent of a majority of our board of directors, will cease to be a majority of our board of directors; or (4) the first day on which MJC will cease to be our wholly owned subsidiary.

ERS will not be permitted to transfer the Notes to other persons, other than its affiliates.

On January 31, 2009, Mead Johnson Venezuela S.C.A., our wholly owned indirect subsidiary will issue a note in the local currency equivalent of $5.8 million aggregate principal amount payable to Bristol-Myers Squibb de Venezuela S.C.A., a wholly-owned subsidiary of BMS. This note will (i) mature in 2014, (ii) require no amortization payments, (iii) be prepayable at our option and (iv) bear interest at a fixed rate of approximately 24% per annum.

In addition to the notes described above, we intend to enter into a revolving credit facility with third party banks (the “credit facility”) prior to or concurrently with this offering that will provide us with our working capital needs. We expect the credit facility to be in an amount equal to approximately $410 million and have a maturity of 3 years. We expect borrowings under the credit facility will bear interest at a rate of LIBOR plus 2.50% per annum. We expect that no amount will be outstanding under any of our facilities at the time of this offering. We can provide no assurances that we will enter into the facilities described.

In the event the underwriters do not complete the exercise of their over-allotment option prior to the completion of this offering, we will have an additional obligation, which may be in the form of indebtedness, owed to BMS equal to the maximum amount of the net proceeds from the exercise of the over-allotment option, which we currently estimate to be $80.1 million (based on the midpoint of the price range set forth on the cover page of this prospectus). This obligation will accrue no interest, and any net proceeds from any exercise of the over-allotment option will be applied toward this obligation. To the extent any part of this obligation remains outstanding at the end of the over-allotment option exercise period (which is 30 days from the date of this prospectus), BMS has agreed to forgive or otherwise reduce such remaining obligation in full.

DESCRIPTION OF CAPITAL STOCK

Immediately preceding the consummation of this offering, our authorized capital stock will consist of shares, the rights and preferences of which may be established from time to time by our board of directors, which will be made up of:

•	3,000,000,000 shares of Class A common stock, par value $0.01 per share;

•	1,200,000,000 shares of Class B common stock, par value $0.01 per share; and

•	300,000,000 shares of preferred stock, par value $0.01 per share.

Upon completion of this offering, there will be 68,590,000 outstanding shares of Class A common stock (72,340,000 shares if the underwriters’ over-allotment is exercised in full), 131,410,000 outstanding shares of Class B common stock and no outstanding shares of preferred stock. In the event that the number of shares of Class A common stock offered hereby is increased from 25,000,000, the total number of shares outstanding after this offering will not change. Instead, the number of shares to be held by BMS upon consummation of this offering will be decreased on a share for share basis. All of the net proceeds from any such additional shares offered will be used to repay obligations owed to BMS that would have otherwise been forgiven. Any shares of Class A common stock issued pursuant to the underwriters’ over-allotment option will increase the total number of shares outstanding after this offering.

The following is a summary of our capital stock and important provisions of our amended and restated certificate of incorporation and by-laws. This summary does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and amended and restated by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

The holders of our Class A common stock and Class B common stock generally have identical rights, except that holders of our Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters voted upon by our stockholders (including the election or removal of directors), and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock present in person or represented by proxy at a meeting at which quorum exists, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Amendments to our amended and restated certificate of incorporation that would alter or change the powers or preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of the class affected by the proposed amendment, voting as a separate class. For purposes of the foregoing provisions, any alteration or change with respect to, and any provision for, the voluntary, mandatory or other conversion or exchange of the Class B common stock into or for Class A common stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A common stock.

Subject to the rights of holders of any then outstanding shares of our preferred stock, holders of our Class A common stock and Class B common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available therefor. Holders of our Class A common stock and Class B common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our Class A common stock and Class B common stock do not have preemptive rights to purchase shares of our stock. The shares of our Class A common stock and Class B common stock are not subject to any redemption provisions. All outstanding shares of our common stock are, and the shares of Class A common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Conversion of Our Common Stock

Shares of our Class A common stock are not convertible into any other shares of our capital stock.

Each share of our Class B common stock is convertible at the option of the holder into one share of Class A common stock. Each share of Class B common stock transferred to a person other than BMS or a subsidiary of BMS will automatically be converted into shares of Class A common stock, unless such transfer consists of a distribution of Class B common stock to stockholders or creditors of BMS in a transaction, including any distribution in exchange for BMS’s shares or securities, intended to qualify as a tax-free distribution under Section 355(a) of the Code, or any corresponding provision of any successor statute (a “tax-free spin-off”). If BMS were to effect a tax-free spin-off the distributed shares of Class B common stock would no longer be convertible into shares of Class A common stock following such a spin-off, provided that the number of votes to which each share of Class B common stock is entitled to vote shall be automatically reduced to the lowest whole number (but not less than one) that would permit a tax-free spin-off under Section 355(a) of the Code.

In addition, all shares of our Class B common stock will automatically convert into shares of Class A common stock if the aggregate number of outstanding shares of Class A common stock and Class B common stock beneficially owned by BMS and its affiliates falls below 20% of the aggregate number of outstanding shares of the then outstanding common stock.

Blank Check Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

Our amended and restated certificate of incorporation permits us to issue up to 300,000,000 shares of preferred stock from time to time. Subject to the provisions of our amended and restated certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

General

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Dual-Class Structure

As discussed above, our Class B common stock has ten votes per share, while our Class A common stock, which is the class of stock we are selling in this offering and which will be the only class of stock which is publicly traded, has one vote per share. Because of our dual-class structure, BMS will be able to control all matters submitted to our stockholders for approval even if it and its affiliates come to own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the amended and restated certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not grant stockholders the right to vote cumulatively.

Blank Check Preferred Stock

We believe that the availability of the preferred stock under our amended and restated certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Stockholder Action by Written Consent

For so long as BMS and its subsidiaries, other than us, beneficially own shares of common stock representing greater than 50% of the total voting power of the outstanding shares generally entitled to elect our directors, and subject to the terms of any series of preferred stock, any action required or permitted to be taken by our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action. BMS will have enough shares of our common stock to amend our amended and restated certificate of incorporation. That, coupled with its ability to take action by written consent, may have the effect of delaying, deterring or preventing a tender offer takeover attempt that a stockholder might consider in its best interest. Once BMS and its subsidiaries, other than us, cease to beneficially own shares of common stock representing greater than 50% of the total voting power of the outstanding shares generally entitled to elect our directors, and subject to the terms of any series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Advance Notice Procedure

Our amended and restated by-laws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Subject to the rights of the holders of any series of preferred stock, only persons nominated by, or at the direction of, our board of directors or by a stockholder who has given proper and timely notice to our secretary prior to the meeting, will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action pursuant to the notice of meeting delivered to us. For notice to be timely, it must be received by our secretary not less than 120 nor more than 150 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is advanced more than 30 calendar days or delayed by more than 60 calendar days from such anniversary date, not earlier than the 120th calendar day nor more than 90 days prior to such meeting or the 10th calendar day after public announcement of the date of such meeting is first made). These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Special Meetings of Stockholders

Our amended and restated by-laws provide that special meetings of stockholders may be called only by the chairman of the board, the president or a majority of our board of directors.

Delaware Anti-Takeover Law

Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination”, including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder”, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•

on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period. We have elected to be exempt from the restrictions imposed under Section 203.

Limitation of Liability of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our company and our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if the directors acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We also maintain directors and officers insurance.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock.

Sale of Restricted Securities

After this offering, there will be outstanding 68,590,000 shares of our Class A common stock and 131,410,000 shares of our Class B common stock (assuming no exercise of the underwriters’ over-allotment option), or 72,340,000 shares of our Class A common stock (assuming full exercise of the underwriters’ over-allotment option). Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock that will be outstanding after this offering are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 under the Securities Act, which is summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Rule 144

In general, under Rule 144, as in effect on the date of this prospectus, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted stock for at least six months, will be entitled to sell in any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of Class A common stock then outstanding; or

•	the average weekly trading volume of our Class A common stock on the NYSE during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC.

Sales pursuant to Rule 144 are subject to provisions relating to notice, manner of sale and the availability of current public information about us.

In addition, under Rule 144, a person, or persons whose shares must be aggregated, who is not currently an affiliate of ours, and who has not been an affiliate of ours for at least 90 days before the sale, and who has beneficially owned the shares proposed to be sold for at least six months is entitled to sell the shares without restriction, provided that until the shares have been held for at least one year, they may only be sold subject to the availability of current public information about us.

Rule 701

In general, Rule 701 of the Securities Act, as currently in effect, provides that any of our employees, consultants or advisors who purchased shares of our Class A common stock in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell those shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions provided in Rule 144, including the holding period requirements.

Lock-Up Arrangements

In connection with this offering, we, our directors and executive officers, BMS and its directors and executive officers have each agreed to enter into a lock-up agreement described in “Underwriting” that restricts the sale of shares of our common stock for a period of 180 days after the date of this prospectus, subject to an extension in certain circumstances. Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, in their sole discretion, may release any of the shares of our common stock subject to these lock-up agreements at any time without notice. Following the lock-up period, substantially all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Registration Rights

Prior to the consummation of this offering, we will enter into a registration rights agreement with BMS pursuant to which we will grant BMS and its affiliates certain registration rights with respect to our Class A common stock owned by them. For more information, see “Certain Relationships and Related Party Transactions”. Pursuant to the lock-up arrangements described above, BMS and its affiliates have agreed not to exercise those rights during the lock-up period without the prior written consent of the representatives, on behalf of the underwriters.

CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX

CONSIDERATIONS FOR NON-U.S. STOCKHOLDERS

The following discussion is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our Class A common stock, and applies if you (1) purchase our Class A common stock in this offering, (2) will hold the Class A common stock as a capital asset and (3) are a “non-U.S. Holder”. You are a non-U.S. Holder if you are a beneficial owner of shares of our Class A common stock other than:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our Class A common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, former U.S. citizen or resident or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes (except U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the IRS and all other applicable authorities (all such sources of law, “Tax Authorities”). The Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-U.S. HOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty (special certification and other requirements may apply if our Class A common stock is held through certain foreign intermediaries). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of Class A common stock and, to the extent it exceeds your basis, as capital gain.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business within the United States but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Our Class A Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our Class A common stock unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•

you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not, have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the five-year period ending on the date of disposition of our Class A common stock, more than 5% of our Class A common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but, under an applicable income tax treaty, is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. federal income tax under the income tax treaty. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding Requirements

We must report annually to the IRS and to each non-U.S. Holder the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our Class A common stock if you provide proper certification of your status as a Non-U.S. Holder or you are a corporation or one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of Class A common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our Class A common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient. Any amounts withheld with respect to your shares of our Class A common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

U.S. Federal Estate Tax

Class A common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

UNDERWRITING

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our Class A common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Lazard Capital Markets LLC
RBC Capital Markets Corporation
UBS Securities LLC

Total	25,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares offered by them.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to          additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, certain of our officers and directors, BMS and certain of its officers and directors have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated and subject to certain exceptions, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated have no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case-by-case basis.

Factors in deciding whether to release common stock may include the length of time before the lock-up expires, the number of shares of common stock involved, the reason for the requested release, market conditions, the trading price of our common stock, historical trading volume of our common stock and whether the person seeking the release is an officer, director or affiliate of us. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

At our request, the underwriters have reserved up to 2.5% of the shares for sale at the initial public offering price to persons who are our directors, officers, employees and other parties related to us through a directed share program. The number of shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Except for our directors and certain of our officers who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying shares through the directed share program has agreed that, for a period of 25 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated and subject to certain exceptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock purchased in the program or any securities convertible into or exercisable or exchangeable for common stock purchase in the program, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock purchased in the program, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. For our directors and certain of our officers purchasing shares through the directed share program, the 180-day lock-up period contemplated in the immediately preceding two paragraphs shall govern with respect to their purchases. Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

We have applied to list our shares on the NYSE under the symbol “MJN”. The underwriters have undertaken to sell shares to a minimum of 400 beneficial owners in lots of 100 or more shares to meet the NYSE distribution requirements for trading.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Mead Johnson
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

In connection with this offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in this offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We estimate that our portion of the total expenses of this offering will be approximately $            .

The underwriters have performed commercial banking, investment banking and advisory services for BMS and its affiliates from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for BMS and its affiliates, including us, in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of the underwriters will be agents and lenders under our credit facility.

Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for our company by Cravath, Swaine & Moore LLP, New York, New York. The underwriters have been represented by Davis Polk & Wardwell, New York, New York in connection with this offering.

EXPERTS

The financial statements of Mead Johnson Nutritionals, a division of BMS, as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs relating to: (1) the financial statement allocations of expenses from BMS and (2) the adoption of new accounting standards in 2007 and 2006, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Mead Johnson Nutrition Company as of December 17, 2008 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the Class A common stock that we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we filed with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Bristol-Myers Squibb Company

New York, New York

We have audited the accompanying balance sheets of Mead Johnson Nutritionals, a division of Bristol-Myers Squibb Company (the “Division”), as of December 31, 2007 and 2006, and the related statements of earnings, comprehensive income and changes in divisional equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Division’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Division is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Mead Johnson Nutritionals as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the financial statements include allocations of expenses from Bristol-Myers Squibb Company. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Division operated as a separate entity apart from Bristol-Myers Squibb Company.

As discussed in Notes 2 and 6 to the financial statements, Bristol-Myers Squibb Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective January 1, 2007 and, as discussed in Notes 2 and 13 to the financial statements, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/    DELOITTE & TOUCHE LLP

Parsippany, New Jersey

September 15, 2008

AUDITED FINANCIAL STATEMENTS OF MEAD JOHNSON NUTRITIONALS, A DIVISION OF BRISTOL-MYERS SQUIBB COMPANY

MEAD JOHNSON NUTRITIONALS

STATEMENTS OF EARNINGS

YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005

(Dollars in millions)

	December 31,
	2007	2006	2005
Net Sales	$2,576.4	$2,345.1	$2,201.8

Expenses:
Costs of Products Sold	948.7	850.4	781.3
Marketing, Selling, and Administrative	575.2	504.3	464.5
Advertising and Product Promotion	318.5	290.6	284.4
Research and Development	67.2	62.0	50.8
Other Expenses—net	3.6	3.0	2.4

Total Expenses	1,913.2	1,710.3	1,583.4

Earnings from Operations Before Minority Interest and Income Taxes	663.2	634.8	618.4
Provision for Income Taxes	(233.6)	(230.1)	(222.5)
Minority Interest Expense—net of tax	(7.1)	(6.5)	(6.1)

Net Earnings	$422.5	$398.2	$389.8

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITIONALS

STATEMENTS OF COMPREHENSIVE INCOME AND CHANGES IN DIVISIONAL EQUITY

YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005

(Dollars in millions)

	Total Divisional Equity	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income
BALANCE—January 1, 2005	$445.1	$456.2	$(11.1)

Comprehensive Income:
Net Earnings	389.8	389.8		$389.8
Currency Translation—net of tax benefit of $5.2	2.1		2.1	2.1

Total Comprehensive Income				$391.9

Net Transfers to Parent	(378.8)	(378.8)	—

BALANCE—December 31, 2005	458.2	467.2	(9.0)

Comprehensive Income:
Net Earnings	398.2	398.2		$398.2
Currency Translation—net of tax liability of $3.0	12.1		12.1	12.1

Total Comprehensive Income				$410.3

Net Transfers to Parent	(282.7)	(282.7)	—

BALANCE—December 31, 2006	585.8	582.7	3.1

Comprehensive Income:
Cumulative Effect of Adoption of FIN No. 48	(4.8)	(4.8)
Net Earnings	422.5	422.5		$422.5
Currency Translation—net of tax liability of $9.4	18.3		18.3	18.3

Total Comprehensive Income				$440.8

Net Transfers to Parent	(391.0)	(391.0)	—

BALANCE—December 31, 2007	$630.8	$609.4	$21.4

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITIONALS

BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

(Dollars in millions)

	December 31,
	2007	2006
ASSETS

Current Assets:
Receivables—net of allowances of $29.9 and $8.2, respectively	$283.0	$276.3
Inventories	301.2	254.5
Deferred Income Taxes—net of valuation allowance	66.8	65.2
Foreign Income Taxes Receivable	3.6	4.1
Prepaid Expenses and Other Assets	32.9	24.0

Total Current Assets	687.5	624.1
Property, Plant, and Equipment—net	439.7	409.5
Goodwill	117.5	117.5
Other Intangible Assets—net	32.5	27.4
Deferred Income Taxes—net of valuation allowance	3.2	7.3
Other Assets	21.5	18.5

Total	$1,301.9	$1,204.3

LIABILITIES AND DIVISIONAL EQUITY

Current Liabilities:
Accounts Payable	$166.5	$121.0
Accrued Expenses	118.3	109.0
Accrued Rebates and Returns	259.3	284.7
Deferred Income—current	10.9	4.3
Deferred Income Taxes—current	0.1	0.1
U.S. and Foreign Income Taxes Payable	7.6	10.8

Total Current Liabilities	562.7	529.9

Deferred Income—long-term	11.8	11.5
Deferred Income Taxes —long-term	73.6	65.3
Other Liabilities	16.0	5.2

Total Liabilities	664.1	611.9

Minority Interest	7.0	6.6

Commitments and Contingencies

Divisional Equity	630.8	585.8

Total	$1,301.9	$1,204.3

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITIONALS

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005

(Dollars in millions)

	December 31,
	2007	2006	2005
Cash Flows from Operating Activities:
Net Earnings	$422.5	$398.2	$389.8
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	40.9	37.9	41.7
Amortization	10.1	11.6	12.1
Provision for Losses on Accounts Receivable	22.3	2.4	3.3
Deferred Income Taxes	4.6	5.4	(6.3)
Stock–Based Compensation Expense	6.9	6.1	0.9
Gain on Sale of Trademark	(2.9)	—	—
Impairment Charges and Asset Write-Offs	—	15.6	—
Loss on Disposal of Property, Plant, and Equipment	0.1	0.3	3.5
Minority Interest Expense	7.1	6.5	6.1
Distribution to Minority Interests	(6.6)	(6.6)	(5.5)
Change in Operating Assets and Liabilities:
Receivables	(15.9)	(23.3)	(26.6)
Inventories	(29.6)	(36.0)	9.9
Prepaid Expenses and Other Assets	(10.4)	(3.8)	(2.2)
Accounts Payable, Accrued Expenses, and Deferred Income	46.5	(22.3)	(30.1)
Accrued Rebates and Returns	(27.6)	(25.9)	40.5
U.S. and Foreign Income Taxes Payable	(7.9)	(11.9)	(3.2)
Other Liabilities	12.0	(2.4)	0.5

Net Cash Provided by Operating Activities	472.1	351.8	434.4

Cash Flows from Investing Activities:
Additions to Property, Plant, and Equipment and Capitalized Software	(78.4)	(68.9)	(56.4)
Proceeds From Sale of Equipment and Trademark	4.2	5.9	1.7

Net Cash Used in Investing Activities	(74.2)	(63.0)	(54.7)

Cash Flows from Financing Activities—Net transfers to parent	(397.9)	(288.8)	(379.7)

Net (Decrease) Increase in Cash and Cash Equivalents	—	—	—
Cash and Cash Equivalents:
Beginning of Year	—	—	—

End of Year	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITIONALS

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2007 AND 2006 AND FOR THE YEARS ENDED

DECEMBER 31, 2007, 2006, AND 2005

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

1.	ORGANIZATION

Mead Johnson Nutritionals ( “MJN” or the “Division”) manufactures, distributes and sells infant formulas and other nutritional products, and operates as a division of Bristol-Myers Squibb Company (“BMS” or “Parent”). MJN has a broad product portfolio, which extends across routine and specialty infant formulas, children’s milks and milk modifiers, pediatric vitamins, dietary supplements for pregnant and breastfeeding mothers, and products for metabolic disorders. These products are generally sold by wholesalers and retailers and are promoted to health care professionals, and, where permitted by regulation or policy, directly to consumers.

2.	ACCOUNTING POLICIES

Basis of Presentation—The financial statements present the results of operations, financial position, and cash flows of Mead Johnson Nutritionals and its majority-owned-and-controlled subsidiaries.

The financial statements of MJN have been derived from the consolidated financial statements and accounting records of BMS, principally from statements and records representing the Mead Johnson Nutritionals business. These statements of earnings also include expense allocations for certain corporate functions historically provided to MJN by BMS, including general corporate expenses related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax and other services. These allocations are based on specific identification, the percentage of MJN’s revenues and headcount to the respective total BMS revenues and headcount. These allocations are reflected in marketing, selling and administrative expenses in these statements of earnings and totaled $101.7, $83.3, and $75.6 for 2007, 2006, and 2005, respectively. MJN and BMS consider these allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense MJN would have incurred as a stand-alone company. Actual costs that may have been incurred if MJN had been a stand-alone company in 2007, 2006, and 2005 would depend on a number of factors, including MJN’s chosen organizational structure, what functions were outsourced or performed by MJN’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

BMS has not allocated a portion of its external debt interest cost to MJN as none of the debt at the BMS level is being allocated to MJN. Debt is not being allocated as none of the debt recorded by BMS is directly related to the MJN business, which is self-funding. BMS debt is used solely for BMS corporate purposes.

These financial statements of MJN have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All amounts are in millions of dollars with the exception of per share data, unless otherwise stated.

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions are employed in estimates used in determining values of sales rebate and return accruals, BMS allocations, income tax assets, income tax liabilities, and income tax expense as well as in estimates used in applying the revenue recognition policy and accounting for stock-based compensation costs and retirement and postretirement benefits (including the actuarial assumptions). Actual results may or may not differ from estimated results.

Revenue Recognition—MJN recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition,

when substantially all the risks and rewards of ownership have transferred to the customer. Revenue is recognized on the date of receipt by the purchaser. Revenues are reduced at the time of recognition to reflect expected returns that are estimated based on historical experience and business trends. Additionally, provisions are made at the time of revenue recognition for discounts, Women, Infants and Children (WIC) rebates and estimated sales allowances based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue. The Division offers sales incentives to customers and consumers through various programs consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recognized as incurred and recorded as a reduction of revenue.

WIC rebate accruals were $197.6 and $230.3 at December 31, 2007 and 2006, respectively, which are included in accrued rebates and returns. MJN participates on a competitive bidding basis in nutrition programs sponsored by states, tribal governments, the Commonwealth of Puerto Rico, and U.S. territories for WIC. Under these programs, MJN reimburses these entities for the difference between wholesaler list price and the contract price on eligible products. The Division accounts for WIC rebates by establishing an accrual in an amount equal to the Division’s estimate of WIC rebate claims attributable to a sale. MJN determines its estimate of the WIC rebate accrual primarily based on historical experience regarding WIC rebates and current contract prices under the WIC programs. The Division considers levels of inventory in the distribution channel, new WIC contracts, terminated WIC contracts, changes in existing WIC contracts and WIC participation, and adjusts the accrual periodically throughout the year to reflect actual expense. Rebates under the WIC program reduced revenues by $847.8, $871.9, and $843.0 in the years ended December 31, 2007, 2006, and 2005, respectively.

Sales return accruals were $30.7 and $29.9 at December 31, 2007 and 2006, respectively, which are included in accrued rebates and returns. The Division accounts for sales returns in accordance with the Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists, by establishing an accrual in an amount equal to its estimate of sales recorded for which the related products are expected to be returned. The Division determines its estimate of the sales return accrual primarily based on historical experience regarding sales returns, but also considers other factors that could impact sales returns.

Income Taxes—During the periods presented, MJN did not file separate tax returns, as the Division was included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction. The income tax provision included in these financial statements was calculated based on a separate return-methodology, as if MJN’s operations were separate taxpayers in the respective jurisdictions.

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Division’s assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

With the exception of MJN-dedicated entities, the Division does not maintain taxes payable to/from its Parent and is deemed to settle the annual current tax balances immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in divisional equity.

The Division adopted Financial Accounting Standards Board (FASB) Interpretation Number (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, on January 1, 2007. As a result of the adoption of this accounting pronouncement, the Division derecognized $4.8 of previously recognized tax benefits, which was accounted for as a decrease to the opening balance of divisional equity.

Cash and Cash Equivalents—Cash and cash equivalents have been excluded from the financial statements. Historically, cash deposits from the Division have been transferred to BMS, and BMS has funded the Division’s disbursement accounts as required.

Inventory Valuation—Inventories are generally stated at average cost, not in excess of market.

Capital Assets and Depreciation—Expenditures for additions and improvements are capitalized at cost. Depreciation is generally computed on a straight-line method based on the estimated useful lives of the related assets. The estimated useful lives of the major classes of depreciable assets are 50 years for buildings and 3 to 40 years for machinery, equipment, and fixtures. Maintenance and repair costs are expensed as incurred.

Impairment of Long-Lived Assets—The Division periodically evaluates whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. An estimate of the asset’s fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. The Division reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value. Asset impairment or accelerated depreciation resulting from an assessment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, is recorded as costs of products sold.

Capitalized Software—Certain costs to obtain internal use software for significant systems projects are capitalized and amortized over the estimated useful life of the software, which ranges from 3 to 5 years. Costs to obtain software for projects that are not significant are expensed as incurred. Capitalized software, net of accumulated amortization, included in other intangible assets, was $32.5 and $24.5 at December 31, 2007 and 2006, respectively. Amortization expense was $7.3, $6.8, and $7.3 for the years ended December 31, 2007, 2006, and 2005, respectively.

Equity Method Investments—An investment in an unconsolidated affiliate over which we exercise significant influence, but do not control, is accounted for by the equity method. Under this method, we maintain an investment account, which is increased by contributions made and our share of net income of the unconsolidated affiliate, and decreased by our share of net losses of the unconsolidated affiliate. Our share of the unconsolidated affiliate’s net income was $0.2, $0.3, and $0 in the years ended December 31, 2007, 2006, and 2005, respectively. These amounts are reflected in the statements of earnings in other expenses—net.

Goodwill and Other Intangible Assets—Goodwill is tested for impairment using a two-step process on an annual basis or when current facts or circumstances indicate that a potential impairment may exist. The first step is to identify a potential impairment, and the second step measures the amount of the impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value. The Division completes its annual goodwill impairment assessment during the first quarter and monitors for any potential impairment in the remaining quarters, neither of which indicated an impairment of goodwill in 2007, 2006 or 2005.

Other intangible assets, consisting of a trademark and computer software, are amortized on a straight-line basis over their useful lives, ranging from 3 to 10 years. All other intangible assets are evaluated for impairment as described in “Impairment of Long-Lived Assets” above.

Contingencies—In the normal course of business, the Division is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, product and/or environmental, health, and safety liabilities, and tax matters. In accordance with SFAS No. 5, Accounting for Contingencies, the Division records accruals for such loss contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Division, in accordance with SFAS No. 5, does not recognize gain contingencies until realized. For a discussion of contingencies, see Note 6 on “Income Taxes” and Note 19 on “Legal Proceedings and Contingencies.”

Derivative Financial Instruments—The Division uses derivative financial instruments indirectly through its participation in the centralized hedging functions of BMS, which are designed primarily to minimize exposure to foreign currency risk. BMS does not hold or issue derivative financial instruments for speculative purposes.

BMS recognizes changes in a derivative’s fair value in earnings unless specific hedge criteria are met. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in BMS’s statements of earnings. The effects of the hedges are allocated to the Division on the statements of earnings based on divisional costs of products sold at standard cost. For purchased foreign currency options BMS includes the entire change in fair value in the measurement of hedge effectiveness for cash flow hedges. Ineffective portions of changes in the fair value of cash flow hedges, if any, are recognized as a charge or credit to BMS’s consolidated earnings and allocated to the Division based on divisional costs of products sold at standard cost. The amount of expense allocated was $2.6, $5.1, and $5.4 in the years ended December 31, 2007, 2006, and 2005, respectively. These amounts are reflected in the statements of earnings in other expenses—net.

Shipping and Handling Costs—The Division typically does not charge customers for shipping and handling costs. Shipping and handling costs, including warehousing expenses, were $76.2, $73.9, and $63.9 in the years ended December 31, 2007, 2006, and 2005, respectively, and are included as marketing, selling and administrative expenses in the statements of earnings.

Advertising Costs—Advertising costs are expensed as incurred. Advertising expenses were $92.9, $81.8, and $80.3 in the years ended December 31, 2007, 2006, and 2005, respectively.

Research and Development—Research and development costs are expensed as incurred. The Division from time to time will enter into strategic alliances with third parties, which gives the Division rights to ingredients owned by these parties or claims resulting from studies, the rights to which are owned by such third parties. As a result of these alliances, the Division may be obligated to make payments to alliance partners in connection with research and development contingent upon the achievement of certain pre-determined criteria. For milestones achieved prior to regulatory approval of the product, such payments are expensed as research and development. The Division has made no milestone payments in connection with regulatory approvals, including non-U.S. regulatory approvals and additional indications.

Foreign Currency Translation—The statements of earnings of the Division’s foreign subsidiaries are translated into U.S. dollars using average exchange rates for the period. The net assets of the Division’s foreign subsidiaries are translated into U.S. dollars using exchange rates as of the balance sheet date. The U.S. dollar effects that arise from translating the net assets of these subsidiaries at changing rates are recorded in the foreign currency translation adjustment account, which is included in accumulated other comprehensive income (AOCI).

Recently Issued Accounting Standards—In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which replaces SFAS No. 141, Business Combinations, and requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This Statement also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. SFAS No. 141(R) makes various other amendments to the authoritative literature intended to provide additional guidance or to confirm the guidance in that literature to that provided in this Statement. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Division is currently in the process of evaluating the impact of adopting this pronouncement for potential future business combinations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Division is currently evaluating the impact of adopting this pronouncement.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. This Statement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment. The Statement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective for fiscal years beginning on or after December 15, 2008. The Division is currently in the process of evaluating the impact of adopting this pronouncement.

In June 2007, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received to Be Used in Future Research and Development Activities. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided. This Issue is effective for fiscal years beginning after December 15, 2007, and early adoption is not permitted. The Division adoption of this announcement is not expected to have a material effect on the Division’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option (by instrument) will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. This statement is effective for fiscal years beginning after November 15, 2007. The Division did not elect early adoption of this pronouncement as permitted. The adoption of this pronouncement on January 1, 2008, did not have a material effect on the Division’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This pronouncement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement is effective for fiscal years beginning after November 15, 2007. On November 14, 2007, the FASB agreed to a one-year deferral for the implementation of SFAS No. 157 for other non-financial assets and liabilities. The adoption of this pronouncement did not have a material effect on the Division’s financial statements for financial assets and liabilities and any other assets and liabilities carried at fair value. The Division is currently in the process of evaluating the impact of adopting this pronouncement for other non-financial assets or liabilities.

In July 2006, the FASB issued FIN No. 48, which, in the case of the Division, is effective as of January 1, 2007. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 requires that all tax positions be evaluated using a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. FIN No. 48 also requires expanded disclosure at the end of each annual reporting period, including a tabular reconciliation of unrecognized tax benefits. The Division adopted FIN No. 48 on January 1, 2007. As a result of the adoption of this accounting pronouncement, the Division derecognized $4.8 of previously recognized tax benefits, which was accounted for as a decrease to the opening balance of divisional equity. In May 2007, the FASB issued FASB Staff Position (FSP) FIN No. 48-1, Definition of Settlement in FASB Interpretation No. 48, which is effective retroactively to January 1, 2007. FSP FIN No. 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The adoption of FSP FIN No. 48-1 did not have any effect on the Division’s financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This pronouncement primarily resolves certain issues addressed in the implementation of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, concerning beneficial interests in securitized financial assets. The Statement is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of 2007. The adoption of this accounting pronouncement did not have a material effect on the Division’s financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces Accounting Principles Board (APB) Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This pronouncement applies to all voluntary changes in accounting principle, and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The adoption of this accounting pronouncement did not have a material effect on the Division’s financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an Amendment of ARB No. 43, Chapter 4. The standard requires abnormal amounts of idle facility and related expenses to be recognized as current period charges and also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this accounting pronouncement did not have a material effect on the Division’s financial statements.

BMS adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, and has elected the alternative method as provided in FSP 123(R)-3 Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards, in determining BMS’s pool of excess tax benefits. The Division’s financial statements for the year ended December 31, 2006 reflect the impact of SFAS No. 123(R). In accordance with the modified prospective transition method, the Division’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). Stock-based compensation expense recognized under SFAS No. 123(R) for the years ended December 31, 2007 and 2006 was $6.9 ($4.7, net of tax) and $6.1 ($4.2, net of tax), with a corresponding amount recorded in divisional equity.

3.	RELATED PARTIES

These financial statements include transactions with affiliated companies. MJN entered into transactions with BMS and its subsidiaries for the sale of inventory, services provided to and received from BMS pharmaceutical divisions (“Pharma”) in various markets worldwide, as well as corporate services provided by BMS for the financial statement periods presented. Product transfers from BMS to MJN were made at various transfer prices.

The Division had no sales to related parties in 2007, 2006, or 2005. Purchases from BMS and its subsidiaries amounted to $23.2, $17.8, and $21.2 for the years ended December 31, 2007, 2006, and 2005, respectively, and relate to goods and services. Additionally, MJN allocated charges of $21.6, $17.9, and $42.5 for the years ended December 31, 2007, 2006, and 2005, respectively, to Pharma in various markets worldwide, and were allocated charges of $18.4, $10.8, and $9.3 for the years ended December 31, 2007, 2006, and 2005, respectively from Pharma. The charges were for services that included occupancy, distribution, promotion, sales force and other administration. Charges were allocated either to MJN from Pharma or from MJN to Pharma, depending on the location and if the MJN division was the host business in that location. Occupancy costs were allocated based on square meters occupied; the other charges were generally based on headcount or level of activity. Management considers these market allocations to be a reasonable reflection of the utilization of services provided.

Marketing, selling, and administrative expenses include allocated corporate and shared services expense from BMS totaling $101.7, $83.3, and $75.6 for the years ended December 31, 2007, 2006, and 2005, respectively. These costs are primarily related to BMS’s corporate administrative services to the Division, and are generally allocated based on either the ratio of MJN’s annual net sales or headcount to BMS’s comparable consolidated net sales or headcount. Management believes that this allocation method is reasonable. Corporate expenses allocated include accounting, treasury, finance, tax, human resources, legal, and certain other administrative services. Management considers such allocations have been made on a reasonable basis, but may not, however, reflect the expense MJN would have incurred as a stand-alone company. Actual costs which may have been incurred if MJN had been a stand-alone company in 2007, 2006, and 2005 would depend on a number of factors, including how the Division chose to organize itself, what, if any, functions were outsourced or performed by MJN employees and strategic decisions made in areas such as information technology systems and infrastructure.

BMS uses a centralized approach to cash management and financing its operations. During the periods covered by these financial statements, cash deposits were remitted to BMS on a regular basis and are reflected within divisional equity in the financial statements. Similarly, MJN’s cash disbursements were funded through BMS’s cash accounts. As a result, none of BMS’s cash, cash equivalents or liabilities pertaining to book overdrafts have been allocated to MJN in the financial statements.

4.	DIVESTITURES

In February 2004, the Division completed the divestiture of its Adult Nutrition Business to Novartis for $386.0, including a $22.0 upfront payment for a supply agreement. The Division recorded a total pre-tax gain of $325.3 ($202.1, net of tax). The supply agreement calls for MJN to provide Novartis with a guaranteed amount of finished product at a fixed conversion price per unit for an initial period of 7 years. As such, MJN accounted for the $22.0 upfront payment as deferred income and is amortizing this amount on a straight-line basis over the course of the supply agreement. MJN recognized income of $3.2 in each of the years ended December 31, 2007, 2006, and 2005, respectively. At December 31, 2007 and 2006, the Division’s deferred income related to this supply agreement was $9.9 and $13.0, respectively.

5.	OTHER EXPENSES—NET

The components of other expenses—net were:

	Year Ended December 31,
	2007	2006	2005
Foreign Exchange Transaction Losses	$4.3	$4.8	$4.8
Other—net	(0.7)	(1.8)	(2.4)

Other Expenses—net	$3.6	$3.0	$2.4

Foreign exchange transaction losses include the effect of hedges allocated to the Division. Other—net includes (income) loss from third-party contract manufacturing, certain other litigation matters, (gains) and losses on disposal of property, plant, and equipment and deferred income recognized.

6.	INCOME TAXES

During the periods presented, MJN did not file separate tax returns, as they were included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction. The income tax provision included in these financial statements was calculated using the separate return basis, as if MJN was a separate taxpayer. With the exception of MJN-dedicated entities, the Division did not maintain taxes payable to/from its Parent and is deemed to settle the annual current tax balances immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in divisional equity.

The components of earnings from operations before minority interest and income taxes were:

	Year Ended December 31,
	2007	2006	2005
U.S.	$306.8	$289.2	$319.1
Non-U.S.	356.4	345.6	299.3

	$663.2	$634.8	$618.4

The above amounts are categorized based on the location of the taxing authorities.

The provision/ (benefit) for income taxes attributable to operations consisted of:

	Year Ended December 31,
	2007	2006	2005
Current:
U.S. Federal	$106.2	$111.7	$125.1
U.S. States	19.1	22.6	26.7
Non-U.S.	103.7	90.4	77.0

	229.0	224.7	228.8
Deferred:
U.S. Federal	7.7	2.2	4.2
U.S. States	1.4	(0.4)	(0.4)
Non-U.S.	(4.5)	3.6	(10.1)

	4.6	5.4	(6.3)

	$233.6	$230.1	$222.5

Effective Tax Rate—MJN’s provision for income taxes in the years ended December 31, 2007, 2006, and 2005 was different from the amount computed by applying the statutory U.S. Federal income tax rate to earnings from operations before minority interest and income taxes, as a result of the following:

	% of Earnings Before Minority Interest and Income Taxes
	Year End 2007		Year End 2006		Year End 2005
Earnings from Operations Before Minority Interest and Income Taxes	$663.2		$634.8		$618.4

U.S. Statutory Rate	232.1	35%	222.2	35%	216.4	35%
State and Local Taxes	13.3	2.0	14.4	2.2	17.1	2.8
Foreign Income Taxed at Different Rates	(20.6)	(3.1)	(14.2)	(2.2)	(23.1)	(3.7)
Repatriation of Foreign Income	24.5	3.7	20.7	3.3	20.3	3.3
Tax Holidays	(3.5)	(0.5)	(5.0)	(0.8)	(4.0)	(0.7)
U.S. Manufacturing Deduction	(4.5)	(0.7)	(2.9)	(0.5)	(3.0)	(0.5)
Other	(7.7)	(1.2)	(5.1)	(0.8)	(1.2)	(0.2)

	$233.6	35.2%	$230.1	36.2%	$222.5	36.0%

The effective tax rate in the years ended December 31, 2007, 2006 and 2005 was 35.2%, 36.2% and 36.0%, respectively. The Division has negotiated a tax holiday that exempts Dutch profits from taxation through the year ending December 31, 2009.

Deferred Taxes and Valuation Allowance—The components of current and non-current deferred income tax assets (liabilities) were:

	December 31,
	2007	2006
Accrued Rebates and Returns	$36.4	$39.8
Inter-Company Profit and Other Inventory Items	10.5	14.0
Accruals	14.6	12.5
Net Operating Loss Carryforwards	18.3	11.0
Pension and Other Post-employment Benefits	7.2	9.1
Deferred Income	4.2	5.6
Stock Options	5.0	2.4
Allowance for Bad Debts	7.2	0.1
Others—net	2.7	2.5

Total Deferred Tax Assets	106.1	97.0

Depreciation/amortization	(43.4)	(44.9)
Outside Basis	(48.2)	(34.8)

Total Deferred Tax Liabilities	(91.6)	(79.7)

Valuation Allowance	(18.2)	(10.2)

Deferred Tax Assets (Liabilities)—net	$(3.7)	$7.1

Recognized as:
Deferred Income Taxes—current	$66.7	$65.1
Deferred Income Taxes—noncurrent	(70.4)	(58.0)

Total	$(3.7)	$7.1

As of December 31, 2007, the Division had foreign net operating loss carryforwards of $70.8. The majority of these foreign net operating loss carryforwards will expire through 2011. The valuation allowance increased by $8.0, $5.9, and $2.2 in the years ended December 31, 2007, 2006 and 2005, respectively. The valuation allowance relates to foreign net operating losses that the Division currently believes are not likely to be realized.

	Balance at Beginning of Period	Provision for Valuation	Release of valuation allowance/ other	Balance at end of period
Valuation Allowance on Deferred Tax Assets
For the Year Ended December 31, 2007	$10.2	$8.1	$(0.1)	$18.2
For the Year Ended December 31, 2006	4.3	5.9	—	10.2
For the Year Ended December 31, 2005	2.1	2.3	(0.1)	4.3

Income taxes paid were $228.0, $236.4 and $230.9 in the years ended December 31, 2007, 2006, and 2005, respectively.

The current tax benefit realized upon the exercise of stock options and charged to Parent investment amounted to $0.9 in the year ended December 31, 2007. The current tax benefit realized upon the exercise of stock options and charged to Parent investment amounted to $1.0 in the year ended December 31, 2006. There was no tax benefit realized in the year ended December 31, 2005.

The MJN operations do not maintain any cash or cash equivalents; rather, all earnings are immediately distributed to BMS. Accordingly, there are no unremitted earnings in foreign subsidiaries for which there might be a future tax consequence upon repatriation. However, cumulative translation adjustments on foreign subsidiaries with a functional currency other than U.S. Dollar resulted in deferred tax liabilities of $23.1 and

$13.7 at December 31, 2007 and 2006, respectively. Further basis differences arose due to the qualification of repatriated earnings as return of capital for tax purposes, resulting in deferred tax liabilities of $27.9 and $22.2 at December 31, 2007 and 2006, respectively.

The Division adopted the provisions of FIN No. 48 on January 1, 2007, resulting in the derecognition of $4.8 of previously recognized tax benefits which was accounted for as a decrease to the opening balance of divisional equity. A reconciliation of the Division’s changes in uncertain tax positions from January 1, 2007 to December 31, 2007 is as follows:

Description	Unrecognized Federal, State, and Foreign Tax Benefits	Interest	Penalties	Unrecognized Income Tax Benefits, including Interest and Penalties	Deferred Income Tax Benefits	Unrecognized Income Tax Benefits, including Interest and Penalties, Net of Deferred Tax Benefits
Total Uncertain Tax Positions That, If Recognized, Would Impact the Effective Tax Rate as of January 1, 2007	$3.2	$1.3	$2.6	$7.1	$(2.8)	$4.3
Gross Additions to Tax Positions Related to Current Year	1.4	0.0	0.0	1.4	(0.4)	1.0
Gross Reductions to Tax Positions Related to Current Year	0.0	0.0	0.0	0.0	0.0	0.0
Gross Additions to Tax Positions Related to Prior Year	0.0	1.3	0.4	1.7	(0.3)	1.4
Gross Reductions to Tax Positions Related to Prior Year	(0.5)	(0.4)	(0.1)	(1.0)	0.2	(0.8)
Settlements	6.2	1.4	0.0	7.6	(0.4)	7.2
Cumulative Translation Adjustment	0.0	0.0	0.1	0.1	0.0	0.1

Total Uncertain Tax Positions That, If Recognized, Would Impact the Effective Tax Rate as of December 31, 2007	$10.3	$3.6	$3.0	$16.9	$(3.7)	$13.2

The uncertain tax benefits as of December 31, 2007 are recorded against the Division’s deferred tax assets to the extent the uncertainty directly related to that asset, otherwise they are recorded as either current or non-current income tax payable. As of December 31, 2007 and 2006, $14.3 and $0, respectively, of non-current income tax payable was included in other liabilities on the balance sheet.

As of December 31, 2007, the Division had no uncertain tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty as to the timing of such deductibility.

The amounts of unrecognized tax benefits that, if recognized, would impact the effective tax rate were $3.2 as of January 1, 2007, and $10.3 as of December 31, 2007.

The Division classifies interest and penalties related to unrecognized tax benefits as income tax expense. These amounts are reflected separately on the reconciliation above.

The Division, under the assumption of a separate taxpayer, is considered under examination by a number of tax authorities, including all of the major tax jurisdictions listed in the table below, which have unrecognized tax benefits for issues such as transfer pricing, certain tax credits and the deductibility of certain expenses. The Division estimates that it is reasonably possible that the balance of unrecognized tax benefits as of December 31, 2007 will decrease approximately $2.7 in the next twelve months as a result of the anticipated effective settlement of certain tax audits for the jurisdictions listed below. Such settlements may involve the payment of additional taxes, the adjustment of certain deferred taxes and/or the recognition of tax benefits. The Division also anticipates that it is reasonably possible that new issues will be raised by tax authorities who may require increases to the balance of unrecognized tax benefits; however, an estimate of such increases cannot be made. The Division believes that it has adequately provided for all open tax years by tax jurisdiction under FIN No. 48.

The Division under the assumption of a separate tax return preparer files income tax returns in the U.S. Federal jurisdiction and various state and foreign jurisdictions. With few exceptions, the Division is assumed to be subject to U.S. Federal, state and local, and non-U.S. income tax examinations by tax authorities. The following is a summary of major tax jurisdictions for which tax authorities may assert additional taxes against the Division based upon tax years currently under audit and subsequent years that will likely be audited:

U.S.	2002 to 2007
Canada	2003 to 2007
China	2004 to 2007
Mexico	2002 to 2007
Malaysia	2000 to 2007
Netherlands	2002 to 2007
Philippines	2004 to 2007
Spain	2003 to 2007
Taiwan	2000 to 2007

7.	RECEIVABLES—The major categories of receivables were as follows:

	December 31,
	2007	2006
Trade Receivables	$288.3	$257.3
Miscellaneous Receivables	24.6	27.2
Less Allowances	(29.9)	(8.2)

Receivables—net	$283.0	$276.3

Miscellaneous receivables include receivables in connection with the Division’s third-party supply agreement.

A rollforward of the allowances are as follows:

Year Ended December 31,	Beginning Balance	Provisions	Write-Offs	Others	Ending Balance
2007	$8.2	$22.3	$(1.3)	$0.7	$29.9
2006	12.0	2.4	(6.7)	0.5	8.2
2005	5.8	3.3	(3.7)	6.6	12.0

During the year ended December 31, 2007, the Division terminated its distribution agreement with a Philippines distributor, which had become financially insolvent. A provision of $17.6 was recorded to reserve the net receivable balance.

8.	INVENTORIES

The major categories of inventories were as follows:

	December 31,
	2007	2006
Finished Goods	$143.3	$146.7
Work in Process	26.6	12.5
Raw and Packaging Materials	131.3	95.3

Inventories	$301.2	$254.5

General and administrative expenses allocated to inventory and thus charged to costs of products sold in the years ended December 31, 2007, 2006, and 2005 were $11.5, $9.1 and $8.6, respectively. Those allocated administrative expenses remaining in ending inventory at December 31, 2007 and 2006 were $3.5 and $2.7, respectively.

9.	PROPERTY, PLANT, AND EQUIPMENT

The major categories of property, plant, and equipment were as follows:

	December 31,
	2007	2006
Land	$4.7	$5.2
Buildings	364.1	344.4
Machinery, Equipment, and Fixtures	493.4	436.8
Construction in Progress	58.2	60.9
Accumulated Depreciation	(480.7)	(437.8)

Property, Plant, and Equipment—net	$439.7	$409.5

Depreciation expense was $40.9, $37.9, and $41.7 for the years ended December 31, 2007, 2006, and 2005, respectively, and is primarily included in costs of products sold. Accrued capital expenditures were $17.9, $15.4 and $14.9 at December 31, 2007, 2006 and 2005, respectively. The Division’s liability for asset retirement obligations amounted to $1.2 and $1.1 at December 31, 2007 and 2006, respectively.

10.	GOODWILL

The carrying amount of goodwill was $117.5 at December 31, 2007 and 2006, respectively. Of the total carrying amount of goodwill, $115.8 is related to the Asia /Latin America segment and $1.7 is related to the North America/Europe segment at December 31, 2007 and 2006, respectively.

11.	OTHER INTANGIBLE ASSETS

The major categories of other intangible assets were as follows:

	December 31,
	2007	2006
Trademark	$—	$20.5
Less Accumulated Amortization	—	(17.6)

Trademark—net	—	2.9

Computer Software	62.5	47.2
Less Accumulated Amortization	(30.0)	(22.7)

Computer Software—net	32.5	24.5

Total Other Intangible Assets—net	$32.5	$27.4

In 2007, a trademark was sold for $3.0. At the time of sale, the net asset value of the trademark was $0.1, with gross asset and accumulated amortization values of $20.5 and $(20.4), respectively. The resulting gain of $2.9 was recorded in other expenses—net in the Division’s statement of earnings for the year ended December 31, 2007.

In 2006, the Division recorded an impairment charge of this trademark of $15.6, related entirely to the North America/Europe segment, resulting from actual and estimated future sales declines related to the trademark. The main cause for estimated future declines was the expiration of orphan drug status and the associated exclusivity loss, introducing the ability for other manufacturers to produce generic versions of the product. The fair value of the trademark was determined using a discounted cash flow model to determine the present value of all expected future cash flows from the sales of the product. This charge was recorded in costs of products sold in the Division’s statement of earnings for the year ended December 31, 2006.

Amortization expense for other intangible assets was $10.1, $11.6, and $12.1 for the years ended December 31, 2007, 2006, and 2005, respectively. Expected amortization expense related to the current net carrying amount of computer software is as follows:

Years Ending December 31,	Dollars in Millions
2008	$7.9
2009	6.8
2010	5.4
2011	4.8
2012	3.6
Later years	4.0

12.	DIVISIONAL EQUITY

Mead Johnson Nutritionals operates as a division of BMS. Accordingly, certain operating, financing, and investing activities of MJN are funded through interdivisional transactions with BMS and other operating divisions and subsidiaries. The accompanying balance sheets reflect these amounts in divisional equity.

13.	EMPLOYEE STOCK BENEFIT PLANS

BMS sponsors the following employee stock plans in which certain employees of MJN participate. Expense associated with the stock-based compensation plans is recognized as a component of divisional equity.

Employee Stock Plans—On May 1, 2007, BMS stockholders approved the BMS 2007 Stock Award and Incentive Plan (the 2007 Plan). The 2007 Plan replaced the 2002 Stock Incentive Plan (the 2002 Plan) that expired on May 31, 2007. The 2007 Plan provides for 42 million new shares of common stock reserved for delivery to participants, plus shares remaining available for new grants under the 2002 Plan and shares recaptured from outstanding awards under the 2002 Plan. Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved. Shares tendered in a prior year to pay the purchase price of options and the number of shares previously utilized to satisfy withholding tax obligations upon exercise continue to be available and reserved.

Under the BMS 2007 Plan and the 2002 Plan, executive officers and key employees of MJN may be granted options to purchase BMS’s common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date and have a maximum term of 10 years. Generally, BMS issues shares for the stock option exercises from treasury stock. Additionally, the plans provide for the granting of stock appreciation rights whereby the grantee may surrender exercisable rights and receive common stock and/or cash measured by the excess of the market price of the common stock over the option exercise price.

The 2007 Plan and the 2002 Plan provide for the granting of common stock to key employees, subject to restrictions as to continuous employment. Restrictions generally expire over a four-year period from date of grant. Compensation expense is recognized over the restricted period. During the first quarter of 2007, BMS began granting restricted stock units instead of restricted stock.

The 2007 Plan and the 2002 Plan also incorporate long-term performance awards which are delivered in the form of a target number of performance shares and have a three-year cycle. For 2007 to 2009, the awards have annual goals set at the beginning of each performance period and are based 50% on earnings per share and 50% on sales. Maximum performance will result in a maximum payout of 220%. The goals for the 2005 through 2007 and the 2006 through 2008 awards are set for the three-year period and are based 50% on cumulative earnings per share and 50% on cumulative sales, with the ultimate payout modified by BMS total stockholder return versus the 11 companies in its proxy peer group. Maximum performance for all three measures will result in a maximum payout of 253% of target. If threshold targets are not met for the performance period, no payment will be made under the plan.

Under the Team Share Stock Option Plan, which terminated on January 3, 2005, full-time MJN employees, excluding key executives, were granted options to purchase BMS’s common stock at the market price on the date the options were granted. Individual grants generally became exercisable evenly on the third, fourth and fifth anniversary of the grant date and have a maximum term of 10 years.

As discussed in Note 2, effective January 1, 2006, BMS and the Division adopted the provisions of SFAS No. 123(R) using the modified prospective transition method. BMS and the Division will continue to follow the nominal vesting period approach for awards granted prior to the January 1, 2006 adoption of SFAS No. 123(R). For the awards granted subsequent to its adoption of SFAS No. 123 (R), compensation cost is recognized over the shorter of the nominal vesting period or the period until the employee’s award becomes non-forfeitable upon reaching eligible retirement age under the terms of the award. As a result, MJN’s statements of earnings for the years ended December 31, 2007 and 2006 reflect the impact of SFAS No. 123(R), which includes the impact of the expensing of stock options. The results of operations for the year ended December 31, 2005 was not restated to reflect the impact of expensing of stock options and are prepared in accordance with APB No. 25, Accounting for Stock Issued to Employees. The following table summarizes stock-based compensation expense, net of tax, related to employee stock options, restricted stock, and long-term performance awards for the years ended December 31, 2007, 2006 and 2005:

	Year Ended December 31,
	2007	2006	2005
Costs of Products Sold	$0.7	$0.7	$0.1
Marketing, Selling, and Administrative	5.5	4.8	0.7
Research and Development	0.7	0.6	0.1

Total Stock-Based Compensation Expense	6.9	6.1	0.9
Deferred Tax Benefit	(2.2)	(1.9)	(0.3)

Stock-Based Compensation—net of tax	$4.7	$4.2	$0.6

The table below reflects pro forma net earnings for the year ended December 31, 2005 if BMS and the Division applied the fair value based method prescribed by SFAS 123 for share options granted by BMS to the Division employees:

Year Ended December 31, 2005
Net Earnings:
As Reported	$389.8
Total Stock-Based Employee Compensation Expense, Included in Reported Net Earnings—net of related tax effects	0.6
Total Stock-Based Employee Compensation Expense Determined under Fair Value Based Method for All Awards—net of related tax effects	(6.5)

Pro Forma	$383.9

There were no costs related to stock-based compensation that were capitalized during all periods.

Share option activity for the Division’s employees under all BMS plans as of December 31, 2007 and changes during the year then ended follows:

Shares in thousands	Shares	Weighted- Average Exercise Price of Shares	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (dollars in millions)
Outstanding—January 1, 2007	9,732	$38.56
Granted	856	27.07
Exercised	(882)	26.93
Lapsed	(560)	30.84

Balance—December 31, 2007	9,146	$39.07	4.31	$5.71
Vested and Expected to Vest at December 31, 2007	9,035	$39.22	4.27	$5.58
Exercisable at December 31, 2007	7,119	$42.53	3.26	$3.40

The weighted-average grant-date fair value of options granted under BMS plans to employees of the Division during the years ended December 31, 2007, 2006, and 2005 was $5.89 per share, $4.39 per share, and $5.49 per share, respectively. The total intrinsic value of options exercised by the Division’s employees for the years ended December 31, 2007, 2006, and 2005 was $2.6, $2.2, and $5.2, respectively. As of December 31, 2007, there was $6.0 of total unrecognized compensation cost related to non-vested BMS stock options granted to the Division’s employees. The cost is expected to be recognized over a weighted-average period of 2.39 years.

Stock Option Valuation—The fair value of employee stock options granted in 2007 were estimated on the date of the grant and prior to January 1, 2006, were estimated using a weighted-average estimated per option value granted, using the Black-Scholes option pricing model with the following assumptions:

	December 31,
	2007		2006		2005
Expected Volatility	28.9%		26.7%		29.4%
Risk-Free Interest Rate	4.7%		4.6%		4.4%
Dividend Yield	4.5%		4.8%		4.6%
Expected Life	6.2	yrs	6.3	yrs	7.0	yrs

The expected volatility assumption required in the Black-Scholes model was calculated using a 10-year historical volatility of the BMS stock price and weighting it equally against the derived implied volatility, consistent with SFAS No. 123(R) and SAB No. 107, Share-Based Payment. Prior to 2006, BMS had used its historical stock price volatility in accordance with SFAS No. 123 for purposes of its pro forma information. The selection of the blended historical and implied volatility approach was based on BMS’s assessment that this calculation of expected volatility is more representative of future stock price trends than using only historical volatility.

The risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on BMS’s history and expectation of dividend payouts.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the lattice-binomial model. The expected life of employee stock options is impacted by all of the underlying assumptions and calibration of BMS’s model. The lattice-binomial model assumes that MJN employees exercise behavior is a function of the option’s remaining vested life and the extent to which the option is in-the-money. The lattice-binomial model estimates the probability of exercise as a function of these two variables based on the entire history of exercises and cancellations on all past option grants made to MJN employees.

Prior to 2006, an option-pricing model was used to indirectly estimate the expected life of the stock options. The expected life and expected volatility of the stock options were based upon historical and other economic data trended into the future. Forfeitures of employee stock options were accounted for on an as-incurred basis.

As stock-based compensation expense recognized in the statements of earnings for the years ended December 31, 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. In MJN’s pro forma information required under SFAS No. 123 for the periods prior to 2006, MJN accounted for forfeitures as they occurred.

Restricted Stock—The fair value of nonvested shares of BMS’s common stock granted to MJN employees is determined based on the average trading price of BMS’s common stock on the grant date.

A summary of restricted share activity related to MJN employees follows:

Shares in Thousands	Number of Shares	Weighted-Average Grant-Date Fair Value
Nonvested Shares at January 1, 2007	308	$24.05
Granted	225	26.92
Vested	(65)	24.58
Forfeited	(17)	24.63

Nonvested Shares at December 31, 2007	451	$25.70

Forfeited shares include shares attributable to employees that transferred to or from other BMS divisions.

As of December 31, 2007, the total unrecognized compensation cost related to BMS nonvested restricted stock and BMS restricted stock units granted to Division employees is $8.2. The cost is expected to be recognized over a weighted-average period of 2.64 years. The total fair value of BMS shares and BMS share units granted to Division employees that vested during the years ended December 31, 2007, 2006, and 2005 was $1.6, $0.3, and $0.2, respectively. The weighted average grant date fair value of restricted stock awards/units granted to Division employees during the years ended December 31, 2007, 2006, and 2005 was $26.92, $23.31, and $24.38, respectively.

Long-Term Performance Awards—Prior to the adoption of SFAS No. 123(R), compensation expense related to performance awards was determined based on the market price of BMS stock at the time of the award applied to the expected number of shares contingently issuable (up to 100%) and was amortized over the three-year performance cycle.

Since the adoption of SFAS No. 123(R), the fair value of the 2006 through 2008 performance award was estimated on the date of grant using a Monte Carlo simulation model due to a market condition. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying each market condition stipulated in the award grant and calculates the fair market value for the long-term performance awards. For the 2007 through 2009 performance award, because the award does not contain a market condition, the fair value was based on the closing trading price of BMS’s common stock on the grant date.

The valuation model for the 2006 through 2008 award used the following assumptions:

Grant Year	Grant Date	Weighted-Average Expected Volatility	Expected Dividend Yield	Risk Free Interest Rate
2006	03/07/2006	20.4%	4.9%	4.4%

Weighted-average expected volatility is based on the three year historical volatility levels on BMS’s common stock. Expected dividend yield is based on BMS’s historical dividend payments. Risk free interest rate reflects the yield on 5-year zero coupon U.S. Treasury bonds, based on the performance shares’ contractual term. The fair value of the performance awards is amortized over the performance period of the award.

At December 31, 2007, there were 57,336 shares outstanding and total unrecognized compensation cost was $0.4 related to awards granted to MJN employees under the BMS performance share plan, which is expected to be recognized over a weighted-average period of 1.70 years.

Accuracy of Fair Value Estimates—MJN’s determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by BMS’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to BMS’s expected stock price volatility over the term of the awards, and actual and projected MJN employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because MJN’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of MJN’s employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS No. 123(R) and SAB 107 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

14.	FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

The Division’s financial instruments consist primarily of accounts receivable, accounts payable and indirectly derivative financial instruments.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Division’s business customer base and their dispersion across different geographic areas. The Division maintains an allowance for losses based upon the expected collectibility of accounts receivable.

The Division is exposed to market risk due to changes in currency exchange rates. The Division had exposures to net foreign currency denominated assets and liabilities of $379.3 and $340.7 at December 31, 2007 and 2006, respectively, primarily in Europe, Mexico, Philippines, China and Thailand. The Division’s primary net foreign currency translation exposures are the Euro, Philippine peso, Mexican peso, Chinese renminbi, Thai baht and Canadian dollar.

BMS utilizes foreign currency contracts to hedge anticipated transactions, primarily intercompany transactions. These instruments are managed on a centralized basis to efficiently net exposures and thus take advantage of any natural offsets. Derivative financial instruments are not used for speculative purposes. BMS designates these instruments as foreign currency cash flow hedges when appropriate. The effects of the hedges, including any ineffective portion of the hedges, allocated to the Division in the statements of earnings based on divisional costs of products sold at standard cost were losses of $2.6, $5.1, and $5.4 for the years ended December 31, 2007, 2006, and 2005, respectively.

No foreign currency contracts have been allocated to the Division’s balance sheets, as these were managed by BMS as part of a centralized hedging program, and no derivative contracts were taken out specifically for the Division either at December 31, 2007 or 2006.

SFAS No. 133 requires that BMS perform periodic assessments of hedge effectiveness. These assessments determine whether derivatives designated as qualifying hedges continue to be highly effective in offsetting changes in the cash flows of hedged items. For the years ended December 31, 2007, 2006, and 2005, the amount of hedge ineffectiveness gain (loss) was $(0.2), $0.4, and $0, respectively.

15.	SEGMENT INFORMATION

MJN operates in four geographic segments North America, Latin America, Asia and Europe. This operating segmentation is how the chief operating decision maker regularly assesses information for decision making purposes, including allocation of resources. Due to similarities in the economics, products offered, production process, customer base, and regulatory environment, these operating segments have been aggregated into two reportable segments: North America/Europe and Asia/Latin America.

Corporate and Other costs consist of unallocated general and administrative activities and associated expenses, including in part, executive, legal, finance, information technology, human resources, research and development, global consumer insight costs, global supply chain and certain facility costs. Corporate and Other assets primarily consist of a global production facility.

The Division’s products are sold principally to the wholesale and retail trade, both nationally and internationally. One customer accounted for 14%, 14%, and 15% of the Division’s gross sales for the years ended December 31, 2007, 2006, and 2005, respectively.

	Net Sales	Earnings From Operations Before Minority Interest and Income Taxes	Year–End Assets	Capital Expenditures	Depreciation and Amortization Expense
Year Ended December 31, 2007
North America/Europe	$1,351.2	$477.6	$550.7	$32.8	$33.8
Asia/Latin America	1,225.2	363.9	577.7	25.2	13.9

Total Operating Segments	2,576.4	841.5	1,128.4	58.0	47.7

Corporate and Other	—	(178.3)	173.5	20.4	3.3

Total	$2,576.4	$663.2	$1,301.9	$78.4	$51.0

Year Ended December 31, 2006
North America/Europe	$1,290.5	$460.3	$545.3	$29.7	$34.9
Asia/Latin America	1,054.6	335.9	512.2	26.8	11.1

Total Operating Segments	2,345.1	796.2	1,057.5	56.5	46.0

Corporate and Other	—	(161.4)	146.8	12.4	3.5

Total	$2,345.1	$634.8	$1,204.3	$68.9	$49.5

Year Ended December 31, 2005
North America/Europe	$1,247.7	$466.8		$39.5	$41.3
Asia/Latin America	954.1	294.4		13.0	10.2

Total Operating Segments	2,201.8	761.2		52.5	51.5

Corporate and Other	—	(142.8)		3.9	2.3

Total	$2,201.8	$618.4		$56.4	$53.8

Net Sales	Infant Formula	Children’s Nutrition	Other	Total
Year Ended December 31, 2007	$1,788.1	$696.5	$91.8	$2,576.4
Year Ended December 31, 2006	$1,634.8	$603.8	$106.5	$2,345.1
Year Ended December 31, 2005	$1,576.5	$528.9	$96.4	$2,201.8

Geographic Area	United States	Mexico	Other	Total
Year Ended December 31, 2007
Net Sales	$1,128.3	$264.2	$1,183.9	$2,576.4
Long-Lived Assets	312.2	118.6	180.4	611.2

Year Ended December 31, 2006
Net Sales	$1,092.8	$254.3	$998.0	$2,345.1
Long-Lived Assets	314.8	116.4	141.7	572.9

Year Ended December 31, 2005
Net Sales	$1,066.1	$236.7	$899.0	$2,201.8

16.	LEASES

Minimum rental commitments under all non-cancelable operating leases, primarily real estate and motor vehicles, in effect at December 31, 2007, are:

Years Ending December 31,	Dollars in Millions
2008	$8.1
2009	5.9
2010	2.4
2011	0.8
2012	0.6
Later Years	8.3

Total Minimum Payments	$26.1

Operating lease rental expenses were $9.8, $10.3, and $7.7 in the years ended December 31, 2007, 2006, and 2005, respectively. At December 31, 2007 and 2006, MJN had capital lease obligations outstanding in the amount of $1.6 and $1.8, respectively.

17.	CONTRACTUAL OBLIGATIONS

The Division has unconditional purchase obligations in three supply agreements and one promotional services agreement with future commitments in excess of $2 per agreement. The minimum purchase commitments or penalties in effect at December 31, 2007, are:

Years Ending December 31,	Dollars in Millions
2008	$16.0
2009	13.7
2010	12.8
2011	5.7
2012	5.6

Total Minimum Payments	$53.8

Three supply agreements for packaging and raw materials expire in 2008, 2010 and 2012. One agreement for promotional services expires in 2010.

18.	EMPLOYEE BENEFITS

Pensions—A majority of employees of MJN were participants in various defined benefit pension plans as well as postretirement plans administered and sponsored by BMS. Benefits under the pension plans are based primarily on years of service and employees’ compensation. The other postretirement plans provide associates with health care and life insurance benefits upon retirement. Pension entitlements are funded by contributions by BMS to a separately administered pension fund.

These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 87, Employers’ Accounting for Pensions, as amended by SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. The adoption of SFAS No. 158 does not have an impact on the pension and postretirement plans for MJN as they are accounted for under a multi-employer plan. MJN has specifically identified the pension expense attributable to MJN participants for the pension plans in the Philippines, Indonesia and the Netherlands. For the pension plans in the U.S., Canada, Taiwan and Mexico, costs associated with the pension plans have been allocated to MJN on the basis of pensionable wages. The SFAS No. 87 expense for MJN employees participating in the above mentioned pension plans was $21.1, $25.0, and $28.1 for the years ended December 31, 2007, 2006, and 2005, respectively.

MJN offers defined contribution plans to eligible employees in the U.S. whereby employees contribute a portion of their compensation, which is partially matched by MJN. The Division matches 75% of these contributions up to 6% of the employee’s base pay. Once the contributions have been paid, MJN has no further payment obligations. The contributions to the U.S. 401(k) plan totaled $5.0, $4.6, and $4.3 for the years ended December 31, 2007, 2006, and 2005, respectively, which are recognized as expense as incurred.

Other Post Retirement Plans—The Division also provides comprehensive medical and group life benefits for substantially all U.S. retirees who elect to participate in its comprehensive medical and group life plans. The medical plan is contributory. Contributions are adjusted periodically and vary by date of retirement. The life insurance plan is non-contributory. Plan assets consist principally of equity and fixed-income securities. Similar plans exist for employees in certain countries outside of the U.S. These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. As such, BMS allocated costs associated with the medical and life plans to MJN based upon a ratio of participant headcount. The amount of SFAS No. 106 expense allocated to MJN from BMS for MJN employees participating in the U.S. and Canadian BMS medical and life plans was $1.6, $1.8, and $2.2 for the years ended December 31, 2007, 2006, and 2005, respectively.

MJN offers medical continuation and income replacement benefits to employees on long-term disability in the U.S. and Canada. These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. For the Long Term Disability (LTD) medical continuation benefits in the U.S., BMS allocated costs associated with the LTD medical continuation benefits to MJN based upon a ratio of the Postemployment Benefit Obligation. For the LTD income replacement benefits in the U.S., BMS allocated expense based on an allocation rate times base salary. The allocation rate represents the percentage required to recoup the full income replacement liability. The amount of SFAS No. 112 expense allocated to MJN from BMS for MJN employees participating in the U.S. BMS LTD medical continuation and income replacement plans was $0.6, $1.4, and $1.4 for the years ended December 31, 2007, 2006, and 2005, respectively.

19.	LEGAL PROCEEDINGS AND CONTINGENCIES

Certain lawsuits and claims involving the Division are pending. In accordance with SFAS No. 5, Accounting for Contingencies, the Division records accruals for such contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. There can be no assurance that there will not be an increase in the scope of these matters or that any future lawsuits, claims, proceedings or investigations will not be material. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the Division is reasonably likely not to be material to the Division’s statements of earnings and cash flows or its financial condition and liquidity.

Environmental Proceedings—The Division is a party to environmental proceedings and other matters, and can be held responsible under various state, Federal and foreign laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, for certain costs of investigating and/or remediating contamination at the Division’s current or former sites or at waste disposal or reprocessing facilities operated by third parties. MJN typically estimates potential costs based on information obtained from the U.S. Environmental Protection Agency (“EPA”) or counter party state agencies and/or based on its prior experience with such matters, including total estimated costs for the site and the expected cost-sharing, if any, with other “potentially responsible parties”, and the Division accrues liabilities when they are probable and reasonably estimable. As of December 31, 2007, MJN had no future estimated site costs which were probable and reasonably estimable, and therefore had no such accrual.

ODS Regulatory Compliance—In 2004, the EPA sent MJN a request for information regarding compliance with requirements relating to ozone-depleting substances (“ODS”) at its facility in Evansville, Indiana. MJN responded to the request in June 2004, and, as a result, identified potential violations at the Evansville facility. Subsequently, BMS performed a voluntary corporate-wide audit at all of its facilities using ODS-containing refrigeration equipment, which identified two potential administrative violations at the Zeeland, Michigan facility. BMS entered into a proposed settlement with the EPA in July 2008. The Division’s portion of the proposed settlement is not material to MJN.

20.	SUBSEQUENT EVENTS

Initial Public Offering—On April 24, 2008, the Parent announced plans to file a registration statement by year-end 2008 to sell approximately 10% and no more than 20% of the Division to the public through an initial public offering and to retain at least an 80% equity interest in the Division as part of an overall business portfolio for the foreseeable future.

Note Dividend—On August 26, 2008, the Division declared and paid a dividend in the form of a 10-year intercompany note to E.R. Squibb & Sons, L.L.C., a wholly-owned subsidiary of the Parent, in the amount of $2,000, which was recorded as a reduction of divisional equity. The outstanding principal of the note bears interest at an annual rate of 6.1% and interest payments must be settled no less than annually. Both the outstanding principal and accrued interest are due on demand for payment by E.R. Squibb & Sons, L.L.C. and may be prepaid by the Division at any time without premium or penalty.

UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS OF MEAD JOHNSON

NUTRITIONALS, A DIVISION OF BRISTOL-MYERS SQUIBB COMPANY

MEAD JOHNSON NUTRITIONALS

STATEMENTS OF EARNINGS

NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in millions)

UNAUDITED

	Nine Months Ended September 30,
	2008	2007
Net Sales	$2,174.7	$1,907.2

Expenses:
Costs of Products Sold	812.0	693.8
Marketing, Selling, and Administrative	465.0	424.1
Advertising and Product Promotion	276.3	235.2
Research and Development	51.5	48.5
Interest Expense	11.9	—
Other Expenses—net	9.1	7.1

Total Expenses	1,625.8	1,408.7

Earnings from Operations Before Minority Interest and Income Taxes	548.9	498.5

Provision for Income Taxes	(195.1)	(172.9)

Minority Interest Expense—net of tax	(6.3)	(5.6)

Net Earnings	$347.5	$320.0

The accompanying notes are an integral part of these unaudited financial statements.

MEAD JOHNSON NUTRITIONALS

STATEMENTS OF COMPREHENSIVE INCOME AND CHANGES IN DIVISIONAL EQUITY (DEFICIT)

NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in millions)

UNAUDITED

	Nine Months Ended September 30,
	2008	2007
Comprehensive Income
Net Earnings	$347.5	$320.0
Other Comprehensive Income (Loss)
Currency Translation-net of tax asset/(liability) of $2.7 and $(6.6), respectively	(9.9)	7.8

Total Other Comprehensive Income (Loss)	(9.9)	7.8

Comprehensive Income	$337.6	$327.8

Changes in Divisional Equity (Deficit)
Divisional Equity, January 1	$630.8	$585.8
Cumulative Effect of Adoption of FIN No. 48	—	(4.8)
Net Earnings	347.5	320.0
Currency Translation-net of tax asset/(liability) of $2.7 and $(6.6), respectively	(9.9)	7.8
Related Party Debt	(2,000.0)	—
Net Transfers to Parent	(320.2)	(338.5)

Divisional Equity (Deficit), September 30	$(1,351.8)	$570.3

The accompanying notes are an integral part of these unaudited financial statements.

MEAD JOHNSON NUTRITIONALS

BALANCE SHEETS

SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

(Dollars in millions)

UNAUDITED

	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Receivables—net of allowances of $12.5 and $29.9, respectively	$273.9	$283.0
Inventories	366.1	301.2
Deferred Income Taxes—net of valuation allowance	68.3	66.8
Foreign Income Taxes Receivable	3.7	3.6
Prepaid Expenses and Other Assets	35.4	32.9

Total Current Assets	747.4	687.5
Property, Plant, and Equipment—net	443.2	439.7
Goodwill	117.5	117.5
Other Intangible Assets—net	38.5	32.5
Deferred Income Taxes—net of valuation allowance	2.2	3.2
Other Assets	23.2	21.5

Total	$1,372.0	$1,301.9

LIABILITIES AND DIVISIONAL EQUITY (DEFICIT)
Current Liabilities:
Related Party Debt	$2,000.0	$—
Accounts Payable	191.6	166.5
Accrued Expenses	128.1	118.3
Accrued Rebates and Returns	269.6	259.3
Deferred Income—current	15.1	10.9
Deferred Income Taxes—current	0.1	0.1
U.S. and Foreign Income Taxes Payable	12.9	7.6

Total Current Liabilities	2,617.4	562.7
Deferred Income—long-term	8.0	11.8
Deferred Income Taxes—long-term	74.4	73.6
Other Liabilities	18.3	16.0

Total Liabilities	2,718.1	664.1

Minority Interest	5.7	7.0
Commitments and Contingencies
Divisional Equity (Deficit)	(1,351.8)	630.8

Total	$1,372.0	$1,301.9

The accompanying notes are an integral part of these unaudited financial statements.

MEAD JOHNSON NUTRITIONALS

STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in millions)

UNAUDITED

	Nine Months Ended September 30,
	2008	2007
Cash Flows from Operating Activities:
Net Earnings	$347.5	$320.0
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	32.3	29.5
Amortization	5.8	7.3
Provision for Losses on Accounts Receivable	0.9	19.3
Deferred Income Taxes	1.8	1.4
Stock-Based Compensation Expense	6.8	5.0
Gain on Disposal of Property, Plant, and Equipment	(0.1)	(0.1)
Minority Interest Expense	6.3	5.6
Distribution to Minority Interests	(7.6)	(6.3)
Change in Operating Assets and Liabilities:
Receivables	3.3	(13.7)
Inventories	(72.7)	(30.4)
Prepaid Expenses and Other Assets	(4.5)	(9.5)
Accounts Payable, Accrued Expenses, and Deferred Income	40.1	17.4
Accrued Rebates and Returns	11.1	34.0
U.S. and Foreign Income Taxes Payable	5.0	4.6
Other Liabilities	0.4	7.1

Net Cash Provided by Operating Activities	376.4	391.2

Cash Flows from Investing Activities:
Additions to Property, Plant, and Equipment and Capitalized Software	(50.7)	(49.1)
Proceeds from Sale of Equipment	1.3	1.4

Net Cash Used in Investing Activities	(49.4)	(47.7)

Cash Flows from Financing Activities—Net transfers to parent	(327.0)	(343.5)

Net (Decrease) Increase in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents:
Beginning of Year	—	—

End of Period	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Noncash Financing Activities—Related Party Debt	$2,000.0	$—

The accompanying notes are an integral part of these unaudited financial statements.

MEAD JOHNSON NUTRITIONALS

NOTES TO UNAUDITED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007 AND FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2008 AND 2007

(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

1.	ORGANIZATION

Mead Johnson Nutritionals (the “Division” or “MJN”) manufactures, distributes and sells infant formulas and other nutritional products, and operates as a division of Bristol-Myers Squibb Company (“BMS” or “Parent”). MJN has a broad product portfolio, which extends across routine and specialty infant formulas, children’s milks and milk modifiers, pediatric vitamins, dietary supplements for pregnant and breastfeeding mothers, and products for metabolic disorders. These products are generally sold by wholesalers and retailers and are promoted to health care professionals, and, where permitted by regulation or policy, directly to consumers.

2.	ACCOUNTING POLICIES

Basis of Presentation—The financial statements present the results of operations, financial position and cash flows of Mead Johnson Nutritionals and its majority-owned-and-controlled subsidiaries.

Mead Johnson Nutritionals prepared these unaudited financial statements following the requirements of the Securities and Exchange Commission (“SEC”) and generally accepted accounting principles in the United States (“U.S. GAAP”) for interim reporting. Under SEC rules, certain footnotes and other financial information that are normally required by U.S. GAAP for annual financial statements can be condensed or omitted. These financial statements include all normal and recurring adjustments necessary for a fair presentation of the Division’s financial position at September 30, 2008 and December 31, 2007; and the results of its operations and cash flows for the nine months ended September 30, 2008 and 2007. These unaudited financial statements and the related notes should be read in conjunction with the financial statements and the related notes included in the Division’s audited financial statements for the years ended December 31, 2007, 2006 and 2005.

The financial statements of MJN have been derived from the consolidated financial statements and accounting records of BMS, principally from statements and records representing the Mead Johnson Nutritionals business. These statements of earnings also include expense allocations for certain corporate functions historically provided to MJN by BMS, including general corporate expenses related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, other services and employee benefits and incentives. These allocations are reflected in marketing, selling and administrative expenses in these statements of earnings and totaled $81.8 and $73.8 for the nine months ended September 30, 2008 and 2007, respectively. MJN and BMS consider these allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense MJN would have incurred as a stand-alone company. Actual costs that may have been incurred if MJN had been a stand-alone company in 2008 and 2007 would depend on a number of factors, including MJN’s chosen organizational structure, what functions were outsourced or performed by MJN’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

All amounts are in millions of dollars with the exception of per share data, unless otherwise stated.

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions are employed in estimates used in determining values of sales rebate and return accruals, BMS allocations, income tax assets, income tax liabilities, and income tax expense as well as in estimates used in applying the revenue recognition policy and accounting for stock-based compensation costs and retirement and postretirement benefits (including the actuarial assumptions). Actual results may or may not differ from estimated results.

Revenue Recognition—MJN recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, when substantially all the risks and rewards of ownership have transferred to the customer. Revenue is recognized on the date of receipt by the purchaser. Revenues are reduced at the time of recognition to reflect expected returns that are estimated based on historical experience and business trends. Additionally, provisions are made at the time of revenue recognition for discounts, Women, Infants and Children (“WIC”) rebates and estimated sales allowances based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue. The Division offers sales incentives to customers and consumers through various programs consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recognized as incurred and recorded as a reduction of revenue.

WIC rebate accruals were $214.4 and $197.6 at September 30, 2008 and December 31, 2007, respectively, which are included in accrued rebates and returns. MJN participates on a competitive bidding basis in nutrition programs sponsored by states, tribal governments, the Commonwealth of Puerto Rico, and U.S. territories for WIC. Under these programs, MJN reimburses these entities for the difference between wholesaler list price and the contract price on eligible products. The Division accounts for WIC rebates by establishing an accrual in an amount equal to the Division’s estimate of WIC rebate claims attributable to a sale. MJN determines its estimate of the WIC rebate accrual primarily based on historical experience regarding WIC rebates and current contract prices under the WIC programs. The Division considers levels of inventory in the distribution channel, new WIC contracts, terminated WIC contracts, changes in existing WIC contracts, and WIC participation and adjusts the accrual periodically throughout the year to reflect actual expense. Rebates under the WIC program reduced revenues by $601.7 and $670.0 in the nine months ended September 30, 2008 and 2007, respectively.

Sales return accruals were $29.4 and $30.7 at September 30, 2008 and December 31, 2007, respectively, which are included in accrued rebates and returns. The Division accounts for sales returns in accordance with the Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists, by establishing an accrual in an amount equal to its estimate of sales recorded for which the related products are expected to be returned. The Division determines its estimate of the sales return accrual primarily based on historical experience regarding sales returns, but also considers other factors that could impact sales returns.

Recently Issued Accounting Standards—Effective January 1, 2008, the Division adopted Emerging Issues Task Force (EITF) Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided. The Division’s adoption of EITF No. 07-3 did not have a material effect on the Division’s financial statements.

Effective January 1, 2008, the Division adopted Financial Accounting Standards Board (FASB) SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option (by instrument) will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. The Division chose not to elect the fair value option for its financial assets and liabilities existing at January 1, 2008, and did not elect the fair value option on financial assets and liabilities transacted in the nine months ended September 30, 2008. Therefore, the adoption of SFAS No. 159 had no impact on the Division’s financial statements.

Effective January 1, 2008, the Division adopted SFAS No. 157, Fair Value Measurements, for financial assets and liabilities and any other assets and liabilities carried at fair value. This pronouncement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. On November 14, 2007, the FASB agreed to a one-year deferral for the implementation of SFAS No. 157 for other non-financial assets and liabilities. The Division’s adoption of SFAS No. 157 did not have a material effect on the Division’s financial statements for financial assets and liabilities and any other assets and liabilities carried at fair value. The Division is currently in the process of evaluating the impact of adopting this pronouncement for the other non-financial assets or liabilities.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Division is currently evaluating the impact of adopting this pronouncement.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. This statement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment. This statement also requires entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008. The Division is currently in the process of evaluating the impact of adopting this pronouncement.

3.	RELATED PARTIES

These financial statements include transactions with affiliated companies. MJN entered into transactions with BMS and its subsidiaries for the purchases of inventory, services provided to and received from BMS pharmaceutical divisions (“Pharma”) in various markets worldwide, as well as corporate services provided by BMS for the financial statement periods presented. Product transfers from BMS to MJN were made at various transfer prices.

The Division had no sales to related parties during the nine months ended September 30, 2008 or 2007. Purchases from BMS and its subsidiaries amounted to $19.6 and $18.2 for the nine months ended September 30, 2008 and 2007, respectively, and relate to goods and services. Additionally, MJN allocated charges of $14.7 and $16.2 for the nine months ended September 30, 2008 and 2007, respectively, to Pharma in various markets worldwide, and were allocated charges of $15.2 and $13.8 for the nine months ended September 30, 2008 and 2007, respectively from Pharma. The charges were for services that included occupancy, distribution, promotion, sales force and other administration. Charges were allocated either to MJN from Pharma or from MJN to Pharma, depending on the location and if the MJN division was the host business in that location. Occupancy costs were allocated based on square meters occupied; the other charges were generally based on headcount or level of activity. Management considers these market allocations to be a reasonable reflection of the utilization of services provided.

Marketing, selling, and administrative expenses include allocated corporate and shared services expense from BMS totaling $81.8 and $73.8 for the nine months ended September 30, 2008 and 2007, respectively. These costs are primarily related to BMS’s corporate administrative services to the Division, and are generally allocated based on either the ratio of MJN’s annual net sales or headcount, to BMS’s comparable consolidated net sales or headcount. Management believes that this allocation method is reasonable. Corporate and shared services expenses allocated include accounting, treasury, finance, tax, human resources, legal, and certain other administrative services. Management considers such allocations to have been made on a reasonable basis, but may not, however, reflect the expense MJN would have incurred as a stand-alone company. Actual costs which may have been incurred if MJN had been a stand-alone company in 2008 and 2007 would depend on a number of factors, including how the Division chose to organize itself, what, if any, functions were outsourced or performed by MJN employees and strategic decisions made in areas such as information technology systems and infrastructure.

On August 26, 2008, the Division declared and issued a dividend in the form of a 10-year intercompany note to E.R. Squibb & Sons, L.L.C., a wholly-owned subsidiary of the Parent, in the amount of $2,000, which was recorded as a reduction of divisional equity. The outstanding principal of the note bears interest at an annual rate of 6.1% and interest payments must be settled no less than annually. Both the outstanding principal and accrued interest are due on demand for payment by E.R. Squibb & Sons, L.L.C. and may be prepaid by the Division at any time without premium or penalty. Interest expense for the nine months ended September 30, 2008 was $11.9. As part of the proposed public offering of MJN, this related party note will be amended in future periods to reduce the principal amount and to provide for an extension of payment terms on a long-term basis.

BMS uses a centralized approach to cash management and financing its operations. During the periods covered by these financial statements, cash deposits were remitted to BMS on a regular basis and are reflected within divisional equity in the financial statements. Similarly, MJN’s cash disbursements were funded through BMS’s cash accounts. As a result, none of BMS’s cash, cash equivalents or liabilities pertaining to book overdrafts have been allocated to MJN in the financial statements.

4.	OTHER EXPENSES—NET

The components of other expenses—net were:

	Nine Months Ended September 30,
	2008	2007
Foreign Exchange Transaction Losses	$1.4	$2.8
Other—net	7.7	4.3

Other Expenses—net	$9.1	$7.1

Foreign Exchange Transaction Losses include the effect of hedges allocated to the Division. Other—net includes loss from third-party contract manufacturing, certain other litigation matters, gains and losses on disposal of property, plant, and equipment and deferred income recognized.

5.	INCOME TAXES

During the periods presented, MJN did not file separate tax returns, as they were included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction. The income tax provision included in these financial statements was calculated using the separate return basis, as if MJN were a separate taxpayer. With the exception of MJN-dedicated entities, the Division did not maintain taxes payable to/from the Parent and is deemed to settle the annual current tax balances immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in divisional equity.

The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 35.6% for the nine months ended September 30, 2008 compared to 34.7% for the nine months ended September 30, 2007. The higher tax rate for the nine months ended September 30, 2008 compared to the same period in 2007 was primarily due to the benefit of basis differences recorded in the period ended September 30, 2007, the loss of benefit of the research and development credit, which expired on December 31, 2007, and a change in earnings mix.

The Division had foreign net operating loss carryforwards of $18.8 and $18.3 at September 30, 2008 and December 31, 2007, respectively. The majority of these foreign net operating loss carryforwards will expire by 2013. The valuation allowance was $18.4 and $18.2 at September 30, 2008 and December 31, 2007, respectively. The valuation allowance relates to foreign net operating losses that the Division currently believes are not likely to be realized.

Income taxes paid were $183.3 and $154.5 in the nine months ended September 30, 2008 and 2007, respectively.

The current tax benefit realized upon the exercise of stock options and charged to parent company investment amounted to $2.3 and $1.7 in the nine months ended September 30, 2008 and 2007, respectively.

The MJN operations do not maintain any cash or cash equivalents; rather, all earnings are immediately distributed to BMS. Accordingly, there are no unremitted earnings in foreign subsidiaries for which there might be a future tax consequence upon repatriation. However, cumulative translation adjustments on foreign subsidiaries with a functional currency other than U.S. dollar resulted in deferred tax liabilities of $20.4 and $23.1 at September 30, 2008 and December 31, 2007, respectively. Further basis differences arose due to the qualification of repatriated earnings as return of capital for tax purposes, resulting in deferred tax liabilities of $29.8 and $27.9 at September 30, 2008 and December 31, 2007, respectively.

Under FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FAS 109, the Division classifies interest expense and penalties related to unrecognized tax benefits as income tax expense. MJN, under the assumption of a separate taxpayer, is considered under examination by a number of tax authorities, including all of the major jurisdictions listed in the table below, which have potential adjustments to tax for issues such as transfer pricing, certain tax credits and the deductibility of certain expenses.

The FIN No. 48 short-term reserve decreased from December 31, 2007 to September 30, 2008 by $1.9 primarily driven by the 2008 audit settlements in Malaysia and Mexico. MJN anticipates that it is reasonably possible that the total amount of unrecognized tax benefits at September 30, 2008 will decrease further by approximately $0.7 in the next 12 months.

MJN also anticipates that it is reasonably possible that new issues may be raised by tax authorities which may require increases to the balance of unrecognized tax benefits. However, an estimate of such increases cannot reasonably be made. The following is a summary of major tax jurisdictions for which tax authorities may assert additional taxes against the Division based upon tax years currently under audit and subsequent years that will likely be audited:

United States	2004 to 2008
Canada	2003 to 2008
China	2004 to 2008
Mexico	2003 to 2008
Malaysia	2006 to 2008
Netherlands	2002 to 2008
Philippines	2004 to 2008
Spain	2003 to 2008
Taiwan	2000 to 2008

6.	RECEIVABLES

The major categories of receivables were as follows:

	September 30, 2008	December 31, 2007
Trade Receivables	$266.3	$288.3
Miscellaneous Receivables	20.1	24.6
Less Allowances	(12.5)	(29.9)

Receivables — net	$273.9	$283.0

Miscellaneous receivables include receivables from a third-party supply agreement.

7.	INVENTORIES

The major categories of inventories were as follows:

	September 30, 2008	December 31, 2007
Finished Goods	$199.7	$143.3
Work in Process	24.5	26.6
Raw and Packaging Materials	141.9	131.3

Inventories	$366.1	$301.2

8.	PROPERTY, PLANT, AND EQUIPMENT

The major categories of property, plant, and equipment were as follows:

	September 30, 2008	December 31, 2007
Land	$4.4	$4.7
Buildings	371.2	364.1
Machinery, Equipment, and Fixtures	495.4	493.4
Construction in Progress	74.6	58.2
Accumulated Depreciation	(502.4)	(480.7)

Property, Plant, and Equipment—net	$443.2	$439.7

9.	GOODWILL

The carrying amount of goodwill was $117.5 at September 30, 2008 and December 31, 2007, respectively. Of the total carrying amount of goodwill, $115.8 is related to the Asia /Latin America segment and $1.7 is related to the North America/Europe segment at September 30, 2008 and December 31, 2007, respectively.

10.	OTHER INTANGIBLE ASSETS

Computer software comprises the entire balance as follows:

	September 30, 2008	December 31, 2007
Computer Software	$74.3	$62.5
Less Accumulated Amortization	(35.8)	(30.0)

Total Other Intangible Assets—net	$38.5	$32.5

Amortization expense for other intangible assets was $5.8 and $7.3 for the nine months ended September 30, 2008 and 2007, respectively.

Expected amortization expense related to the September 30, 2008 net carrying amount of computer software is as follows:

Years Ending December 31,	Dollars in Millions
2008 (three months)	$2.5
2009	8.4
2010	7.4
2011	7.4
2012	6.4
Later years	6.4

11.	EMPLOYEE STOCK BENEFIT PLANS

BMS sponsors the following employee stock plans in which certain employees of MJN participate. Expense associated with the stock based compensation plans are recognized as a component of divisional equity.

The following table summarizes stock-based compensation expense, net of tax, related to employee stock options, restricted stock and long-term performance awards:

	Nine Months Ended September 30,
	2008	2007
Costs of Products Sold	$0.7	$0.5
Marketing, Selling, and Administrative	$5.4	4.0
Research and Development	$0.7	0.5

Total Stock-Based Compensation Expense	6.8	5.0
Deferred Tax Benefit	(2.3)	(1.7)

Stock-Based Compensation—net of tax	$4.5	$3.3

Employee Stock Plans—Information related to stock option grants and exercises under the BMS Stock Award and Incentive Plans are summarized as follows:

	Nine Months Ended September 30,
Amounts in thousands, except per share data	2008	2007
Stock Options Granted	1,044	856
Weighted-Average Grant-Date Fair Value (per share)	$4.80	$5.89
Total Intrinsic Value of Stock Options Exercised	$0.6	$2,294.1

As of September 30, 2008, there was $6.6 of total unrecognized compensation cost related to non-vested BMS stock options granted to the Division’s employees. The cost is expected to be recognized over a weighted-average period of 2.81 years.

At September 30, 2008, there were 8.4 million and 6.2 million stock options outstanding and exercisable, respectively, with a weighted-average exercise price of $35.42 and $39.15, respectively. The aggregate intrinsic value for these outstanding and exercisable stock options was $0.0, and represents the total pre-tax intrinsic value, based on BMS’s closing stock price of $20.85 on September 30, 2008, which would have been received by the option holders had all option holders exercised their options as of that date. The Division did not have any in-the-money options exercisable as of September 30, 2008.

Stock Option Valuation—The fair value of employee stock options granted in 2008 and 2007 was estimated on the date of the grant using the Black-Scholes option pricing model. The following table presents the weighted-average assumptions used in the valuation.

The expected volatility assumption required in the Black-Scholes model was calculated using a 10-year historical volatility of the BMS stock price and weighting it equally against the derived implied volatility, consistent with the SFAS No. 123(R), Share-Based Payment, and SAB No. 107, Share-Based Payment. Prior to 2006, BMS had used its historical stock price volatility in accordance with SFAS No. 123 for purposes of its pro forma information. The selection of the blended historical and implied volatility approach was based on BMS’s assessment that this calculation of expected volatility is more representative of future stock price trends than using only historical volatility.

The risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on BMS’s history and expectation of dividend payouts.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the lattice-binomial model. The expected life of employee stock options is impacted by all of the underlying assumptions and calibration of BMS’s model. The lattice-binomial model assumes that MJN employees exercise behavior is a function of the option’s remaining vested life and the extent to which the option is in-the-money. The lattice-binomial model estimates the probability of exercise as a function of these two variables based on the entire history of exercises and cancellations on all past option grants made to MJN employees.

	Nine Months Ended September 30,
	2008	2007
Expected Volatility	31.0%	29.0%
Risk-Free Interest Rate	3.3%	4.7%
Dividend Yield	4.3%	4.5%
Expected Life	6.7yrs	6.3yrs

Restricted Stock—The fair value of nonvested shares of BMS’s common stock granted to MJN employees is determined based on the average trading price of BMS’s common stock on the grant date.

At September 30, 2008, there were 639,857 shares of nonvested restricted stock under the plan. For the nine months ended September 30, 2008 and 2007, 346,275 and 225,348 shares, respectively, of restricted stock units were granted with a weighted-average fair value of $22.14 and $26.92 per share, respectively.

At September 30, 2008 the total unrecognized compensation cost related to BMS nonvested restricted stock and BMS restricted stock units granted to Division employees is $10.1. The cost is expected to be recognized over a weighted-average period of 2.83 years. The total fair value of BMS shares and BMS share units granted to Division employees that vested during the nine months ended September 30, 2008 and 2007 was $3.1 and $1.5, respectively.

Long-Term Performance Award—Prior to the adoption of SFAS No. 123(R), compensation expense related to performance awards was determined based on the market price of BMS stock at the time of the award applied to the expected number of shares contingently issuable (up to 100%) and was amortized over the three-year performance cycle.

Since the adoption of SFAS No. 123(R), the fair value of the 2006 through 2008 performance award was estimated on the date of grant using a Monte Carlo simulation model due to a market condition. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying each market condition stipulated in the award grant and calculates the fair market value for the long-term performance awards. For the 2007 through 2009 and the 2008 through 2010 performance awards, because the awards do not contain a market condition, the fair value was based on the closing trading price of BMS’s common stock on the grant date.

The valuation model for the 2006 through 2008 award used the following assumptions:

Grant Year	Grant Date	Weighted-Average Expected Volatility	Expected Dividend Yield	Risk Free Interest Rate
2006	03/07/2006	20.4%	4.9%	4.4%

At September 30, 2008, there were 64,358 shares outstanding and total unrecognized compensation cost was $1.1 related to awards granted to MJN employees under the BMS performance share plan, which is expected to be recognized over a weighted-average period of 1.87 years.

Accuracy of Fair Value Estimates—MJN’s determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by BMS’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to BMS’s expected stock price volatility over the term of the awards, and actual and projected MJN employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because MJN’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of MJN’s employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS No. 123(R) and SAB No. 107, using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

12.	FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

The Division’s financial instruments consist primarily of accounts receivable, accounts payable and, indirectly, derivative financial instruments.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Division’s business customer base and their dispersion across different geographic areas. The Division maintains an allowance for losses based upon the expected collectibility of accounts receivable.

The Division is exposed to market risk due to changes in currency exchange rates. The Division had exposures to net foreign currency denominated assets and liabilities of $427.7 and $379.3 at September 30, 2008 and December 31, 2007, respectively, primarily in Europe, Mexico, Philippines, China and Thailand. The Division’s primary net foreign currency translation exposures are the Euro, Philippine peso, Mexican peso, Chinese renminbi, Thai baht and Canadian dollar.

BMS utilizes foreign currency contracts to hedge anticipated transactions, primarily intercompany transactions. These instruments are managed on a centralized basis to efficiently net exposures and thus take advantage of any natural offsets. Derivative financial instruments are not used for speculative purposes. BMS designates these instruments as foreign currency cash flow hedges when appropriate. The effects of the hedges, including any ineffective portion of the hedges, allocated to the Division in the statements of earnings based on divisional costs of products sold at standard cost were losses of $4.3 and $1.6 for the nine months ended September 30, 2008 and 2007, respectively.

No foreign currency contracts have been allocated to the Division’s balance sheets, as these were managed by BMS as part of a centralized hedging program at September 30, 2008 or December 31, 2007.

SFAS No. 133 requires that BMS perform periodic assessments of hedge effectiveness. These assessments determine whether derivatives designated as qualifying hedges continue to be highly effective in offsetting changes in the cash flows of hedged items. For the nine months ended September 30, 2008 and 2007, the amount of hedge ineffectiveness gain (loss) was $0.6 and $(0.3), respectively.

13.	SEGMENT INFORMATION

MJN operates in four geographic segments: North America, Latin America, Asia and Europe. This operating segmentation is how the chief operating decision maker regularly assesses information for decision making purposes, including allocation of resources. Due to similarities in the economics, products and services offered, production process, customer base, and regulatory environment, these operating segments have been aggregated into two reportable segments: North America/Europe and Asia/Latin America.

Corporate and Other costs consist of unallocated general and administrative activities and associated expenses, including in part, executive, legal, finance, information technology, human resources, research and development, global consumer insight costs, global supply chain and certain facility costs. Corporate and Other assets primarily consist of a global production facility.

The following table summarizes the Division’s net sales and earnings from operations before minority interest and income taxes by reportable segment.

	Nine Months Ended September 30,
	Net Sales		Earnings From Operations Before Minority Interest and Income Taxes
	2008	2007	2008	2007
North America/Europe	$1,036.0	$1,012.5	$357.6	$360.8
Asia/Latin America	1,138.7	894.7	359.4	265.2

Total Operating Segments	2,174.7	1,907.2	717.0	626.0

Corporate and Other	—	—	(168.1)	(127.5)

Total	$2,174.7	$1,907.2	$548.9	$498.5

14.	EMPLOYEE BENEFITS

Pensions—A majority of employees of MJN were participants in various defined benefit pension plans as well as postretirement plans administered and sponsored by BMS. Benefits under the pension plans are based primarily on years of service and employees’ compensation. The other postretirement plans provide associates with health care and life insurance benefits upon retirement. Pension entitlements are funded by contributions by BMS to a separately administered pension fund.

These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 87, Employers’ Accounting for Pensions, as amended by SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. The adoption of SFAS No. 158 did not have an impact on the pension and postretirement plans for MJN as they are accounted for under a multi-employer plan. MJN has specifically identified the pension expense attributable to MJN participants for the pension plans in the Philippines, Indonesia and the Netherlands. For the pension plans in the United States, Canada, Taiwan and Mexico, costs associated with the pension plans have been allocated to MJN on the basis of pensionable wages. The SFAS No. 87 expense for MJN employees participating in the above mentioned pension plans was $14.8 and $15.7 for the nine months ended September 30, 2008 and 2007, respectively.

MJN offers defined contribution plans to eligible employees in the United States. whereby employees contribute a portion of their compensation, which is partially matched by MJN. The Division matches 75% of these contributions up to 6% of the employee’s base pay. Once the contributions have been paid, MJN has no further payment obligations. The contributions to the U.S. 401(k) plan totaled $4.1 and $3.7 for the nine months ended September 30, 2008 and 2007, respectively, which are recognized as expense as incurred.

Other Post Retirement Plans—The Division also provides comprehensive medical and group life benefits for substantially all U.S. retirees who elect to participate in its comprehensive medical and group life plans. The medical plan is contributory. Contributions are adjusted periodically and vary by date of retirement. The life insurance plan is non-contributory. Plan assets consist principally of equity and fixed-income securities. Similar plans exist for employees in certain countries outside of the United States. These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. As such, BMS allocated costs associated with the medical and life plans to MJN based upon a ratio of participant headcount. The amount of SFAS No. 106 expense allocated to MJN from BMS for MJN employees participating in the U.S. and Canadian BMS medical and life plans was $1.5 and $1.2 for the nine months ended September 30, 2008 and 2007, respectively.

MJN offers medical continuation and income replacement benefits to employees on long-term disability in the United States and Canada. These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. For the Long Term Disability (“LTD”) medical continuation benefits in the United States, BMS allocated costs associated with the LTD medical continuation benefits to MJN based upon a ratio of the Postemployment Benefit Obligation. For the LTD income replacement benefits in the United States, BMS allocated expense based on an allocation rate times base salary. The allocation rate represents the percentage required to recoup the full income replacement liability. The amount of SFAS No. 112 expense allocated to MJN from BMS for MJN employees participating in the U.S. BMS LTD medical continuation and income replacement plans was $0.8 and $0.4 for the nine months ended September 30, 2008 and 2007, respectively.

15.	LEGAL PROCEEDINGS AND CONTINGENCIES

Certain lawsuits and claims involving the Division are pending. In accordance with SFAS No. 5, Accounting for Contingencies, the Division records accruals for such contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. There can be no assurance that there will not be an increase in the scope of these matters or that any future lawsuits, claims, proceedings or investigations will not be material. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the Division is reasonably likely not to be material to the Division’s statements of earnings and cash flows or its financial condition and liquidity.

Environmental Proceedings—The Division is a party to environmental proceedings and other matters, and can be held responsible under various state, Federal and foreign laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, for certain costs of investigating and/or remediating contamination at the Division’s current or former sites, or at waste disposal or reprocessing facilities operated by third parties. MJN typically estimates potential costs based on information obtained from the U.S. Environmental Protection Agency (“EPA”) or counter party state agencies and/or based on its prior experience with such matters, including total estimated costs for the site and the expected cost-sharing, if any, with other “potentially responsible parties”, and the Division accrues liabilities when they are probable and reasonably estimable. As of September 30, 2008, Management believes that those future site costs which were probable and reasonably estimable, as well as any related accruals, are not material to MJN.

ODS Regulatory Compliance—In 2004, the EPA sent MJN a request for information regarding compliance with requirements relating to ozone-depleting substances (“ODS”) at its facility in Evansville, Indiana. MJN responded to the request in June 2004, and, as a result, identified potential violations at the Evansville facility. Subsequently, BMS performed a voluntary corporate-wide audit at all of its facilities using ODS-containing refrigeration equipment, which identified two potential administrative violations at the Zeeland, Michigan facility. BMS entered into a proposed settlement with the EPA in July 2008. The Division’s portion of the proposed settlement is not material to MJN.

16.	SUBSEQUENT EVENTS

Long-Term Supply Agreement—The Division entered into a long-term supply agreement on October 15, 2008 and effective as of January 1, 2009. Estimated payments over the life of the ten-year agreement are $31.8.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Bristol-Myers Squibb Company

New York, New York

We have audited the accompanying balance sheet of Mead Johnson Nutrition Company (the “Company”) as of December 17, 2008. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of December 17, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Parsippany, New Jersey

January 13, 2009

AUDITED BALANCE SHEET OF MEAD JOHNSON NUTRITION COMPANY

MEAD JOHNSON NUTRITION COMPANY

BALANCE SHEET

DECEMBER 17, 2008

December 17, 2008
Total Assets	$—

Liabilities	$—

Commitments and Contingencies

Stockholder’s Equity
Common stock, $0.01 par value, authorized 1,000 shares; 100 shares issued and outstanding at December 17, 2008	$1
Preferred stock, $1.00 par value, authorized 1,000 shares; No shares issued and outstanding at December 17, 2008	—
Subscription receivable	(1)
Retained earnings	—

Total Stockholder’s Equity	$—

Total Liabilities and Stockholder’s Equity	$—

The accompanying notes are an integral part of this balance sheet.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO BALANCE SHEET

AS OF DECEMBER 17, 2008

1.	ORGANIZATION

Mead Johnson Nutrition Company (the “Company”) was incorporated in Delaware on December 17, 2008. The Company is a wholly-owned subsidiary of E.R. Squibb & Sons, L.L.C. (the “Parent”). The Parent is a wholly-owned subsidiary of Bristol-Myers Squibb Company. The Company has no operations and has been created for the purpose of effecting a reorganization merger with MJN Restructuring Holdco, Inc. (“MJN Restructuring”), an operating wholly-owned subsidiary of the Parent. MJN Restructuring will hold all of the operations of the Mead Johnson Nutritionals business.

There has been no activity and, therefore, the statement of operations, the statement of stockholders equity, and the statement of cash flows are not presented.

2.	REORGANIZATION MERGER

The Company will be registered as a public company via Form S-1 (the “Registration Statement”), which is expected to become effective in early 2009. Shortly before the closing of the offering contemplated by the Registration Statement, a reorganization merger will occur whereby MJN Restructuring will merge with and into the Company, with the Company remaining the surviving entity.

Nijmegen
Paris
Zeeland
Evansville
Delicias
Mexico City
Ghangzhou
Bangkok
Manila
Markets
World Headquarters
Regional Headquarters
Manufacturing Facilities
Country Offices

Mead Johnson™ Nutrition

Infant Formulas

Growing-Up Milks

Specialty Formulas

Other Nutritional Products

2400 West Lloyd Expressway • Evansville, Indiana, U.S.A. 47721-0001 • 1-812-429-5000

©2008 Mead Johnson Nutrition Company

25,000,000 Shares

MEAD JOHNSON NUTRITION COMPANY

Class A Common Stock

Citi

Morgan Stanley

Banc of America Securities LLC

Credit Suisse

J. P. Morgan

Lazard Capital Markets

RBC Capital Markets

UBS Investment Bank

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee and FINRA filing fee) are estimated.

SEC registration fee	$27,117
NYSE listing fee	250,000
FINRA filing fee	75,500
Printing and engraving costs	500,000
Legal fees and expenses	5,000,000
Accounting fees and expenses	3,000,000
Transfer Agent and Registrar fees and expenses	15,000
Miscellaneous	500,000

Total	$9,367,617

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Company’s by-laws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of the DGCL.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act:

None.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement (filed as part of Amendment No. 2 to this registration statement on Form S-1 (Registration No. 333-156298) on January 28, 2009)

3.1*	Form of Amended and Restated Certificate of Incorporation of Mead Johnson Nutrition Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

3.2*	Form of Amended and Restated By-laws of Mead Johnson Nutrition Company (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

4.1*	Specimen Common Stock certificate (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

5.1*	Opinion of Cravath, Swaine & Moore LLP (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.1*	Retention Agreement between Bristol-Myers Squibb Company and Stephen W. Golsby, dated as of November 12, 2007, and as amended August 5, 2008 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.2*	Retention Agreement between Bristol-Myers Squibb Company and Charles M. Urbain, dated as of November 7, 2007, and as amended August 11, 2008 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.3*	Retention Agreement between Bristol-Myers Squibb Company and Peter Kasper Jakobsen, dated as of November 5, 2007, and as amended August 11, 2008 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.4*	Form of Amended and Restated Change-in-Control Agreement between Bristol-Myers Squibb Company and Stephen W. Golsby, effective as of January 1, 2009 (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.5*	Form of Amended and Restated Change-in-Control Agreement between Bristol-Myers Squibb Company and Peter G. Leemputte, Charles M. Urbain and Peter Kasper Jakobsen effective as of January 1, 2009 (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.6*	Assignment Agreement between Bristol-Myers Squibb Company and Charles Urbain, dated September 12, 2008 (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.7*	Assignment Agreement between Bristol-Myers Squibb Company and Peter Kasper Jakobsen, dated November 20, 2008 (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.8*	Bristol-Myers Squibb Company Change in Control Separation Benefits Plan, as amended effective June 10, 2008 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.9*	Offer Letter to Stephen Golsby, dated December 19, 2003 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.10*	Offer Letter to Peter Kasper Jakobsen, dated February 13, 2004 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.11*	Offer Letter to Peter G. Leemputte, dated September 2, 2008 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.12*	Mead Johnson Nutrition Company 2009 Stock Award and Incentive Plan (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

Exhibit Number	Description
10.13*	Mead Johnson Nutrition Company 2009 Senior Executive Performance Incentive Plan (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.14*	Bristol-Myers Squibb Company 2007 Stock Award and Incentive Plan, effective as of May 1, 2007 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.15*	Bristol-Myers Squibb Company 2002 Stock Incentive Plan, effective as of May 7, 2002 and as amended effective January 23, 2007 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.16*	Bristol-Myers Squibb Company TeamShare Stock Option Plan, as amended and restated effective September 10, 2002 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.17*	Bristol-Myers Squibb Company 1997 Stock Incentive Plan, effective as of May 6, 1997 and as amended effective July 17, 2002 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.18*†	Supply Agreement by and between Mead Johnson & Company and Martek Biosciences Corporation, dated as of January 1, 2006 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.19*	Form of Employee Matters Agreement between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.20*	Form of Separation Agreement by and between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.21*	Form of Transitional Services Agreement between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.22*	Form of Registration Rights Agreement between Mead Johnson Nutrition Company and Bristol-Myers Squibb Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.23*	Form of Tax Matters Agreement between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.24*	Retention Agreement between Bristol-Myers Squibb Company and Dirk H. Hondmann, dated as of October 30, 2007, and as amended August 11, 2008 (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.25*	Offer Letter to Dirk H. Hondmann, dated June 22, 2005 (filed as part of Amendment No. 2 to this registration statement on Form S-1 (Registration No. 333-156298) on January 28, 2009)

21.1*	Subsidiaries of the registrant (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

23.1	Consent of Deloitte & Touche LLP

23.2*	Consent of Euromonitor International (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

Exhibit Number	Description
23.3*	Consent of The Nielsen Company (US), Inc. (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

23.4*	Consent of ERC Group Ltd. (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

23.5*	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1) (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

23.6	Consent of Deloitte & Touche LLP

24.1*	Powers of Attorney (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

*	Previously filed.
†	Confidential treatment has been requested for certain portions which are omitted in the copy of the exhibit electronically filed with the SEC. The omitted information has been filed separately with the SEC pursuant to our application for confidential treatment.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes that:

(1)	The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Evansville, Indiana, on February 9, 2009.

MEAD JOHNSON NUTRITION COMPANY

By:	/S/ STEPHEN W. GOLSBY
Name:	Stephen W. Golsby
Title:	Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of February, 2009.

Signature	Title

/s/ STEPHEN W. GOLSBY	Chief Executive Officer and Director (Principal Executive Officer)
Stephen W. Golsby

/s/ *	Chief Financial Officer (Principal Financial Officer)
Peter G. Leemputte

/s/ *	Vice President and Controller (Principal Accounting Officer)
Stanley D. Burhans

/s/ *	Chairman of the Board of Directors
James M. Cornelius

/s/ *	Vice Chairman of the Board of Directors
Lamberto Andreotti

/s/ *	Director
John E. Celentano

/s/ *	Director
Jean-Marc Huet

/s/ *	Director
Sandra Leung

By:	/S/ STEPHEN W. GOLSBY
Stephen W. Golsby, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement (filed as part of Amendment No. 2 to this registration statement on Form S-1 (Registration No. 333-156298) on January 28, 2009)

3.1*	Form of Amended and Restated Certificate of Incorporation of Mead Johnson Nutrition Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

3.2*	Form of Amended and Restated By-laws of Mead Johnson Nutrition Company (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

4.1*	Specimen Common Stock certificate (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

5.1*	Opinion of Cravath, Swaine & Moore LLP (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.1*	Retention Agreement between Bristol-Myers Squibb Company and Stephen W. Golsby, dated as of November 12, 2007, and as amended August 5, 2008 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.2*	Retention Agreement between Bristol-Myers Squibb Company and Charles M. Urbain, dated as of November 7, 2007, and as amended August 11, 2008 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.3*	Retention Agreement between Bristol-Myers Squibb Company and Peter Kasper Jakobsen, dated as of November 5, 2007, and as amended August 11, 2008 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.4*	Form of Amended and Restated Change-in-Control Agreement between Bristol-Myers Squibb Company and Stephen W. Golsby, effective as of January 1, 2009 (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.5*	Form of Amended and Restated Change-in-Control Agreement between Bristol-Myers Squibb Company and Peter G. Leemputte, Charles M. Urbain and Peter Kasper Jakobsen, effective as of January 1, 2009 (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.6*	Assignment Agreement between Bristol-Myers Squibb Company and Charles Urbain, dated September 12, 2008 (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.7*	Assignment Agreement between Bristol-Myers Squibb Company and Peter Kasper Jakobsen, dated November 20, 2008 (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.8*	Bristol-Myers Squibb Company Change in Control Separation Benefits Plan, as amended effective June 10, 2008 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.9*	Offer Letter to Stephen Golsby, dated December 19, 2003 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.10*	Offer Letter to Peter Kasper Jakobsen, dated February 13, 2004 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.11*	Offer Letter to Peter G. Leemputte, dated September 2, 2008 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

Exhibit Number	Description
10.12*	Mead Johnson Nutrition Company 2009 Stock Award and Incentive Plan (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.13*	Mead Johnson Nutrition Company 2009 Senior Executive Performance Incentive Plan (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.14*	Bristol-Myers Squibb Company 2007 Stock Award and Incentive Plan, effective as of May 1, 2007 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.15*	Bristol-Myers Squibb Company 2002 Stock Incentive Plan, effective as of May 7, 2002 and as amended effective January 23, 2007 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.16*	Bristol-Myers Squibb Company TeamShare Stock Option Plan, as amended and restated effective September 10, 2002 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.17*	Bristol-Myers Squibb Company 1997 Stock Incentive Plan, effective as of May 6, 1997 and as amended effective July 17, 2002 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.18*†	Supply Agreement by and between Mead Johnson & Company and Martek Biosciences Corporation, dated as of January 1, 2006 (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

10.19*	Form of Employee Matters Agreement between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.20*	Form of Separation Agreement by and between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.21*	Form of Transitional Services Agreement between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.22*	Form of Registration Rights Agreement between Mead Johnson Nutrition Company and Bristol-Myers Squibb Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.23*	Form of Tax Matters Agreement between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.24*	Retention Agreement between Bristol-Myers Squibb Company and Dirk H. Hondmann, dated as of October 30, 2007, and as amended August 11, 2008 (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

10.25*	Offer Letter to Dirk H. Hondmann, dated June 22, 2005 (filed as part of Amendment No. 2 to this registration statement on Form S-1 (Registration No. 333-156298) on January 28, 2009)

21.1*	Subsidiaries of the registrant (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

23.1	Consent of Deloitte & Touche LLP

23.2*	Consent of Euromonitor International (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

Exhibit Number	Description
23.3*	Consent of The Nielsen Company (US), Inc. (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

23.4*	Consent of ERC Group Ltd. (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

23.5*	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1) (filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

23.6	Consent of Deloitte & Touche LLP

24.1*	Powers of Attorney (filed as part of this registration statement on Form S-1 (Registration No. 333-156298) on December 19, 2008)

*	Previously filed.
†	Confidential treatment has been requested for certain portions which are omitted in the copy of the exhibit electronically filed with the SEC. The omitted information has been filed separately with the SEC pursuant to our application for confidential treatment.